As filed with the U.S. Securities and Exchange Commission on January 10, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPARGO LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	84-3757833
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Aspargo Labs, Inc.

17 State Street, Suite 3220

New York, NY 10004

(646) 503-1260

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Michael Demurjian
Chief Executive Officer

Aspargo Labs, Inc.

17 State Street, Suite 3220

New York, NY 10004

(646) 503-1260

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4408

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2025

PROSPECTUS

Up to 176,986,993 Shares of Common Stock

This prospectus relates to the registration of the resale of up to 176,986,993 shares, par value $0.0001 per share, of our common stock by our stockholders identified in this prospectus (the “Registered Stockholders”). Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the New York Stock Exchange, or the NYSE. If the Registered Stockholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders. See “Plan of Distribution”.

Currently, no public market for our common stock exists. However, we issued and sold shares of our common stock in private transactions. The sales price of our common stock for such private transactions during the year ended December 31, 2023 and the nine-month period ended September 30, 2024, was $0.87 per share. For more information, see “Sale Price History of our Common Stock”. The price at which shares of our common stock have been issued in private transactions may have little or no relation to the opening public price of our shares of common stock on the NYSE or the subsequent trading price of our shares of common stock on the NYSE. Further, the listing of our common stock on the NYSE without underwriters is a novel method for commencing public trading in shares of our common stock, and consequently, the trading volume and price of shares of our common stock may be more volatile than if shares of our common stock were initially listed in connection with an underwritten initial public offering.

Based on information provided by the NYSE, the opening public price of our common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for our common stock in consultation with a financial advisor pursuant to NYSE Rule 7.35A. For more information, see “Plan of Distribution”.

We intend to apply to list our common stock on the NYSE under the symbol “AAGO”. We expect our common stock to begin trading on the NYSE on or about _______ , 2025.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company”.

See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2025

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the common stock covered by this prospectus in the manner described in “Plan of Distribution”. Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in shares of our common stock.

TRADEMARKS

We claim trademark rights in the United States and other international jurisdictions for the trademarks ASPARGO, the stylized “A”, and the brand names, “BANDOL” and “HEZKUE”. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademark and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and trade names. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data and estimates based on independent industry publications or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations. We are responsible for all of the disclosures contained in this prospectus and the documents incorporated by reference herein and we believe that the data we use from third parties are reliable; however, we have not separately verified this data. Further, while we believe that our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, estimates and projections. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which are statements that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our future financial performance, including our revenue, cost of revenue, and operating expenses;

●	our ability to achieve widespread adoption of Sildenafil Oral Suspension or other oral liquid suspension drug products under development;

●	our ability to achieve widespread adoption of our electronic drug delivery device under development

●	our ability to effectively manage our growth and future expenses;

●	our estimated market opportunity;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to comply with modified or new laws and regulations applying to our business;

●	the attraction and retention of qualified employees and key personnel;

●	our anticipated investments in sales and marketing and research and development;

●	the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs; our ability to successfully defend litigation brought against us; and

●	the increased expenses associated with being a public company.

We caution you that the foregoing list may not contain all the forward-looking statements made in this prospectus.

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You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect latest information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in shares of our common stock. You should carefully read the entire prospectus, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Aspargo,” the “Company”, “us” and “our” in this prospectus refer to Aspargo Labs, Inc. (“Aspargo US”) and our wholly owned subsidiary, Aspargo Labs Italia, SRL (“Aspargo Italia”). Our fiscal year ends December 31.

Overview

Our mission is to improve patient outcomes by combining the therapeutic benefits of liquid dosage forms of medications with electronic drug delivery devices and associated mobile apps that facilitate medication adherence.

Aspargo is a commercial stage specialty pharmaceutical and med-tech company focused on designing, developing and marketing proprietary, oral liquid suspension formulations of leading oral solid dose prescription (Rx) and over-the-counter (OTC) medications dispensed through “smart”, digitally connected, container closure drug delivery systems and associated mobile apps.

Our first commercial product, Sildenafil Oral Suspension, indicated for the treatment of erectile dysfunction (ED), is an oral liquid suspension formulation of sildenafil citrate, the active pharmaceutical ingredient contained in VIAGRA®, administered through a metered dose container closure system consisting of a 30 ml bottle and mechanical pump. We market Sildenafil Oral Suspension in Spain under the brand name, BANDOL®, and in Germany and the United Kingdom under the brand name, HEZKUE®. Sildenafil Oral Suspension is approved for sale in multiple countries in the European Union (EU) and is undergoing the approval process in the United States.

Our core business strategy is to develop and promote new uses for our licensed and self-developed technology and know-how, which make it possible to reformulate oral solid dose medications for administration as oral liquid suspensions, and to design and manufacture novel, proprietary, digitally connected, electronic drug delivery devices and associated mobile apps for administration of our proprietary oral suspension formulations to enhance patient centric care and medication adherence.

History

We started Aspargo because our founder and chief executive officer, Mr. Michael Demurjian, experienced first-hand that friends and family members and their caregivers were frustrated by the experience of taking medicines in the form of traditional tablets, capsules, and pills. Some patients have difficulty swallowing solid dosage form medications, others forget whether they took their prescribed dose at the times dictated by their physicians, and others self-medicate and titrate their dose based on their symptoms and how they feel, by splitting or crushing tablets. Spouses, partners, relatives, and caregivers expressed the desire for an app-based alert that could send a message in real time as a reminder that it was time for their loved one or the patient under their care to take his or her medications. Our CEO recognized that improved dosing convenience combined with real time dose monitoring would likely improve compliance and medication dosing adherence, and thereby improve quality of life and overall user experience for consumers of popular Rx and OTC medications. Following discussions with university and practicing physicians, our CEO was inspired to create Aspargo to modernize drug delivery.

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Current Treatments and Their Limitations

Disadvantages of oral solid dosage form

Tablets and capsules, the oral dosage forms most prescribed by doctors, contain a mixture of active pharmaceutical ingredients (API) with or without excipients. Although solid dose (tablets/capsules) is the major oral dosage form sold, the difficulties swallowing tablets or capsules is an issue experienced by a wide range of people regardless of age or gender, with the elderly and young having the most difficulty.

In addition, different ages, weights, body mass indices, and metabolically impaired individuals require considerable dosing precision that is not linearly scaled. Because medication errors are common in six percent of pediatric hospitalizations, dose titration is critical, as a “one-size-fits-all” dosing is ineffective in children due to their developmental variability and can prove deleterious for geriatric patients with hepatic or renal impairment.

Medication nonadherence

Moreover, though medications are effective in combating disease, often their full benefits are not realized because approximately 50% of patients do not take their medications as prescribed. Factors contributing to poor medication adherence are myriad and include those that are related to patients (e.g., suboptimal health literacy and lack of involvement in the treatment decision–making process), those that are related to physicians (e.g., prescription of complex drug regimens, communication barriers, ineffective communication of information about adverse effects, and provision of care by multiple physicians), and those that are related to health care systems (e.g., office visit time limitations, limited access to care, and lack of health information technology). A lack of family or social support is also predictive of nonadherence. Patients' perceptions of adverse effects also contribute to decisions regarding medication adherence.

Our Solution

Aspargo’s proprietary suspension formulations

Liquid dosage forms play a crucial role in medication delivery, providing a convenient and effective means of administering drugs to patients of all ages. From syrups to suspensions and solutions, liquid medications offer advantages such as ease of ingestion, accurate dosing, and rapid onset of action. We believe that our licensed and self-developed technology and know-how provides a “platform” technology that enables reformulation of a myriad of popular oral solid dose medications into liquid dosage forms. Key to our proprietary formulation technology are unique methods for active pharmaceutical ingredient particle sizing, viscosity manipulation, and taste masking.

“Smart” drug delivery devices

Aspargo’s mission is to vastly improve patient medication adherence and therapeutic outcomes by combining the benefits of liquid dosage forms with digitally connected “smart” drug delivery devices that provide the opportunity for real-time dosing data and continuous tracking of individual medication adherence behavior through connected mobile apps. Our “smart” device under development, which is designed to deliver consistent and accurate measured doses, integrates biometric security features to ensure safe dosing, and facilitates communication between patients, healthcare providers, and loved ones via a mobile app. This technology has the potential to offer unprecedented insights into patient adherence and optimize treatment regimens.

Initial Commercial Product - Sildenafil Oral Suspension

We are commercializing ASP-001, “Sildenafil Oral Suspension”, a proprietary oral liquid suspension formulation of sildenafil citrate, the active ingredient in VIAGRA®, which is indicated for the treatment of erectile dysfunction (ED). Sildenafil Oral Suspension is protected by US and European patents that extend through March 2036.

Current Sales Activity

Aspargo Italia is the holder of marketing authorizations issued by national pharmaceutical product regulatory agencies in Spain, Germany, Ireland, the Netherlands and the UK for distribution of Sildenafil Oral Suspension. We purchased rights to distribute Sildenafil Oral Suspension in Spain under the brand name, BANDOL® in 2022. We obtained marketing authorizations to distribute Sildenafil Oral Suspension in Germany, Ireland, the Netherlands and the UK under the brand name, HEZKUE®, and initiated distribution and promotional activities in Germany and the UK in September and October 2024, respectively. We intend to commence distribution of HEZKUE in Ireland and the Netherlands in Q1 2025.

BANDOL and HEZKUE are administered via a metered dose container closure system, consisting of a 30 ml (about 1.01 oz) high-density polyethylene (HDPE) thermoplastic bottle and a mechanical pump with actuator that delivers the liquid equivalent of 12.5 mg of solid dose tablet per push of the actuator. The BANDOL and HEZKUE discreet and easy-to-carry drug delivery systems allow the user to administer the drug without water, and customize dosing, with physician direction, without resorting to pill splitting or crushing common with the traditional tablet medications.

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Positioning of BANDOL in Spain focuses on highlighting the product as a groundbreaking innovation that enriches sex lives because of its discreet liquid technology, which enables flexible dosing and rapid absorption, so that users can achieve satisfaction without the need to plan. The ongoing communications plan focuses on BANDOL’s unique value proposition of faster absorption versus existing erectile dysfunction products as demonstrated in the bioavailability study that we conducted in 2023. Currently, this campaign is showcased in multiple Spanish media outlets, such as Actas Urologicas Españolas and Urologia Internationalis, as well as the International Journal of Urology, Journal of Clinical Urology, The World Journal of Nephrology & Urology and others.

We launched HEZKUE in Germany in September 2024 by introducing HEZKUE at the 76th Congress of the German Society for Urology, held in Leipzig, Germany, attended by over 6,000 physician members. All attendees at the event were exposed to Aspargo’s new HEZKUE campaign, and we provided approximately 1,000 product samples to prescribing physicians. To further capitalize on these Aspargo-health care professional (HCP) interactions, we developed branded representative triggered emails (RTEs), allowing the sales force to distribute personalized messages to their HCP targets. The advantage of this effective and efficient communication vehicle is both the personalization as well as the physician’s pre-approval for distribution.

The overall goal of the promotional campaign for HEZKUE is to position the product as the primary choice for urologists and patients, which we executed via the creation of the READY TO GET HIM READY campaign. The new and innovative campaign has a modern disruptive approach differentiating HEZKUE from the competition and showing the appropriateness of the product for all relevant age groups.

In October 2024, we initiated commercial launch activities in the UK by engaging a logistics provider with warehouse facilities and distribution operations to manage the supply chain activities in the UK on our behalf. Contracting/pricing negotiations have begun with the NHS and additional strategies are in development for the private physician sector. Significant attention is being paid to both the retail/pharmacy and online distribution channels, which we anticipate will provide significant revenue upside. We commenced commercial sales activities in the UK in December 2024.

Regulatory Approvals

We commenced activities to obtain marketing authorizations to distribute HEZKUE in other jurisdictions in Europe, Asia, and South America in 2025. We are taking advantage of the “mutual recognition procedure” available in the European Union (“EU) to obtain marketing authorizations in Europe without the need for additional clinical studies. Pursuant to the “mutual recognition procedure” available in the EU, the validity of the original, national marketing authorization for a medicine first authorized for use in one EU Member State, may be recognized in other EU Member States. We are relying on the current approvals in Spain and Germany and supporting data as evidence of safety and efficacy of BANDOL and HEZKUE in our submissions to health authorities in international jurisdictions outside the EU where the mutual recognition procedure is unavailable.

The process to obtain authorization from the U.S. Food and Drug Administration (“FDA”) to market Sildenafil Oral Suspension delivered through a mechanical, metered dose, mechanical container closure system in the United States is ongoing. We expect to file a New Drug Application (“NDA”) with the FDA in mid-2025.

Sildenafil Oral Suspension Comparative Bioavailability and Food Effect Studies

In November and December 2023, we conducted a comparative bioavailability study in 53 subjects comparing the liquid equivalent of 100 mg of Sildenafil Oral Suspension (ASP-001) administered via a mechanical pump, to Viagra® film coated 100 mg tablets. The study was powered for statistical significance. The pharmacokinetic results of the bioavailability study confirmed statistically significant bioequivalence (p value of <0.05) between 100 mg equivalent of sildenafil administered as Sildenafil Oral Suspension and 100 mg of sildenafil administered as a Viagra® film coated tablets (the “Reference Drug”). Adverse events were consistent with known effects of the Reference Drug and no serious adverse events were observed. Results of our study were published in the International Journal of Science and Research (Volume 13, Issue 6, June 2024). The article, entitled “Pharmacokinetic Parameters of a Novel Sildenafil Oral Liquid Suspension Administered to Healthy Adult Men Under Fasted Conditions”, describes the extent of systemic exposure for Sildenafil Oral Suspension as compared to the Reference Drug.

The results of the bioavailability study showed that ASP-001 reached approximately 15% higher peak levels in the bloodstream as compared to the Reference Drug, as measured by “Cmax”, the highest concentration of the drug found in the blood following administration. The higher Cmax for ASP-001 suggests that ASP-001 acts faster or provides a stronger initial effect than Viagra tablets. The adverse effect profile of ASP-00, which is consistent with the Reference Drug as demonstrated in the trial, indicates that these results are obtained without compromising safety.

Also in December 2023, we completed the dosing of 38 subjects in two cohorts in a food effect study, comparing the amount of active drug in plasma after administration of a single oral dose of Sildenafil Oral Suspension (ASP-001) administered via a mechanical, metered dose container under fasting and fed (following a meal) conditions. The study was not powered to demonstrate statistical significance for the food effect. Instead, it evaluated whether the pharmacokinetic (PK) parameters (Cmax, AUCt, and AUCi) fell within predefined bioequivalence criteria (80%–125%). Results from the food effect study indicate that that the presence of food does not reduce the drug’s effectiveness or its ability to reach therapeutic levels.

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Sildenafil Oral Suspension Agreements

Farmalider and Innovazone License Agreements

We are the exclusive licensee of the patented suspension formulation of Sildenafil Oral Suspension in the United States and specified countries outside the United States pursuant to License Agreements with Farmalider, S.A., a Spanish pharmaceutical company (“Farmalider”), and Innovazone Labs LLC, a Florida limited liability company (“Innovazone”, and together with Farmalider, the “Licensors”). The Licensors are the joint owners of United States and corresponding European and other international granted patents related to Sildenafil Oral Suspension titled, Pharmaceutical Composition of Sildenafil Citrate in The Form of A Suspension for Oral Use, which extend through March 2036.

BANDOL Asset Purchase and Assignment and Assumption Agreements

We are the exclusive licensee of the patented liquid formulation of Sildenafil Oral Suspension in Spain authorized by the Spanish health authorities for distribution under the brand name, BANDOL®, pursuant to a License and Supply Contract (the “Farmalider License and Supply Contract”) between Farmalider and NutraEssntial OTC, S.L., a wholly owned subsidiary of Farmalider, and Laboratorios Rubió S.A. (“Rubio”), a pharmaceutical product marketing and distribution company located in Barcelona, Spain. In April 2022, we purchased all of Rubio’s rights and interest related to BANDOL. Concurrent with the acquisition, we entered into an Assignment and Assumption Agreement with Rubio and Farmalider pursuant to which Aspargo Italia assumed from Rubio the exclusive rights to distribute BANDOL in Spain, which were granted to Rubio pursuant the Farmalider License and Supply Contract and reaffirmed in the Assignment and Assumption Agreement. We initiated commercial sales of BANDOL in 2023 following approval by the Spanish health authorities of the transfer of the BANDOL marketing authorization from Rubio to Aspargo Italia.

Sidus License and Distribution Agreement – Argentina

In November 2022, we entered into an Exclusive License Agreement (the “Argentina License”) with Laboratorios SIDUS (“SIDUS”), a pharmaceutical group in Argentina, to market and distribute Sildenafil Oral Suspension in Argentina. SIDUS manufactures and distributes in Argentina the MagnuS® brand of sildenafil and tadalafil ED products. SIDUS has applied for regulatory approval from health authorities in Argentina to distribute Sildenafil Oral Suspension packaged in the container closure system used for BANDOL and HEZKUE. A decision from ANMAT is expected in Q1 2025.

Sildenafil Oral Suspension –Manufacturing Agreements

International Manufacturing Agreements.

BANDOL and HEZKUE are manufactured by Laboratorio Edefarm S.L., Valencia, Spain (“Edefarm”), a wholly owned subsidiary of Farmalider. We purchase BANDOL from Farmalider for resale in the Spanish market pursuant to the Farmalider License and Supply Contract and Assignment and Assumption Agreement described above. We purchase HEZKUE from Farmalider for resale in the German and UK markets pursuant to the Farmalider and Innovazone License Agreements referred to above.

Domestic U.S. Manufacturing Agreements.

In March 2020, we entered into a Technical Transfer and Manufacturing Services Agreement and Statement of Work with Pharmaceutics International, Inc. (Pii), a contract development and manufacturing organization (CDMO) located in Hunt Valley, MD (the “Pii MSA”), which provides for the technical transfer of the manufacturing process for Sildenafil Oral Suspension from Edefarm to Pii and the manufacture of process feasibility and validation batches necessary to support our submissions with the U.S. Food and Drug Administration (“FDA”). Pii completed the technical transfer and final development of the Sildenafil Oral Suspension formulation, protocols and analytical methods; the manufacture of feasibility and technical transfer batches of drug product; the filling, packaging and labelling of the feasibility batches, stability testing of feasibility batches, and the manufacture, filling and packaging of the drug product supplies necessary to conduct the Sildenafil Oral Suspension clinical studies that we conducted in November and December 2023.

In July 2024, we initiated the technical transfer of the manufacturing process for Sildenafil Oral Suspension to Saptalis Pharmaceuticals, LLC (“Saptalis”), a U.S. based pharmaceutical company that specializes in the development, manufacturing, and commercialization of niche generic and innovative specialty products. We executed a Master Service Agreement and Statement of Work with Saptalis providing the terms and conditions, timelines and budget for the technical transfer, registration batch manufacturing, and process performance qualification for Sildenafil Oral Suspension necessary to support our New Drug Application (NDA) submission with the FDA.

Our proprietary, digitally connected drug delivery device (under development)

RKS Design, Inc. (“RKS”) is a product design firm, based in Thousand Oaks, California, that designs and develops consumer, medical, and industrial products, as well as user interfaces, and user experiences.

Effective September 11, 2023, as amended in November 2024, we entered into a design agreement with RKS to design and engineer a slim, pocketable lifestyle, liquid pharmaceutical dispensing device (the “Generation 1 Design Project”). Effective May 17, 2024, we entered into an additional design agreement with RKS to design and engineer certain device enhancements, including functionality for multidrug usage, as compared to the Generation 1 system (the “Generation 1.5 Design Project”).

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The drug dispensing device and accompanying software under development by RKS for Aspargo epitomize Human-Centered Industrial Design (HCD) and user experience by prioritizing medication administration through oral liquid dispensing via a handheld device over pill swallowing. The handheld connected device under development is designed as a stylish, high-quality personal accessory, intended to effortlessly dispense suspended medications. Featuring a biometric fingerprint reader linked to a mobile app, the centerpiece technology is designed to offer several key functions: prevention of unauthorized medication dispensing, requirement for user authorization via the app for initialization, and connection to caregivers and personal networks to ensure medication adherence. For restricted medications, the device and app are intended to restrict dosing until authorized by the prescribing physician. Tampering with the cartridge triggers alerts to caregivers, pharmacists, and physicians, ensuring safe usage, especially for restricted medications by alerting through the app that the medication has not been taken as prescribed. Designed to be as visually appealing and user friendly as an iPhone, the “smart” drug delivery device is intended to ensure medication adherence and prevent overdosing, setting a new standard in User Experience. The design of the handheld, accessories, and app is centered around the need for an easy and convenient way for patients to receive “the right dose, at the right time, in the right way and frequency.”

Central to the device under development is the medication cartridge, uniquely identified and engineered to prevent independent dispensing, requiring the handheld device for operation. Upon insertion of the cartridge into the handheld device, the cartridge is designed to dispense medication following authorization, with the spray head of the cartridge emerging from the device silo for a single use before retracting into the device, ensuring inaccessibility. Designed for mass production at low cost, the device and cartridge mechanism are intended to inherently meet specific requirements for child-resistant effectiveness as determined by the Consumer Product Safety Commission (CPSC).

Intellectual Property

In addition to the United States and international Sildenafil Oral Suspension patents we license on an exclusive basis from our Licensors, which expire in 2036, we have applied for 20 patents in the United States related to our proprietary digitally connected drug delivery device and accompanying software under development, of which five have been granted.

We claim trademark rights in our corporate name and logo and in our Sildenafil Oral Suspension brand names, HEZKUE and BANDOL, in various jurisdictions around the world. Also, we registered domain names for websites that we use in our business, such as www.aspargolabs.com, www.hezkue.de, and similar variations.

Growth Strategy

Our growth strategy is to develop, obtain regulatory approval, promote and distribute globally new drug device combination products consisting of proprietary oral suspension formulations of popular Rx and OTC medications delivered in proprietary, digitally connected, drug administration devices with accompanying mobile apps.

In the near term, our growth strategy is to increase sales by focusing on the promotion and distribution of BANDOL in Spain, and HEZKUE in Germany, Ireland, Netherlands and the UK and obtaining authorization to market HEZKUE in the countries covered by our license agreements with Farmalider and Innovazone. In the medium term, our growth strategy is to generate increasing amounts of sales revenue by obtaining FDA approval to distribute Sildenafil Oral Suspension in the United States; developing and commercializing liquid suspension formulations of other Rx and OTC medications delivered via a mechanical container closure system; and completing the development and commercialization of drug products delivered via our digitally connected, “smart” container closure system and accompanying mobile app under development.

Competition

The erectile dysfunction treatment products market and the global pharmaceutical suspension market are competitive. There are numerous players operating in these markets, which are fragmented with the presence of many companies. We compete with producers and distributors of ED products, many of which are better capitalized, have greater name recognition, and have other competitive advantages as compared to Aspargo. The major players in the erectile dysfunction drugs market among others, are Pfizer, Inc., Eli Lilly and Company, and Bayer AG.

Risks Factors Summary

Our business and our ability to execute our business strategy are subject to several risks as more fully described in “Risk Factors” beginning on page 8. These risks include, among others:

●	we have a limited operating history, which makes it difficult to forecast our revenue and evaluate our business and prospects;

●	we have a history of net losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability;

●	we may experience quarterly fluctuations in our results of operations due to several factors that make our future results difficult to predict and could cause our results of operations to fall below analyst or investor expectations;

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●	the market in which we operate is competitive and rapidly changing, and if we do not compete effectively with established companies, our business, results of operations, and financial condition could be harmed;

●	our listing differs significantly from an underwritten initial public offering;

●	the public price of our common stock may be volatile, and upon listing on the NYSE, could decline significantly and rapidly;

●	none of our stockholders are party to any contractual lock-up agreements or other contractual restrictions on transfer, and following our listing, sales of substantial amounts of our common stock in the public markets or the perception that sales might occur could cause the market price of our common stock to decline.

Implications of Being an Emerging Growth Company

 As a company with less than $1.235 billion in annual gross revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	we are required to present only two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations in the registration statement of which this prospectus is a part;

●	we are exempt from compliance with the requirement that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	we are exempt from compliance with any requirement that the Public Company Accounting Oversight Board (the “PCAOB”) has adopted regarding communication of critical accounting matters and may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	we are exempt from the “say on pay,” “say when on pay,” and “say on golden parachute” non-binding advisory vote requirements; and

●	we are eligible to provide reduced disclosures about our executive compensation arrangements.

We may take advantage of each of the exemptions described above. It is possible, therefore, that some investors will find our common stock less attractive, which may result in a less active trading market for our common stock and higher volatility in our stock price.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the listing of our stock or at such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.235 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iii) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual and quarterly reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period of at least 12 months and (z) have filed at least one annual report pursuant to the Exchange Act.

In addition, emerging growth companies may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may take advantage of the benefits of this extended transition period. For risks related to our status as an emerging growth company, see “Risk Factors — Risks Related to Listing and Ownership of Our Common Stock — We are an “emerging growth company” as defined in the U.S. federal securities laws and the reduced disclosure requirements applicable to us as an emerging growth company may make our common stock less attractive to investors.”

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th; or (ii) our annual revenues did not equal or exceed $100 million during such completed fiscal year. To the extent we take advantage of such reduced disclosure obligations, it may also make the comparison of our financial statements with other public companies difficult or impossible. “Risk Factors — Risks Related to Listing and Ownership of Our Common Stock — We are a “smaller reporting company” as defined in the U.S. federal securities laws and, even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements as a smaller reporting company.

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Corporate Information

We were incorporated as a Delaware corporation on November 8, 2019, under the name VirgaTech, Inc. Amended and Restated Certificate of Incorporations were filed with the Secretary of State of the State of Delaware on June 30, 2020 and March 1, 2024 under the names Aspargo Laboratories, Inc. and Aspargo Labs, Inc., respectively. Our telephone number is (646) 503-1260. Our mailing address is 17 State Street, Suite 3220, New York, NY 10004. Our website address is www.aspargolabs.com. The information on our website is not incorporated by reference into this prospectus and does not form part of this prospectus or the registration statement of which this prospectus is a part.

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Summary Consolidated Financial Data

The following tables summarize our consolidated financial data as of the dates and for the periods presented. We have derived the consolidated statement of operations data for the years ended December 31, 2023 and 2022 and the consolidated balance sheet data as of December 31, 2023 from our audited consolidated financial statements and related notes as of and for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the nine months ended September 30, 2024 and 2023 and the consolidated balance sheet data as of September 30, 2024 from our unaudited condensed consolidated financial statements and related notes as of and for the nine months ended September 30, 2024 and 2023 included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

You should read the following summary consolidated financial data in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2023	2022	2024	2023
Consolidated Statement of Operations Data	(As Restated)	(As Restated)	(Unaudited)	(Unaudited)

Total revenue, net	$(64,842)	$(211,554)	$102,654	$(13,401)
Total operating expenses	$(13,151,297)	$(5,367,043)	$(16,632,849)	$(7,034,261)
Total non-operating gain (loss)	$(1,173,076)	$(147,429)	$243,080	$(1,264,387)
Net loss	$(14,389,215)	$(5,726,026)	$(16,287,115)	$(8,312,049)
Weighted-average common shares outstanding	86,448,749	92,369,155	117,135,066	81,248,455
Net loss per share	$(0.17)	$(0.06)	$(0.14)	$(0.10)
Total comprehensive loss	$(14,394,154)	$(5,714,807)	$(16,226,392)	$(8,296,745)

	As of September 30, 2024	As of December 31, 2023
Consolidated Balance Sheet Data	(Unaudited)	(As Restated)

Cash and cash equivalents	$18,721,445	$9,736,739
Working capital	$16,894,626	$7,751,153
Total assets	$21,471,645	$11,604,486
Total stockholders' equity	$17,154,829	$8,056,611

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information included in this prospectus, before making an investment decision. If any of the following risks occur, our business, financial condition or results of operations could suffer. In that case, the price of our shares of common stock could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this prospectus.

Risks Related to Our Business and Industry

We have a limited operating history and may not be successful in developing profitable business operations.

We commenced operations in January 2020. We purchased rights to distribute Sildenafil Oral Suspension in Spain under the brand name, BANDOL® in 2022. We obtained marketing authorizations to distribute Sildenafil Oral Suspension in Germany, Ireland, the Netherlands and the UK under the brand name, HEZKUE®, and initiated distribution and promotional activities in Germany and the UK in September and October 2024, respectively. We have not commenced distribution of Sildenafil Oral Suspension or any other product in any jurisdiction other than Spain, Germany and the UK, nor have we developed or obtained marketing approval for any new oral suspension formulations of other previously approved drugs or our “smart” electronic delivery device and associated mobile app under development. Our future business operations must be considered considering the risks, expenses and difficulties frequently encountered in commercializing and distributing Rx and OTC products in multiple jurisdictions. Currently, there is little information on which to base the assumption that we will successfully expand our business operations to market Sildenafil Oral Suspension effectively in additional countries or develop new formulations and delivery devices. Our future operating results will depend on many factors, including our ability to comply with regulatory challenges, the competitive environment we will face, and our ability to attract and maintain key management and employees necessary to achieve our business goals.

Although our current management has experience in the life sciences industry, we can provide no assurance that this experience will help us implement our business plan. Our prospects for success must be considered in the context of the fact that we are a new company in a highly competitive industry with few barriers to entry. We may encounter unforeseen expenses, difficulties, complications, and delays, which would reduce the probability of success of such a transition.

We have a history of net losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability.

We have incurred net losses since inception, and we may not achieve or maintain profitability in the future. Because the market for the therapeutic agents that we currently distribute and intend to distribute is highly competitive and evolving, it is difficult for us to predict our future results of operations or the limits of our market opportunity. We expect our operating expenses to significantly increase over the next several years as we hire additional personnel, seek to develop new products and devices, and expand operations and infrastructure, both domestically and internationally. In addition, as we grow and become a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not increase to offset the expected increases in our operating expenses, we will not be profitable in future periods. Also, our revenue growth could slow, or our revenue could decline for many reasons, including a decrease in the growth of our overall market, our failure to capitalize on growth opportunities, slowing demand for our products, additional regulatory burdens, or increased competition. Any failure by us to achieve or sustain profitability on a consistent basis could cause the value of our common stock to decline.

We derive all our revenue from a single product, Sildenafil Oral Suspension.

Currently, our sole commercial product is Sildenafil Oral Suspension, marketed under the brand names BANDOL and HEZKUE, packaged in a 30 ml bottle and administered via a mechanical pump and metered dose actuator, indicated for the treatment of ED. The market demand for and acceptance of Sildenafil Oral Suspension is critical to our success. Demand for Sildenafil Oral Suspension is affected by many factors, many of which are beyond our control, including continued market acceptance, the timing of development and release of competing new products to treat ED, the development and acceptance of new formulations of existing drugs to treat ED, price or product changes by us or our competitors, developments within the markets we serve, and general economic conditions and trends. If we are unable to achieve widespread market acceptance of Sildenafil Oral Suspension, our business, results of operations, and financial condition could be harmed. Changes in preferences of users of ED treatment agents may have a disproportionately greater impact on us in the near term than if we offered multiple products. If demand for Sildenafil Oral Suspension declines for any of these or other reasons, our business could be adversely affected.

We must obtain the approval of the FDA to market Sildenafil Oral Suspension in the United States.

We are seeking approval from the FDA to market Sildenafil Oral Suspension, packaged in a 30 ml bottle and administered via a mechanical pump and metered dose actuator as a drug/device combination product, with the primary mode of action (“PMOA”) attributable to sildenafil, by using the clearance pathway defined in Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”). Section 505(b)(2) provides an accelerated clearance process for new changes in dosage form, strength, formulation, dosing regimen or route of administration of previously approved products if certain conditions are met. In April 2020, we completed a successful pre-Investigational New Drug (pre-IND) meeting with the FDA, where the FDA provided guidance on, and was supportive of our Sildenafil Oral Suspension development and regulatory plan, which is based on utilizing the 505(b)(2) regulatory pathway. However, we can provide no assurance that the FDA will accept our 505(b)(2) New Drug Application (NDA) submission. Further, even if the FDA agrees that Sildenafil Oral Suspension, packaged in a 30 ml bottle and administered via a mechanical pump and metered dose actuator, qualifies for the Section 505(b)(2) regulatory pathway, there can be no guarantee that the FDA will grant us marketing approval for Sildenafil Oral Suspension, in which case our business would be materially and adversely affected.

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The regulatory approval process of the FDA is lengthy, time consuming and inherently unpredictable, and if we are unable to obtain FDA approval for Sildenafil Oral Suspension, our business will be substantially harmed.

We have not obtained FDA approval to market Sildenafil Oral Suspension, and it is possible that we will not satisfy the agency’s requirements for such approval. Risks related to approval of Sildenafil Oral Solution by the FDA include:

●	We may be unable to demonstrate to the satisfaction of the FDA that Sildenafil Oral Suspension delivered via a metered dose bottle and mechanical pump/actuator or digitally connected, container closure system is safe and effective for its proposed indication.

●	The FDA may disagree with our interpretation of data from our clinical trials.

●	The data collected from our clinical trials may not be acceptable or sufficient to support the submission of an NDA to obtain regulatory approval.

●	Serious and unexpected drug-related side effects experienced by participants in our clinical trials or by individuals using drugs like Sildenafil Oral Suspension, or other products containing the active ingredient in Sildenafil Oral Suspension, may negatively impact our efforts to obtain FDA approval.

●	The FDA may fail to approve or find deficiencies with our Chemistry, Manufacturing and Controls (“CMC”) processes or facilities of third-party manufacturers that produce our clinical and commercial supplies.

●	The approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval. Such policy or regulatory changes could also impose additional requirements upon us that could delay our ability to obtain approvals, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we may have obtained.

In addition, the FDA may approve Sildenafil Oral Suspension for a more limited indication or patient population than we originally requested, and/or may approve Sildenafil Oral Suspension with a label that does not include the labeling claims necessary or desirable for the successful commercialization of the product. Any of the foregoing scenarios could materially harm the commercial prospects for Sildenafil Oral Suspension. It is possible that none of our existing products or any products we may seek to develop in the future will ever obtain FDA approval. Development of our product candidates and/or regulatory approval may also be delayed for reasons beyond our control.

We must obtain approvals from various government health authorities to market Sildenafil Oral Suspension in additional countries outside the United States.

We obtained regulatory approval for HEZKUE packaged in a 30 ml bottle and administered via a mechanical pump and metered dose actuator, in Germany, Ireland, Netherlands and the UK. However, we have yet to obtain marketing approval from the health authorities in the other countries where we own exclusive rights to commercialize the product. There can be no guarantee that the health authorities in other jurisdictions outside the United States will grant us marketing approval for Sildenafil Oral Suspension, in which case our business would be materially and adversely affected.

Physicians and patients may not accept and use our drugs.

Acceptance and use of Sildenafil Oral Suspension and future products that we may develop will depend upon many factors, including perceptions by members of the health care community about the safety and effectiveness of our drugs, cost-effectiveness of our drugs relative to competing products, availability of reimbursement for our products from government or other health care payors, restrictions on the use of our product such as boxed warnings or contraindications in labelling which may not be required of alternative treatments and competitor products, and the effectiveness of our marketing and distribution efforts. The failure of Sildenafil Oral Suspension and future products to find market acceptance would materially and adversely affect our business.

We may not be successful because of failure to compete effectively with competitors in the life sciences industry, many of whom are large and well capitalized.

Our business model involves the development and commercialization of novel formulations of currently marketed Rx and OTC drug products delivered via digitally connected, electronic drug delivery devices. Many of the solid dose drug products we plan to develop as oral suspension formulations are manufactured and distributed by large, multi-national companies that are well capitalized, have significant name recognition, and have other competitive advantages compared to Aspargo. Our initial commercial product, Sildenafil Oral Suspension, is indicated for the treatment of erectile dysfunction (ED). The market for ED treatment products is extremely competitive. Many of these ED products, manufactured by large, well-capitalized competitors, are generic and offered at low prices. As patents and other intellectual property rights expire, or as new technologies are developed or continue to develop to treat ED, competition in the market in which we operate currently may increase. If we are unable to navigate this complex, highly competitive industry, our financial condition, and business prospects may be adversely affected.

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We may face difficulties encountered by companies in new and evolving markets.

In assessing our prospects, you must consider the risks and difficulties frequently encountered by companies in new and evolving markets. These risks include our ability to:

●	manage rapidly changing and expanding operations;

●	increase awareness of our brand and strengthen customer loyalty;

●	successfully execute our business and marketing strategy;

●	respond effectively to competitive pressures and developments;

●	continue to develop and enhance our marketed products and products in development;

●	obtain regulatory clearance or approval to commercialize new products and enhance our existing products;

●	refrain from infringing on the intellectual property rights of others, and maintaining appropriate legal policies and procedures;

●	expand our presence in existing markets and commence operations in new markets; and

●	attract, retain, and motivate qualified personnel.

We rely on part-time personnel and consultants and failure to recruit a permanent management team could adversely affect our business.

We are highly dependent on Mr. Michael Demurjian, our Chief Executive Officer and Chairman of our Board of Directors, Mario Guralnik, Ph.D., our Chief Regulatory Officer, and Andrew Chamlin, our Chief Marketing Officer. Although we outsource many aspects of our commercialization program to qualified consultants, we will require experienced personnel in many fields in which there are a limited number of qualified personnel, and we will compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions and other emerging entrepreneurial companies. Competition for such individuals, particularly in the New York area, where our offices are headquartered, is intense and we cannot be certain that our search for such personnel will be successful. Furthermore, we are competing for employees against companies that are more established than we are and can pay more cash compensation than we do. As a result, we may have difficulty in hiring and retaining highly skilled employees. If we are unable to hire and retain management and other personnel, our business, financial condition, operating results, and prospects could be materially and adversely affected.

Our long-term growth depends on our ability to commercialize Sildenafil Oral Suspension in multiple countries, develop and obtain approval for our digitally connected drug delivery device in combination with our drug products, and commercialize additional drug products delivered by our proprietary electronic device through our research and development efforts. If we fail to do so, we may be unable to compete effectively.

Our industry is characterized by intense competition, including from lower-cost competitors, rapid technological changes, new product introductions and enhancements and evolving industry standards. Moreover, we face competition from large pharmaceutical companies with greater capital. Our business prospects depend in part on our ability to successfully introduce new liquid formulations of oral solid dose drug products, delivered in electronic drug delivery devices. New pharmaceutical products, technologies, techniques, or other products could emerge that might offer better combinations of price and performance than our products. It is important that we anticipate changes in technology and market demand to successfully develop, obtain approval, and successfully introduce new, enhanced, and competitive technologies to meet our prospective customers’ needs on a timely and cost-effective basis.

We might be unable to successfully commercialize, develop, or obtain regulatory approvals to market new drug products and delivery devices. Additionally, these products and any future products, even if approved, might not be accepted by physicians or patients. The success of any new product offering or enhancement to an existing product will depend on numerous additional factors, including our ability to:

●	properly identify and anticipate clinician and patient needs;

●	demonstrate the benefits associated with the use of our products when compared to the products and devices of our competitors;

●	develop and introduce new products or product enhancements in a timely manner;

●	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties;

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●	demonstrate the safety and efficacy of new products; and

●	obtain the necessary regulatory clearances or approvals for new products or product enhancements.

If we do not develop and obtain regulatory clearances or approvals for new products or indications or product enhancements in time to meet market demand, or if there is insufficient demand for these products or enhancements, our results of operations will suffer. Our research and development efforts may require a substantial investment of time and resources before we can determine the commercial viability of a new product, technology, material, or other innovation. In addition, even if we can develop enhancements or new generations of our products successfully, these enhancements or new generations of products may not produce sales in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We must carefully manage our introduction of new products. If potential customers believe such products will offer enhanced features or be sold for a more attractive price in the future, they may delay purchases until such products are available. We may also have excess or obsolete inventory as we transition to new products, and we have limited experience in managing product transitions.

We have no manufacturing capabilities. If our designated third-party manufacturer in the United States fails to devote sufficient time and resources to our concerns, our FDA submissions may be delayed.

We have no internal manufacturing capabilities for Sildenafil Oral Suspension or our proprietary, electronic drug delivery device under development. We are a party to a Master Services Agreement with Saptalis Pharmaceuticals, LLC to manufacture our clinical supplies and commercial batches of Sildenafil Oral Suspension necessary for FDA submissions, and Design Agreements with RKS to design working prototypes of our proprietary electronic device under development. Saptalis may fail to devote sufficient time and resources to our projects and affairs, causing a delay in manufacturing commercial batches necessary for clinical and/or stability studies necessary for FDA submissions. Similarly, RKS may fail to devote sufficient time and resources to our projects and affairs, causing a delay in delivery of a manufacturing ready prototype of our planned device. In addition, reliance on third-party manufacturers could expose us to other risks, such as substandard performance, difficulties in achieving volume production and poor-quality control or noncompliance with FDA and other regulatory requirements. If we decide to manufacture Sildenafil Oral Suspension or our digitally connected drug delivery device ourselves, we will incur substantial start-up expenses and will need to acquire or build facilities and hire additional personnel.

Our failure to raise additional capital or generate the positive cash flows necessary to expand our operations could reduce our ability to compete successfully and harm the results of operations.

We have funded our operations primarily through equity and debt issuances. Although we anticipate that our existing cash and cash equivalents will be sufficient to meet our cash needs for the near future, we expect that we will require additional financing, and we may not be able to obtain debt or equity financing on favorable terms, if at all.

We estimate that we will need approximately $20 million to commercially launch Sildenafil Oral Suspension in the United States. In addition, commercial launch expenses outside the United States, manufacturing expenses, license fees, sales and marketing expenses, future business development activities, as well as administrative expenses (such as salaries, insurance expenses and general overhead expenses, legal compliance expenses and accounting expenses) will require a substantial amount of capital and cash flow.

If we raise equity financing to fund operations or on an opportunistic basis, our stockholders may experience significant dilution of their ownership interests. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. The terms of securities we issue in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights or the issuance of other derivative securities, which could have a further dilutive effect. We may not be successful in identifying suitable financing transactions in the time required, and we may not obtain the capital we require by other means. If we fail in raising additional capital, we could encounter difficulties funding our planned operations and may not continue in operations.

Our ability to obtain financing, if necessary, may be impaired by such factors as the capital markets (both in general and in the life sciences industry in particular), our limited operating history, the national economy, and the departure of key members of our management team. Further, economic downturns may increase our requirements for capital. If the amount of capital we raise from financing activities is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms. If any of the foregoing should happen, you could lose your entire investment.

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We rely on third-party logistics providers and contract sales forces to distribute and promote our products internationally, and if we are unable to maintain and expand these relationships, or develop internal resources to perform these functions, we may be unable to generate anticipated sales.

We rely, and expect to continue to rely in the future, on third-party logistics providers and contract sales forces to distribute and promote, respectively, our products in certain international markets in which we operate or intend to operate. We may face significant challenges and risks in managing a geographically dispersed network of service providers, over whom we have limited control. Our service providers may be unable to successfully promote and distribute our products and may not devote sufficient time and resources to support the marketing, sales, education, and training efforts that we believe enable the products to develop, achieve or sustain market acceptance. Additionally, in some international jurisdictions, we rely on drug product distributors to manage the regulatory process, while complying with all applicable rules and regulations, and we are dependent on their ability to do so effectively. In addition, if a dispute arises with a service provider or we terminate their services, or they go out of business, it may take time to locate an alternative provider to seek appropriate regulatory approvals and to train new personnel to market our products, and our ability to sell products in the region could be harmed. Any of these factors could reduce our revenues from affected markets, increase our costs in those markets or damage our reputation. In addition, if a contract sales organization were to depart and be retained by one of our competitors, we may be unable to prevent that contract sales organization from helping competitors solicit business from our existing customers, which could further adversely affect our sales. As a result of our reliance on third-party service providers, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third party errors, and other issues. If the services of any of these third-party service providers become unsatisfactory, we may experience delays in meeting consumer demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause a loss of potential customers.

We face risks associated with our international business.

We distribute Sildenafil Oral Suspension in Spain, Germany and the UK, and we plan to distribute Sildenafil Oral Suspension in other countries outside the United States. Also, we intend to develop, market and distribute other Rx and OTC drug products in international markets.

The sale and shipment of our products across international borders, as well as the purchase of components and products from international sources, subjects us to extensive U.S. and other foreign governmental trade, import and export and customs regulations and laws. Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. We expect our international activities will be dynamic in the foreseeable future as we continue to pursue opportunities in international markets. Our international business operations are subject to a variety of risks, including:

●	difficulties in staffing and managing foreign and geographically dispersed operations, to the extent we establish non-U.S. operations;

●	difficulties in determining and creating the proper sales pathway in new, international markets;

●	compliance with various U.S. and international laws, including export control laws, anti-bribery laws, sanctions laws, the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, and anti-money laundering laws;

●	differing regulatory requirements for obtaining clearances or approvals to market our products;

●	changes in, or uncertainties relating to, foreign rules and regulations that may impact our ability to sell our products, perform services or repatriate profits to the United States;

●	tariffs and trade barriers, export regulations, sanctions, and other regulatory and contractual limitations on our ability to sell our products in certain foreign markets;

●	potential adverse tax consequences, including imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

●	imposition of differing labor laws and standards;

●	armed conflicts or economic, political or social instability in foreign countries and regions;

●	fluctuations in foreign currency exchange rates;

●	an inability, or reduced ability, to protect our intellectual property, including any effect of compulsory licensing imposed by government action; and

●	availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us.

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Our expansion plans to international markets may not be realized, or if realized, may not be successful. We expect each market to have its regulatory hurdles to overcome, and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could harm our business.

Our employees, consultants, and other commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that our employees, consultants, and other commercial partners may engage in inappropriate, fraudulent, or illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other unauthorized activities that violate the regulations of the FDA and other U.S. healthcare regulators, as well as non-U.S. regulators, including by violating laws requiring the reporting of true, complete and accurate information to such regulators, manufacturing standards, healthcare fraud and abuse laws and regulations in the United States and abroad or laws that require the true, complete and accurate reporting of financial information or data. Sales, marketing, and business arrangements in the healthcare industry, including the sale of medical devices, are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. It is not always possible to identify and deter misconduct by our employees, distributors and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. These risks may be more pronounced, and we may find that the processes and policies we have implemented are not effective at preventing misconduct. If any actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, individual imprisonment, disgorgement, possible exclusion from participation in government healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings and the curtailment of our operations. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations.

We do not have control of our outside scientific and medical advisors. They may pursue objectives which are contrary to our interest, which could impede our research and development efforts.

We work with scientific and medical advisors who assist us in our research, development and marketing efforts and advise us with respect to the commercialization of Sildenafil Oral Suspension and other potential drug products in the United States and abroad. Our advisors are not our employees, and they may have other commitments that would limit their availability to us. Accordingly, we may lose their services, which may negatively impact on our business operations.

We rely on third parties to conduct our clinical trials. If these third parties fail to perform their duties on time or as expected, we may be delayed or fail to obtain regulatory approval for Sildenafil Oral Suspension in the United States.

Our clinical trials are managed by our own staff and consultants, but we rely on certain third parties, including clinical research organizations, or CROs, for, among other things, overseeing the conduct of our clinical trials at the clinical trial site, conducting monitoring, and providing the statistical work and electronic data capture necessary to prepare the data from our clinical trials for FDA submissions. We bear the responsibility for ensuring that each of our clinical trials is conducted in accordance with applicable protocols, and legal, regulatory, and scientific standards, including current good clinical practices, or cGCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for clinical trials. If we or any such third parties fail to comply with applicable cGCPs, the clinical data generated in such trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving a marketing application for any particular indication. In addition, if such third parties do not devote sufficient time and resources to our clinical trials or otherwise carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they assist in obtaining is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be delayed or fail to obtain regulatory approval for or successfully commercialize our product candidates in a specified indication.

Our directors and scientific advisors may have relationships with other companies that may present potential conflicts of interest.

Our current and future board members and scientific advisors may serve, from time to time, as directors, officers, or advisors of other pharmaceutical companies and, accordingly, from time to time, their duties, and obligations to us may conflict with their duties and obligations to other entities. In addition, our board members and scientific advisors have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to collaborate with us.

We face risks of product liability claims and potential adverse publicity, which could result in expensive and time-consuming litigation and payment of substantial damages.

Like other companies that develop, manufacture, and distribute products designed to be ingested, we face an inherent risk of exposure to product liability claims if the use of our products results in injury to consumers. Product liability claims may be asserted against us if it is believed that the commercial use or clinical testing of Sildenafil Oral Suspension has caused adverse side effects or other injuries. We may be subjected to product liability claims, including that the product contains contaminants, the product includes inadequate instructions as to its use, or the product includes inadequate warnings concerning side effects and interactions with other substances. In the event we do not have adequate insurance or contractual indemnification for such claims, these claims could have a material adverse effect on the Company. If a product liability claim asserted against is successful, we could be required to limit commercialization of Sildenafil Oral Suspension or completely withdraw it from the market.

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Regardless of merit or outcome, claims against us could result in significant diversion of our management’s time and attention, expenditure of large amounts of cash on legal fees, expenses and damages and a decreased demand for our products and services.

Moreover, there is a growing trend of class action litigation arising from the sale of life science products. Even if a claim against us is dismissed or resolved in our favor, the costs of defending such a claim could be high, which along with the negative publicity that can arise from such a claim, could be materially detrimental to our business and operations.

Our insurance policies protect us from some business risks but will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, property, workers’ compensation, products and clinical trial liability and directors’ and officers’ insurance. We do not know, however, if these policies will provide us with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

We are subject to anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the private sector. As we increase our international sales and business, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage, and other consequences. Any investigations, actions or sanctions could harm our business, results of operations, and financial condition.

We may seek to grow our business through acquisitions or investments in new or complementary businesses, products, or technologies, through the licensing of products or technologies from third parties. The failure to manage acquisitions, investments, licenses or other strategic alliances, or the failure to integrate them with our existing business, could harm our business.

Our success depends, in part, on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures, technologies and market pressures. Accordingly, from time to time we may consider opportunities to acquire, make investments in or license other technologies, products and businesses that may enhance our capabilities, complement our current products, or expand the breadth of our markets or customer base. Potential and completed acquisitions, strategic investments, licenses, and other alliances involve numerous risks, including:

●	difficulty assimilating or integrating acquired or licensed technologies, products or business operations;

●	issues maintaining uniform standards, procedures, controls and policies;

●	unanticipated costs associated with acquisitions or strategic alliances, including the assumption of unknown or contingent liabilities and the incurrence of debt or future write-offs of intangible assets or goodwill;

●	diversion of management’s attention from our core business and disruption of ongoing operations;

●	adverse effects on existing business relationships with suppliers, distributors and customers;

●	risks associated with entering new markets in which we have limited or no experience;

●	potential losses related to investments in other companies;

●	potential loss of key employees of the acquired businesses; and

●	increased legal and accounting compliance costs.

We do not know if we will identify acquisitions or strategic relationships that we deem suitable, whether we will be able to successfully complete any such transactions on favorable terms or at all or whether we will be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers, or distributors.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures, languages and legal and regulatory environments, currency risks and the economic, political and regulatory risks associated with specific countries.

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To finance any acquisitions, investments, or strategic alliances, we may choose to issue shares of our common stock or other equity-linked securities as consideration, which could dilute the ownership of our stockholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our common stock is low or volatile, we may be unable to consummate any acquisitions, investments or strategic alliances using our stock as consideration.

We will need to increase the size of our organization to implement our plans and strategies, and we may experience difficulties in managing this growth.

We had 11 full-time employees as of December 31, 2024. We expect to need additional managerial, operational, sales, marketing, financial and other personnel to successfully implement our development and commercialization plans and strategies. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;
●	managing our internal development efforts effectively, including the FDA, and other comparable foreign regulatory agencies’ review process of Sildenafil Oral Suspension and any other product candidates we develop, while complying with any contractual obligations to contractors and other third parties we may have; and
●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to successfully develop and, if approved, commercialize any of our current product candidates and any other product candidate we may develop will depend, in part, on our ability to effectively manage any future growth. Our management may need to divert a disproportionate amount of its attention away from day-to-day activities to devote a substantial amount of time to managing these growth activities.

We rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including key aspects of clinical development and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of any current or future product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and any future product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Risks Related to Intellectual Property

If we are not able to obtain and enforce patent protection for our technologies, products, delivery devices, or drug product candidates, development and commercialization of our products and product candidates may be adversely affected.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We have applied, and we intend to continue applying, for patents covering aspects of our technologies that we deem appropriate. However, the patent process is expensive and time consuming, and we may not be able to apply for patents on certain aspects of our current or future products and other technologies in a timely fashion, at a reasonable cost, in all jurisdictions, or at all, and any potential patent coverage we obtain may not be sufficient to prevent substantial competition.

We cannot offer any assurances about which, if any, patents will be issued or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any patent applications we file may be challenged and may not result in issued patents or may be invalidated or narrowed in scope after they are issued. We also cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect and provide exclusivity for our products, any additional features we develop for our products or any new products. Other parties may have designed around our claims or developed technologies that may be related or competitive to our platform, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. Any successful opposition to these patents or any other patents owned by or, if applicable in the future, licensed to us could deprive us of rights necessary for the practice of our technologies or the successful commercialization of any products or product candidates that we may develop. Since patent applications in the US and most other countries are confidential for a period after filing, we cannot be certain that we or our licensors were the first to file any patent application related to our technologies, products, or product candidates.

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Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for alternative and possibly more effective technologies, designs, or methods. We may be unable to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees, and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

●	any of our patents, or any of our pending patent applications, if issued, or those of our licensors, will include claims having a scope sufficient to protect our products;

●	any of our pending patent applications or those of our licensors may issue as patents;

●	others will not or may not be able to make, use, offer to sell, or sell products that are the same as or similar to our own but that are not covered by the claims of the patents that we own or license;

●	we will be able to successfully commercialize our products on a substantial scale, if approved, before the relevant patents that we own, or license expire;

●	we were the first to make the inventions covered by each of the patents and pending patent applications that we own or license;

●	we or our licensors were the first to file patent applications for these inventions;

●	others will not develop similar or alternative technologies that do not infringe the patents we own or license;

●	any of the patents we own, or license will be found to ultimately be valid and enforceable;

●	any patents issued to us, or our licensors will provide a basis for an exclusive market for our commercially viable products or will provide us with any competitive advantages;

●	a third-party may not challenge the patents we own or license and, if challenged, a court would hold that such patents are valid, enforceable and infringed;

●	we may develop or in-license additional proprietary technologies or products that are patentable;

●	the patents of others will not have an adverse effect on our business;

●	our competitors do not conduct research and development activities in countries where we do not have enforceable patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; or

●	our commercial activities or products will not infringe upon the patents of others.

Where we obtain licenses from or collaborate with third parties, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties, or such activities, if controlled by us, may require the input of such third parties. We may also require the cooperation of our licensors and collaborators to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Moreover, if we obtain necessary licenses, we will likely have obligations under those licenses, and any failure to satisfy those obligations could give our licensor the right to terminate the license. Termination of a necessary license, or expiration of licensed patents or patent applications, could have a material adverse impact on our business.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years after its first effective filing date. Various extensions may be available, but the term of a patent, and the protection it affords, is limited. Even if patents directed to our product candidates are obtained, once the patent term has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of product candidates, patents directed to our product candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In addition, although, upon issuance in the United States, the life of a patent can be increased based on certain delays caused by the USPTO, this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution.

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We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our product candidates.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact on our ability to develop and market our product candidates.

One aspect of the determination of patentability of our inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Further, we may not be aware of all third-party intellectual property rights potentially relating to our product candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our freedom to operate, is highly uncertain. Because patent applications in the United States and most other countries are confidential for typically a period of 18 months after filing, or may not be published at all, we cannot be certain that we were the first to file any patent application related to our product candidates. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Furthermore, for U.S. applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. For U.S. applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law in view of the passage of the America Invents Act, which brought into effect significant changes to the U.S. patent laws, including new procedures for challenging pending patent applications and issued patents.

Litigation or other proceedings or claims by third parties of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products.

Our commercial success will depend, in part, on not infringing the patents or violating the other proprietary rights of others. We cannot assure you that our operations do not, or will not in the future, infringe existing or future patents. Our activities may be subject to claims that we infringe or otherwise violate patents owned or controlled by third parties.

Numerous U.S. and foreign patents and pending patent applications exist in our market that are owned by third parties. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for, or obtained or may in the future apply for and obtain, patents that will prevent, limit, or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of pending patent applications of, and patents issued to third parties. Patent applications in the United States and elsewhere are typically published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Certain U.S. applications that will not be filed outside the United States can remain confidential until patents issue. In addition, patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived. Furthermore, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our products, or the use of our products. As such, there may be applications of others now pending or recently revived patents of which we are unaware. These applications may later result in issued patents, or the revival of previously abandoned patents, which will prevent, limit, or otherwise interfere with our ability to make, use or sell our products.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our interpretation of the relevance or the scope of claims in a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. Further, we may incorrectly determine that our technologies, products, or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our products or product candidates.

Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

●	stop making, selling or using products or technologies that allegedly infringe the asserted intellectual property;

●	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property rights against others;

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●	incur significant legal expenses;

●	pay substantial damages or royalties to the party whose intellectual property rights we may be found to be infringing, including enhanced damages if we are found to have willfully infringed or misappropriated such rights;

●	pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing;

●	redesign those products that contain the allegedly infringing intellectual property, which could be costly, disruptive and infeasible; and

●	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all, or from third parties who may attempt to license rights that they do not have.

Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If we are found to infringe the intellectual property rights of third parties, we could be required to pay substantial damages (which may be increased up to three times of awarded damages) and/or substantial royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products in a way that would not infringe the intellectual property rights of others. Even if such licenses are available, we could incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins, and the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us. We could encounter delays in product introductions as we attempt to develop alternative methods or products. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products.

If we collaborate with third parties in the development of technology in the future, our collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability. Further, collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability. Also, we may be obligated under our agreements with our collaborators, licensors, suppliers, and others to indemnify and hold them harmless for damages arising from intellectual property infringement by us.

In addition, generally we indemnify our customers and international distributors with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers or distributors. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers or distributors, regardless of the merits of these claims. If any of these claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers or distributors or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

We or our licensors may be subject to claims challenging the inventorship or ownership of our self-developed or in-licensed patents and other intellectual property.

We may also be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our self-developed or in-licensed patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or because of questions regarding co-ownership of potential joint inventions. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates and drug delivery devices. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we or our licensors fail in the defense of any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership or a right to use. Such an outcome could have a material adverse effect on our business. Even if we or our licensors are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

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Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, programs or intellectual property could be diminished. Such announcements could also harm our reputation or the market for our future product candidates, which could have a material adverse effect on our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Our success depends, in part, upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our partners, collaborators, licensors and contractors. Because we operate in a highly competitive technical field of drug development, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements require that the receiving party keep confidential and not disclose to third parties all confidential information developed by the receiving party or made known to the receiving party by us during the receiving party’s relationship with us. These agreements also provide that inventions conceived by the receiving party while rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

If we fail to make payments under or otherwise breach our key license agreements, they could be terminated, and we would lose our rights to Sildenafil Oral Suspension. This loss of rights could materially adversely affect our ability to generate revenues.

We license certain intellectual property, and in the future, we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. These licenses impose various payment obligations on us. If we fail to comply with any of these obligations, we may be required to pay damages, and the licensor may have the right to terminate the license. Termination by the licensor could cause us to lose valuable rights, and could prevent us from distributing our products, or inhibit our ability to commercialize future products. Our business could suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms.

In addition, our current license agreements require us to pay royalties and other fees and to make payments on or before certain future dates specified in the license agreements, and to take steps to commercialize Sildenafil Oral Suspension in a timely manner. If we are not able to generate sufficient revenues or commercialize our products successfully, we may default on our obligations contained in the license agreements, resulting in a material breach of such agreements, and our licensors may terminate the agreement. If the licensors terminate the license agreements, we could lose our right to commercially exploit the intellectual property underlying Sildenafil Oral Suspension, which would adversely affect our ability to market Sildenafil Oral Suspension.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our current trademarks or trade names and those that we expect to receive in the future may be challenged, infringed, circumvented, or declared generic or descriptive determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

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If we or our licensors do not obtain patent term extension for our future product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval, if any, of our future product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA-approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of our product candidates. However, we or our licensors may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable period or the scope of patent protection afforded could be less than we request. If we or our licensors are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. If we do not have sufficient patent life to protect our products, our business and results of operations will be adversely affected.

Changes in patent law in the United States or other countries, could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the pharmaceutical industry involves a high degree of technological and legal complexity. Therefore, obtaining and enforcing pharmaceutical patents is costly, time-consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights, and, more generally, could affect the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us or narrows the scope of our owned and licensed patents.

For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty regarding our or our licensors’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our or our licensors’ ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future. We cannot predict how future decisions by Congress, the federal courts or the USPTO may impact the value of our patents.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents in all countries throughout the world is prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries, particularly certain developing countries, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our self-developed or in-licensed inventions in all countries outside the United States or from selling or importing products made using our self-developed or in-licensed inventions in and into the United States or other jurisdictions. Competitors may use our self-developed or in-licensed technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we or our licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products, future product candidates and drug delivery devices, and our or our licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult in those jurisdictions for us to stop the infringement or misappropriation of our or our licensors’ patents or other intellectual property rights, or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our or our licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our or our licensors’ patents at risk of being invalidated, held unenforceable, or interpreted narrowly and our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We or our licensors may not prevail in any lawsuits that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Similarly, if our trade secrets are disclosed in a foreign jurisdiction, competitors worldwide could have access to our proprietary information, and we may be without satisfactory recourse. Such disclosure could have a material adverse effect on our business. Accordingly, our or our licensors’ efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

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In addition, certain countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Because of the expense and uncertainty of litigation in certain foreign jurisdictions, we may conclude that even if a third party is infringing our issued patents, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action, which typically last for years before they are concluded, may be too high or not in the best interest of our company or our stockholders, or it may be otherwise impractical or undesirable to enforce our intellectual property against some third parties. Our competitors or other third parties may be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. In such cases, we may decide that the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive from the proceedings and that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, in-license needed technology or other product candidates, or enter into development partnerships that would help us bring our product candidates to market.

Risks Related to Our Capital Structure

We may need to raise additional capital to fund our existing commercial operations, develop and commercialize new products and expand our operations.

Based on our current business plan, we believe that our current cash and cash equivalents, anticipated cash receipts from distribution of our products, and availability of liquidity from our term loan financing facility will be sufficient to meet our anticipated cash requirements through at least the next 12 months. If our available cash balances and anticipated cash flow from operations are insufficient to satisfy our future liquidity requirements, we may seek to sell common or preferred equity or debt securities or enter into another form of third-party funding or seek other debt financing. Our present and future funding requirements will depend on many other factors, including:

●	the costs of research and development activities, including research and development relating to developing additional oral suspension drug products and personalized, digitally connected, delivery devices;

●	the costs of commercial launch of new drug device combination products that consist of oral suspension formulations of approved drug products combined with and personalized, digitally connected, drug delivery devices

●	our rate of progress in, and cost of the sales and marketing activities associated with, establishing adoption of our products;

●	the cost of expanding our operations and offerings, including our product distribution and marketing efforts;

●	costs related to international expansion;

●	our ability to achieve revenue growth and improve operating margins;

●	the effect of competing technological and market developments; and

●	the potential cost of and delays in product development as a result of any regulatory oversight applicable to our products.

We may also consider raising additional capital in the future to expand our business, pursue strategic investments, to take advantage of financing opportunities or for other reasons, including to:

●	expand our sales and marketing efforts to increase market adoption of our products and address competitive developments;

●	fund development and marketing efforts of any future products or additional features to then-current products;

●	acquire, license or invest in new technologies;

●	provide for supply and inventory costs associated with plans to accommodate potential increases in demand for our products

●	acquire or invest in complementary businesses or assets;

●	finance capital expenditures and general and administrative expenses.

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Additional capital may not be available to us at such times or in the amounts we need. Even if capital is available, it may not be available on terms favorable to us. Any issuance of additional equity or equity-linked securities could be dilutive to our existing stockholders, and any new equity securities could have rights, preferences, and privileges superior to those of holders of our common stock, including the shares of common stock sold in this offering. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt, pay dividends, repurchase our stock, make investments and engage in merger, consolidation, or asset sale transactions. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish or license some rights to our technologies or products, on terms that are not favorable to us. If access to sufficient capital is not available as and when needed, our business will be materially impaired and we may be required to cease operations, curtail one or more product development or commercialization programs, significantly reduce expenses, sell assets, seek a merger, or joint venture partner, file for protection from creditors or liquidate all our assets.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change taxable income or tax liability may be limited. We have experienced ownership changes in the past and, although we do not expect to experience an ownership change in connection with our listing on the NYSE, any such ownership change could result in increased future tax liability. In addition, we may experience ownership changes in the future because of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable income or tax liability may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, under Public Law 115-97 commonly referred to as the Tax Cuts and Jobs Act, the amount of post-2017 net operating loss carryforward that we are permitted to use in any taxable year is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the net operating loss deduction itself. The Tax Cuts and Jobs Act also generally eliminates the ability to carry back net operating losses to prior taxable years. For these reasons, we may not be able to realize a tax benefit from the use of our net operating losses even if we attain profitability.

Risks Related to Government Regulation

Our products and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

We and our products are subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts. The FDA and foreign regulatory agencies regulate, among other things, with respect to combination products: design, development and manufacturing; testing, labelling, content and language of instructions for use and storage; clinical trials; product safety; marketing, sales and distribution; premarket clearance and approval; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export. Also, the FDA regulates certain aspects of drug products’ container closure systems related to safety and efficacy as part of the drug application review and approval process.

The Consumer Product Safety Commission (CPSC) is responsible for enforcing the Poison Prevention Packaging Act (PPPA), which was enacted to protect children (under 5 years of age) from unintentional exposure to household substances including food, drugs, and cosmetics. CPSC’s regulations list “special packaging standards” (also referred to as child resistant packaging) for a wide range of household products, including most oral prescription drugs and many nonprescription drug products. Sildenafil Oral Suspension delivered via a metered dose container and other liquid drug products that we intend to develop and combine with digitally connected container closure systems under development are and will be subject to the regulations regarding child resistant packaging promulgated by CPSC.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs or lower than anticipated sales. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of current clearances or approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

If we do not obtain and maintain international regulatory registrations or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we or certain of our service providers obtain the approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations or approvals, can be expensive and time-consuming, and we or our distributors may not receive regulatory approvals in each country in which we plan to market our products, or we may be unable to do so on a timely basis. The time required to obtain registrations or approvals, if required by other countries, may be longer than that required for FDA approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory approvals before we are permitted to sell the modified product. In addition, we may fail to continue to meet the quality and safety standards required to maintain the authorizations that we or our distributors have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

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Regulatory clearance or approval by the FDA does not ensure clearance or approval by regulatory authorities in other countries, and clearance or approval by one or more foreign regulatory authorities does not ensure clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Our products must be manufactured in accordance with federal and state and local country regulations, and we could be forced to recall our installed systems or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the FDA’s and corresponding foreign health authority Quality System Regulations, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labelling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of pharmaceutical manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

We or our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals or clearances; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us or our employees.

Any of these actions could significantly and negatively impact on the supply of our products. If any of these events occur, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and suffer reduced revenues and increased costs.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines, or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Sildenafil Oral Suspension delivered via a mechanical, metered dose container has been authorized for marketing by international health authorities for a specific indication. We train our commercial organization and contract sales forces outside the United States to not promote our products for uses outside of the cleared indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our products off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those cleared by the relevant health authority or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among psychiatrists and patients.

If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state, or foreign enforcement authorities might take action under other regulatory authority.

Our products may cause or contribute to adverse medical events that we are required to report to the local regulatory agencies, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition, and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

We are subject to medical reporting regulations, which require us to report to the local health authorities when we receive or become aware of information that reasonably suggests that one or more of our products may have caused certain adverse events. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or corresponding health authority could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our marketing authorization, seizure of our products or delay in clearance of future products.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA or corresponding health authority. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales.

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Any adverse event involving our products could result in voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall, or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, would require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Risks Related to Listing and Ownership of Our Common Stock

Our listing differs significantly from an underwritten initial public offering, which could result in a volatile trading price and uncertain trading volume for our common stock.

This is not an underwritten initial public offering of our common stock. This listing of our common stock on the NYSE differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

●

There are no underwriters. Consequently, prior to the opening of trading on the NYSE, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common stock on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. Moreover, there will be no underwriters assuming risk in connection with the initial resale of shares of our common stock. Additionally, because there are no underwriters, there is no underwriters’ option to purchase additional shares to help stabilize, maintain, or affect the public price of our common stock on the NYSE immediately after the listing. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in the number of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our common stock during the period immediately following the listing. See also “—The public price of our common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.”

●	There is not a fixed or determined number of shares of common stock available for sale in connection with the registration and the listing. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of common stock and there may initially be a lack of supply of, or demand for, shares of common stock on the NYSE. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders, who choose to sell their shares of common stock in the near term, resulting in potential oversupply of our common stock, which could adversely impact the public price of our common stock once listed on the NYSE.

●	None of our Registered Stockholders or other existing stockholders have entered into contractual lock-up agreements or other contractual restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most or all of its other stockholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our stockholders, including our directors and officers who own our common stock and other significant stockholders, may sell any or all of their shares of common stock (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant volume in a short period of time following the listing, it may result in an oversupply of our common stock in the market, which could adversely impact the public price of our common stock. See also “—None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Sales of substantial amounts of our common stock in the public markets following our listing, or the perception that sales might occur, could cause the market price of our common stock to decline.” Following our listing, sales of substantial amounts of our common stock in the public markets or the perception that sales might occur, could cause the market price of our common stock to decline.”

●	We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our common stock on the NYSE. Instead, we intend to host an investor day and engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We intend to prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and to make the presentation publicly available, without restrictions, on our website. There can be no guarantee that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our common stock or sufficient demand among potential investors immediately after our listing, which could result in a more volatile public price of our common stock.

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●	Such differences from an underwritten initial public offering could result in a volatile market price for our common stock and uncertain trading volume, which may adversely affect your ability to sell any common stock that you may purchase.

The public price of shares of our common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.

The listing of our common stock and the registration of the Registered Stockholders’ shares of common stock in a direct listing is a novel process that is not a firm commitment underwritten offering. The absence of a traditional underwritten offering may result in a less orderly market for our common stock, increased volatility in the trading price, and potential difficulties in achieving a stable market price. Unlike an initial public offering, there is no firm-commitment underwritten offering to help inform efficient and sufficient price discovery. Consequently, the public price of our common stock and trading volume may be more volatile than it would be if shares were initially listed in connection with a firm-commitment underwritten initial public offering and subject to greater fluctuations due to the direct listing method.

From 2018 through February 2, 2024, there have been a total of only seventeen direct listings in the United States. A direct listing on the NYSE has a price discovery process with a Designated Market Maker on the trading floor (as more fully described below) who determines the opening price, referred to as the “reference price”, in consultation with the financial advisor based on private market trades and incoming orders. This rough estimate of opening price can widely miss the mark because unlike a traditional initial public offering, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. Accordingly, the trading volume and price of shares of our common stock may be more volatile than if shares of our common stock were initially listed in connection with an initial public offering underwritten on a firm-commitment basis and the price at which actual trades occur may differ substantially from the opening price of our common stock.

Direct listings have been available on the NYSE and Nasdaq for more than a decade but have not been utilized regularly by large private companies in lieu of a traditional initial public offering, suggesting that direct listings remain an evolving pathway to the public capital markets, which could result in reduced liquidity and a narrower trading market for shareholders than is the case in a traditional initial public offering.

We have engaged Oppenheimer & Co., Inc. to act as our financial advisor. As there has not been a recent sustained history of trading in our common stock in a private placement market prior to listing, NYSE Rule 7.35A requires that a designated marker maker, or “DMM”, consult with our financial advisor to enable a fair and orderly opening of our common stock without coordination with us, consistent with the federal securities laws in connection with our direct listing. Accordingly, our financial advisor will be available to consult with the DMM, who will be setting the opening public price of our common stock on the NYSE. Our financial advisor is expected to provide input to the DMM regarding its understanding of the ownership of our outstanding common stock and pre-listing selling and buying interest in our common stock that it becomes aware of from potential investors and holders of our common stock, including after consultation with certain institutional investors (which may include certain of the Registered Holders), in each case, without coordination with us. The DMM, in consultation with our financial advisor, is also expected to consider the information in “Sale Price History of our Common Stock.” Based on information provided to the NYSE, the opening public price of our common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers, and the NYSE is where buy orders can be matched with sell orders at a single price. Based on such orders, the DMM will determine an opening price for our common stock pursuant to such NYSE rule. However, because our financial advisor will not have engaged in a book building process, it will not be able to provide input to the DMM that is based on or informed by that process. For more information, see “Plan of Distribution”.

Prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public as there would be in an underwritten initial public offering. The absence of a predetermined initial public offering price could impact on the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public price of our common stock may be more volatile than in an underwritten initial public offering and could decline significantly and rapidly.

Moreover, because of our novel listing process and the broad consumer awareness and brand recognition of sildenafil citrate for the treatment of ED, individual investors, retail or otherwise, may have greater influence than institutional investors in setting the opening public price and subsequent public prices of our common stock on the NYSE. Such investors may participate more in our initial trading than is typical for an underwritten initial public offering. These factors could result in a public price of our common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause significant volatility in the trading price of our common stock. Furthermore, the trading price of our common stock could rise to an unsustainable trading price upon listing if the price of our common stock significantly rises and institutional investors believe our common stock is worth less than retail investors believe, in which case the price of our common stock may decline over time. If the public price of our common stock is above the level that investors determine is reasonable for our common stock, some investors may attempt to short our common stock after trading begins, which would create additional downward pressure on the trading price of our common stock. To the extent that there is a lack of consumer awareness among retail investors, such lack of consumer awareness could reduce the value of our common stock and cause volatility in the trading price of our common stock.

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The public price of our common stock following the listing could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

●	the number of shares of our common stock publicly owned and available for trading;

●	the overall performance of the equity markets and/or publicly listed pharmaceutical companies;

●	actual or anticipated fluctuations in our revenue or other operating metrics;

●	our actual or anticipated operating performance and the operating performance of our competitors;

●	changes in the financial projections we provide to the public or our failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

●	any major change in our board of directors, management, or key personnel;

●	the economy as a whole and market conditions in our industry;

●	rumors and market speculation involving us or other companies in our industry;

●	announcements by us or our competitors of significant innovations or new products;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business in the United States or globally;

●	lawsuits threatened or filed against us; and

●	sales or expected sales of our common stock by us, and our officers, directors, and principal stockholders.

In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the listing of our common stock on the NYSE because of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and harm our business, results of operations, and financial condition.

The public price of our common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our capital stock in private transactions.

No public market for our capital stock exists until the listing of our common stock on the NYSE. The historical sales prices of our capital stock are from sales of shares of our common stock by the Company in private transactions. In “Sale Price History of our Common Stock”, we have provided the historical sales prices of our capital stock. However, this information may have little or no relation to broader market demand for our common stock and the initial public price of our common stock on the NYSE once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public prices and subsequent public prices of our common stock on the NYSE. For more information about how the initial listing price on the NYSE will be determined, see “Plan of Distribution”.

An active, liquid, and orderly market for our common stock may not develop or be sustained. You may be unable to sell your shares of common stock at or above the price at which you acquired them.

We expect our common stock to be listed and traded on the NYSE. Consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with Registered Stockholders or other existing stockholders regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our common stock in the open market. While our common stock may be sold after our listing on the NYSE by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, unlike an underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of common stock and there may initially be a lack of supply of, or demand for, common stock on the NYSE. Conversely, there can be no assurance that the Registered Stockholders and other existing stockholders will not sell all their shares of common stock, resulting in an oversupply of our common stock on the NYSE. In the case of a lack of supply of our common stock, the trading price of our common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our common stock if they are unable to purchase a block of our common stock in the open market due to a potential unwillingness of our existing stockholders to sell enough common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our common stock, the market for our common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our common stock. In the case of a lack of demand for our common stock, the trading price of our common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our common stock may not initially develop or be sustained, which could significantly depress the public price of our common stock and/or result in significant volatility, which could affect your ability to sell your shares of common stock.

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None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer, and are entitled to the benefits of registration rights contained in their stock purchase agreements. Sales of substantial amounts of our common stock in the public markets following our listing, or the perception that sales might occur, could cause the market price of our common stock to decline.

In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of shares of our common stock into the public market, particularly sales by our directors, executive officers and principal stockholders, or the perception that these sales might occur in large quantities, could cause the market price of our common stock to decline.

As of December 31, 2024, we had 137,459,993 shares of common stock outstanding, all of which are “restricted securities” (as defined in Rule 144 under the Securities Act). These shares may be sold either by the Registered Stockholders pursuant to this registration statement or by our other existing stockholders under Rule 144 if such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year at the time of the sale. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) non-affiliates who have beneficially owned our common stock for at least six months may rely on Rule 144 to sell their shares of common stock, and (ii) our directors, executive officers, and other affiliates who have beneficially owned our common stock for at least six months, including certain of the shares of common stock covered by this prospectus to the extent not sold hereunder, will be entitled to sell their shares our common stock subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

Further, as of December 31, 2024, we had 2,550 shares of Series A Convertible Preferred Stock outstanding, which are convertible into 25,500,000 shares of our common stock and 14,027,000 options to purchase common stock outstanding, which would result in the issuance of additional shares of common stock if fully vested. All the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, exercise of the stock options and all the shares of common stock reserved for future issuance under our equity incentive plans will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance, subject to ownership limitations specified in the Certificate of Designation for the Series A Convertible Preferred Stock, applicable vesting requirements and compliance by affiliates with Rule 144.

We may issue our capital stock or securities convertible into our capital stock from time to time in connection with financing, acquisition, investments, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the public price of our common stock to decline.

We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting, and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or the SEC, and the NYSE. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the corporate governance and executive compensation related rules, regulations and guidelines promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly. Although we employ certain employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

We expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit and risk committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, results of operations, and financial condition could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

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The price of our common stock may be volatile, and you may be unable to resell your shares at or above the listing price.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

●	the actual or anticipated fluctuations in our financial condition and operating results;

●	the actual or anticipated changes in our growth rate;

●	the commercial success and market acceptance of our products;

●	the success of our competitors in developing or commercializing products;

●	media exposure of our products or of those of others in our industry;

●	our ability to commercialize or obtain regulatory approvals for our products, or delays in commercializing or obtaining regulatory approvals;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	the addition or departure of key personnel;

●	product liability claims;

●	general prevailing economic, industry and market conditions, including factors unrelated to our operating performance or the operating performance of our competitors;

●	business disruptions caused by earthquakes, fires or other natural disasters;

●	disputes or other developments concerning our intellectual property or other proprietary rights, including litigation;

●	the FDA or other U.S. or foreign regulatory actions affecting us or the healthcare or medical device industry;

●	healthcare reform measures in the United States;

●	sales of our common stock by us or our stockholders in the future;

●	the timing and amount of our investments in the growth of our business;

●	inability to obtain additional funding;

●	future sales or issuances of equity or debt securities by us;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public; and

●	the issuance of new or changed securities analysts’ reports or recommendations regarding us.

In addition, the stock markets in general, and the markets for companies like ours in particular, have from time-to-time experienced extreme volatility that has often been unrelated to the operating performance of the issuer. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may negatively impact the price or liquidity of our common stock, regardless of our operating performance.

Moreover, because of these fluctuations, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenues or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenues or earnings forecasts that we may provide.

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We may face exposure to foreign currency exchange rate fluctuations.

Our sales outside of the United States are denominated in local currencies. In addition, our foreign costs may be denominated in local currencies. Therefore, fluctuations in the value of the U.S. dollar and foreign currencies may affect our results of operations when translated into U.S. dollars. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposure to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Regardless of the merits or the ultimate results of such litigation, securities litigation brought against us could result in substantial costs and divert our management’s attention from other business concerns.

We are an “emerging growth company” as defined in the U.S. federal securities laws and the reduced disclosure requirements applicable to us as an emerging growth company may make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the federal securities laws and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an “emerging growth company”, which could be as long as five full fiscal years following the listing of our common stock on the NYSE. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are a “smaller reporting company” as defined in the U.S. federal securities laws and, even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements as a smaller reporting company.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if a smaller reporting company has less than $100 million in annual revenue, it would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million measured on the last business day of our second fiscal quarter; or (ii) our annual revenues is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

Changes in existing financial accounting standards or practices may harm our results of operations.

Changes in existing accounting rules or practices, new accounting pronouncements rules, or varying interpretations of current accounting pronouncements practice could harm our results of operations or the way we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective.

Generally accepted accounting principles in the United States (GAAP) are subject to interpretation by the Financial Accounting Standards Board, or FASB, the Securities and Exchange Commission (SEC) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and related notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to stock-based compensation including the estimation of fair value of common stock, and uncertain tax positions. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

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As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and the value of our common stock.

We are a private company and, as such, we have not been subject to the internal control and financial reporting requirements applicable to a publicly traded company. As a public company, we will be subject to Section 404 of the Sarbanes-Oxley Act, which requires that we maintain effective internal control over financial reporting and disclosure controls and procedures. If we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may be unable to remain listed on the NYSE.

We identified material weaknesses in our internal control over financial reporting (“ICFR”) as of December 31, 2023, in connection with the preparation of our consolidated financial statements. The material weaknesses related to (1) a lack of formalized accounting processes over ICFR whereby we did not document identified risks affecting the financial statements and controls in place to mitigate against those risks and (2) insufficient personnel possessing the technical accounting and financial reporting knowledge and experience to support a timely and accurate close and financial statement reporting process. We may identify additional material weaknesses in ICFR in the future.

We are working to remediate the material weaknesses identified in connection with the preparation of our consolidated financial statements as of December 31, 2023 and interim period ending September 30, 2024, and are taking steps to strengthen our internal control over financial reporting through the enhancement and formalization of our accounting processes over ICFR and the hiring of additional finance and accounting personnel possessing appropriate technical accounting knowledge. We hired a chief financial officer who commenced his employment with us on January 2, 2025. Also, we are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and regulations, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, or the Exchange Act, is communicated to our principal executive and financial officers.

While we are taking measures and plan to continue to take measures to design and implement an effective control environment, we cannot assure you that the measures we have taken and other remediation and internal control measures we implement in the future will be sufficient to remediate our current material weakness or prevent future material weaknesses. We may discover additional material weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company,” as defined in the federal securities law, depending on whether we choose to rely on certain exemptions available to us as an emerging growth company. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Certain provisions in our corporate charter documents and under Delaware law may prevent or hinder attempts by our stockholders to change our management or to acquire a controlling interest in us, and the trading price of our common stock may be lower as a result.

There are provisions in our restated certificate of incorporation and restated bylaws that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control were considered favorable by our stockholders. These anti-takeover provisions include:

●	a classified board of directors so that not all members of our board of directors are elected at one time;

●	the ability of our board of directors to determine the number of directors and to fill any vacancies and newly created directorships;

●	a requirement that our directors may only be removed for cause;

●	a prohibition on cumulative voting for directors;

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●	the requirement of a super-majority to amend some provisions in our restated certificate of incorporation and restated bylaws;

●	authorization of the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

●	an inability of our stockholders to call special meetings of stockholders; and

●	a prohibition on stockholder actions by written consent, thereby requiring that all stockholder actions be taken at a meeting of our stockholders.

Moreover, Delaware law prohibits a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a three-year period beginning on the date of the transaction in which the person acquired more than 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our restated certificate of incorporation, our restated bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could make it more expensive for stockholders to bring a claim and limit their ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated bylaws provide that to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; or

●	or any action asserting a claim against us that is governed by the internal affairs doctrine.

Nothing in our amended and restated bylaws will preclude stockholders that assert claims under the Securities Act from bringing such claims in state or federal court, subject to applicable law.

These choice of forum provisions may make it more expensive for stockholders to bring a claim and/or limit their ability to bring a claim in a judicial forum that they find favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find either choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends or made any other distribution in respect of our common stock and do not intend to do so in the foreseeable future. We anticipate that we will retain all our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends or to make distributions to shareholders in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our common stock and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and/or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us on a regular basis, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

Certain estimates of market opportunity included in this prospectus may prove to be inaccurate.

This prospectus includes our internal estimates of the addressable market for Sildenafil Oral Suspension. Market opportunity estimates, whether obtained from third party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size of our target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates in this prospectus, our business could fail to grow at similar rates, if at all.

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USE OF PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See “Principal and Registered Stockholders”.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth cash, cash equivalents, and our total capitalization, as of September 30, 2024. You should read this table together with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

As of
September 30,
2024 (Unaudited)

Cash and cash equivalents	$18,721,445

Stockholders' equity:
Common stock, par value $0.0001 per share, 325,000,000 shares authorized; 137,381,941 shares issued and outstanding	13,737
Additional paid-in capital	68,233,591
Stock subscription receivable	(4,894,714)
Accumulated deficit	(46,264,788)
Other comprehensive income (loss)	67,003
Total stockholders' equity	17,154,829
Total capitalization	$17,154,829

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements because of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. Our fiscal year ends December 31.

Overview

Our mission is to improve patient outcomes by combining the therapeutic benefits of liquid dosage forms of medications with “smart” electronic drug delivery devices that facilitate medication adherence.

Aspargo Labs Inc., together with its wholly owned subsidiary, Aspargo Labs Italia, SRL, is a commercial stage, specialty pharmaceutical and med-tech company focused on developing and marketing proprietary, liquid suspension formulations of leading oral solid dose Rx and OTC medications, for administration via proprietary “smart”, digitally connected, container closure systems and accompanying mobile apps that we design and develop for use with our innovative suspension formulations. The combination of our proprietary platforms has the potential to benefit a wide range of individuals, from those taking daily vitamins to those managing chronic illnesses or life-threatening conditions.

We believe that our licensed and self-developed technology and know-how provides a “platform” technology that enables reformulation of many popular oral solid dose Rx and OTC medications. Key to our proprietary formulation technology are unique methods for active pharmaceutical ingredient (API) particle sizing, viscosity manipulation, and taste masking. Our “smart” device under development, which is designed to deliver consistent and accurate measured doses, integrates biometric security features to ensure safe dosing, and facilitates communication between patients, healthcare providers, and loved ones via a mobile app. This technology has the potential to offer unprecedented insights into patient adherence and optimize treatment regimens.

Our first commercial product, Sildenafil Oral Suspension, indicated for the treatment of erectile dysfunction (ED) is an oral liquid suspension formulation of sildenafil citrate, the active pharmaceutical ingredient contained in VIAGRA®, administered through a container closure system consisting of a 30 ml HDPE bottle and mechanical pump with a metered dose actuator that delivers the precise amount of sildenafil citrate per actuation. The discreet and easy-to-carry device allows the user to administer the dose without water, and customize dosing, with physician direction, without pill splitting or crushing common with the traditional tablet medication. We distribute Sildenafil Oral Suspension in Spain under the brand name, BANDOL® and in Germany and the UK under the brand name, HEZKUE®. Sildenafil Oral Suspension is approved for sale in multiple countries in Europe and Central America. The FDA approval process for Sildenafil Oral Suspension delivered via a mechanical pump is ongoing.

Our core business strategy is to develop and promote new uses for our licensed and self-developed drug formulation technology, which makes it possible to reformulate oral solid dose medications for administration as oral liquid suspensions, and to design, promote and distribute novel, proprietary, drug delivery devices and supporting mobile apps for administration of our proprietary oral suspension formulations to enhance patient centric care.

We commenced operations in January 2020.

Initial Commercial Product– Sildenafil Oral Suspension

Sildenafil Oral Suspension is a proprietary liquid suspension formulation of sildenafil citrate, the active ingredient in Viagra®. Sildenafil Oral Suspension is protected by US and European patents that extend through March 2036.

Current sales activity

Aspargo Italia is the holder of the marketing authorizations for distribution of Sildenafil Oral Suspension in Spain under the brand name, BANDOL®, and in Germany, the UK, Ireland and the Netherlands, under the brand name, HEZKUE®. BANDOL and HEZKUE are administered via a 30 ml bottle and mechanical pump with a metered dose actuator. We obtained distribution rights for BANDOL in April 2022. and initiated distribution activity in Spain though a local country licensee. We obtained marketing authorizations to distribute Sildenafil Oral Suspension in Germany, Ireland, the Netherlands and the UK under the brand name, HEZKUE®, and initiated distribution and promotional activities in Germany and the UK in September and October 2024, respectively. We plan to initiate distribution of HEZKUE in the Netherlands and Ireland in Q1 2025.

BANDOL and HEZKUE are administered via a mechanical container closure system, consisting of a 30 ml (about 1.01 oz) high-density polyethylene (HDPE) thermoplastic bottle and a mechanical pump with a metered dose actuator that delivers the liquid equivalent of 12.5 mg of solid dose tablet per push of the actuator. BANDOL is packaged in a single unit consisting of the bottle with the pump inserted into the bottle. HEZKUE is packaged in a child resistant configuration, consisting of the bottle, which is closed with a tamper proof cap, and the pump included in the packaging for insertion into the bottle by the patient.

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In September 2024, we launched an online campaign, designed by IPG Health - Spain, promoting BANDOL to physicians, and initiated promotion of BANDOL to the physicians through a contract sales force under the management of our General Manager, Spain based in Madrid.

Also in September 2024, we launched an online campaign, designed by IPG Health - Frankfurt, promoting HEZKUE to physicians, and initiated promotion of HEZKUE to physicians in Germany through a contract sales force under the management of our General Manager, Germany based in Starnberg, Germany. We introduced HEZKUE at the 76th Congress of the German Society for Urology, held in Leipzig, Germany on September 25 through September 28, 2024, attended by more than 6,000 physicians. In December 2024, we initiated sales of HEZKUE in the UK.

Aspargo Italia intends to apply for marketing authorizations to distribute HEZKUE in other jurisdictions in Europe, Asia, and South America in 2025 without the need for additional clinical studies, by leveraging existing regulatory approvals in Germany and Spain for HEZKUE and BANDOL, respectively.

Sildenafil Oral Suspension administered via a mechanical pump with metered dose actuator is approved for distribution by the relevant health authorities in Portugal, Italy, France, certain other European countries, Mexico and in countries in Central America.

Aspargo’s Proprietary, Digitally Connected Drug Delivery Device (under development)

In September 2023, as amended in November 2024, we entered into a Design Agreement (the “Generation 1 Design Agreement”) with RKS Design Inc. (“RKS”), a product design firm based in Thousand Oaks, California. We engaged RKS to design, engineer and manufacture prototypes of a slim pocketable lifestyle liquid pharmaceutical dispensing device and accompanying mobile app (the “Generation 1 Design Project”).

The Generation 1 Design Project, as revised in November 2024, is expected to result in production of multiple device prototypes and accompanying medicine cartridges and functional mobile app by June 2025. The Generation 1 Design Project consists of six design phases, as follows:

Phase	Title	Description	Status of Completion
0	Psycho-aesthetics (P/A) Research and Mapping	Utilize P/A processes to (i) identify and understand the marketplace, target user and product user experience; and (ii) map the branding aesthetics based on target customer user. Conduct initial technical investigation and understanding of mechanical challenges.	Complete

1	Proof of Principle & Mechanical Iterations	Conduct series of fast fails to define (i) the right mechanism that will pump the prescribed liquid and accurate dose; and (ii) the cartridge that will hold the medication	Complete

2	Proof of Concept	Conduct series of refined mechanical iterations to reach a configuration that can be applied to the design and engineering process	Complete

3	Industrial Design	Develop series of design concepts for evaluation and validation based on P/A research and selected configuration	Complete

4	Design Engineering	Conversion of the industrial design concept into an engineering ready design, including shelling and detailing of all parts needed to convey the intended industrial design	Complete

5	Engineering - Design for Manufacturing & Prototype Production	Confirm all aspects, including commercialization strategy, proof of principal, proof of concept, and integration of cartridge pump tracking approach; prepare final engineered specifications and documentation for transfer to contract manufacturer and complete pilot production of 20 devices and 60 cartridges for initial DVT testing and user validation testing	Expected June 2025

6	Contract Manufacturer & Vendor Liaison	First article inspection of mass production, including inspection of parts, debugging of parts, refinement of costs, and communications with contract manufacturer	Expected August 2025

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The Generation 1 Design Project includes the design of “Virtual Physician Assistant” (VPA) software with a user-friendly interface for digital connection to the handheld dispensing device via a clear, concise, and easy to navigate app. The VPA software and connected device are designed to enable patients and their caregivers to monitor dose administration times and compliance in real-time. RKS’ software and design teams have conducted “test case development” of the app, which includes test design, simulation of user experience though test cases, and review of test results, and have developed a beta version of the app.

The drug dispensing device and accompanying software under development by RKS for Aspargo epitomize Human-Centered Industrial Design (HCD) and user experience by prioritizing medication administration through oral liquid dispensing via a handheld device over pill swallowing. The handheld connected device under development is designed as a stylish, high-quality personal accessory, intended to effortlessly dispense suspended medications. Featuring a biometric fingerprint reader linked to a mobile app, the centerpiece technology is designed to offer several key functions: prevention of unauthorized medication dispensing, requirement for user authorization via the app for initialization, and connection to caregivers and personal networks to ensure medication adherence. For restricted medications, the device and app are intended to restrict dosing until authorized by the prescribing physician. Tampering with the cartridge triggers alerts to caregivers, pharmacists, and physicians, ensuring safe usage, especially for restricted medications by alerting through the app that the medication has not been taken as prescribed. Designed to be as visually appealing as a state-of-the-art cell phone and as user-friendly as an iPhone, the “smart” drug delivery device is intended to ensure medication adherence and prevent overdosing, setting a new standard in User Experience. The design of the handheld, accessories, and app is centered around the need for an easy and convenient way for patients to receive “the right dose, at the right time, in the right way and frequency.”

Central to the device under development is the medication cartridge, uniquely identified and engineered to prevent independent dispensing, requiring the handheld device for operation. Upon insertion of the cartridge into the handheld device, the cartridge is designed to dispense medication following authorization, with the spray head of the cartridge emerging from the device silo for a single use before retracting into the device, ensuring inaccessibility. Designed for mass production at low cost, the device and cartridge mechanism are intended to inherently meet specific requirements for child-resistant effectiveness as determined by the Consumer Product Safety Commission (CPSC).

The Generation 1 Design Agreement, as amended in November 2024, provides for a project timeline commencing in September 2023 and ending in June 2025. Total budgeted fees are as follows:

	Range
	Low	High
Design development, innovation and project management:	$1,548,000	$1,980,000
User app design and development and digital strategy:	$200,000	$250,000
Confirmation of design and production of prototypes:	$248,000	$440,000
Total fees:	$1,996,000	$2,670,000

The Generation 1 Design Agreement provides for a retainer of 50% of the total estimated fees for each phase of development to be paid at the start of each phase, to be credited against monthly progress billing, expenses and phase completion. Materials and pass-through expenses are billed by RKS to us, as incurred by RKS. No other milestone payments or royalty fees are due with respect to the Generation 1 Design Project.

The Terms and Conditions of the Generation 1 Design Agreement (the “Design Agreement T&C”) provide that after payment in full has been received and acknowledged by RKS, we may use any work product and deliverables created by RKS on our behalf in any manner, including using such materials to obtain national and/or international patent, trademark and/or copyright protection. Until such time as we have paid RKS in full for the services to be rendered pursuant to the Generation 1 Design Agreement, RKS retains ownership of all intellectual property rights worldwide in and to the work product and deliverables, including those rights for patent, trademark and copyright.

The Design Agreement T&C provide that we may terminate the Generation 1 Design Project at the end of any project phase by providing 30-day notice, at which time we are obligated to pay RKS all fees, expenses and costs incurred as of the date of termination.

In the event of a default in payments during the term of the Generation 1 Design Project, RKS may cease all work on the Project. After any invoice is past due by thirty days or more, RKS may elect to terminate the Project, at which time all fees to date will become due and payable.

During the period September 2023 through September 30, 2024, we paid approximately $2.7 million in total fees to RKS with respect to the Generation 1 Design Project and related activities.

Generation 1.5 Design Project. In May 2024, we engaged RKS to design and engineer a Generation 1.5 system to enable multidrug usage and other enhanced features as compared to the Generation 1 system (the “Generation 1.5 Design Agreement” and “Generation 1.5 Design Project”).

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The Generation 1.5 Design Agreement provides for a project timeline commencing in May 2024 and ending in January 2025. Total budgeted fees are as follows:

	Range
	Low	High
Design development:	$400,000	$650,000
Project management, regulatory, Design History File, electronics engineering:	$175,000	$300,000
Total fees:	$575,000	$950,000

The Generation 1.5 Design Agreement provides for a retainer of 50% of the total estimated fees payable upon execution of the Agreement, to be credited against monthly progress billing and expenses. Materials and pass-through expenses are billed by RKS to us as incurred by RKS. The Generation 1.5 Design Agreement extends the Design Agreement T&C described above.

During the period from inception of the Generation 1.5 Design Project until September 30, 2024, we paid RKS approximately $0.29 million in total fees with respect to the Generation 1.5 Design Project. Effective November 2024, we ceased further activities related to the Generation 1.5 Design Project to concentrate RKS resources on completion of the Generation 1 Design Project.

Sildenafil Oral Suspension – Comparative Bioavailability and Food Effect Studies (November – December 2023)

In November and December 2023, we conducted a comparative bioavailability study, comparing the liquid equivalent of 100 mg of Sildenafil Oral Suspension (ASP-001) administered via a mechanical pump and metered dose actuator to Viagra® 100 mg film coated tablets (the “Reference Drug”) in 53 subjects. The open label, single center, single dose, two-way crossover comparative bioavailability study in healthy subjects, titled, “A Phase 1 Pharmacokinetic/Bioequivalence Study of 100 mg of ASP-001 (Oral Liquid Suspension of Sildenafil-Spray) versus 100 mg of Viagra® (Sildenafil) Film-Coated Tablets under Fasted Conditions in Healthy Adult Male Subjects”, designed to assess the rate and extent of absorption of ASP-001 delivered via eight pushes of the actuator compared to the Reference Drug. The study was powered for statistical significance.

The primary objectives of the comparative bioavailability study were as follows:

●	To determine the pharmacokinetics of sildenafil and its active metabolite, piperazine N-desmethyl sildenafil, in plasma of healthy volunteers after a single dose of 100 mg ASP-001 and 100 mg of Viagra (sildenafil).
●	To determine if the rate and extent of absorption are similar for 100 mg of ASP-001 administered as 8 pumps of the oral liquid suspension of sildenafil spray compared to 100 mg Viagra (sildenafil) administered in the form of a film-coated tablet.
●	To determine whether the absorption rate (Cmax/Tmax) is superior of ASP-001 as compared to Viagra.

Data from the bioavailability study confirmed achievement of the study’s primary objectives. The results demonstrated that the pharmacokinetics of sildenafil and its active metabolite, piperazine N-desmethyl sildenafil, in plasma of healthy volunteers after a single dose of 100 mg ASP-001 and 100 mg of Viagra film coated tablet were similar, and that the two formulations of sildenafil were bioequivalent.

The results of the bioavailability study showed that ASP-001 reached approximately 15% higher peak levels in the bloodstream as compared to the Reference Drug, as measured by “Cmax”, the highest concentration of the drug found in the blood following administration, and that ASP-001 demonstrated a faster rate of absorption than the tablet form within the first 5 to 20 minutes post-dose. However, the rate of absorption of ASP-001, which exceeded bioequivalence criteria compared with the Reference Drug modestly, was not statistically significantly faster than the Reference Drug when evaluated over all time periods (p=0.1486). The higher Cmax for ASP-001 suggests that ASP-001 acts faster or provides a stronger initial effect, than Viagra tablets.

No oral irritation was reported with ASP-001 or the Reference Drug. Adverse events across ASP-001and the Reference Drug occurred at similar rates in all treatment periods and treatment groups, and no serious adverse events were observed.

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Although ASP-001 reached a higher peak than the Reference Drug, ASP-001 maintained similar overall drug exposure in the body over time when compared to the Reference Drug, as measured by “AUC” (Area Under the Curve), which represents the total amount of drug in the blood throughout the testing period. The comparable AUC between the two formulations of sildenafil suggests that the body processes and eliminates ASP-001 and the Reference Drug in a similar manner, meaning the safety and effectiveness of ASP-001 should be comparable in terms of total exposure to that of the Reference Drug. In simple terms, ASP-001 seems to work faster than Viagra tablets at first, while still maintaining a familiar safety profile, providing a potential advantage for those who could benefit from a faster onset of action without increasing overall risk.

In June 2024, we published data from the results of our study in the International Journal of Science and Research (Volume 13 Issue 6, June 2024). The article, titled “Pharmacokinetic Parameters of a Novel Sildenafil Oral Liquid Suspension Administered to Healthy Adult Men Under Fasted Conditions”, describes the extent of systemic exposure for Sildenafil Oral Suspension as compared to the Reference Drug.

The statistically significant results from the bioequivalent study, together with observations of user experience from the study, highlight certain benefits of Sildenafil Oral Suspension, including the following:

●	Convenient delivery mechanism and discreet packaging.
●	Measured dosing that allows physicians and patients to adjust dosing easily without the need to divide single tablets.
●	Medication access for ED patients suffering from dysphagia (difficulty swallowing).
●	Faster rate of absorption for an initial post-dose period of 5 to 20 minutes while maintaining a comparable safety profile.

Also in December 2023, we completed dosing of all 38 subjects in two cohorts in a food effect study, comparing the amount of active drug in plasma after administration of a single oral dose of Sildenafil Oral Suspension (ASP-001) administered via a mechanical pump and metered dose actuator under fasting and fed (following a meal) conditions. The open label, single center, single dose, two-way crossover study in healthy subjects, titled, “A Phase 1 Food-Effect Study of 100 mg of ASP-001 Under Fed Versus 100 mg of ASP-Under Fasted Conditions in Healthy Adult Male Subjects”, was designed to assess the rate and extent of absorption and any food effects of Sildenafil Oral Suspension delivered via eight pushes of the actuator under both fed and fasted conditions. The study was not specifically powered to demonstrate statistical significance for the food effect. Instead, it evaluated whether the pharmacokinetic (PK) parameters (Cmax, AUCt, and AUCi) fell within predefined bioequivalence criteria (80%–125%). Results from the food effect study indicate that the presence of food does not reduce the drug’s effectiveness or its ability to reach therapeutic levels.

Sildenafil Oral Suspension - Regulatory Approvals

International approvals. We have commenced activities to obtain marketing authorizations to distribute HEZKUE in other jurisdictions in Europe, Asia, and South America in 2025. We are taking advantage of the “mutual recognition procedure” available in the European Union (“EU) to obtain marketing authorizations in Europe without the need for additional clinical studies. Pursuant to the “mutual recognition procedure” available in the EU, the validity of the original, national marketing authorization for a medicine first authorized for use in one EU Member State, may be recognized in other EU Member States. We are relying on the current approvals in Spain and Germany and supporting data as evidence of safety and efficacy of BANDOL and HEZKUE in our submissions to health authorities in international jurisdictions outside the EU where the mutual recognition procedure is unavailable.

FDA approval. We are pursuing FDA approval to distribute Sildenafil Oral Suspension delivered via a child proof bottle and mechanical pump with metered dose actuator that delivers the liquid equivalent of a 12.5 mg of sildenafil tablet per push of the actuator.

●	In March 2020, we entered into a Technical Transfer and Manufacturing Services Agreement and Statement of Work with Pharmaceutics International, Inc. (Pii), a contract development and manufacturing organization (CDMO) located in Hunt Valley, MD (the “Pii MSA”), which provides for the manufacture of process engineering and validation batches necessary to support our submissions with the FDA. Pii completed the technical transfer and final development of the Sildenafil Oral Suspension formulation, protocols and analytical methods; the manufacture of feasibility and technical transfer batches of drug product; the filling, packaging and labelling of the feasibility batches, stability testing of feasibility batches, and the manufacture, filling and packaging of the drug product supplies necessary to conduct the Sildenafil Oral Suspension clinical studies that we conducted in November and December 2023.

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●

In April 2020, we completed a successful pre-Investigational New Drug (pre-IND) meeting with the FDA, where the FDA addressed our questions and provided guidance on our Sildenafil Oral Suspension development and regulatory plan. The FDA was supportive of a single dose bioequivalent study in healthy volunteers comparing Sildenafil Oral Suspension delivered via a metered dose container with VIAGRA® tablets and deemed the 505(b)(2) regulatory pathway appropriate for the program. The 505 (b)(2) pathway, which is available for new dosage forms and routes of administration of U.S. FDA previously approved drugs, allows us to utilize Pfizer’s safety and efficacy data from FDA’s VIAGRA® tablet approval to demonstrate the safety and efficacy of Sildenafil Oral Suspension, resulting in lower costs and accelerated development as compared to the cost and time incurred in the development of a new drug.

●	In July 2023, we filed an Investigational New Drug application with the FDA for authorization to initiate a comparative bioavailability clinical study comparing Sildenafil Oral Suspension delivered via a mechanical pump and metered dose actuator to Viagra® tablets, when administered as a single dose to healthy subjects, and a companion food effect study to determine the effects of Sildenafil Oral Suspension under fasting and fed (following a meal) conditions.

●	In December 2023, we concluded the comparative bioavailability and food effect studies described above.
●	In July 2024, we entered into a Master Service Agreement and Statement of Work with Saptalis Pharmaceuticals, LLC, a U.S. based pharmaceutical company that specializes in the development, manufacturing, and commercialization of niche generic and innovative specialty products. The Agreement provides the terms and conditions, timelines and budget for the technical transfer, registration batch manufacturing, and process performance qualification for Sildenafil Oral Suspension necessary to support submissions to the FDA and the manufacture of drug product for commercial sales.

We intend to submit a new drug application (NDA) utilizing the manufacturing and stability data used to obtain approval of HEZKUE in Europe, and the manufacturing and stability data generated by Pii with respect to the process engineering and validation batches manufactured in the United States in 2022 and 2023. By using the existing GMP manufacturing and stability data, we plan to file an NDA with the FDA in mid-2025, which would result in a PDUFA date (the day by which the FDA votes to approve or reject a drug) in mid-2026.

We expect to seek FDA approval to market Sildenafil Oral Suspension delivered via our digitally connected device under development by filing a supplemental NDA following final device product testing and subsequent completion of required drug product stability studies in the new device.

Sildenafil Oral Suspension Agreements

Farmalider and Innovazone License Agreements

We are the exclusive licensee of the patented suspension formulation of Sildenafil Oral Suspension in the United States and specified countries outside the United States pursuant to License Agreements with Farmalider, S.A., a Spanish pharmaceutical company (“Farmalider”), and Innovazone Labs LLC, a Florida limited liability company (“Innovazone”, and together with Farmalider, the “Licensors”), which we executed in January and September 2020. The Licensors are the joint owners of United States and corresponding European and other international granted patents related to Sildenafil Oral Suspension titled, Pharmaceutical Composition of Sildenafil Citrate in The Form of A Suspension for Oral Use, which extend through March 2036.

BANDOL Purchase, Assignment, Distribution and Supply Agreements

We are the exclusive licensee of the patented suspension formulation of Sildenafil Oral Suspension in Spain authorized by the Spanish health authorities for distribution under the brand name, BANDOL®, pursuant to a License and Supply Contract (the “Farmalider License and Supply Contract”) between Farmalider and NutraEssntial OTC, S.L., a wholly owned subsidiary of Farmalider, and Rubio. In April 2022, we purchased all of Rubio’s rights and interest related to BANDOL. Concurrent with the acquisition, we entered into an Assignment and Assumption Agreement with Rubio and Farmalider pursuant to which Rubio assigned to Aspargo Italia, and Aspargo Italia assumed from Rubio, the exclusive rights granted by Farmalider to Rubio pursuant the Farmalider License and Supply Contract, which are reaffirmed in the Assignment and Assumption Agreement. Pursuant to a Distribution Agreement effective as of April 27, 2022 (the “Distribution Agreement”) and a Supply Agreement effective as of October 14, 2022 (the “Supply Agreement”) between Aspargo Italia and Rubio, we supply Sildenafil Oral Suspension to Rubio, which Rubio distributes in Spain under the brand name, BANDOL®. Effective December 31, 2024, we terminated the Distribution Agreement with Rubio and initiated direct distribution of BANDOL to drug product wholesalers in Spain.

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Sidus License and Distribution Agreement – Argentina

In November 2022, we entered into an Exclusive License Agreement (the “Argentina License”) with Laboratorios SIDUS (“SIDUS”), a pharmaceutical group in Argentina, to market and distribute Sildenafil Oral Suspension in Argentina. SIDUS manufactures and distributes in Argentina the MagnuS® brand of sildenafil and tadalafil ED products. SIDUS has applied for regulatory approval from health authorities in Argentina to distribute Sildenafil Oral Suspension packaged in the container closure system used for BANDOL and HEZKUE. A decision from ANMAT is expected in early 2025.

Sildenafil Oral Suspension –Manufacturing Agreements

International Manufacturing Agreements. BANDOL and HEZKUE are manufactured by Laboratorio Edefarm S.L., Valencia, Spain (“Edefarm”), a wholly owned subsidiary of Farmalider. We purchase BANDOL from Farmalider for resale in the Spanish market pursuant to the Farmalider License and Supply Contract and Assignment and Assumption Agreement described above. We purchase HEZKUE from Farmalider for resale in the German and UK markets pursuant to the license agreements with Farmalider and Innovazone referred to above.

Domestic U.S. Manufacturing Agreements. In July 2024, we initiated the technical transfer of the manufacturing process for Sildenafil Oral Suspension to Saptalis. We executed a Master Service Agreement and Statement of Work with Saptalis (the “Saptalis SOW”) providing the terms and conditions, timelines and budget for the technical transfer, registration batch manufacturing, and process performance qualification for Sildenafil Oral Suspension necessary to support submissions to the FDA and the manufacture of drug product for commercial sales. Total fees for the manufacturing steps described in the Saptalis SOW, which are expected to be completed in 2025, are approximately $0.95 million. Fees are due upon satisfactory completion by Saptalis of various manufacturing steps specified in the Saptalis SOW. As of September 30, 2024, we paid $0.23 million in fees to Saptalis with respect to the manufacturing steps contained in the Saptalis SOW.

Components of Results of Operations

Net revenue

During the fiscal years ended December 31, 2022 and 2023, and the nine months ended September 30, 2024, all of our revenue consists of gross distribution billings to Rubio for amounts generated by Rubio from BANDOL sales to drug product wholesalers. We account for this revenue by applying the requirements of ASC 606, Revenue from Contracts with Customers, which includes the following steps:

1.	Identification of the contract, or contracts, with the customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenues when, or as we satisfy a performance obligation.

The Distribution Agreement provides for the distribution of BANDOL by Rubio with product supplied exclusively by Aspargo pursuant to the Supply Agreement. Also, the Distribution Agreement provides Rubio with a limited, non-exclusive, non-sublicensable, non-transferable, royalty-free, license to the BANDOL Trademark (the “BANDOL Trademark Rights”) for the purpose of distributing BANDOL in Spain. We consider the ongoing supply of BANDOL and the grant of the BANDOL Trademark Rights to Rubio as a single performance obligation. We recognize revenue at a point in time when we satisfy the performance obligation, which occurs upon delivery of BANDOL to the manufacturer’s delivery site and control and risk of loss of the product is transferred to Rubio.

We consider the grant of the BANDOL Trademark Rights as an immaterial promise to Rubio that does not give rise to a separate performance obligation as prescribed in ASC 606-10-25-16A, based on the nature and substance of the rights conveyed to Rubio. We granted the BANDOL Trademark Rights to Rubio without cost, solely for use by Rubio when distributing BANDOL. The BANDOL Trademark Rights do not provide Rubio with any additional benefits. Accordingly, in management’s opinion, the promise to grant Rubio use of the BANDOL Trademark is immaterial in the context of the contracts with Rubio and is not accounted for as a separate performance obligation.

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The transaction price is the amount of consideration to which we expect to be entitled in exchange for transferring goods or services to Rubio. Pursuant to the Distribution Agreement, we are entitled to the gross amount of revenue generated by Rubio from BANDOL sales to drug product wholesalers, less the supply costs payable to us by Rubio for supply of BANDOL, and we are obligated to pay Rubio fixed and variable fees for performance of distribution services. To determine the transaction price, we consider, among other things, the effect of the distribution service fees payable to Rubio.

Consideration payable to a customer includes cash amounts that we pay or expect to pay our customer or to other parties that purchase our goods or services from our customer (i.e. a customer’s customer). Under both IFRS Accounting Standards and US GAAP, consideration payable to a customer reduces the transaction price, unless the payment is for a distinct good or service that the customer transfers to the company. When the payment is for a distinct good or service, the payment is instead accounted for like other purchases from suppliers, with certain exceptions.

We considered whether the distribution service fees payable to Rubio are related to gross distribution billings to Rubio pursuant to the Distribution Agreement or represent payment for distinct services that Rubio performs for us. We concluded that the payments are economically linked to the revenue, rather than payments for a distinct good or service, and should be recorded as a reduction of the transaction price, thereby reducing the amount of revenue recognized. Therefore, our policy is to recognize revenue from Rubio on a net basis.

For the years ended December 31, 2023 and 2022, gross distributions billings amounted to $0.95 million and $0.47 million, respectively, while distribution expenses amounted to $1.01 million and $0.68 million, respectively, resulting in net negative revenue. The guidance in ASC 605-50 does not specifically address how to account for payments to customers that result in negative revenue. In the absence of guidance, the negative revenue for the years ended December 31, 2023 and 2022 has been shown in the revenue section of the Consolidated Statement of Operations.

For the nine months ended September 30, 2024 and 2023, gross distributions billings of $0.98 million and $0.69 million, respectively, exceeded distribution expenses, which amounted to $0.88 million and $0.70 million, respectively.

In addition to revenue that we derive from Rubio for sales of BANDOL to wholesalers, we derive gross revenue from Rubio for sales of BANDOL to Rubio pursuant to the Supply Agreement, which we purchase from Farmalider and supply to Rubio at our cost. Under applicable Accounting Standards, we record revenue from BANDOL sales to Rubio net of cost of goods paid to Farmalider.

We commenced the Supply of BANDOL to Rubio pursuant to the Supply Agreement in 2023. During the year ended December 31, 2023, we purchased BANDOL from Farmalider at a total cost of $212,079, which we resold to Rubio for a total sale price of $212,086, resulting in net revenue of $7.00. During the nine months ended September 30, 2024, we purchased BANDOL from Farmalider at a total cost of $165,706, which we resold to Rubio for a total sale price of $165,708, resulting in net revenue of $2.00.

As a result of the foregoing, we recorded total net revenue of $(64,842) and (211,554) for the years ended December 31, 2023 and 2022, respectively, and $102,654 and $(13,401) for the nine months ended September 30, 2024 and 2023, respectively.

We expect to continue generating positive revenue in Spain through online and enhanced in person promotion of BANDOL to prescribing physicians, and by employing Aspargo personnel, rather than fixed cost, third party distributors, to conduct these activities on our behalf. Effective July 1, 2024, we hired a General Manager based in Madrid to manage Aspargo distribution activities in Spain. Also, we engaged IPG Health, a global health care marketing agency, to design and implement an extensive online and social media campaign promoting BANDOL to physicians and creating disease awareness among patients in Spain. Our business plans include hiring sales associates, launching traditional and online product promotion media campaigns, supporting local country key opinion leaders in their publication and product awareness outreach efforts, and participating in relevant medical and professional conferences. We expect these initiatives to generate increased international sales and positive net revenue in Spain during calendar year 2025

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In October 2024, we provided Rubio with notice of our intent to terminate the Distribution Agreement as of December 31, 2024 as we transition to conducting all marketing, promotion and distribution activities under the management of our General Manager - Spain. A final payment of 200,000 Euros is due to Rubio upon the early termination of the Distribution Agreement, payable upon the effective date of the termination. Effective December 13, 2024, we terminated the Distribution Agreement by executing a Termination Agreement with Rubio and paid the final payment due under the agreement.

We expect our distribution costs to increase in absolute dollars as and to the extent we expand the sales teams and personnel dedicated to the promotion of BANDOL in Spain and Germany, and the launch of HEZKUE in the UK. We intend to expend additional resources in the future to continue introducing new products, features, and functionality.

Research and Development Expenses

Research and development expenses include drug costs, manufacturing of drug product necessary for clinical trials and FDA submissions, costs incurred for design and development of our personalized, digitally connected drug delivery device and associated mobile app, costs associated with outsourced professional regulatory and quality assurance advisory services, investigative sites and consultants that conduct our clinical development programs, new product development, regulatory filings and other miscellaneous R&D activities.

The License Agreements with Farmalider and Innovazone grant us exclusive use of patents and distribution rights related to Sildenafil Oral Suspension. We record upfront and milestone payments to our licensors as research and development expense if the liability for the payments is incurred before we receive regulatory approval to distribute the drug product. Once a drug product receives regulatory approval, we record any milestone payments as intangible assets, less accumulated amortization and, unless the asset is determined to have an indefinite life, we amortize the payments on a straight-line basis over the remaining agreement term, the remaining life of the related patent, or the expected product life cycle, whichever is shorter. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization.

We will continue to incur research and development expenses as we expand our drug product portfolio and develop our digitally connected drug delivery device and associated mobile app. As a result, we expect our research and development expenses to continue to increase in absolute dollars.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include the costs of market research and commercial activities related to the commercialization and sale of BANDOL and HEZKUE, including commercial launch planning, contract sales force organizations, third party logistics providers, key opinion leader support programs, and inventory planning; personnel expenses, including salaries and related benefits, share-based compensation, and travel expenses for employees. Also, selling, general and administrative expenses include fees incurred in connection with financing activities, the cost of insurance, outside legal fees, accounting and other professional consulting services, audit fees from our independent registered public accounting firm, corporate facility costs, including rent, and other administrative costs.

We anticipate a significant increase in headcount in our commercial organization as we continue to expand our business in the United States and internationally. Also, we anticipate a significant increase in corporate infrastructure costs including, but not limited to, accounting, legal, human resources, consulting and investor relations fees, listing fees on the NYSE, costs associated with Securities and Exchange Commission (“SEC”) reporting and compliance, as well as increased director and officer insurance premiums, as a result of becoming a public company. As a result, we expect our selling, general and administrative expenses to continue to increase in absolute dollars.

Interest Income, Interest Expense and Other Gain (Loss), Net

Interest income consists of income earned on account balances.

Interest expense consists of contractual interest expense and amortization of the debt discount on promissory notes we issued in 2022 and 2023.

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Other gain (loss), net consists of foreign currency transaction gains and losses.

Provision for Income Taxes

To date, we have not recorded any U.S. federal income tax expense, and our state and foreign income tax expenses have not been material. We have recorded deferred tax assets for which we provide a full valuation allowance. We expect to maintain a full valuation allowance for the foreseeable future as it is not more likely than not that the deferred tax assets will be realized based on our history of losses.

Results of Operations

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

Comparison of the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,
	2024	2023
	(Unaudited)
Total revenue, net	$102,654	$(13,401)

Operating expenses
Research and development expense	$(5,038,801)	$(1,971,612)
Selling, general and administrative expenses	(11,594,048)	(5,062,649)
Total operating expenses	$(16,632,849)	(7,034,261)

Loss from operations	$(16,530,195)	$(7,047,662)

Interest income (expense)	$309,140	$(1,173,076)
Other loss	(66,060)	(91,311)
Total non-operating gain (loss)	$243,080	$(1,264,387)

Net loss before income taxes	(16,287,115)	(8,312,049)
Income tax provision	-	-
Net loss	$(16,287,115)	$(8,312,049)

Net revenue

Net revenue was $102,654 for the nine-month period ended September 30, 2024, compared to $(13,401) for the nine-month period ended September 30, 2023, representing an increase in net revenue of $116,055 or 866% for the comparative nine-month period. The increase in net revenue primarily was due to an increase in gross distribution billings of $288,215, which was offset slightly by an increase in distribution expense of $172,160.

Research and Development

Research and development expenses increased by $3.06 million, or 156%, during the nine-month period ended September 30, 2024, compared to the nine-month period ended September 30, 2023. The increase primarily was due to costs of $2.40 million incurred for development of our electronic drug delivery device and associated mobile app, and costs of $0.83 million incurred for manufacturing of Sildenafil Oral Suspension necessary for FDA submissions. This increase in costs was offset by a decrease in clinical expenses of $0.17 million.

Selling, General and Administrative

General and administrative expenses increased by $6.53 million, or 129%, during the nine-month period ended September 30, 2024, compared to the nine-month period ended September 30, 2023.The increase primarily was due to increases of $2.07 million in salaries for additional headcount and bonuses to existing employees, $1.38 million in stock based compensation expense, $1.61 million in expenses for HEZKUE and BANDOL launch campaigns, $1.59 million in legal, professional, accounting and audit fees related to patent filings, the annual audit and preparing of draft registration statements filed with the SEC on Form S-1, $0.26 million in other general and administrative expenses, $0.19 million in employee recruitment expenses, and $0.10 million in lease expenses. The foregoing increase was offset partially by decreases of $0.57 million in BANDOL promotion costs and $0.10 million in fees paid to placement agents.

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Interest Income (Expense)

Interest income for the nine-month period ended September 30, 2024 represents interest earned on cash deposits with banks. Interest expense for the nine-month period ended September 30, 2023 relates to accrued interest paid upon the redemption of promissory notes issued in 2022 and stock-based interest expenses incurred on the conversion of convertible promissory notes issued in 2023.

Comparison of the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
	(As Restated)	(As Restated)
Consolidated Statements of Operations Data
Total revenue, net	$(64,842)	$(211,554)
Operating expenses
Research and development expense	(6,448,683)	(982,659)
Selling, general and administrative expenses	(6,702,614)	(4,384,384)
Total operating expenses	$(13,151,297)	$(5,367,043)
Loss from operations	(13,216,139)	(5,578,597)
Interest expense	(1,173,076)	(147,429)
Loss before provision for income taxes	$(14,389,215)	$(5,726,026)
Income tax provision	-	-
Net loss	$(14,389,215)	$(5,726,026)

Net Revenue

Net revenue was $(64,842) for the year ended December 31, 2023, compared to $(211,554) for the year ended December 31, 2022, representing a decrease in net negative revenue of $146,712, or 70%, for the comparative twelve-month period. The decrease primarily was due to costs of transition distribution activities performed by Rubio in 2022.

Research and Development

Research and development expenses increased $5.47 million, or 556%, during the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase primarily was due to increases of $1.85 million in milestone payments due to our Licensors classified as R&D expense, $2.31 million in clinical trial costs for the Sildenafil Oral Suspension bioavailability and food effect studies, including manufacturing costs of clinical supplies for such studies, contract research organization costs related to the conduct of the studies and increased regulatory advisory fees; $1.05 million in electronic drug delivery device and associated mobile app design fees; $65,000 in fees for marketing approval applications in international jurisdictions; and a charge of $176,500 related to impairment of manufacturing filling equipment.

Selling, General and Administrative

General and administrative expenses increased approximately $2.3 million, or 53%, during the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase primarily was due to increases of $1.12 million in personnel-related expenses driven by increased employee compensation and engagement of external sales force personnel to promote BANDOL to general practitioners in Spain; $575,000 in commercial launch advisory service costs related to the relaunch of BANDOL in Spain and launch of HEZKUE in Germany; $400,000 in stock based compensation paid in connection with investor relations services; and $200,000 in legal, professional and accounting and audit fees related to patent filings and engagement of independent auditors and external counsel in connection with the preparation of draft registration statements filed with the SEC on Form S-1. These increases were offset partially by reductions in global commercial advisory fees and various other general and administrative expenses.

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Amortization Expense

Amortization of intangible assets, consisting of acquired BANDOL related intangible assets, increased $35,800, or 53% during the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase was due to the full year of amortization of the BANDOL intangible assets in 2023 as compared to the partial year of amortization of those assets in 2022.

Interest Expense

Interest expense increased approximately $1.0 million, or 695%, during the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase was due to the payment of stock-based interest expense in connection with the redemption and conversion of convertible promissory notes issued in 2023.

Trend Information

We are unable to identify any recent trends in revenue or expenses because we commenced commercial operations less than three years ago. Accordingly, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information described herein to be indicative of future operating results or financial condition.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had $18.72 million in cash on September 30, 2024, compared to $9.73 million on December 31, 2023, an increase of $8.98 million. The increase is due to cash received from sale of common stock during the nine-month period ended September 30, 2024.

We had total current assets of $18.97 million and total current liabilities of $2.07 million, resulting in working capital of $16.90 million on September 30, 2024, compared to total current assets of $9.73 million and total current liabilities of $1.98 million, resulting in working capital of $7.75 million on December 31, 2023, an increase in working capital of $9.15 million. The increase primarily is due to cash received from sale of common stock during the nine-month period ended September 30, 2024

In May 2024, we entered into a $25.0 million financing agreement with Wells Resources LLC. The agreement provides for a senior unsecured term loan facility, with an aggregate principal amount of up to $25.0 million, to be used for working capital purposes. The loan facility expires on December 31, 2026. Interest accrues on any outstanding balance at a fixed rate of 10% per annum and is payable monthly. No amounts are outstanding under the loan facility.

As consideration for the grant of the loan facility, we awarded Wells Resources LLC options to purchase 1,000,000 shares of our common stock at an exercise price of $0.87 per share. The options vest in full on the grant date and have a term of 5 years. Gary Wells, who will become a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part, holds one third of the membership interests in Wells Resources LLC.

Our future capital requirements for operations will depend on many factors, including the profitability of product distribution activities, the number and cash requirements of other drug product candidates that we pursue, and the costs of our operations. We plan to generate positive cash flow from our product distribution activities in Spain, Germany, the UK and elsewhere to address some of our liquidity needs. However, to implement our business strategy, we anticipate that we may need to obtain additional financing from time to time and may choose to raise additional funds through public or private equity or debt financings, drawing down on our Wells Resources line of credit, or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional capital raised through the sale of equity or equity-linked securities may dilute our current stockholders’ ownership in the Company and could result in a decrease in the market price of our common stock. The terms of any securities issued by us in future capital transactions may be more favorable to new investors and may include the issuance of warrants or other derivative securities, which may have a further dilutive effect. Furthermore, any debt financing, if available, may subject us to restrictive covenants and significant interest costs. There can be no assurance that we will be able to raise additional capital, when needed, to continue operations in their current form.

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We have financed operations since inception through the net proceeds received from the sales of our common stock, promissory notes and convertible promissory notes. We have generated losses from our operations since inception as reflected in our accumulated deficit of $46.26 million as of September 30, 2024, and negative cash flows from operating activities of $13.89 million for the nine-month period ended September 30, 2024, and $11.61 million for the year ended December 31, 2023.

We assess our liquidity by considering our total cash on hand, availability of credit under our loan facility, and projected product distribution income and related expenses. We believe our current cash and amounts available under our loan facility are sufficient to meet our working capital and capital expenditure requirements for the next 12 months.

Cash Flows

For the Nine Months Ended September 30, 2024 and 2023

The following table summarizes our primary sources and uses of cash for the nine months ended September 30, 2024 and September 30, 2023.

Cash Flow	Nine Months Ended September 30,
	2024	2023
	(Unaudited)
Net cash used in operating activities	$(13,894,048)	$(8,084,546)
Net cash provided by financing activities	$22,887,093	$15,311,725
Net change in cash	$8,984,706	$7,206,609

Operating Activities

Our primary uses of cash from operating activities are for research and development expenses, product launch planning expenses, product marketing and promotion expenses, personnel-related expenses, and consulting expenses. We have generated negative cash flows from operating activities since inception and have satisfied working capital requirements through sales of equity and debt securities.

Net cash used in operating activities of $13.89 million for the nine months ended September 30, 2024 reflects our net loss of $16.29 million, adjusted by non-cash items such as, common stock issued for services of $0.64 million; stock-based compensation expense of $1.79 million; amortization of intangible assets of $0.08 million, and other items of $ 0.08 million; and net cash outflows of $0.19 million from changes in our operating assets and liabilities.

Net cash outflows from changes in operating assets and liabilities consists of $0.35 million paid to our Licensors, $0.04 million paid as security deposits for rented office space, and a decrease of $0.24 million in accounts receivable. These amounts were offset partially by an increase of $0.43 million in accounts payable and accrued expenses.

Net cash used in operating activities for the nine months ended September 30, 2023 of $8.08 million reflects our net loss of $8.31 million, adjusted by non-cash items such as common stock issued in lieu of interest of $1.10 million, common stock issued for services of $0.84 million, stock-based compensation of $0.51 million, amortization of intangible assets of $0.07 million, and other items of $ 0.09 million; and net cash outflows of $2.39 million from changes in our operating assets and liabilities.

The net cash outflows from changes in operating assets and liabilities consists of $1.65 million paid to our Licensors with respect to our License Agreements, a decrease of $0.25 million in accounts receivable, a decrease of $0.97 million in amounts due to Rubio for our purchase of BANDOL Intangible Assets and transition fees payable, and a decrease of $0.04 million in accrued interest and security deposits. These amounts were offset partially by an increase of $0.52 million in accounts payable and accrued expenses.

Investing Activities

There are no cashflows from investing activities during the nine months ended September 30, 2024 and 2023.

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Financing Activities

Net cash provided by financing activities of $22.89 million for the nine months ended September 30, 2024 consists solely of $22.89 million in proceeds from the sale of common stock, net of issuance costs.

Net cash provided by financing activities of $15.31 million for the nine months ended September 30, 2023 consists of $6.28 million in proceeds from the sale of common stock, net of issuance costs, and $10 million in proceeds from the issuance of convertible promissory notes, which were converted into shares of our common stock on September 30, 2023. These amounts were offset partially by a decrease in notes payable of $0.97 million upon their repayment.

For the Years Ended December 31, 2023 and 2022

The following table summarizes our primary sources and uses of cash for the years ended December 31, 2023 and December 31, 2022.

Cash Flow	Year Ended December 31,
	2023	2022
	(As Restated)	(As Restated)

Net cash used in operating activities	$(11,606,403)	$(3,512,636)
Net cash used in investing activities	(125,000)	(1,470,353)
Net cash provided by financing activities	21,371,325	4,318,803
Net change in cash	9,639,922	(664,186)

Operating Activities

Our primary uses of cash from operating activities are for research and development expenses, product launch planning expenses, product marketing and promotion expenses, personnel-related expenses, and consulting expenses. We have generated negative cash flows from operating activities since inception and have satisfied our working capital requirements through sales of equity and debt securities.

Net cash used in operating activities of $11.61 million for the year ended December 31, 2023 reflects our net loss of $14.39 million, adjusted by non-cash items such as common stock issued for services of $0.84 million, common stock issued in lieu of interest of $1.10 million, stock-based compensation of $0.42 million, charge for impairment of manufacturing equipment of $0.18 million, amortization of intangible assets of $0.10 million, and net cash inflows of $0.05 million from changes in our operating assets and liabilities.

The net cash inflows from changes in operating assets and liabilities consisted of an increase of $0.88 million in accounts payable and accrued expenses; a $2,778 increase in accounts receivable; and a $0.20 million increase in amounts due to our Licensors. These amounts were offset partially by a decrease of $1.0 million in amounts due to Rubio and $0.04 million in accrued interest, and payment of $1,090 as a security deposit for office space rental.

Net cash used in operating activities of $3.51 million for the year ended December 31, 2022 reflects our net loss of $5.73 million, adjusted by non-cash items such as, common stock issued for services of $0.30 million, stock-based compensation expense of $0.74 million, amortization of intangible assets of $0.07 million; and net cash inflows of $1.01 million from changes in our operating assets and liabilities.

The net cash inflows from changes in operating assets and liabilities consisted primarily of an increase of $0.37 million increase in accounts payable and accrued expenses, $0.97 million in amounts due to Rubio, and $38,904 increase in accrued interest. These amounts were offset partially by a decrease of $0.35 million in amounts due to our Licensors and $2,692 in accounts receivable.

Investing Activities

Net cash used in investing activities of $0.13 million for the year ended December 31, 2023 pertains solely to the purchase of manufacturing filling equipment.

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Net cash used in investing activities of $1.47 million for the year ended December 31, 2022 pertains solely to the purchase of BANDOL intangible assets.

Financing Activities

Net cash provided by financing activities of $21.37 million for the year ended December 31, 2023 consisted of $12.34 million in proceeds from the sale of common stock, net of issuance cost, and $10 million in proceeds from the sale of convertible promissory notes, which were converted into shares of our common stock on September 30, 2023. These amounts were offset partially by a decrease in notes payable of $0.97 million upon their repayment.

Net cash provided by financing activities of $4.31 million for the year ended December 31, 2022 consisted of $3.35 million in proceeds from the sale of common stock, net of issuance costs; and $0.97 million in proceeds from the sale of convertible promissory notes.

Contractual Obligations and Commitments

The contractual commitment amounts in the table below are associated with agreements that are enforceable and legally binding. Purchase orders issued in the ordinary course of business are not included in the table below, as our purchase orders represent authorizations to purchase rather than binding agreements.

The following table summarizes our contractual obligations as of September 30, 2024:

Contractual Obligations	Payments Due by Period
	Total	Less than 1 Year	1 - 2 Years
Operating lease commitments	$108,485	$108,485	-
Manufacturing Commitments	712,500	712,500	-
Total contractual obligations	$820,985	$820,985	-

The operating lease commitments consist of future non-cancelable minimum rental payments under operating leases for our offices, including imputed interest.

In November 2023, we executed a Statement of Work (“Pii SOW”) with Pii for the Registration, and Process Validation Batch Manufacture of Sildenafil Citrate Oral Suspension, 25mg/mL in 30mL Bottles (the “Registration Batch Project”) consisting of the manufacturing and subsequent activities necessary for registration of Sildenafil Oral Suspension with the FDA. Total fees for the manufacturing steps of the Registration Batch Project are approximately $2.32 million. Fees are due upon satisfactory completion by Pii of various manufacturing steps specified in the SOW. As of December 31, 2023, we paid $0.32 million in fees with respect to the manufacturing steps contained in the Registration Batch Project. In July 2024, we terminated the Registration Batch Project without penalty pursuant to the terms of the Pii SOW. As of September 30, 2024, we paid $0.59 million in fees to Pii with respect to the manufacturing steps contained in the Registration Batch Project.

In September 2023, we executed a contract with Procepack Packaging, a packaging equipment manufacturer, for the manufacture and assembly of a customized filling machine to be used to fill the delivery devices we intend to use for FDA registration purposes. The total cost of the equipment is $0.31 million, due in installments at various stages of completion. As of December 31, 2023, we paid $0.12 million of the purchase price and recorded a liability of $0.18 million for the remaining payments due under the contract. During the nine-month period ended September 30, 2024, we paid all remaining amounts due under the contract except for a balance of $10,000, which will be paid upon successful installation and testing of the machine.

In July 2024, we initiated the technical transfer of the manufacturing process for Sildenafil Oral Suspension to Saptalis. In November 2024, we executed the Saptalis SOW. Total fees for the manufacturing steps described in the Saptalis SOW, which are expected to be completed in 2025, are approximately $0.95 million. Fees are due upon satisfactory completion by Saptalis of various manufacturing steps specified in the Saptalis SOW. As of September 30, 2024, we paid $0.23 million in fees to Saptalis with respect to the manufacturing steps contained in the Saptalis SOW.

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Operating Leases

In November 2023, we entered into a sublease agreement for our corporate headquarters in New York City. This lease expires on April 30, 2025, which is the date of expiration of the primary lease between our sublandlord and the primary landlord. We began making recurring monthly rental payments of $13,595 under the sublease in March 2024.

In May 2023, we renewed the lease agreement for our office space in Englewood Cliffs, NJ, at a recurring monthly rent of $1,665. The lease expires on May 31, 2025.

License fees and royalties

We are a party to an Exclusive Patent License Agreement, dated as of January 26, 2020 and amended on December 31, 2023, with Farmalider and Innovazone covering the rights to commercialize Sildenafil Oral Suspension in the United States (the “US License”) and a corresponding agreement dated as of September 25, 2020, as amended June 9, 2021, December 27, 2021, and December 31, 2023, covering the rights to commercialize Sildenafil Oral Suspension in specified countries outside the United States (the “International License”).

Pursuant to the US License, we are obligated to pay the Licensors a total of three million US Dollars ($3,000,000) of milestone payments upon the earlier of the date of occurrence of specific events related to the FDA approval process and specific dates listed in the US License, as amended. As of December 31, 2023, we paid a total of $1,150,000 in milestone payments. We paid the milestone payments of $350,000 due upon the earlier of successful completion of a bioequivalent study or June 30, 2025 in May 2024. The milestone payment of $1,500,000 due no later than September 30, 2027 remains outstanding. Pursuant to the International License, we are obligated to pay the Licensors a total of three million US Dollars ($3,000,000) of milestones upon specified dates, which we have paid in full.

In addition, we are obligated to pay the Licensors a sales-based royalty upon sales of Sildenafil Oral Suspension in the territories covered by the US and International Licenses. Royalties due with respect to sales of Sildenafil Oral Suspension outside the United States are eliminated in any jurisdiction where we purchase Sildenafil Oral Suspension for resale from Farmalider.

Indemnification Agreements

In the ordinary course of business, we enter into indemnification agreements of varying scope and terms pursuant to which we agree to indemnify distributors, vendors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services or goods to be provided by us, or from intellectual property infringement claims made by third parties. Additionally, in connection with the listing application of our common stock on the NYSE, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. No demands have been made upon us to provide indemnification under such agreements, and we are not aware of any claims that could have a material effect on our financial position, results of operations, or cash flows.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Our management, in consultation with legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, our management, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

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Off-Balance Sheet Arrangements

For all periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We have operations in the United States and internationally, and we are exposed to market risk in the ordinary course of our business.

Interest Rate Risk

We had cash of approximately $18.72 million as of September 30, 2024, which consists of bank deposits. The cash is held primarily for working capital purposes. Interest-earning deposits carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. Due to the short-term nature of our cash deposits, we do not believe a hypothetical 10% change in interest rates would have a material impact on the fair value of our cash and cash equivalents. Therefore, we do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates. We do not own any marketable securities, and we do not enter into investments for trading or speculative purposes.

Foreign Currency Risk

We have foreign currency exchange risks related to our operating expenses and the sales and operating expenses of our foreign subsidiaries that are denominated in currencies other than the U.S. dollar, principally the Euro. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We have experienced and will continue to experience fluctuations in foreign exchange gains (losses) related to changes in foreign currency exchange rates. In the event our foreign currency denominated assets, liabilities, sales, or expenses increase, our results of operations may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

License agreements, trademarks, patents, and other intangible assets

We classify our intangible assets as follows: (1) intangible assets with definite lives subject to amortization, and (2) intangible assets with indefinite lives not subject to amortization. We determine the useful lives of definite-lived intangible assets after considering specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the life of the patent related to the asset, the benefit of regulatory assets, such as submission dossiers, following expiration of the patent supporting the drug product to which the regulatory asset relates, the contractual terms of any agreement related to the asset, the historical performance of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized, primarily on a straight-line basis, over their estimated useful lives. If an intangible asset's economic useful life is deemed indefinite, such as trademarks and brand names, which do not have an expiration date, that asset is not amortized.

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We are a party to license agreements granting us exclusive use of patents and distribution rights related to drug products. We record upfront and milestone payments to our licensors under our licensing arrangements as research and development expense if the liability for the payments is incurred before we receive regulatory approval to distribute the associated drug product. Once a drug product receives regulatory approval, we record any milestone payments as intangible assets, less accumulated amortization, and unless the asset is determined to have an indefinite life, we amortize the payments on a straight-line basis over the shortest of the remaining agreement term, remaining life of the related patent, or expected product life cycle. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization.

Intangible assets that are deemed to have indefinite lives are reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that their carrying value may not be recoverable. We consider whether circumstances or conditions exist that suggest that the carrying value of our other long-lived assets might be impaired. If such circumstances or conditions exist, further steps are required to determine whether the carrying value of each of the individual assets exceeds its fair market value. If the analysis indicates that an individual asset’s carrying value does exceed its fair market value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value. These steps entail significant amounts of judgment and subjectivity. When events and changes in circumstances indicate there may be an impairment, we perform interim testing.

Stock Based Compensation

We record stock-based compensation expense for all stock-based awards made to employees, non-employees, and directors based on estimated fair values recognized over the requisite service period. We estimate the fair value of options granted to employees for the purpose of calculating stock-based compensation expense on the grant date using the Black-Scholes pricing model. The Black-Scholes pricing model requires us to make assumptions and judgments about the inputs used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the volatility of our common stock, risk-free interest rate, and expected dividend yield. The expected term represents the period that we expect our stock-based awards to be outstanding. We determine the expected term assumptions based on the vesting terms, exercise terms, and contractual lives of the options. The volatility is based on an average of the historical volatilities of the common stock of comparable public companies with characteristics similar to ours. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. Our expected dividend yield input is zero as we have not historically paid, nor do we expect in the future to pay cash dividends.

Given the absence of an active market for our common stock, management was required to estimate the fair value of our common stock at the time of each option grant based upon several factors, including its consideration of input from management and contemporaneous private sales of our stock to third parties, which management believes represents a fair value exchange. The exercise price for all stock options granted was the estimated fair value of the underlying common stock.

Upon the listing of our common stock on the NYSE, our common stock will be publicly traded and potentially subject to significant fluctuations in market price. Increases and decreases in the market price of our common stock will increase and decrease the fair value of our stock-based awards granted in future periods.

Recent Accounting Pronouncements

Management does not believe that recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) had or have a material impact on the Company’s present or future financial statements.

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BUSINESS

Overview

Our mission is to improve patient outcomes by combining the therapeutic benefits of liquid dosage forms of medications with “smart” electronic drug delivery devices and accompanying mobile apps that facilitate medication adherence.

We are a commercial stage, specialty pharmaceutical and med-tech company focused on designing, developing and marketing oral liquid suspension formulations of leading oral solid dose Rx and OTC medications for administration in personalized, digitally connected, electronic drug delivery devices and accompanying mobile apps. Aspargo’s owned and licensed technology, consisting of granted patents, patent applications, know how, and trade secrets, enable efficient and cost-effective manufacturing of oral liquid suspension formulations, which we believe are applicable to multiple popular oral solid dose medications and that will provide patients enhanced absorption and dosing flexibility. Our “smart” drug delivery device with accompanying mobile app under development is designed to facilitate convenient dosing administration routines for patients through convenient dose monitoring and dose titration, and connectivity between patients and their caregivers.

Our first commercial product, “Sildenafil Oral Suspension”, is a proprietary oral spray liquid suspension formulation of sildenafil citrate, the active ingredient in VIAGRA®, indicated for the treatment of erectile dysfunction (ED). Currently, Sildenafil Oral Suspension is administered via a container closure system consisting of a 30 ml bottle and mechanical pump with a metered dose actuator. We distribute Sildenafil Oral Suspension in Spain, Germany, and the UK. The FDA approval process in the United States is ongoing.

Our core business strategy is to develop and promote new uses for our licensed and self-developed drug formulation technology, which makes it possible to reformulate oral solid dose medications for administration as oral liquid suspensions, and for our self-developed drug electronic delivery device technology, which makes it possible to design and manufacture novel, proprietary, digitally connected, drug delivery devices for administration of our proprietary oral suspension formulations to enhance patient centric care.

We commenced operations in January 2020.

History

We started Aspargo because our founder and chief executive officer, Mr. Michael Demurjian, experienced first-hand that friends and family members and their caregivers were frustrated by the experience of taking medicines in the form of traditional tablets, capsules, and pills. Some patients have difficulty swallowing solid dosage form medications, others forget whether they took their prescribed dose at the times dictated by their physicians, and others self-medicate and titrate their dose based on their symptoms and how they feel by splitting or crushing tablets. Spouses, partners, relatives, and caregivers expressed the desire for an app-based alert that could send a message in real time as a reminder that it was time for their loved one or the patient under their care to take his or her medications. Our CEO recognized that improved dosing convenience combined with real time dose monitoring would likely improve compliance and medication dosing adherence, and thereby improve quality of life and overall user experience for consumers of popular Rx and OTC medications. Following discussions with university and practicing physicians our CEO was inspired to create Aspargo to modernize drug delivery.

Our Approach to Personalized Medicine

Personalized medicine, also referred to as precision medicine, is a medical model that separates people into different groups—with medical decisions, practices, interventions and/or products tailored to the individual patient based on the patient’s predicted response or risk of disease. The use of genetic information has played a major role in certain aspects of personalized medicine (e.g. pharmacogenomics), and the term was first coined in the context of genetics, though it has since broadened to encompass all sorts of personalization measures.

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Patient-centeredness has long been recognized as a desirable attribute of health care. Proponents have described patient-centered care as that which honors patients’ preferences, needs, and values; applies a biopsychosocial perspective rather than a purely biomedical perspective; and forges a strong partnership between patient and clinician. An example of patient centered features is smartphone apps to give patients mobile access to their medical records, including dosing administration routines. Published literature highlights that innovation and new technologies in precision medicine are paving a new era in patient centric care.

We are applying the concept of personalized medicine by developing novel, easy-to-use, digitally connected, container closure systems and accompanying mobile apps to be used by patients and their caregivers to enhance dosing convenience and medication adherence. We believe that liquid dosage formulations of medication delivered in a convenient, easy to use, electronic delivery device that allows for delivery of a drug whose various properties and features (e.g. dose level, ingredient selection, real time dose monitoring and alerts, etc.) are selected and crafted for an individual patient or select group of patients, is an area of personalized medicine that will result in enhanced patient compliance and adherence and drug product acceptance and adoption. Furthermore, we believe that the administration of such formulations in digitally connected delivery devices that can detect and capture data around patient-administered therapy, such as the time and volume of a dose, and/or ensure proper technique, have the potential enhance patient engagement and medication experience.

Current Treatments and Their Limitations

Disadvantages of oral solid dosage form

Tablets and capsules, the oral dosage forms most prescribed by doctors, contain a mixture of active pharmaceutical ingredients (API) with or without excipients. Although solid dose (tablets/capsules) is the major oral dosage form sold, preferences for other dosage forms continue to grow. The difficulties in swallowing tablets or capsules is an issue experienced by a wide range of people regardless of age or gender, with the elderly and young having the most difficulty.

The importance of providing safe, effective, and proven medicines for populations suffering from dysphagia, which is a condition characterized by difficulty in swallowing food or liquid, and populations suffering from debilitating illnesses, has been continually cited as an area in need of improvement for pharmaceutical companies and the providers who administer their products. In addition, different ages, weights, body mass indices, and metabolically impaired individuals require considerable dosing precision that is not linearly scaled. The widespread lack of dispersed format oral products forces clinicians and pharmacists to treat their patients by using alternative solutions that are not always backed by supporting bioavailability, stability, and safety studies. Sometimes, tablets are administered extemporaneously by crushing the dosage form and mixing it with food or drink. Not only are these delivery methods inconsistent, but often they lead to dosing errors, decreased bioavailability or efficacy, and non-adherence because of foul-tasting active pharmaceutical ingredients.

Because medication errors are common in six percent of pediatric hospitalizations, dose titration is critical, as a “one-size-fits-all” dosing is ineffective in children due to their developmental variability and can prove deleterious for geriatric patients with hepatic or renal impairment.

Data from marketed pharmaceutical products indicate that the average size of a controlled- or extended-release tablet is nearly 1.5 cm in length. Physiological studies demonstrate that swallowing becomes increasingly difficult when the dimension of the object being ingested reaches more than 50% of the esophageal diameter, which is 2.0 cm for the prototypical adult. By this logic, the average controlled-release tablet is too large to be swallowed comfortably. The merits residing in pills and capsules is that they contain the volumetric space to deliver a large payload of API, utilize elaborate controlled-release mechanisms (such as ion-exchange, micro-pumping mechanisms, etc.) and circumvent many shelf stability challenges. These merits, however, fall short of benefiting a significant fraction of the world population simply due to the form factor size.

Though traditional oral dosage forms such as pills, capsules, caplets, and tablets work for many individuals, a significant fraction of the world’s population suffers from dysphagia, taste sensitivities, or an unwavering avoidance to taking oral medication of any format. As these patients are afflicted with acute or chronic illnesses, sometimes a lack of format flexibility and dosage options limits treatment, and in the worst circumstances, prevents it.

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Drug product marketers are continually looking for new dosage forms to address the shortcomings of oral solid dose medications as well as provide product differentiation, improve product compliance, and give options to their customers. Consumers’ preferences include ease of handling and swallowing, speed of action, gentleness on the stomach, and perceptions of the therapeutic benefit. Selection of alternative dosage forms for oral solid dose medications are based on a consideration of several factors that address the foregoing consumers’ preferences, including functionality (absorption, bioavailability, and stability), suitability of ingredients (chemical, form, physical, pH, solubility, etc.) and availability of ingredients/excipients. Other key considerations are ease of manufacturing, minimal dosage administration frequency, minimal and preferred excipients, convenience, and transportability.

Medication nonadherence

Although medications are effective in combating disease, often their full benefits are not realized because approximately 50% of patients do not take their medications as prescribed. Factors contributing to poor medication adherence are myriad and include those that are related to patients (e.g., suboptimal health literacy and lack of involvement in the treatment decision–making process), those that are related to physicians (e.g., prescription of complex drug regimens, communication barriers, ineffective communication of information about adverse effects, and provision of care by multiple physicians), and those that are related to health care systems (e.g., office visit time limitations, limited access to care, and lack of health information technology). A lack of family or social support is also predictive of nonadherence. Patients’ perceptions of adverse effects also contribute to decisions regarding medication adherence. Because barriers to medication adherence are complex and varied, solutions to improve adherence must be multifactorial.

Our Solution

We aim to provide users of popular solid dose Rx and OTC medications with a drug device combination product that enables delivery of the right dose, at the right time, in the right dosing frequency with real-time dose monitoring and alerts.

Aspargo’s proprietary suspension formulations

Liquid preparations for oral use are solutions, emulsions or suspensions containing one or more active ingredients in a suitable vehicle; they may in some cases consist simply of a liquid active ingredient used as such. Liquid preparations for oral use may contain suitable antimicrobial preservatives, antioxidants and other excipients such as dispersing, suspending, thickening, emulsifying, buffering, wetting, solubilizing, stabilizing, flavoring and sweetening agents and authorized coloring matter. Liquid preparations for oral use are supplied in the finished form or, except for oral emulsions, may be prepared just before issue for use by dissolving or dispersing granules or powder in the vehicle stated on the label. Liquid preparations for oral use may be supplied as multi-dose or single-dose preparations. Each dose from a multi-dose container is administered by means of a device suitable for measuring the prescribed volume. The device is usually a spoon or a cup for volumes of 5 ml or multiples thereof, or an oral syringe for other volumes or, for oral drops, a suitable dropper.

Oral suspensions are liquid preparations for oral use containing one or more active ingredients suspended in a suitable vehicle. A suspension is a heterogeneous mixture in which the solid particles do not dissolve, but get suspended throughout the bulk of the solvent, left floating around freely in the medium. In pharmaceutical products, the active pharmaceutical ingredient (solid) is dispersed throughout the external phase (fluid) through mechanical agitation, with the use of certain excipients or suspending agents.

In general, suspensions can be more difficult to manufacture than a solution. One challenge is that the particle size must be perfect; if the size is too big, it will settle too quickly, and if it is too small, the particles will disappear over time. Also, the selection of the appropriate suspending or viscosity enhancing agents must consider desired suspending ability in the system, pH stability, chemical compatibility with drug substance and other excipients, reproducibility, hydration time, and cost. In addition, active pharmaceutical ingredients often are bitter, or otherwise too sour, sweet, or salty for consumer tastes, which poses difficulty with the acceptability of certain oral drugs. Taste-masking is a viable solution to eliminate the bitter taste without affecting the chemical composition.

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Aspargo’s licensed and self-developed know how and trade secrets, which include processes and ingredients to optimize particle size, viscosity and taste, enable efficient and cost-effective manufacturing of oral liquid suspension formulations that we believe are applicable to multiple popular oral solid dose medications and that will provide patients dosing flexibility and enhanced absorption.

Sildenafil Oral Suspension

Sildenafil Oral Suspension, our first commercial product, is an oral liquid suspension formulation of sildenafil citrate, the active pharmaceutical ingredient contained in VIAGRA®. We promote and distribute Sildenafil Oral Suspension in Spain under the brand name BANDOL® and in Germany and the UK under the brand name HEZKUE®.

BANDOL and HEZKUE are packaged in a 30 ml (approximately 1.1 oz) high-density polyethylene (HDPE) thermoplastic bottle and a mechanical pump with a metered dose actuator that dispenses 500 micrometers of sildenafil per actuation. The number of actuations per dose is determined by the patient in consultation with his physician based on patient need. The discreet and easy-to-carry oral formulation and delivery device allow the user to administer the drug without water, and customize the dose size, with physician direction, and avoid pill splitting or crushing common with the traditional tablet medication.

Sildenafil Oral Suspension contains the active pharmaceutical ingredient, sildenafil citrate, suspended in a proprietary liquid solution comprised of water as a vehicle and xanthan gum and hypromellose as suspension agents, and proprietary agents to mask the active ingredient’s bitter taste. Xanthan gum is a polysaccharide commonly used as a food additive. It was approved for use in foods in 1968 and is accepted as a safe food additive in the USA, Canada, European countries, and many other countries. Xanthan gum is an effective thickening agent and stabilizer to prevent ingredients from separating. It can be produced from simple sugars using a fermentation process and derives its name from the species of bacteria used in its production. Hypromellose (INN), short for hydroxypropyl methylcellulose (HPMC) is a semisynthetic, inert, viscoelastic polymer commonly used as eye drops, as well as an excipient and controlled-delivery component in oral medications.

We utilize proprietary know-how and trade secrets in the manufacturing process for Sildenafil Oral Suspension to optimize the stability of the sildenafil in the suspension formulation, mask sildenafil’s bitter taste and prevent against precipitation and fast sedimentation when stored under conditions described on the product label.

Sildenafil Oral Suspension is protected by United States Patent No. US 10,016,428 B2, Martinez-Alzamora et al; date of Patent: Jul. 10, 2018; PHARMACEUTICAL COMPOSITION OF SILDENAFIL CITRATE IN THE FORM OF A SUSPENSION FOR ORAL USE, which extends through March 2036. The granted patent covers a pharmaceutical composition of sildenafil citrate in the form of a suspension for administration orally that comprises water as a vehicle and xanthan gum and hypromellose as suspension agents, which is highly stable and allows the efficient masking of the active ingredient’s bitter taste. It also refers to a procedure for the preparation of said suspension and to a container that contains it and that is provided with a dosing device for its administration.

Aspargo’s proprietary, digitally connected, electronic drug delivery device (under development)

RKS Design, Inc. (“RKS”) is a product design firm, based in Thousand Oaks, California, which designs and develops consumer, medical, and industrial products, as well as user interfaces, and user experiences.

Effective September 11, 2023, as amended in November 2024, we entered into a Design Agreement with RKS (the “Generation 1 Design Agreement”) to design and engineer a slim pocketable lifestyle liquid pharmaceutical dispensing device and accompanying mobile app (the “Generation 1 Design Project”), intended to result in the production of multiple device prototypes and accompanying medicine cartridges and mobile app by June 2025.

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The table below details the status of the Generation 1 Design Project as of the date of filing of this registration statement on Form S-1.

Phase	Title	Description	Status of Completion
0	Psycho-aesthetics (P/A) Research and Mapping	Utilize P/A processes to (i) identify and understand the marketplace, target user and product user experience; and (ii) map the branding aesthetics based on target customer user. Conduct initial technical investigation and understanding of mechanical challenges.	Complete

1	Proof of Principle & Mechanical Iterations	Conduct series of fast fails to define (i) the right mechanism that will pump the prescribed liquid and accurate dose; and (ii) the cartridge that will hold the medication	Complete

2	Proof of Concept	Conduct series of refined mechanical iterations to reach a configuration that can be applied to the design and engineering process	Complete

3	Industrial Design	Develop series of design concepts for evaluation and validation based on P/A research and selected configuration	Complete

4	Design Engineering	Conversion of the industrial design concept into an engineering ready design, including shelling and detailing of all parts needed to convey the intended industrial design	Complete

5	Engineering - Design for Manufacturing & Prototype Production	Confirm all aspects, including commercialization strategy, proof of principal, proof of concept, and integration of cartridge pump tracking approach; prepare final engineered specifications and documentation for transfer to contract manufacturer and complete pilot production of 20 devices and 60 cartridges for initial DVT testing and user validation testing	Expected June 2025

6	Contract Manufacturer & Vendor Liaison	First article inspection of mass production, including inspection of parts, debugging of parts, refinement of costs, and communications with contract manufacturer	Expected August 2025

RKS is designing “Virtual Physician Assistant” (VPA) software with a user-friendly interface for digital connection to the handheld dispensing device via a clear, concise, and easy to navigate app. The VPA software and connected device are designed to enable patients and their caregivers to monitor dose administration times and compliance in real-time. RKS’ software and design teams have conducted “test case development” of the app, which includes test design, simulation of user experience though test cases, and review of test results, and have developed a beta version of the app.

The drug dispensing device and accompanying software under development by RKS for Aspargo epitomize Human-Centered Industrial Design (HCD) and user experience by prioritizing medication administration through oral liquid dispensing via a handheld device over pill swallowing. The handheld connected device under development is designed as a stylish, high-quality personal accessory, intended to effortlessly dispense suspended medications. Featuring a biometric fingerprint reader linked to a mobile app, the centerpiece technology is designed to offer several key functions: prevention of unauthorized medication dispensing, requirement for user authorization via the app for initialization, and connection to caregivers and personal networks to ensure medication adherence. For restricted medications, the device and app are intended to restrict dosing until authorized by the prescribing physician. Tampering with the cartridge triggers alerts to caregivers, pharmacists, and physicians, ensuring safe usage, especially for restricted medications by alerting through the app that the medication has not been taken as prescribed. Designed to be as visually appealing as a state-of-the-art cell phone and as user-friendly as an iPad, the “smart” drug delivery device is intended to ensure medication adherence and prevent overdosing, setting a new standard in User Experience. The design of the handheld, accessories, and app is centered around the need for an easy and convenient way for patients to receive “the right dose, at the right time, in the right way and frequency.”

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Central to the device under development is the medication cartridge, uniquely identified and engineered to prevent independent dispensing, requiring the handheld device for operation. Upon insertion of the cartridge into the handheld device, the cartridge is designed to dispense medication following authorization, with the spray head of the cartridge emerging from the device silo for a single use before retracting into the device, ensuring inaccessibility. Designed for mass production at low cost, the device and cartridge mechanism are intended to inherently meet specific requirements for child-resistant effectiveness as determined by the Consumer Product Safety Commission (CPSC).

Effective May 17, 2024, we entered into the Generation 1.5 Design Agreement with RKS to design and engineer a Generation 1.5 system to enable multidrug usage and enhanced features as compared to the Generation 1 system. Enhanced features are to include:

●	Thumbprint sensor

●	Screen UI

●	NFC (Near Field Comm)

●	Drug / Cartridge inserted

●	Dosages taken / remaining

●	Mechanical switch

●	Charging Base

Effective November 2024, we ceased further activities related to the Generation 1.5 Design Project to concentrate RKS resources on completion of the Generation 1 Design Project.

In the future, we expect to add incremental updates and new features to our initial digitally connected delivery device to enhance user experience and access different market segments to provide options for all segments of the market.

Sildenafil Oral Suspension Comparative Bioavailability Study and Food Effect Study

In November and December 2023, we conducted a comparative bioavailability study in 53 subjects comparing 100 mg liquid equivalent of Sildenafil Oral Suspension (ASP-001) administered via a mechanical pump and metered dose actuator, to Viagra 100 mg film coated tablets (the “Reference Drug”). The study was powered for statistical significance. The statistically significant results of the bioavailability study with a p value of <0.05, demonstrated that the rate of absorption of ASP-001 was bioequivalent to the rate and extent of absorption of the Reference Drug.

The results of the bioavailability study showed that ASP-001 demonstrated a faster rate of absorption than the tablet form within the first 5 to 20 minutes post-dose and reached approximately 15% higher peak levels in the bloodstream as compared to the Reference Drug, as measured by “Cmax”, the highest concentration of the drug found in the blood following administration. However, the rate of absorption of ASP-001 was not statistically significantly faster than the tablet form of sildenafil when evaluated over all time periods (p=0.1486). The higher Cmax for ASP-001 suggests that ASP-001 acts faster or provides a stronger initial effect, than Viagra tablets.

No oral irritation was reported with ASP-001 or the Reference Drug. Adverse events across ASP-001and the Reference Drug occurred at similar rates in all treatment periods and treatment groups, and no serious adverse events were observed.

Although ASP-001 reached a higher peak than the Reference Drug, ASP-001 maintained similar overall drug exposure in the body over time when compared to the Reference Drug, as measured by “AUC” (Area Under the Curve), which represents the total amount of drug in the blood throughout the testing period. The comparable AUC between the two formulations of sildenafil suggests that the body processes and eliminates ASP-001 and the Reference Drug in a similar manner, meaning the safety and effectiveness of ASP-001 should be comparable in terms of total exposure to that of the Reference Drug. In simple terms, ASP-001 seems to work faster than Viagra tablets at first, while still maintaining a familiar safety profile, providing a potential advantage for those who could benefit from a faster onset of action without increasing overall risk.

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Also in December 2023, we completed dosing of all 38 subjects in two cohorts in a food effect study, comparing the amount of active drug in plasma after administration of a single oral dose of Sildenafil Oral Suspension (ASP-001) administered via a mechanical pump and metered dose actuator under fasting and fed (following a meal) conditions. The open label, single center, single dose, two-way crossover study in healthy subjects, titled, “A Phase 1 Food-Effect Study of 100 mg of ASP-001 Under Fed Versus 100 mg of ASP-Under Fasted Conditions in Healthy Adult Male Subjects”, was designed to assess the rate and extent of absorption and any food effects of Sildenafil Oral Suspension delivered via eight pushes of the actuator under both fed and fasted conditions. The study was not specifically powered to demonstrate statistical significance for the food effect. Instead, it evaluated whether the pharmacokinetic (PK) parameters (Cmax, AUCt, and AUCi) fell within predefined bioequivalence criteria (80%–125%). Results from the food effect study indicate that the presence of food does not reduce the drug’s effectiveness or its ability to reach therapeutic levels.

In June 2024, we published data from the results of the bioequivalent study in the International Journal of Science and Research (Volume 13 Issue 6, June 2024). The article, titled “Pharmacokinetic Parameters of a Novel Sildenafil Oral Liquid Suspension Administered to Healthy Adult Men Under Fasted Conditions”, describes the extent of systemic exposure for Sildenafil Oral Suspension as compared to the Reference Drug as demonstrated by the study results.

Key benefits of Sildenafil Oral Suspension

The statistically significant results from the study, together with observations of user experience from the study, highlight certain benefits of Sildenafil Oral Suspension, including the following:

●	Faster rate of absorption for an initial post-dose period of 5 to 20 minutes while maintaining a comparable safety profile.

●	Measured dosing that allows physicians and patients to adjust dosing easily without the need to divide single tablets.

●	Medication access for ED patients suffering from dysphagia (difficulty swallowing).

●	Convenient delivery mechanism and discreet packaging.

BANDOL® and HEZKUE®

Overview

Our wholly owned subsidiary, Aspargo Labs Italia, SRL, is the holder of the marketing authorization for distribution of Sildenafil Oral Suspension in Spain under the brand name, BANDOL®, issued by the Spanish Agency of Medicines and Medical Devices (AEMPS), and the marketing authorizations for distribution of Sildenafil Oral Suspension in Germany, Ireland, the Netherlands and the UK under the brand name, HEZKUE®, issued by the health authorities in each of those countries.

BANDOL and HEZKUE are administered via a metered dose container closure system, consisting of a 30 ml (about 1.01 oz) high-density polyethylene (HDPE) thermoplastic bottle, and a mechanical pump with metered dose actuator that delivers the liquid equivalent of 12.5 mg of solid dose tablet per push of the actuator. Each push of the actuator delivers the liquid equivalent of 12.5 mg of sildenafil, resulting in two pushes for delivery of the liquid equivalent of a 25 mg Viagra tablet, four pushes for delivery of the liquid equivalent of a 50 mg Viagra tablet, and eight pushes for delivery of the liquid equivalent of a 100 mg Viagra tablet. BANDOL is packaged in a single unit consisting of the 30 ml HDPE bottle and attached actuator. HEZKUE is packaged in a child resistant configuration, consisting of the 30 ml HDPE bottle closed with a tamper proof cap, and the pump included in the packaging for attachment to the bottle by the patient.

Promotion Strategy

BANDOL - Spain

We market BANDOL in Spain pursuant to exclusive commercialization and distribution rights granted by Farmalider, S.A., a Spanish pharmaceutical company (“Farmalider”), which we purchased from Rubio, Farmalider’s former licensee.

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In September 2024, we launched an online campaign, designed by IPG Health – Spain to promote BANDOL to physicians, and initiated promotion of BANDOL to physicians in Spain through a contract sales force under the management of our General Manager, Spain based in Madrid.

Positioning of BANDOL focuses on highlighting the product as a groundbreaking innovation that enriches sex lives because of its discreet liquid technology, which enables flexible dosing and rapid absorption, so that users can achieve satisfaction without the need to plan. The ongoing communications plan focuses on Bandol’s unique value proposition of faster absorption versus existing erectile dysfunction products as demonstrated in the bioavailability study conducted by the Company. Currently, this campaign is showcased in multiple Spanish media outlets, such as Actas Urologicas Españolas and Urologia Internationalis, as well as the International Journal of Urology, Journal of Clinical Urology, The World Journal of Nephrology & Urology and others.

In addition to wide reaching traditional and digital communication tactics, a significant public relations effort makes use of country specific key opinion leaders (KOLs). Proactive media outreach in Spain is focused on the announcement of the successful results of the bioavailability study and the appointment of Álvaro Fernández as Country Manager in Spain. Recently, multiple publicized interviews occurred with local key opinion leaders (Dr. Moncada, Dr. Salamanca and Dr. Torremadé). An expert round table with these KOLs hosted by the Diario Médico publication reached over 128,000 people interested in the topic of erectile dysfunction. Finally, we initiated a concentrated effort around World Sexual Health Day (September 4).

HEZKUE – Germany

We market HEZKUE in Germany pursuant to exclusive commercialization and distribution rights that we licensed from Farmalider and Innovazone Labs LLC (“Innovazone”), a Florida limited liability company.

We launched HEZKUE in Germany in September 2024 by introducing HEZKUE at the 76th Congress of the German Society for Urology, held in Leipzig, Germany. The German Urology Society was founded in 1906, and this year was attended by over 6,000 physician members. All attendees at the event were exposed to Aspargo’s new Hezkue campaign, and approximately 1,000 product samples were provided to prescribing physicians. To further capitalize on these Aspargo - HCP interactions, we developed branded representative triggered emails (RTEs), allowing the sales force to distribute personalized messages to their HCP targets. The advantage of this effective and efficient communication vehicle is both the personalization as well as the physician’s pre-approval for distribution.

Also in September 2024, we launched a multi-channel campaign to promote HEZKUE to physicians, designed by IPG Health - Frankfurt, the German affiliate of IPG Health, and initiated promotion of HEZKUE to physicians in Germany through a contract sales force under the management of our General Manager, Germany based in Starnberg, Germany.

The overall goal of the promotional campaign for HEZKUE is to position the product as the primary choice for urologists and patients, which we executed via the creation of the READY TO GET HIM READY campaign. The new and innovative campaign has a modern disruptive approach differentiating HEZKUE from the competition and showing the appropriateness of the product for all relevant age groups.

Like efforts in Spain, we presented the German HEZKUE campaign across a multi-channel platform, including print ads in well-respected publications (ARZT & WIRTSCHAFT Urologie // Aktuelle Urologie// Die Urologie) as well as online with well-respected e-publishers such as //Medscape, Springer and Elsevier

Our pre-launch public relations activities generated presence in all relevant urology trade media outlets in Germany, including print and online channels. Several publications, including Uro News, one of the most important trade magazines, included an interview with/quotes from Prof. Hartmut Porst highlighting the benefits of HEZKUE for patients

HEZKUE - UK

In October 2024, we initiated commercial launch activities in the United Kingdom by engaging a logistics provider with warehouse facilities and distribution operations to manage the supply chain activities in the United Kingdom on our behalf. We initiated sales activity in the United Kingdom in December 2024. Contracting/pricing negotiations have begun with the National Health Service (NHS) regarding patient reimbursement and additional promotional strategies for the private physician sector are in development. Significant attention is being paid to both the retail/pharmacy and online distribution channels.

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Sildenafil Oral Suspension - Regulatory Approvals

We are seeking US and international regulatory approvals to promote and distribute Sildenafil Oral Suspension in the United States and international countries where the product is not yet approved.

International regulatory approvals

Sildenafil Oral Suspension is approved for sale by Aspargo Labs Italia under the brand name, BANDOL, in Spain, and under the brand name, HEZKUE, in Germany, Ireland, the Netherlands, and the UK, by the respective regulatory agency in each country. BANDOL and HEZKUE are administered via a metered dose container closure system, consisting of a 30 ml (about 1.01 oz) high-density polyethylene (HDPE) thermoplastic bottle, and a mechanical pump with actuator that delivers the liquid equivalent of 12.5 mg of solid dose tablet per push of the pump.

Sildenafil Oral Suspension administered via a mechanical metered dose container closure system is approved for distribution by the relevant health authorities in Portugal, Italy, France, certain other European countries, Mexico and in other countries in Central America.

We are leveraging HEZKUE’s existing regulatory approvals to obtain regulatory approval in other jurisdictions without the need for additional clinical studies. We are taking advantage of the “Mutual Recognition Procedure” in the EU, whereby a medicine that is first authorized in one EU Member State, in accordance with the national procedures of that country, may be sold in another EU Member State. We are relying on the current approvals in Spain and Germany and supporting data as evidence of safety and efficacy of BANDOL and HEZKUE in our submissions to health authorities in international jurisdictions outside the EU where the mutual recognition procedure is unavailable.

FDA approval pathway

We are pursuing FDA approval to distribute Sildenafil Oral Suspension administered via a mechanical metered dose container closure system in the United States.

Our Sildenafil Oral Suspension development and regulatory plan is based on utilizing the 505 (b)(2) pathway to approval. The 505(b)(2) pathway, which is available for new dosage forms and routes of administration of FDA previously approved drugs, allows us to utilize Pfizer’s safety and efficacy data from FDA’s VIAGRA® tablet approval to demonstrate the safety and efficacy of Sildenafil Oral Suspension, resulting in lower costs and accelerated development and regulatory timelines as compared to the cost and time incurred in the development of a new drug. We presented our regulatory plan to the FDA in March 2020.

In April 2020, we completed a successful pre-Investigational New Drug (pre-IND) meeting with the FDA, where the FDA addressed our questions and provided guidance on our regulatory plan. The FDA deemed the 505(b)(2) regulatory pathway appropriate for the program and was supportive of a single dose bioequivalent study in healthy volunteers comparing Sildenafil Oral Suspension with VIAGRA® tablets, without the need for additional safety and efficacy studies.

In 2022, Pharmaceutics International Inc., a contract drug manufacturer based in Hunt Valley, Maryland (“Pii”), completed the transfer of the manufacturing process for Sildenafil Oral Suspension from Laboratorios Edefarm, SA, a contract drug manufacturer based in Valencia, Spain. Pii manufactured four engineering batches of Sildenafil Oral Suspension under non-GMP standards and subsequently, manufactured the drug product used in our clinical studies under GMP standards.

In July 2023, we filed an Investigational New Drug (“IND”) application with the FDA for authorization to initiate comparative bioavailability and food effect clinical studies comparing Sildenafil Oral Suspension administered via a mechanical metered dose container closure system to VIAGRA® tablets when administered as a single dose to healthy subjects.

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In November and December 2023, Cliantha Research, a full-service clinical research organization, conducted a comparative bioavailability study at Cliantha’s clinical research site in Mississauga, Ontario, Canada, consisting of 53 subjects in two cohorts, comparing Sildenafil Oral Suspension (ASP-001), administered via a mechanical metered dose container closure system, to Viagra® film coated tablets (the “Reference Drug”). The open label, single center, single dose, two-way crossover comparative bioavailability study in healthy subjects, titled, “A Phase 1 Pharmacokinetic/Bioequivalence Study of 100 mg of ASP-001 (Oral Liquid Suspension of Sildenafil-Spray) versus 100 mg of Viagra® (Sildenafil) Film-Coated Tablets under Fasted Conditions in Healthy Adult Male Subjects”, was powered for statistical significance and was designed to assess the rate and extent of absorption of ASP-001 (Sildenafil Oral Suspension) compared to the Reference Drug for the treatment of ED.

The primary and secondary objectives of the comparative bioavailability study are as follows:

Primary objectives

●	To determine the pharmacokinetics of sildenafil and its active metabolite, piperazine N-desmethyl sildenafil, in plasma of healthy volunteers after a single dose of 100 mg ASP-001 and 100 mg of Viagra (sildenafil).

●	To determine if the rate and extent of absorption are similar for 100 mg of ASP-001 administered as 8 pumps of the oral liquid suspension of sildenafil suspension compared to 100 mg Viagra (sildenafil) administered in the form of a film-coated tablet.

●	To determine whether the absorption rate (Cmax/Tmax) is superior of ASP-001 as compared to Viagra.

Secondary Objectives

●	To determine the potential of ASP-001 to cause oral irritation, dizziness or headache.

●	To assess the tolerability and safety of ASP-001 in healthy male volunteers.

Data from the bioavailability study confirmed achievement of the study’s primary and secondary objectives.

●	The results of the study demonstrated that the pharmacokinetics of sildenafil and its active metabolite, piperazine N-desmethyl sildenafil, in plasma of healthy volunteers after a single dose of 100 mg ASP-001 and 100 mg of Viagra film coated tablet were similar, and that the two formulations of sildenafil were bioequivalent. The rate of absorption of ASP-001, which exceeded bioequivalence criteria compared with the Reference Drug modestly, was not statistically significantly faster than the Reference Drug when evaluated over all time periods (p=0.1486).

●	The results of the study showed that ASP-001 reached approximately 15% higher peak levels in the bloodstream as compared to the Reference Drug, as measured by “Cmax”, the highest concentration of the drug found in the blood following administration, and that ASP-001 demonstrated a faster rate of absorption than the tablet form within the first 5 to 20 minutes post-dose. The higher Cmax for ASP-001 suggests that ASP-001 acts faster or provides a stronger initial effect, than Viagra tablets.

●	No oral irritation was reported with ASP-001 or the Reference Drug. Adverse events across ASP-001and the Reference Drug occurred at similar rates in all treatment periods and treatment groups, and no serious adverse events were observed.

Although ASP-001 reached a higher peak than the Reference Drug, ASP-001 maintained similar overall drug exposure in the body over time when compared to the Reference Drug, as measured by “AUC” (Area Under the Curve), which represents the total amount of drug in the blood throughout the testing period. The comparable AUC between the two formulations of sildenafil suggests that the body processes and eliminates ASP-001 and the Reference Drug in a similar manner, meaning the safety and effectiveness of ASP-001 should be comparable in terms of total exposure to that of the Reference Drug. In simple terms, ASP-001 seems to work faster than Viagra tablets at first, while still maintaining a familiar safety profile, providing a potential advantage for those who could benefit from a faster onset of action without increasing overall risk.

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In June 2024, we published data from the results of our study in the International Journal of Science and Research (Volume 13 Issue 6, June 2024). The article, entitled “Pharmacokinetic Parameters of a Novel Sildenafil Oral Liquid Suspension Administered to Healthy Adult Men Under Fasted Conditions”, describes the extent of systemic exposure for Sildenafil Oral Suspension as compared to the Reference Drug.

Also in December 2023, Cliantha Research conducted a food effect study in 38 subjects in two cohorts, comparing the amount of active drug in plasma after administration of a single oral dose of Sildenafil Oral Suspension (ASP-001) administered via a metered dose container under fasting and fed (following a meal) conditions. The open label, single center, single dose, two-way crossover study in healthy subjects, entitled, “A Phase 1 Food-Effect Study of 100 mg of ASP-001 (Oral Liquid Suspension of Sildenafil-Spray) Under Fed Versus 100 mg of ASP-001 (Oral Liquid Suspension of Sildenafil-Spray) Under Fasted Conditions in Healthy Adult Male Subjects”, was designed to assess the rate and extent of absorption and any food effects of Sildenafil Oral Suspension delivered via eight pushes of the actuator of a metered dose container under both fed and fasted conditions. The food effect study was not specifically powered to demonstrate statistical significance for the food effect. Instead, it evaluated whether the pharmacokinetic (PK) parameters (Cmax, AUCt, and AUCi) fell within predefined bioequivalence criteria (80%–125%).

The primary and secondary objectives of the food effect study are as follows:

Primary objectives:

●	To determine any food effects on the pharmacokinetics of sildenafil and its active metabolite, piperazine N-desmethyl sildenafil, in plasma of healthy male volunteers after a single oral dose of 100 mg of ASP-001

●	To determine the rate and extent of absorption for 100 mg of ASP-001 administered as 8 pumps of the 25 mg/mL oral liquid suspension of sildenafil when administered under fed and fasted conditions.

Secondary objectives:

●	To determine the potential of ASP-001 to cause oral irritation, dizziness, or headache.

●	To assess the tolerability and safety of ASP-001 under fed and fasted conditions in healthy adult male volunteers

Data from the food effect study confirmed achievement of the study’s primary and secondary objectives.

●	The results of the study demonstrated that the extent of absorption following a standardized meal remained within the expected range, providing evidence that the standardized meal had no meaningful impact on the overall dose of sildenafil delivered to the body. This consistency in overall absorption (AUC) demonstrates that the presence of food does not reduce the drug’s effectiveness or its ability to reach therapeutic levels.

●	No oral irritation was reported with ASP-001 and no serious adverse events were observed.

Although there was a minor and expected effect on the peak concentration levels (Cmax) after food ingestion, this variation suggests only a slight delay in the rate of absorption rather than any reduction in the drug's overall performance. These findings highlight that the food effect is minimal and does not compromise the reliability or efficacy of the drug, reassuring its suitability for patients regardless of their dietary conditions.

We intend to submit a new drug application (NDA) utilizing the manufacturing and stability data used to obtain approval of HEZKUE in Europe, and the manufacturing and stability data generated by Pii with respect to the process engineering and validation batches manufactured in 2022 and 2023. By using the existing GMP manufacturing and stability data, we plan to file an NDA with the FDA in mid-2025, which would result in a PDUFA date (the day by which the FDA votes to approve or reject a drug) in mid-2026.

We expect to seek FDA approval to market Sildenafil Oral Suspension delivered via our digitally connected device under development by filing a supplemental NDA following final device product testing and subsequent completion of required drug product stability studies in the new device.

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Sildenafil Oral Suspension - License Agreements

Farmalider SA and Innovazone (together, the “Licensors”) are the joint owners of United States and corresponding European and other international granted patents relating to Sildenafil Oral Suspension (the “Licensed Patents”). The title of the relevant patent is Pharmaceutical Composition of Sildenafil Citrate in The Form of A Suspension for Oral Use (Patent No. US 10,016,428 B2, granted July 10, 2018), which extends through March 2036.

Farmalider and Innovazone US License Agreement

Effective January 24, 2020, we entered into an agreement (the “US License”) with the Licensors granting us exclusive rights to develop, manufacture, sell, sub-license, and otherwise commercialize Sildenafil Oral Suspension in the United States which is protected by the Licensed Patents. The US License expires on the date that is ten (10) years from the date of the First Commercial Sale of the Licensed Product in the Territory (as defined in the License Agreement, subject to automatic renewal for five (5) continuous years periods (“Renewal Periods”). Absent termination of the US License, the Renewal Periods continue for as long as we continue to market Sildenafil Oral Suspension in the United States.

The US License obligates us to make aggregate payments to the Licensors of $3,000,000 as described in the following table, plus a royalty based on product sales:

Milestone Trigger	Amount Due
1. On the effective date of the US License Agreement	$150,000
2. Upon the FDA’s confirmation of the Company’s drug development plan	1,000,000
3. Upon completion of a bioequivalence study necessary for FDA approval	350,000
4. Upon receipt of regulatory approval from the FDA	1,500,000
Total Milestone payments due	$3,000,000

We paid Milestone 1 on January 24, 2020. In April 2020, we received FDA’s confirmation of our drug development plan, triggering the payment obligation of Milestone 2, which was paid in 2020 and 2021. In April 2024, we completed the review of the analytical data from our bioequivalence study and deemed the study complete, triggering the payment obligation of Milestone 3, which was paid in May 2024. Accordingly, as of June 30, 2024, we paid a total of $1,500,000 in milestone payments pursuant to the US License Agreement.

Effective December 31, 2022, we entered into a Letter Agreement with the Licensors (the “Milestone Letter Agreement”), which amends and modifies the US License by removing the contingencies that trigger the remaining amounts due by Aspargo under the US License. The milestone of $1,500,000 due upon FDA approval is amended such that the payment is due the date that is the earlier of the date that such milestone is achieved or September 30, 2027.

The US License Agreement is subject to termination as follows:

(i)	We or the Licensors may terminate the US License Agreement on written notice if the other Party materially breaches the License.

(ii)	We may terminate the US License Agreement at any time without cause or if, following substantive discussions with the FDA, we determine that the FDA will require significant non-clinical and/or additional clinical studies as a condition for regulatory approval.

(iii)	We may terminate the US License Agreement if we receive notification of any legal claim, suit, or action by a third party alleging any Licensed Patent or Licensed Product violates such third party’s intellectual property rights.

(iv)	Licensors may terminate the US License Agreement on written notice in the event that: (a) we fail to register Sildenafil Oral Suspension with the FDA within thirty-six (36) months of the effective date of the US License Agreement; (b) we fail to Commercialize Sildenafil Oral Suspension within six (6) months of receipt of regulatory approval by the FDA; (c) we cease to actively market Sildenafil Oral Suspension in the Territory after the First Commercial Sale, or (d) we fail to pay any amount due under the US License on the due date for payment and the payment remains in default for more than sixty (60) days.

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(v)	Bankruptcy or insolvency of a party to the Agreement.

None of the events described above have occurred, excluding the failure to register Sildenafil Oral Suspension within 36 months of the effective date as required by subparagraph (iv)(a) above.

Effective December 31, 2023, we entered into a Letter Agreement with the Licensors (the “Termination Waiver Letter Agreement”), which amends and modifies the US License by extending the time for Aspargo to register Sildenafil Oral Suspension with the FDA until September 30, 2027, thereby eliminating the breach caused by the failure to register with the FDA within 36 months of the effective date of the US License.

Farmalider and Innovazone International License Agreement

Effective as of September 25, 2020, as amended June 9, 2021, December 27, 2021 and December 31, 2023, we entered into an additional license agreement with the Licensors (the “International License”, and together with the US License, the “License Agreements”), which grants us the exclusive right to commercialize Sildenafil Oral Suspension in certain international jurisdictions specified on a list of countries attached to the International License. The jurisdictions include Germany and other European countries, the UK, and countries in the Middle East, Asia, Canada, Japan, Mexico and South and Central America. The International License Agreement has a term of ten (10) years from the date of the First Commercial Sale of a Licensed Product in the International Territory and will automatically renew for five (5) year periods thereafter (“Renewal Periods”). Absent termination of the International License Agreement, the Renewal Periods continue for as long as we continue to market Sildenafil Oral Suspension in the included jurisdictions. The International License is subject to termination under circumstances like those described above regarding the US License Agreement, none of which has occurred.

The International License, as amended, obligates us to make aggregate payments to the Licensors of $3,000,000 in equal payments of $1 million, on each of June 9, 2021, June 9, 2022 and December 9, 2022, plus a royalty based on product sales. We paid the Licensors $1 million, due on June 9, 2021, in installments during the year ended December 31, 2021. We paid the Licensors a total of $2 million, due on June 9, 2022 and December 9, 2022, in installments of $350,000 in 2022 and $1,650,000 in 2023.

Effective as of December 27, 2021, we entered into an amendment to the International License (the “December 2021 Amendment”), relating to the jurisdictions covered by the International License. In exchange for a payment of $400,000, the countries of Mexico, Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica, Panama and Dominican Republic were added to the territory covered by the International License.

The International License Agreement is subject to termination as follows:

(i)	We or the Licensors may terminate the International License Agreement on written notice if the other Party materially breaches the License.

(ii)	We may terminate the International License Agreement if we receive notification of any legal claim, suit, or action by a third party alleging any Licensed Patent or Licensed Product violates such third party’s intellectual property rights.

(iii)	Licensors may terminate the International License Agreement on written notice in the event that: (a) we fail to register Sildenafil Oral Suspension in any jurisdiction in the Territory within thirty-six (36) months of the effective date of the International License Agreement; (b) we fail to Commercialize Sildenafil Oral Suspension within six (6) months of receipt of regulatory approval; (c) we cease to actively market Sildenafil Oral Suspension in the Territory after the First Commercial Sale, or (d) we fail to pay any amount due under the US License on the due date for payment and the payment remains in default for more than sixty (60) days.

(iv)	Bankruptcy or insolvency of a party to the Agreement.

We received approval to market Sildenafil Oral Suspension in Ireland and the Netherlands in late 2022 and in Germany in early 2023. Accordingly, as of Q2 2023, the Licensors had the right to terminate the International License upon written notice to Aspargo due to our failure to commercialize Sildenafil Oral Suspension in the Territory within 6 months of receipt of regulatory approval as required by subparagraph (iii)(b) above. The Termination Waiver Letter Agreement described above amended and modified the International License by extending the time for commercialization in Germany, Ireland or the Netherlands until December 31, 2024. We commenced sales in Germany in September 2024. None of the other termination events described above have occurred.

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Rubio Asset Purchase Agreement and Rubio/Farmalider Assumption and Assignment Agreement

In 2016, Farmalider and NutraEssntial OTC S.L., a wholly owned subsidiary of Farmalider, entered into a License and Supply Contract (the “Farmalider License and Supply Contract”) with Rubio, a pharmaceutical product marketing and distribution company located in Barcelona, Spain, which granted Rubio the exclusive rights to commercialize Sildenafil Oral Suspension in Spain and provides for the exclusive commercial supply of Sildenafil Oral Suspension by Farmalider to Rubio for distribution in the Spanish market. Rubio obtained Spanish Health Authority approval to market Sildenafil Oral Solution in 2018, under the brand name, “BANDOL”.

Effective April 27, 2022, as amended on March 3, 2023, May 11, 2023, and December 22, 2023, we entered into an Asset Purchase Agreement (the “APA”) with Rubio to purchase all of Rubio’s rights and interest related to BANDOL (the “BANDOL Intangible Assets”). The APA provides for the sale by Rubio to Aspargo Italia of the BANDOL Intangible Assets, a prepayment of a specified amount of distribution fees and payment of a transition services fee in exchange for total consideration of €1.8 million. We paid the full amount due to Rubio during 2022 and 2023. No further amounts are due to Rubio with respect to the APA and neither of the parties to the APA have any ongoing obligations to the other with respect thereto.

Concurrent with the acquisition, we entered into an Assignment and Assumption Agreement with Rubio and Farmalider pursuant to which Farmalider assigned to us, and we assumed from Rubio, the exclusive rights granted by Farmalider to Rubio previously pursuant the Farmalider License and Supply Contract, including the exclusive right to market and distribute BANDOL in Spain, and the agreement by Farmalider to supply Aspargo Italia with BANDOL for distribution in the Spanish market in an exclusive basis. The Assignment and Assumption reaffirms the exclusive license and supply of BANDOL to Aspargo Italia for distribution in Spain.

Rubio Distribution Agreement

Effective April 27, 2022, as amended on March 3, 2023 and January 23, 2024, Aspargo Italia entered into a Distribution Agreement with Rubio (the “BANDOL Distribution Agreement”) for the marketing, promotion, and distribution of BANDOL in Spain. Pursuant to the BANDOL Distribution Agreement, Aspargo Italia (i) granted Rubio the exclusive right to distribute BANDOL in Spain in exchange for payment to Aspargo Italia of amounts equal to net sales (wholesale price less trade discounts and cost of goods) of BANDOL to drug product wholesalers, and (ii) agreed to compensate Rubio for the cost of various marketing, promotion and logistics services to be performed by Rubio based on a schedule of service fees specified in the BANDOL Distribution Agreement. The BANDOL Distribution Agreement expires in April 2025 and is subject to renewal for additional three-year periods. Effective October 14, 2022, we entered into a Commercial Supply Agreement with Rubio setting forth the terms and conditions pursuant to which Aspargo Italia will supply BANDOL to Rubio for resale.

Effective December 13, 2024, we entered into a Termination Agreement with Rubio regarding the termination of the Distribution Agreement as of that date in exchange for a payment of €0.2 million, and we initiated direct sales of BANDOL to drug product wholesalers in the Spanish market.

Sidus License Agreement – Argentina

Effective November 27, 2022, we entered into an Exclusive License Agreement (the “Argentina License”) with Laboratorios SIDUS (“SIDUS”), a pharmaceutical group in Argentina, to market and distribute Sildenafil Oral Suspension in Argentina following formal approval by the National Administration of Drugs, Foods and Medical Devices in Argentina (“ANMAT”). SIDUS currently manufactures and distributes in Argentina the MagnuS® brand of sildenafil and tadalafil ED products. Pursuant to the Argentina License, upon approval of Sildenafil Oral Suspension in Argentina, Aspargo and Sidus will enter into a Commercial Supply Agreement governing the supply of Sildenafil Oral Suspension from Aspargo to Sidus at a supply price per unit specified in the Argentina License. Sidus will manage marketing and distribution in Argentina and bear all distribution expenses. A decision from ANMAT is expected in Q1 2025.

Sildenafil Oral Suspension - Manufacturing Agreements

Sildenafil citrate, the active pharmaceutical ingredient (API) contained in Sildenafil Oral Suspension, and the excipients included in the formulation, are readily available from multiple sources worldwide.

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International Manufacturing Agreements.

BANDOL and HEZKUE are manufactured by Laboratorio Edefarm S.L., Valencia, Spain (“Edefarm”), a wholly owned subsidiary of Farmalider. We purchase BANDOL from Farmalider for resale in the Spanish market pursuant to the Farmalider License and Supply Contract and Assignment and Assumption Agreement described above. We purchase HEZKUE from Farmalider for resale in the German and UK markets pursuant to the International License Agreement described above.

Domestic U.S. Manufacturing Agreements.

In March 2020, we entered into a Technical Transfer and Manufacturing Services Agreement (the “Pii MSA”) and Statement of Work with Pii which provides for the technical transfer of the manufacturing process for Sildenafil Oral Suspension from Edefarm to Pii and the manufacture of process feasibility and validation batches necessary to support our submissions with the FDA. Pii completed the technical transfer and final development of the Sildenafil Oral Suspension formulation, protocols and analytical methods; the manufacture of feasibility and technical transfer batches of drug product; the filling, packaging and labelling of the feasibility batches, stability testing of feasibility batches, and the manufacture, filling and packaging of the drug product supplies necessary to conduct the Sildenafil Oral Suspension clinical studies that we conducted in November and December 2023.

In November 2023, we executed a Statement of Work with Pii related to the manufacture of the registration and process validation batches and the conduct of related stability testing and other supporting activities necessary to generate the data required for submissions to the FDA for approval to market and distribute Sildenafil Oral Suspension in the United States. We terminated the project with Pii in June 2024 without penalty, consistent with the terms of the Pii MSA.

In July 2024, we initiated the technical transfer of the manufacturing process for Sildenafil Oral Suspension from Pii to Saptalis Pharmaceuticals, LLC (“Saptalis”), a U.S. based pharmaceutical company that specializes in the development, manufacturing, and commercialization of niche generic and innovative specialty products. We executed a Master Service Agreement and Statement of Work with Saptalis providing the terms and conditions, timelines and budget for the technical transfer, registration batch manufacturing, and process performance qualification for Sildenafil Oral Suspension necessary to support our NDA submission with the FDA.

Our Intellectual Property Rights

Our goal is to obtain, maintain and enforce patent and intellectual property protection for our products, formulations, processes, methods and other proprietary technologies; preserve our trade secrets and exclusive rights in our unique formulations and container closure systems; and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Currently, we rely on trade secret protection and confidentiality agreements to protect our proprietary know-how, which is not patentable.

The following table lists all patents and patent applications owned or controlled by the Company or any of its wholly owned subsidiaries, including the Sildenafil Oral Suspension patents we license on an exclusive basis from our Licensors as described above. All of our granted patents expire 20 years from the filing date or effective date indicated in the table unless otherwise noted. Any pending patent applications that result in granted patents are expected to expire 20 years after the respective application filing date.

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Patent Title	Patent or Application Number	Application Filing Date	Grant Date	Expiration Date
Pharmaceutical Composition of Sildenafil Citrate in The Form of A Suspension for Oral Use (exclusive license to Aspargo)	US 10,016,428 B2	3/22/2016	7/10/2018	3/22/2036
Pharmaceutical Composition of Sildenafil Citrate in The Form of A Suspension for Oral Use (exclusive license to Aspargo)	EP 3 072 515 B1	3/15/2016	2/28/2018	3/15/2036
Handheld Medication Dispensing Device	US D1,038,381	2/1/2024	8/6/2024	8/6/2039
Handheld Medication Dispensing Device	US D,1038,382	2/1/2024	8/6/2024	8/6/2039
Medication Cartridge	US D1,042,796	3/1/2024	9/17/2024	9/17/2039
Medication Cartridge	US D1,042,797	3/1/2024	9/17/2024	9/17/2039
A Biometrically Controlled Handheld Oral Medication Dispensing Device	US 12,106,836	3/15/2024	10/1/2024	3/15/2044
Medication Dispensing System Having A Handheld Oral Medication Dispensing Device With Keyed Medication Cartridge	PCT/US24/47468	9/19/2024
Medication Dispensing System Having A Handheld Oral Medication Dispensing Device With Keyed Medication Cartridge	18/600,198	3/8/2024
A Handheld Oral Medication Dispensing Device With Activator Mechanism	PCT/US24/47482	9/19/2024
A Handheld Oral Medication Dispensing Device With Activator Mechanism	18/600,402	3/8/2024
Keyed Medication Cartridge For Use In A Handheld Oral Medication Dispensing Device	PCT/US24/47497	9/19/2024
Keyed Medication Cartridge For Use In A Handheld Oral Medication Dispensing Device	18/601,329	3/11/2024
A Biometrically Controlled Handheld Oral Medication Dispensing Device	PCT/US24/47676	9/20/2024
A Biometrically Controlled Handheld Oral Medication Dispensing Device	18/655,722	5/6/2024
Patient System And Method For Interfacing With And Controlling A Medication Dispensing Device	18/614,041	3/22/2024
Caregiver System And Method For Interfacing With And Controlling A Medication Dispensing Device	18/614,062	3/22/2024
Physician System And Method For Interfacing With And Controlling A Medication Dispensing Device	18/614,085	3/22/2024
Wirelessly Controlled Handheld Oral Medication Dispensing Device	PCT/US24/47686	9/20/2024
A Wirelessly Controlled Handheld Oral Medication Dispensing Device	18/606,151	3/15/2024
A Rechargeable Handheld Oral Medication Dispensing Device	PCT/US24/47694	9/20/2024
A Rechargeable Handheld Oral Medication Dispensing Device	18/606,173	3/15/2024
Aspargo Caregiver App/Portal	63/671,847	7/16/2024

We claim trademark rights in our corporate name and logo in the United States and other jurisdictions around the world. Also, our brand name for Sildenafil Oral Suspension, “BANDOL” is registered in Spain, and our brand name, “HEZKUE”, is registered in the EU and the United Kingdom. We have filed for the HEZKUE trademark in the United States. The proposed trademark has passed the initial review process by the US Patent and Trademark Office and is considered distinctive enough to be eligible for official registration upon our use of the mark in commerce in the United States.

We have registered domain names for websites that we use in our business, such as www.aspargolabs.com, and www.hezkue.de, and similar variations.

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The following table identifies our material trademarks and the jurisdictions in which they were filed, the status and the registration dates. The Mark names ASPARGO and “A” Logo refer to our corporate name and logo, respectively. The Mark name, HEZKUE, refers to our brand name for Sildenafil Oral Suspension in various jurisdictions. Generally, US and international trademarks last 10 years from the date of registration, with a potentially unlimited number of 10-year renewal terms. We intend to renew our significant trademarks on a timely basis and avoid any “expiration”. Management does not believe that we face any material risk to our business or results of operations from failure to obtain or maintain registration of our claimed trademarks.

Application Date	MarkName	Status	Country	Registration Date
1/8/2021	ASPARGO	Filed - (F)	United States - (US)
8/27/2021	ASPARGO	Registered - (G)	Argentina - (AR)	3/15/2023
7/1/2021	ASPARGO	Filed - (F)	International - (IB)
7/1/2021	ASPARGO	Registered - (G)	Brazil - (BR)	7/1/2021
7/1/2021	ASPARGO	Registered - (G)	Canada - (CA)	7/14/2023
7/1/2021	ASPARGO	Registered - (G)	Community Trademark - (EM)	4/27/2022
7/1/2021	ASPARGO	Registered - (G)	Great Britain - (GB)	7/1/2021
7/1/2021	ASPARGO	Registered - (G)	India - (IN)	12/20/2022
7/1/2021	ASPARGO	Registered - (G)	Japan - (JP)	7/1/2021
7/1/2021	ASPARGO	Registered - (G)	Republic of Korea - (KR)	7/1/2021
1/26/2021	"A" LOGO	Filed - (F)	United States - (US)
8/27/2021	"A" LOGO	Registered - (G)	Argentina - (AR)	1/9/2024
7/15/2021	"A" LOGO	Registered - (G)	International - (IB)	7/15/2021
7/15/2022	"A" LOGO	Registered - (G)	Brazil - (BR)	7/15/2022
7/15/2021	"A" LOGO	Registered - (G)	Canada - (CA)	1/31/2023
7/15/2021	"A" LOGO	Registered - (G)	Community Trademark - (EM)	3/31/2022
7/15/2021	"A" LOGO	Registered - (G)	Great Britain - (GB)	7/15/2021
7/15/2021	"A" LOGO	Registered - (G)	India - (IN)	7/15/2021
7/15/2021	"A" LOGO	Registered - (G)	Japan - (JP)	7/15/2021
7/15/2021	"A" LOGO	Registered - (G)	Republic of Korea - (KR)	7/15/2021
1/25/2022	HEZKUE	Filed - (F)	United States - (US)
7/25/2022	HEZKUE	Registered - (G)	International - (IB)	7/25/2022
7/25/2022	HEZKUE	Filed - (F)	Canada - (CA)
7/25/2022	HEZKUE	Registered - (G)	Community Trademark - (EM)	7/25/2022
7/25/2022	HEZKUE	Registered - (G)	Great Britain - (GB)	7/25/2022

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. In addition, the laws of various foreign countries where our products are distributed may not protect our intellectual property rights to the same extent as laws in the United States.

Overview of Pharmaceutical Suspension Market

Pharmaceutical suspensions are liquid dosage forms containing finely dispersed solid particles of drug suspended in a liquid medium. Designed for oral, topical, ophthalmic, parenteral, otic, and rectal administration, this dosage form is characterized by its versatility, offering a flexible and effective method for drug delivery, especially beneficial for drugs with solubility challenges, and is utilized in various therapeutic applications. Pharmaceutical suspensions provide a stable and uniform delivery system, enhancing drug solubility, bioavailability, and therapeutic efficacy.

The global pharmaceutical suspension market was valued at approximately $55 billion in 2022 and is estimated to reach $83 billion by 2032, exhibiting a compound annual growth rate (CAGR) of 4.2% from 2023 to 2032.

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The global pharmaceutical suspension market is witnessing significant growth, driven by several key factors. The aging global population is driving the demand for suspensions, as elderly individuals often have difficulty swallowing pills or need localized drug delivery. In addition, the rise in chronic diseases, such as gastrointestinal disorders, certain cancers, and neurological disorders creates a need for effective, targeted treatments offered by suspensions. Also, technological advancements in drug delivery, including improved formulations, are expanding the range of medications that are delivered via suspension. Furthermore, government initiatives promoting early diagnosis and the efforts of pharmaceutical companies to educate the public about suspensions benefits are driving the market growth and increasing awareness.

Pharmaceutical suspensions play a pivotal role in the market, offering a versatile platform for administering medications. The major players that operate in the pharmaceutical suspension market include Pfizer Inc., Merck & Co., Inc., AstraZeneca plc, Eli Lilly and Company, Bayer AG, Sanofi, Lupin, Glenmark Pharmaceuticals Limited, Novartis AG, and Teva Pharmaceutical Industries Limited. The key players have adopted key strategies such as product approval and collaboration to expand their product portfolio.

Based on type, the market is categorized into oral, parenteral, and others. The parenteral segment was the largest revenue contributor to the market in 2022. This is attributed to direct and rapid route for drug delivery. In addition, advancements in parenteral drug formulations and increase in prevalence of conditions requiring injectable therapies further contribute to the segment growth. However, the others segment is expected to register the fastest growth during the forecasted period. The diverse applications and widespread usage of these alternative routes is potentially driving the demand. In addition, factors such as rise in prevalence of respiratory disorders, dermatological conditions, and the development of innovative drug delivery systems further drive the segment growth.

Based on distribution channel, the market is categorized into hospital pharmacies, drug store and retail pharmacies, and online providers. However, the online providers segment is expected to register the fastest growth during the forecast period owing to its convenience and accessibility. Online platforms provide a convenient way for consumers to purchase healthcare products, including suspensions, without the need to visit physical stores. The ease of ordering, broader product selection, and potential for competitive pricing make online sales an attractive option.

North America accounted for the largest share in terms of revenue in 2022, owing to the presence of a well-developed healthcare industry. In addition, the growing focus of key players on R&D contributes to the formulation of innovative suspensions; thereby driving the market growth in the region.

According to a report produced by Allied Market Research entitled “Global Pharmaceutical Suspension Market; Opportunity Analysis and Industry Forecast, 2023-2032” (January 2024), top level Chief Experience Officers (CXOs) in the pharmaceutical suspension market have expressed the view that pharmaceutical suspension provides a good alternative of drug delivery and can be useful in case of pediatric and geriatric patients, who face difficulty in swallowing pills and even in chronic conditions where immediate treatment is required. Further, factors such as increase in geriatric population, rise in number of gastro-intestinal diseases across the globe, rise in cancer and various chronic diseases, and rise in number of hospitals & clinics are expected to drive the growth of the pharmaceutical suspension market. Moreover, rise in adoption of pharmaceutical suspensions and technological advancements further boost the growth of the market.

North America is expected to witness the highest growth, in terms of revenue, owing to ongoing technological advancements, a well-established and advanced healthcare infrastructure, and adoption of suspensions for treatment by patients and healthcare providers.

Overview of Erectile Dysfunction

Erectile Dysfunction – Background

Erectile Dysfunction (“ED”), also known as impotence, is a sexual dysfunction characterized by the inability to develop or maintain an erection of the penis for satisfactory sexual intercourse regardless of the capability of ejaculation. Symptoms might include persistent trouble getting an erection, trouble keeping an erection and reduced sexual desire.

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ED may result from psychological, neurologic, hormonal, vascular, or medication-induced causes. Approximately 23% of men aged 40-80 years worldwide have ED symptoms. ED occurs in men of all ages; the prevalence increases with age. Diabetes is a common and important case of ED due to the diseases impact on both neurological and vascular factors germane to penile erection.

According to data from the Massachusetts Male Aging Study, up to 52% of men between the ages of 40 and 70 are affected by ED. According to the Cleveland Clinic, as many as 52% of men experience erectile dysfunction, with it affecting 40% of men aged 40, and 70% of men aged 70.

ED is the most common sex problem that men report to their doctor. The worldwide prevalence of erectile dysfunction is expected to increase to 322 million men by 2025. The disease affects as many as 30 million men in the United States. One in ten men is estimated to have ED at some point in his lifetime.

ED is less common but increasing in young men. It was previously believed that only 5% to 10% of men younger than 40 experienced ED. But a more recent study showed that ED was prevalent in 26% of men younger than 40.

In one study of eight countries, the United States has the highest rate of self-reported ED (22%) and Spain has the lowest rate of self-reported ED (10%).

Physical Causes of ED

ED happens when:

●	Not enough blood flows into the penis - many health issues can reduce blood flow into the penis, such as hardened arteries, heart disease, high blood sugar (Diabetes) and smoking.

●	The penis cannot trap blood during an erection - if blood does not stay in the penis, a man cannot keep an erection. This issue can happen at any age.

●	Nerve signals from the brain or spinal cord do not reach the penis - certain diseases, injury or surgery in the pelvic area can harm nerves to the penis.

●	Diabetes can cause small vessel disease or nerve damage to the penis.

●	Cancer treatments near the pelvis can affect the penis’ functionality.

●	Surgery and or radiation for cancers in the lower abdomen or pelvis can cause ED. Treating prostate, colon-rectal or bladder cancer often leaves men with ED.

●	Drugs used to treat other health problems can negatively impact erections.

Other physical causes of ED include:

●	Heart disease.

●	Clogged blood vessels (atherosclerosis).

●	High cholesterol.

●	High blood pressure.

●	Obesity.

●	Metabolic syndrome — a condition involving increased blood pressure, high insulin levels, body fat around the waist and high cholesterol.

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●	Parkinson’s disease.

●	Multiple sclerosis.

●	Peyronie’s disease — development of scar tissue inside the penis.

●	Alcoholism and other forms of substance abuse.

●	Sleep disorders.

●	Treatments for prostate cancer or enlarged prostate.

In addition, the brain plays a key role in triggering the series of physical events that cause an erection, starting with feelings of sexual excitement. Several things can interfere with sexual feelings and cause or worsen erectile dysfunction. Psychological causes of erectile dysfunction include:

●	Depression, anxiety, or other mental health conditions

●	Stress

●	Relationship problems due to stress, poor communication or other concerns

Oral ED Treatments

Oral drugs known as Phosphodiesterase-5 (PDE5) Inhibitors are among the best-known treatments for ED. The four oral PDE5 inhibitors approved in the United States by FDA for the treatment of ED are sildenafil (Viagra, Pfizer/Viatris), vardenafil (Levitra and Staxyn, Bayer/GlaxoSmithKline), tadalafil (Cialis, Eli Lilly), and avanafil (Stendra, Vivus). PDE5 inhibitors have become the first-line therapy for ED, as recommended by the American Urological Association (AUA).

PDE 5 inhibitors stop an enzyme, known as phosphodiesterase type 5, found in blood vessel walls, from working properly. PDE5 helps control blood flow to the pulmonary arteries and other bodily organs, such as the penis. By stopping PDE5 from working, PDE 5 inhibitors (i.e., sildenafil and tadalafil) cause the blood vessels to relax and increases blood flow to the penis.

PDE 5 inhibitors prescribed for the treatment of ED, such as sildenafil and tadalafil, are administered via oral dosage forms. VIAGRA® and its generic equivalents are administered in 25mg, 50mg and 100mg oral tablets. The advantages of oral dosage forms include:

●	The most natural and easiest route of administration

●	Appropriate for any adult patient who does not have difficulty swallowing, whatever the age

●	No nursing is required, which means the patient can take it with no help

The disadvantages of oral dosage forms include:

●	Delayed onset of action because absorption takes time.

●	Not appropriate for patients who have difficulty swallowing.

●	Not convenient for a patient with a gastrointestinal disorder such as diarrhea, constipation, ulceration, and hyperacidity in stomach

●	Not convenient if the patient suffers malabsorption syndrome in which absorption through small intestine is not ensured

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It is estimated that 22% of the population over 50 years of age have pain while swallowing or are unable to swallow (dysphagia). Several studies conclude that between 300,000 and 600,000 individuals in the United States are affected by neurogenic dysphagia each year, and 10 million Americans are evaluated each year for swallowing difficulties. Because this disorder cuts across so many diseases, dysphagia is poorly understood and often under-diagnosed and is particularly relevant to the patient population that suffers from ED.

Classification and History

Sildenafil, vardenafil, tadalafil, and avanafil are classified as PDE5 inhibitors and are indicated for the treatment of men with ED. Sildenafil, the first PDE5 inhibitor, was introduced in 1998. More than 20 million men were treated with sildenafil in its first 6 years on the market. In 2003, vardenafil was approved for distribution, offering patients an alternative option. Tadalafil followed several months later and was also approved in 2003. Nicknamed the “weekend pill,” tadalafil’s 36-hour effectiveness offered patients more spontaneity.

In 2010, a 10-mg oral disintegrating tablet (ODT) formulation of vardenafil (Staxyn) was introduced; this ODT discreet formulation is considered more convenient to administer than traditional oral tablets.

Several years after the introduction of tadalafil on the market, researchers toyed with the idea of a chronic, low-dose formulation to further enhance spontaneity. In 2008, Eli Lilly obtained FDA approval for the once-daily administration of tadalafil. In October 2011, tadalafil (Cialis) was also approved to treat benign prostatic hyperplasia (BPH) with or without ED. Avanafil (Stendra) was approved in April 2012, offering an onset of action as early as 15 minutes after administration and further expanding treatment options for men with ED.

Sildenafil and tadalafil are also used to treat pulmonary arterial hypertension (PAH) under the trade names Revatio (sildenafil 20-mg tablets and 10-mg/12.5-mL single-use vial injections) and Adcirca (tadalafil 20-mg tablets).

Pharmacology

During sexual arousal, nitric oxide (NO) is released from nerve terminals and endothelial cells in the corpus cavernosum. NO activates guanylate cyclase to convert guanosine triphosphate (GTP) into cyclic guanosine monophosphate (cGMP), triggering a cGMP-dependent cascade of events. The accumulation of cGMP leads to smooth-muscle relaxation in the corpus cavernosum and increased blood flow to the penis.

PDE5 is an enzyme found primarily in the smooth muscle of the corpus cavernosum that selectively cleaves and degrades cGMP to 5′-GMP. PDE5 inhibitors are similar in structure to cGMP; they competitively bind to PDE5 and inhibit cGMP hydrolysis, thus enhancing the effects of NO. This increase in cGMP in the smooth muscle cells is responsible for prolonging an erection.

PDE5 inhibitors lack a direct effect on corpus cavernosum smooth-muscle relaxation. Therefore, after administration, adequate sexual stimulation is necessary for an erection to occur.

Pharmacokinetics

PDE5 inhibitors are eliminated predominantly as metabolites in the feces and, to a lesser extent, in the urine. Sildenafil, vardenafil, and avanafil share similar mean terminal half-lives of 4 to 5 hours. In contrast, tadalafil has an extended half-life of approximately 17.5 hours, allowing its use as a once-daily agent.

As a class, although PDE5 inhibitors can reach maximum observed plasma concentrations (Cmax) in as little as 30 minutes, the median times to maximum concentration (Tmax) are 60 minutes for sildenafil and vardenafil and 2 hours for tadalafil. For avanafil, a median Tmax of 30 to 45 minutes is reported, possibly translating to a quicker onset of action; however, the actual clinical significance has not been determined.

The exact values for vardenafil ODT (Staxyn) have not been reported, but this drug provides a higher systemic exposure compared with the film-coated formulation (Levitra). For this reason, these two formulations are not equivalent milligram for milligram and therefore are not interchangeable. In addition, despite the perception that an ODT formulation would take effect more quickly, both the film-coated tablets and the ODT formulation have similar onsets of action.

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Except for tadalafil, the rate and extent of absorption of PDE5 inhibitors are diminished when they are ingested with high-fat meals. Despite the similar rate and extent of change observed with vardenafil and avanafil, only sildenafil has been found to have clinical significance, according to its manufacturer. Absorption is affected significantly with a mean reduction in Cmax of 29% and a mean delay in Tmax of 60 minutes. Patients are advised to avoid taking sildenafil after a high-fat meal to avoid a possible diminished potency and delay in the onset of effect.

Sildenafil Oral Suspension - Addressable Market

Oral drugs known as Phosphodiesterase-5 (PDE5) Inhibitors are among the best-known treatments for ED. The four oral PDE5 inhibitors approved in the United States by FDA for the treatment of ED are sildenafil (Viagra, Pfizer/Viatris), vardenafil (Levitra and Staxyn, Bayer/GlaxoSmithKline), tadalafil (Cialis, Eli Lilly), and avanafil (Stendra, Vivus).

According to a 2023 report published by QYR Research, the global Phosphodiesterase Type 5 (PDE5) Inhibitor market is projected to grow from US$ 2.25 billion in 2023 to US$ 2.73 billion by 2029, at a Compound Annual Growth Rate (CAGR) of 3.27% during the forecast period. The prevalence of ED is expected to rise due to factors such as an aging population, lifestyle changes, and the growing awareness and diagnosis of the condition. This increased demand for treatment options is impacting the PDE5 inhibitor market positively. The drivers of the above average growth rate are a high incidence of hypertension, neurogenic and psychological disorders, and diabetes, the aging of the global population, alcoholism, and sedentary lifestyles. Growing adoption of these poor lifestyle choices leads to the overall growth of the market for erectile dysfunction drugs. Other factors like patient awareness and education, a growing number of campaigns by government and non-government organizations worldwide to make patients aware of the disease are also other factors responsible for the market growth of erectile dysfunction drugs.

According to the World Health Organization (WHO), erectile dysfunction is a common medical problem affecting approximately 15% of men each year. Erectile dysfunction is an independent predictor of poor quality of life and not an indicator of comorbid diseases. Several publications have recognized modifiable lifestyle factors such as obesity, physical activity, smoking, diet, and others as major contributors to the onset and evolution of ED. Guidelines developed during the 2009 International Consultation on Sexual Dysfunction included “lifestyle modification” as a foundational step in the treatment algorithm of ED. Furthermore, Boston Area Community Health performed a cross-sectional study of 2,301 men, a dose-response relationship was demonstrated between smoking and ED. This survey concluded that passive smoking exposure trended toward a significant risk of ED. According to the Health Professionals Follow-up Study (HPFS), obese men were twice as likely to have ED as men in the normal weight range.

Lifestyle and nutrition are identified as key factors affecting vascular nitrous oxide (NO) production, testosterone levels, and erectile function. In addition, lifestyle habits that decrease low-grade clinical inflammation can play a role in improving erectile function.

The growth in the number of ED cases can be correlated with the high growth of health conditions such as obesity, diabetes, and cardiovascular disorders. Hypertension is also another major illness linked to erectile dysfunction and as reported by the Centers for Disease Control and Prevention (CDC) in 2018, the prevalence of hypertension has grown at a considerable rate, with approximately 65 million people suffering from the condition in the US. Furthermore, experts believe that 80-90 % of ED cases are related to a physical or medical condition, like diabetes, cardiovascular diseases, and prostate cancer treatment.

Conclusively, increasing adoption of poor lifestyle choices and associated health conditions will lead to the overall growth of the US erectile dysfunction drugs market.

Rising Geriatric Population

ED is considered as a common concern among men that causes significant depression and anxiety and can greatly impact the quality of life. Data from various studies such as Massachusetts Male Aging Study and Boston Area Community Health have estimated that as many as half of men aged 40–70 years old have some form of ED. It is further estimated that 10% of men aged 30–39 have ED with prevalence increasing to 59% of men aged 70–79. This extrapolates to over twenty million men in the US who are suffering from ED. The prevalence of severe ED increases with increasing age, with >35% of men over age 70 reporting difficulty in obtaining or maintaining erections. ED is a major public health concern within the aging population.

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In addition to this, the geriatric population in the US is growing continuously, which is driving the growth of the US erectile dysfunction drugs market. For instance, according to the Population Reference Bureau, the number of Americans aged 65 and older is projected to nearly double from 52 million in 2018 to 95 million by 2060, and the 65-and-older age group’s share of the total population will rise from 16 percent to 23 percent. Furthermore, the average US life expectancy increased from 68 years in 1950 to 78.6 years in 2017, in large part due to the reduction in mortality at an older age. Thus, the growing geriatric population is anticipated to fuel the market growth during the assessment period.

The erectile dysfunction drugs market is divided on the basis of drug, which is further divided into Sildenafil Citrate (VIAGRA), Mirodenafil (Mvix), Vardenafil (Levitra/ Staxyn), Tadalafil (Cialis), Udenafil (Zydena), Stendra/ Spedra (Avanafil), Lodenafil Carbonate (Helleva), and others. VIAGRA is one of the most widely distributed products worldwide. VIAGRA dominated the market in terms of revenue and was valued at over USD 2.4 billion in 2014. Even following patent expiration in the United States, it is anticipated to account for almost 27% of the market share by the end of 2024 due to its brand loyalty.

The pharmaceuticals market in the United States is complex with drug products flowing from manufacturers to distributors to retailers to patients. Distributors purchase products from manufacturers, provide warehousing services, and ship drugs to retailers. Retailers include pharmacies, hospitals, group purchasing organizations, and mail-order programs. AMP indicates average manufacturer price; WAC, wholesale acquisition cost. Rebates are payments from manufacturers to pharmaceutical benefit managers. Chargebacks are payments from manufacturers to distributors. Aspargo’s revenue projections shown below are limited to the US market and are based primarily upon direct sales of the Sildenafil Oral Suspension to drug distributors customers and considers estimated rebates and chargebacks.

The development of novel molecule combinations and drug delivery techniques, which are safer and more effective in the treatment of ED is estimated to present immense growth opportunities to vendors in the US erectile dysfunction drugs market. Nanoparticle-based drug delivery is a hot topic for translational therapy development for many diseases, including erectile dysfunction. There are four primary areas where nanotechnology has been applied for ED treatment: 1) topical delivery of drugs for on-demand erectile function, 2) injectable gels into the penis to prevent morphology changes post-prostatectomy, 3) hydrogels to promote CN regeneration/neuroprotection, and 4) encapsulation of drugs to increase erectile function (primarily of PDE5 inhibitors).

New drug delivery techniques such as the use of pellets and creams are being implemented by many companies operating in the US erectile dysfunction drugs market. For example, in 2018, Apricus Biosciences started manufacturing a cream called vitaros to treat erectile dysfunction. Furthermore, novel gene therapy for the treatment of ED is still under investigation. This therapy would deliver genes that produce products or proteins that may not be functioning properly in the penile tissue of men suffering from ED. Replacement of these proteins may result in improvement in erectile function. Experimental animal models have demonstrated improvement in erectile function with gene therapy.

The rising need for novel therapies and the development of drug delivery techniques for the treatment of ED is, in turn, creating opportunities for the US erectile dysfunction drugs market.

VIAGRA® Off Label Use

VIAGRA® is used for erectile dysfunction, while a low dosage of sildenafil called Revatio is used for pulmonary hypertension treatment for children and adults. Both have the same ingredients, but each has a different dosage (Sildenafil is 20mg, while VIAGRA® is 100mg or 50mg). While VIAGRA® is approved for the treatment of men with erectile dysfunction, there is some evidence showing that it may be effective for the off-label treatment of female sexual arousal disorder.

Off label use of VIAGRA® is prescribed for other indications, such as:

●	Persistent pulmonary hypertension (PPHN) of the neonate

●	Scleroderma, also referred to as systemic sclerosis

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●	Mountain sickness: VIAGRA® can reduce pulmonary artery pressure at high altitude and improve the ability to exercise in low oxygen conditions.

●	Raynaud’s phenomenon: In affected individuals, exposure to the cold triggers spasm of the small arteries that supply blood to the fingers, toes, or both, which become pale, cold, and painful. Both VIAGRA® and Levitra® have been helpful in clinical trials.

●	Heart disease: In most men with heart disease, it is. Several studies of patients with congestive heart failure also reported that the medication improves oxygen consumption, pulmonary artery pressure, and exercise capacity in these patients.

●	Stroke

●	Premature ejaculation

●	Enhance sexual performance for those not diagnosed with erectile dysfunction

Aspargo’s Marketing Plan

Our business plan is to distribute our products under Aspargo brand names and under the management of Aspargo employees, while utilizing contracted third-party vendors, including third party logistics providers to provide warehousing of products and distribution to wholesalers, and local country contract sales forces to perform certain marketing and promotional activities where utilization of third-party contractors is economically efficient. In certain international markets, we may enter into distribution agreements with local country pharmaceutical product distributors who are better situated than Aspargo to promote our products in their respective market due to longstanding relationships and existing brand recognition in that particular country. The discussion below relates primarily to our marketing plans for the United States and other jurisdictions where we intend to market our products under the Aspargo brand names and under the management of Aspargo employees.

Our marketing plan is to put our current and future products in front of the targeted audiences that matter; (i.e., consumers and drug prescribers (doctors, clinical officers, and other healthcare professionals) and to demonstrate that our drug device combination products offer treatment that is more convenient and more likely to result in medication dosing adherence than that offered by traditional dosage forms.

Marketing and Distribution Plan – Sildenafil Oral Suspension

Pharmaceutical product marketers have two primary audiences – health care professionals (Physicians, Nurses, Nurse Practitioners, etc.) and patients. Our goal is to launch and position Sildenafil Oral Suspension with both audiences as the most convenient prescription PD5 inhibitor medication.

Our marketing and distribution plans are intended to align with our overall commercial goals to (1) position Sildenafil Oral Suspension as an attractive and convenient alternative to VIAGRA® and Cialis® tablets (branded and generic); (2) grow sales by introducing new generations of container closure systems that offer enhanced user experiences and enable increased product dosing adherence by patients; and (3) continually increase market share through physician office presence and increased online promotion; .

We have engaged IPG Health, a top tier, global, health care marketing solution agency, to assist us in designing and implementing commercialization launch plans for Sildenafil Oral Suspension in Europe and the UK under the direction of our Chief Marketing Officer. The plans include (1) unique brand positioning and sophisticated customer segmentation; (2) utilization of digital media (including social media) to maximum product awareness among physicians and patients; (3) utilization of Key Opinion Leaders (KOLs) to highlight Sildenafil Oral Suspension at professional seminars and conferences and to publish scholarly articles in professional journals; (4) partnering with health tech retailers to allow patients to secure Sildenafil Oral Suspension online; (5) grow sales by hiring local country sales force personnel or engaging contract sales force organizations to promote Sildenafil Oral Suspension to physicians through personal office visits; and (6) continually increasing market share through heavy advertising online and in traditional media.

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Our product distribution plan is to engage local third-party logistic managers to manage the supply chain, including warehousing, logistics, distribution to drug product wholesalers and invoice to cash collections; partner with online med tech ED prescription drug retailers to distribute Sildenafil Oral Suspension through online platforms; and manage the supply chain to ensure maximum availability of our products to consumers from traditional and non-traditional pharmacies.

Pharmaceutical sales representatives

Initially, we intend to engage local country contract sales organizations (CSO) to promote Sildenafil Oral Suspension to targeted physicians in selected markets where Sildenafil Oral Suspension is approved for sale. The CSO, under direction of local country managers employed by Aspargo, will design, implement, and execute a sales force initiative to deliver the selling message to designated physicians. We and the CSO together will establish performance metrics for the purpose of assessing and evaluating the program. Set out below is a sample CSO program.

Free samples

Free samples have been shown to affect physician prescribing behavior. Physicians with access to free samples are more likely to prescribe brand name medication over equivalent generic medications. It is argued that a benefit to free samples is the “try it before you buy it” approach. Free samples give immediate access to the medication and the patient can begin treatment right away. Also, it promotes loyalty, provides an avenue for efficacy-testing and saves time from going to a pharmacy to get it filled before treatment begins.

We intend to follow industry sales patterns and rely on distribution of free samples to build our brand in each country where distribution of free samples is permitted by health authority regulations.

E-detailing

E-detailing (electronic visits, e-visits) is the generalized term to describe the use of digital technology for promotional activities for pharmaceutical products, mainly via the Internet. This approach is more commonly used in the United States but is slowly making its way into Europe. E-detailing includes using electronic channels to interact with customers, as well as electronic support for sales reps in their everyday work. A number of research articles show that the main reason that medical specialists participate in e-detailing campaigns is the opportunity to receive product information at their convenience. Convenience has many dimensions—the use of and access to an e-visit are easier, meetings with sales reps take shorter, and making appointments for visits are at times suiting medical doctors, and the overall time-saver aspect is substantial. About 73% of electronic visits are conducted after working hours, 34% are made during days off and 34% after 5 pm. Aspargo and its selected CSOs will ensure that reps are utilizing E-detailing and E-mail to maximize penetration to the physician market.

In addition, Aspargo will bring “medical communication specialists” on staff to engage with doctors online. These medical communicators will provide value-added services that help physicians sort through information clutter while facilitating links with clinical trials, journals, and knowledge opinion leaders.

Online media placement to HCPs

Marketing to doctors is all about identifying the needs of these professionals and providing well-researched solutions in a creative way through personal meetings with sales representatives and tactical media placement. Surveys show that 7 percent of all daily Google searches are health-related, with 70,000 healthcare searches performed every minute, and it is not just consumers that use these engines but also the doctors who prescribe them. Physician reliance on Internet technology for information and communicating is also forcing pharmaceutical companies to re-tool their traditional marketing strategies. Social networks like Facebook and LinkedIn, and hundreds of smaller niche medically focused sites allow physicians to organize professional online communities for collaboration.

We intend to partner with these types of online platforms and use effective content marketing to build awareness around Sildenafil Oral Suspension.

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Importantly, IPG Health, under the direction of our Chief Marketing Officer, is developing a well-rounded, data-driven and intentional digital advertising strategy to empower our team to effectively develop, execute, and measure the success of our Sildenafil Oral Suspension advertising campaigns.

Key opinion leaders

KOLs or “thought leaders”, are respected individuals, such as prominent medical practitioners and independent scientific and medical experts, who possess the knowledge and expertise to offer valuable insights and recommendations regarding disease management and who influence physicians through their professional status and affiliations.

Due to the vast expertise of key opinion leaders, they hold significant influence in their local communities. As a result, KOLs have the potential to raise awareness about new drugs or devices and drive sales for suppliers. Moreover, KOLs can also play a crucial role in influencing purchasing decisions within their own hospitals or networks.

Pharmaceutical and medical device companies frequently seek consultation from KOLs throughout different stages of development, testing, commercial launch and post marketing. These esteemed individuals not only offer insights into specific disease states, existing treatments, and ongoing research areas but also aid in informing clinical trial design, product enhancements, and go-to-market strategies.

Furthermore, pharmaceutical companies utilize this partnership later during the development process to gain acceptance at specific healthcare facilities or networks through their established KOL connections. With their extensive knowledge of new products and persuasive abilities, key opinion leaders hold immense value for businesses seeking success in the market.

Once a new drug is approved, experts and key opinion leaders in pharma can build product awareness in their specialties and throughout the wider medical community. We intend to utilize nationally known KOLs in each major market where we operate to increase product awareness through attendance at conferences, hosting of round tables and publications in medical journals.

Dr. Steven Kaplan, a widely known KOL in the ED market, is the Chairman of our Medical Advisory Board and will become a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Dr. Kaplan and the members of the Aspargo Medical Advisory Board spearhead our KOL program initiative.

Continuing medical education

Hours spent by physicians in industry-supported continuing medical education (CME) is greater than that from either medical schools or professional societies. Aspargo can help bring on board physicians and care teams to pharma-sponsored continuing medical education courses that will help teach them about Sildenafil Oral Suspension. Also, Aspargo will make a point of attending medical-related conferences, conventions, and trade shows that are open to physicians in our target audience.

Direct-to-consumer marketing

Direct-to-consumer advertising (DTCA) refers to the marketing and advertising of pharmaceutical products directly to consumers as patients, as opposed to specifically targeting health professionals. The term is synonymous primarily with the advertising of prescription medicines via mass media platforms—most commonly on television and in magazines, but also via online platforms. Direct-to-consumer advertising is only completely legal in New Zealand and the United States.

DTCA takes two main forms: the promotion or creation of a disease out of a non-pathologic physical condition or the promotion of a medication. The rhetorical objective of direct-to-consumer advertising is to directly influence the patient-physician dialogue. Many patients will inquire about, or even demand, a medication they have seen advertised on television. This approach has proven to be quite effective, especially when it comes to encouraging consumers to inquire about brand drugs even when generic alternatives exist. We have engaged IPG Health to develop our global and regional DTC campaigns.

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We engage in disease awareness campaigns (DAC) in countries where the law prohibits advertising prescription only medicines directly to the public. The primary purpose of a DAC is to increase awareness of a disease or diseases and to provide health educational information on that disease and its management. IPG Health is developing and assisting us in implementing our DTC campaigns as well.

Direct marketing to consumers

Creating the appropriate patient demand is often an online process and one that relies heavily on strong search engine optimization, digital content management and banner advertising. Most patients will now use search engines to find information or solutions relating to drugs, treatment, disease or other pharma issues. In the era of “Doctor Google”, people go online to get informed about drugs, treatment options, and so much. Aspargo will provide clear and efficient solutions to these search queries, which will inevitably impact sales and revenue.

Aspargo will use content marketing to build awareness around Sildenafil Oral Suspension. It is an effective way to educate patients, drive traffic to our digital assets, increase brand awareness, and eventually encourage purchases. Our marketing content will provide information to patients about ED, tips on how to prevent the condition, diagnosis, and the best course of action/treatment. That is why online health companies like WebMD and HealthLine have become multi-billion-dollar companies by simply catering to providing information about diseases, conditions, symptoms, and anything in between. We will use how-to videos, blogs, and other ways to educate members of our target audience. Aspargo will use nearly every platform available to other industries for online advertising. Options include:

●	Google Ads (both text-based and image-based)

●	YouTube Ads

●	Facebook Ads

●	Instagram Ads

●	Twitter Ads

●	Reddit Ads

Providing grants to Health Advocacy Organizations (HAO)

HAOs mobilize the public and masses on the benefits of a certain drug or sensitize them on a specific medical issue. By giving grants to HAOs, Aspargo can get its products in the front burner through validation.

Distribution through health tech companies

Competitive direct-to-consumer telehealth companies are re-shaping the ED medication distribution model. Only 21% of the US population opted for virtual visits pre-Covid. Since the pandemic, however, this number has rocketed to 43%, according to a study conducted by HealthInsurance.com. This radical shift has helped propel a new cohort of brands that offer telehealth services combined with direct-to-consumer sales of certain pharmaceuticals. This includes Ro, Hims, Nurx, Capsule, Keeps and others. Ro has helped facilitate over 6m digital healthcare visits, across every county in the US, including 98% of primary care deserts – areas with particularly low access to primary healthcare. In November 2022, Amazon introduced Amazon Clinic, a virtual health care marketplace that makes it easy for customers to quickly get the care they need for more than 30 common health concerns like urinary tract infections, pink eye, and erectile dysfunction.

We intend to establish distribution partnerships with these online telehealth companies to distribute Sildenafil Oral Suspension through their platforms.

Market Access and Pricing

Pharmaceutical market access is the process that we will undertake to ensure our products are made available to patients who need it and subject to reimbursement for patients who qualify. We intend to partner with a top-tier market access consulting firm to navigate today’s increasingly challenging payer environment and set pricing to maximize profitability across the full lifecycle of our product. Market access consulting firms provide data-driven insights on payer, provider, and patient behavior to enable us to make more informed and effective decisions for today’s landscape with best-in-class evaluations, models, forecasts, and simulations.

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Drug prices in the United States have been the subject of significant debate over the past few years, following a surge in spending on prescription medicines, and substantial yearly price increases in some categories. The Inflation Reduction Act (IRA) contains several provisions aimed at lowering drug prices. The IRA empowers the Department of Health and Human Services (HHS) to “negotiate” drug prices for a narrow set of drugs and biologics under Medicare, imposes rebates on certain drugs with price increases greater than the rate of inflation, caps out-of-pocket costs for drugs under Medicare Part D, and limits copays for insulin under Medicare Part D to $35.

The Centers for Medicare & Medicaid Services (CMS) has begun implementing the IRA’s most controversial provision—the Medicare Drug Price Negotiation Program. CMS issued its final guidance for the first round of negotiations on June 30, 2023, including guidance on how CMS will select the drugs subject to negotiation and the negotiation process. CMS announced the first 10 drugs selected for negotiation under the program on August 29, 2023. Based on the current timeline, CMS will publish new prices for the negotiated drugs on September 1, 2024 and expects the prices to go into effect at the start of 2026. The fate of the IRA’s negotiation program, however, remains unclear, as the program faces mounting legal challenges from major drug manufacturers, powerful business groups, and industry trade groups that allege the law is unconstitutional.

As legal battles over the constitutionality of the IRA’s negotiation provision gain steam, it remains to be seen if any of these challenges are likely to prevail in court. One of these lawsuits seeks a preliminary injunction to pause implementation of the law, while another seeks early summary judgment to permanently enjoin enforcement. Whether these actions will have a short- or long-term effect on the law or the timing of its implementation remains to be seen.

Private and public insurers

Public and private insurers affect the writing of prescriptions by physicians through formularies that restrict the number and types of drugs that the insurer will cover. Not only can the insurer affect drug sales by including or excluding a drug from a formulary, but they can also affect sales by placing bureaucratic hurdles to prescribing certain drugs. Our selected market access consultant will work to ensure that Sildenafil Oral Suspension qualifies for listing on appropriate wholesaler formularies to maximum extent possible.

Government Regulation

General

The production, distribution, and marketing of the Sildenafil Oral Suspension and Aspargo’s development activities, are subject to governmental regulation in the United States and in other countries. In the United States, products such as the Sildenafil Oral Suspension are regulated as drugs and are subject to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations of the FDA, as well as to other federal, state, and local statutes and regulations. These laws, and similar laws outside the United States, govern the clinical and preclinical testing, manufacture, safety, effectiveness, approval, labelling, distribution, sale, import, export, storage, record-keeping, reporting, advertising, and promotion of Aspargo’s product candidates. Product development and approval within this regulatory framework, if successful, will take several years and involve the expenditure of substantial resources. Violations of different types of requirements at any stage may result in various adverse consequences, including the FDA’s and other health authorities’ delay in approving or refusal to approve a product and may result in enforcement actions. It is therefore imperative that rigorous regulatory oversight be imposed at every step of the drug development process to mitigate risks and potential issues and to ensure success, an affirmative action that Aspargo has undertaken.

Overview of Drug/Device Combination Products

A drug/device combination product is a product composed of any combination of a drug and a device; a biological product and a device; a drug and a biological product; or a drug, device, and a biological product. A pre-filled drug delivery systems such as a metered dose inhaler, is an example of a combination product.

The FDA reviews combination products based on a determination of the “primary mode of action” (PMOA) of the combination product. For example, if the PMOA of a device-biological combination product is attributable to the biological product, the FDA component responsible for premarket review of that biological product would have primary jurisdiction for the combination product. The PMOA is “the single mode of action of a combination product that provides the most important therapeutic action of the combination product”.

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Combination products are typically marketed under a marketing authorization type associated with the constituent part that provides the PMOA for the combination product (i.e., a new drug application (NDA)). A single marketing application is generally sufficient for a combination product.

In the EU, combination products can be regulated under either the Medicinal Product Directive (Directive 2001/83/EC)1 as a medicinal product or the Medical Device Regulation (2017/745; MDR)2 as a medical device. For co-packaged combination products, the medical device and the medicinal product are regulated individually under their respective regulations. However, for integral combination products, the regulation that will govern the combination product is determined based on the product’s principal mode of action.

We are seeking approval for Sildenafil Oral Suspension in the United States and in international jurisdictions where the product is not yet approved as a combination product with the PMOA attributable to the drug product, sildenafil citrate, and marketing authorization based on submission of a single approval application. We expect to seek FDA and international approvals and marketing authorizations for future prescription product candidates under the same category.

The following paragraphs provide further information on certain legal and regulatory issues with a potential to affect Aspargo’s operations or future marketing of the Sildenafil Oral Suspension.

Research, Development, and Product Approval Process

The research, development, and approval process in the United States and elsewhere is intensive and rigorous and generally takes many years to complete. The typical process required by the FDA before a therapeutic drug may be marketed in the United States includes:

●	Preclinical laboratory and animal tests performed under the FDA’s Good Laboratory Practices regulations (“GLPs”);

●	Submission to the FDA of an application for an IND, which must become effective (usually within 30 days of submission) before human clinical trials may commence;

●	Preliminary human clinical studies to evaluate the drug and its manner of use; adequate and well-controlled human clinical trials to establish whether the drug is safe and effective for its intended use(s);

●	FDA review of whether the facility in which the drug is manufactured, processed, packed, or held meets standards designed to assure the product’s continued quality; and

●	Submission of a marketing application, New Drug Application, (“NDA”) to the FDA, and approval of the application by the FDA.

During preclinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. These studies are subject to GLP requirements. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An IND must be submitted to the FDA and become effective before studies in humans may commence.

Clinical trial programs in humans generally follow a three-phase process. Typically, Phase I studies are conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease. Phase I studies are conducted to determine the metabolic and pharmacological action of the product candidate in humans and the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness. In Phase II, studies are generally conducted in larger groups of patients having the target disease or condition to validate clinical endpoints, and to obtain preliminary data on the effectiveness of the product candidate and optimal dosing. This phase also helps determine further the safety profile of the product candidate. In Phase III, large-scale clinical trials are generally conducted in patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate as required by United States and foreign regulatory agencies.

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In the case of products for certain serious or life-threatening diseases, the initial human testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will also provide results traditionally obtained in Phase II studies. These studies are often referred to as “Phase I/II” studies. However, even if patients participate in initial human testing and a Phase I/II study carried out, the sponsor is still responsible for obtaining all the data usually obtained in both Phase I and Phase II studies.

Before proceeding with a study, sponsors may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment (“SPA”). Among other things, SPAs can cover clinical studies for pivotal trials whose data will form the primary basis to establish a product’s efficacy. SPAs help establish up-front agreement with the FDA about the adequacy of a clinical trial design to support regulatory approval, but the agreement is not binding if new circumstances arise. There is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to a SPA. Only the data generated at the end of the study will determine the adequacy of the study.

United States law requires that studies conducted to support approval for product marketing be “adequate and well controlled.” In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with good clinical practice requirements, and informed consent must be obtained from all study subjects.

The clinical trial process for a new compound can take many years to complete depending on the therapeutic area(s) and the indication(s) sought. The FDA may prevent clinical trials from beginning or may place clinical trials on hold at any point in this process if, among other reasons, it concludes that study subjects are being exposed to an unacceptable health risk. Trials may also be prevented from beginning or may be terminated by institutional review boards, who must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market.

Following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the United States, if the product is regulated as a drug, a New Drug Application, or NDA, must be submitted and approved before commercial marketing may begin. The NDA must include a substantial amount of data and other information concerning the safety and effectiveness of the compound from laboratory, animal, and human clinical testing, as well as data and information on manufacturing, product quality and stability, and proposed product labeling.

Each domestic and foreign manufacturing establishment, including any contract manufacturers Aspargo may decide to use, must be listed in the NDA and must be registered with the FDA. The application generally will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process for the drug product, and determines that the facility follows cGMP requirements.

Under the Prescription Drug User Fee Act, as amended, the FDA receives fees for reviewing an NDA and supplements thereto, as well as annual fees for commercial manufacturing establishments and for approved products. These fees can be significant; however, certain limited deferrals, waivers, and reductions may be available.

Each NDA submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established performance goals for the review of NDAs – six months for priority applications and 10 months for standard applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time, predicated on the complexity of an application. Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an “action letter” that describes additional information (e.g., negotiation of the language of package inserts, addressing residual questions, etc.) that must be done before the application can be approved. The FDA’s review of an application may involve review and recommendations by an independent FDA advisory committee. Once the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labelling, require that warning statements be included (if necessary) in the product labelling, require that additional studies be conducted following approval as a condition of the approval, impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval.

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Significant legal and regulatory requirements also apply after FDA approval to market under an NDA. These include, among other things, requirements related to adverse event and other reporting, product advertising and promotion and ongoing adherence to cGMPs, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labelling, or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.

Overall research, development, and approval times depend on a number of factors, including the period of review at FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA’s questions, the severity or life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials, and the risks and benefits demonstrated in the clinical trials.

505(b)(2) Regulatory Pathway

Section 505 of the Federal Food, Drug, and Cosmetic Act (the “Act”) describes three types of new drug applications: (1) an application that contains full reports of investigations of safety and effectiveness (section 505(b)(1)); (2) an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference (section 505(b)(2)); and (3) an application that contains information to show that the proposed product is identical in active ingredient, dosage form, strength, route of administration, labelling, quality, performance characteristics, and intended use, among other things, to a previously approved product (section 505(j)).

We intend to seek FDA approval for the Sildenafil Oral Suspension pursuant to section 505(b)(2) of the Act, which avoids the need to duplicate studies to demonstrate what is already known about sildenafil in the treatment of ED. We intend to submit a 505(b)(2) application for a change of dosage form; namely, a change from an oral solid dosage form to an oral liquid suspension and will rely to a great extent on information required for approval that comes from studies conducted by Pfizer with respect to VIAGRA® and the FDA’s previous finding of safety and/or effectiveness for VIAGRA®. The planned application will include the results of our comparative bioavailability and food effect studies comparing the Sildenafil Oral Suspension to VIAGRA®, conducted in December 2023.

The benefits from pursuing FDA approval pursuant to section 505(b)(2) of the Act compared to the other regulatory pathways enumerated above include:

●	Relatively lower risk because of previous drug approval

●	Lower cost and accelerated development timeline due to fewer studies

Government Regulation of Drugs Outside of the United States

To market any product outside of the United States, we need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization or identification of an alternate regulatory pathway, manufacturing, commercial sales and distribution of our products. For instance, in the United Kingdom and the European Economic Area, or the EEA (comprised of the 27 EU Member States plus Iceland, Liechtenstein and Norway), medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.

Centralized procedure

If pursuing marketing authorization of a product candidate for a therapeutic indication under the centralized procedure, following the opinion of the European Medicines Agency’s Committee for Medicinal Products for Human Use, or CHMP, the European Commission issues a single marketing authorization valid across the EEA. The centralized procedure is compulsory for human medicines derived from biotechnology processes or advanced therapy medicinal products (such as gene therapy, somatic cell therapy and tissue engineered products), products that contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune diseases and other immune dysfunctions, viral diseases, and officially designated orphan medicines. For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the European Medicines Agency, or EMA, as long as the medicine concerned contains a new active substance not yet authorized in the EEA, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EEA. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is 150 days, excluding clock stops.

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National authorization procedures

There are two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

●	Decentralized procedure - Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure.

●	Mutual recognition procedure - In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country.

Following authorization through either procedure, additional marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In the EEA, new products for therapeutic indications that are authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the United States. In the EEA a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication. An orphan product can also obtain an additional two years of market exclusivity in the EU for pediatric studies. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior; (ii) the applicant consents to a second orphan medicinal product application; or (iii) the applicant cannot supply enough orphan medicinal product.

Similar to the United States, the various phases of non-clinical and clinical research in the European Union are subject to significant regulatory controls.

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member State in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific trial site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.

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In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System, or CTIS, the centralized European Union portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, the Clinical Trials Regulation will define overall related timelines.

The collection and use of personal health data in the European Union, previously governed by the provisions of the Data Protection Directive, is now governed by the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. While the Data Protection Directive did not apply to organizations based outside the EU, the GDPR has expanded its reach to include any business, regardless of its location, that provides goods or services to residents in the EU. This expansion would incorporate any clinical trial activities in EU members states. The GDPR imposes strict requirements on controllers and processors of personal data, including special protections for “sensitive information” which includes health and genetic information of data patients residing in the EU. GDPR grants individuals the opportunity to object to the processing of their personal information, allows them to request deletion of personal information in certain circumstances, and provides the individual with an express right to seek legal remedies in the event the individual believes his or her rights have been violated. Further, the GDPR imposes strict rules on the transfer of personal data out of the European Union to the United States or other regions that have not been deemed to offer “adequate” privacy protections. Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of global revenues, or €20,000,000, whichever is greater. As a result of the implementation of the GDPR, we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules.

There is significant uncertainty related to the manner in which data protection authorities will seek to enforce compliance with GDPR. For example, it is not clear if the authorities will conduct random audits of companies doing business in the EU, or if the authorities will wait for complaints to be filed by individuals who claim their rights have been violated. Enforcement uncertainty and the costs associated with ensuring GDPR compliance are onerous and may adversely affect our business, financial condition, results of operations and prospects.

Should we utilize third party distributors, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom we have limited control.

Competition

The market for erectile dysfunction drugs encompasses pharmaceuticals specifically designed to treat ED, a condition characterized by the inability to achieve or maintain an erection sufficient for satisfactory sexual performance. This market segment is part of the broader sexual health industry and includes a range of prescription medications, with phosphodiesterase type 5 (PDE 5) inhibitors being the most prevalent category These drugs, which are administered primarily in solid dosage form, work by increasing blood flow to the penis, thereby facilitating erection in response to sexual stimulation.

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The erectile dysfunction drugs market is characterized by the presence of many regional and local vendors. The market is moderately competitive, with all the players competing to gain market share. Intense competition, rapid advancements in technology, frequent changes in government policies, and environmental regulations are key factors that confront market growth. The vendors compete based on cost, quality, and reliability. It is decisive for vendors to provide cost-efficient and high-quality services to survive and succeed in an intensely competitive market environment.

The growth of market vendors is dependent on market conditions, government support, and industry development. Thus, vendors should focus on expanding geographically and improving their products. Although international players are dominating the market, regional and foreign players also have a presence with small market shares. The international players are likely to strengthen their presence through the launch of products during the forecast period.

There are numerous players operating in this market. The market is fragmented with the presence of many players. The major players in the erectile dysfunction drugs market are Eli Lily and Company, Viatris, Inc., and Bayer AG, among others.

Currently, there is no sildenafil oral suspension formulation indicated for the treatment of ED that is approved for sale by the FDA in the United States, or to our knowledge, undergoing clinical trials. Based on market research conducted by our commercial consultants and feedback from physicians and sales representatives in Spain where we market Sildenafil Oral Suspension, we believe that inexpensive generic sildenafil citrate tablets represent the most meaningful competition for us in the ED market. In management’s opinion, alternative delivery systems of sildenafil, including oral films, chewable treatments, or dispersible tablets, represent a small segment of the overall ED market addressed by (PDE 5) inhibitors and do not represent significant competition to Sildenafil Oral Suspension.

Our strategy is to be first to market a liquid oral suspension formulation of sildenafil, quickly capture the market for alternative delivery of sildenafil, aggressively build brand loyalty and continually defend our market space. As the market matures and potential competitors copy us, we intend to maintain our market position by leveraging our brand’s power in the market to outperform lesser brands, win with innovation and creativity through product line extensions and find ways to build a deeper emotional connection with patients.

Our Operations Strategy

We expect to maintain a lean company structure with the potential for most roles to be virtual. Major activities will consist of (1) preparation and submission to the FDA of clinical and non-clinical data and drug related information necessary for approval and marketing authorization; (2) managing our necessary clinical trials; (3) managing our drug product contract manufacturers in the United States and abroad; (3) launching our products through traditional media and online by engaging and managing commercial launch firms; (4) accessing physicians by engaging and managing a prescription drug contract sales organization; and (4) distributing the product through traditional prescription drug wholesalers and online med-tech prescription drug retailers. The foregoing activities will be managed and coordinated by a small group of full-time managers based in the United States and in the major markets where we intend to operate who will oversee the third-party service providers necessary to execute our business plan.

Facilities

Our corporate headquarters is in New York City and covers approximately 3,265 square feet pursuant to an operating sublease that expires in 2025. We expect to enter into a lease with the primary landlord upon expiration of the sublease. Terms of the new lease have yet to be defined. We rent office space in Englewood Cliffs, New Jersey pursuant to an operating lease covering approximately 600 square feet that expires in 2025. We do not intend to renew this lease upon its expiration. Base rent for New York City headquarters and our New Jersey office space is $13,595 and $1,665 per month, respectively. We do not own any real property. We believe that our facilities are generally suitable to meet our current needs. We intend to expand our facilities as we add employees and enter new geographic markets, and we believe that suitable additional or alternative space will be available as needed to accommodate any such growth.

Legal Proceedings

We are not party to any material pending legal proceedings. From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business.

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Employees

As of December 31, 2024, we had 11 full-time employees.

Corporate Information

We were incorporated as a Delaware corporation on November 8, 2019, under the name VirgaTech, Inc. Amended and Restated Certificate of Incorporations were filed with the Secretary of State of the State of Delaware on June 30, 2020 and March 1, 2024 under the names Aspargo Laboratories, Inc. and Aspargo Labs, Inc., respectively. Our headquarters and mailing address is 17 State Street, Suite 3220, New York, NY 10004. Our website address is www.aspargolabs.com. Our telephone number is (646) 503-1260. The information on our website is not incorporated by reference into this prospectus and does not form part of this prospectus or the registration statement of which this prospectus is a part.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of the Company’s directors and executive officers and our director nominees as of the date of this Memorandum. All the Company’s directors hold office until they resign or are removed from office in accordance with its bylaws.

Name	Age	Title

Michael Demurjian	60	Chief Executive Officer, Chairman and Director
Harold D. Tamayo, MBA	54	Chief Financial Officer
Mario Guralnik, Ph.D.	65	Chief Regulatory Officer
Andrew J. Chamlin	56	Chief Marketing Officer
Steven Kaplan, M.D.*	66	Chief Medical Officer and Director Nominee; Chairman of Medical Advisory Board
Robert Niecestro, Ph.D.**	67	Director Nominee
Shari Aviva Melamed, M.D.**	66	Director Nominee
Gary Wells**	77	Director Nominee
Fred Zaino**	47	Director Nominee

* Dr. Steven Kaplan has accepted nomination to our board of directors and will be appointed as Chief Medical Officer upon effectiveness of the registration statement of which this prospectus forms a part.

** Dr. Robert Niecestro, Dr. Shari Aviva Melamed, Mr. Gary Wells, and Mr. Fred Zaino have accepted nominations to our board of directors and will become members of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Executive Officers

Michael Demurjian, our founder, has served as Chief Executive Officer and Chairman of the board of directors of the Company since the Company’s inception.  Mr. Demurjian was a co-founder of Tyme, Inc., a Nasdaq-listed biotechnology company developing cancer therapeutics, and served as Chief Operating Officer and Chief Financial Officer from its formation in July 2013 until 2019, and as manager of Tyme’s wholly owned subsidiary, Luminant Biosciences, LLC, since its formation in September 2011 until 2013. In such roles, among other things, Mr. Demurjian spearheaded all fundraising activities and managed the teams that conducted clinical studies and data collection activities for submission to regulatory authorities, including the FDA. Earlier in his career, Mr. Demurjian led successful fundraising activities and secured key strategic funding partners for numerous ventures including Medifast (MED NYSE). Mr. Demurjian was a co-founder of Mikronite Technologies Group, Inc., a developer, licensor and marketer of material surfacing technologies for various manufacturing processes and applications and served as Director of Marketing from the company’s inception in 1993 until 2007. At Mikronite, Mr. Demurjian managed all marketing activities and related functions, including marketing research and analysis, marketing strategy, implementation planning, project, process and vendor management and organizational management. He led the medtech team and secured contracts with Osteonics, DePuy, G.E. and Ventracore (heart valves) Mr. Demurjian’s efforts on behalf of Mikronite were recognized by Home Depot and Lowe’s with a Best New Product award and an Innovative Technology award from the New Jersey Manufacturers Association.  Mr. Demurjian graduated from New York University with a B.A. in Economics with Honors.

We believe that Mr. Demurjian’s detailed knowledge of our Company as its founder, and extensive executive experience in marketing, strategy and operations prior to founding Aspargo, provide a unique critical contribution of skills to the Board.

Harold D. Tamayo joined the Company as Chief Financial Officer on January 2, 2025, bringing over 20 years of financial leadership across the biopharma and healthcare sectors. He is recognized for his expertise in strategic financial planning, resource optimization, mergers and acquisitions, and operational transformation. His leadership has consistently driven financial performance and supported growth for organizations ranging from early-stage companies to publicly traded global enterprises. From September 2023 until joining the Company, Mr. Tamayo served as CFO and Board Advisor for Neighborhood LTC Pharmacy, a rapidly expanding long-term care and specialty pharmacy chain. From May 2020 to June 2023, Mr. Tamayo held executive roles, including CFO of McKesson Prescription Technology Solutions, an SEC-reported segment, where he strengthened profitability and led transformative initiatives. From January 2018 until May 2020, Mr. Tamayo served as CFO for CVS Omnicare. Previously, he held leadership positions at Express Scripts, Novartis Pharma and Merck & Co., contributing to strategic initiatives, business development, and global expansion. Mr. Tamayo earned a dual master’s degree in business administration and industrial engineering from the University of Miami and a Bachelor of Science in electrical engineering from Florida International University.

Mario Guralnik, Ph.D. joined the company as Chief Regulatory Officer in September 2024, bringing decades of leadership and regulatory expertise to the role. Mario served as CEO of Synergy Research since 1989, where he spearheaded innovative drug and device development programs, helping to streamline regulatory processes and accelerate the time-to-market for groundbreaking therapies. Synergy’s extensive client list includes major pharmaceutical companies, such as Pfizer, Novartis, Bristol-Myers Squibb, and Johnson & Johnson. Through his work at Synergy Research, Dr. Guralnik led numerous programs, successfully guiding products from pre-IND through NDA approval. From 1982 to 1989, Dr. Guralnik held senior roles at Amgen, Inc., where he advanced clinical and regulatory programs as Manager of Clinical Regulatory Affairs. During this time, he played a key role in developing Amgen’s clinical operations and regulatory strategies, contributing significantly to its success as a biotechnology leader.

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Dr. Guralnik is a seasoned expert in drug development, regulatory affairs, and clinical research, with over 30 years of experience in the pharmaceutical, biotechnology, and medical device industries. He is recognized for his expertise in FDA interactions, including negotiations on exclusivity programs, Hatch-Waxman provisions, and orphan drug designations. He also led global clinical research initiatives in underdeveloped regions, addressing urgent healthcare needs such as HIV, malaria, and women’s health. Dr. Guralnik pioneered international GCP, GMP, and GLP compliance programs and played a pivotal role in developing the CANDA pilot system, which evolved into modern electronic submission processes. Dr. Guralnik’s accomplishments have been recognized with numerous awards, including the Jerry Lewis MDA President’s Science Achievement Award (1984). He has published extensively in peer-reviewed journals, delivered presentations at international conferences, and remains committed to advancing global healthcare through his leadership and expertise.

Mario earned his Ph.D. in Cellular Biophysics in 1984 from the University of California, Los Angeles (UCLA), where he also obtained a master’s degree in molecular biology (1982), a master’s in computer science (1983), and a Bachelor’s in Biochemistry (1980). His academic background laid the foundation for a career marked by innovative contributions to science and medicine.

Andrew J. Chamlin joined the Company as Chief Marketing Officer of the Company in July 2024. Andrew is a global executive having spent his entire career in the health and wellness arena both in domestic and international assignments with experience at Interpublic Group (IPG), Pfizer, Johnson & Johnson, WebMD, and Revolution Private Equity LLC. Prior to joining the Company, Andrew served as Chief Marketing Officer, IPG Health, the industry’s largest and most creatively awarded agency network, since 2021, where he managed all corporate marketing initiatives for $1B network consisting of 45 distinct divisions globally and served on the executive leadership team charged with defining corporate vision for newly formed IPGH entity with goal to maximize exposure and impact with Fortune 500 clients. From 2018 through 2021, Andrew served as Chief Marketing Officer at McCann Health Global Network IPG Health. His previous experience included senior positions at Pfizer, Johnson & Johnson and Ironwood Pharmaceuticals in various disciplines including marketing, market research and operations. He has also held executive positions in the digital health space at WebMD as well as Revolution Health. Andrew holds a B.A. from the University of Wisconsin and earned his Master of Business Administration (MBA) degree from Columbia Business School.

Steven Kaplan, M.D. has served as Chairman of our Medical Advisory Board since June 1, 2021, and will become Chief Medical Officer and a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Dr. Kaplan serves as Director of the Men’s Wellness Program, Mount Sinai Health System and Professor, Icahn School of Medicine at Mount Sinai. Dr. Kaplan has served as Professor of Urology, Icahn School of Medicine at Mount Sinai since January 2016.

Dr. Kaplan is a Diplomat of the American Board of Urology and a Fellow of the American College of Surgeons. He is an internationally recognized authority and one of the primary thought leaders in the study of benign diseases of the prostate, the association of metabolic factors and voiding dysfunction and female urology. He has over 1000 publications, including 600 peer-reviewed articles and 90 book chapters.  His landmark study, published in the Journal of the American Medical Association (JAMA) in 2006, changed the way medications are used in the treatment of men with symptoms related to both benign prostate enlargement and bladder dysfunction.  He has made over 340 presentations in more than 35 countries.  He is the co-author of five books and is on the editorial board of numerous journals including Urology, Journal of Urology, and Urology Times.

Dr. Kaplan is a member of more than 30 professional organizations, has been awarded five NIH grants and has received over $13 million in research funding.  He serves as both member and/or Chair of numerous study sections for the NIH and more recently, he chaired the NIDDK Prostate Strategic Planning Committee and currently Chairs the AUA Research Committee on Advocacy. He also has served on the American Urologic Association Guidelines Panel for BPH. He was awarded the John K. Lattimer Award for Lifetime Achievement in Urology by the National Kidney Foundation.

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Dr. Kaplan is Director of the Men’s Wellness Program, Mount Sinai Health System and Professor, Icahn School of Medicine at Mount Sinai. He is a Diplomat of the American Board of Urology and a Fellow of the American College of Surgeons. He is an internationally recognized authority and one of the primary thought leaders in the study of benign diseases of the prostate, the association of metabolic factors and voiding dysfunction and female urology. He has over 1000 publications, including 600 peer-reviewed articles and 90 book chapters.  His landmark study, published in JAMA in 2006, changed the way medications are used in the treatment of men with symptoms related to both benign prostate enlargement and bladder dysfunction.  He has made over 340 presentations in more than 35 countries.  He is the co-author of five books and is on the editorial board of numerous journals including Urology, Journal of Urology, and Urology Times.

Dr. Kaplan is leading Aspargo’s efforts to engage professionals in Spain, Germany, the UK and the major markets where we intend to distribute Sildenafil Oral Suspension to promote the product at medical conferences, and when applicable, to publish articles about Sildenafil Oral Suspension for medical literature. Also, Dr. Kaplan provides strategic insight regarding our plans to advertise Sildenafil Oral Suspension via web and medical journals.

Dr. Kaplan received his Bachelor of Science in Chemistry from Brooklyn College and Doctor of Medicine from Icahn School of Medicine at Mount Sinai.

We believe that Dr. Kaplan is qualified to serve as a member of our board of directors because of his extensive medical background, and his knowledge of our industry.

Non-Employee Directors

Robert Niecestro, Ph.D. has accepted nomination to our board of directors and will become a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Robert has served as a regulatory adviser to the Company since the Company’s inception in January 2020. From 2014 and continuing until the present time, Robert has served as managing director of AccelaPHARM LLC, an executive regulatory-development strategy company in the biotechnology and pharmaceutical industries. Robert was a founder and served as the Head of Regulatory Affairs and Vice President of Axsome Therapeutics and was a founder and also served as the Executive Vice President of Clinical & Regulatory Affairs at TG Therapeutics, Inc. He was a regulatory consultant to Stemline Therapeutics prior to its initial public offering and served as VP Clinical and Regulatory Affairs at Keryx Biopharmaceuticals, Inc., where he negotiated six SPA agreements and filed the NDA for ferric citrate. Dr. Niecestro has held executive and senior management roles at Andrx Laboratories, Eisai Inc. and Organon Inc., and has been involved in the filing of over 45 Investigational New Drug (IND) applications, 13 NDA or Biologic approvals in the United States. Dr. Niecestro has over 60 peer-reviewed publications and holds three patents. Dr. Niecestro received his undergraduate degree in Biological Science from the University of Illinois at Chicago and Ph.D. degree in Chemistry from University of Chicago.

We believe that Dr. Niecestro’s detailed knowledge of our Company as one of its founders, and extensive executive experience in pharmaceutical regulatory affairs, provide a unique critical contribution of skills to the Board.

Shari Aviva Melamed, M.D. has accepted nomination to our board of directors and will become a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Since 2017, and continuing until the present time, Shari has served as Global Cardiovascular, Diabetes and Thrombosis Medical Lead at Viatris Inc. (Nasdaq: VTRS). Shari has more than 30 years of experience in pharmaceutical clinical development and regulatory guidance. Previously, a Senior Medical Director at Pfizer, Dr. Melamed successfully integrated clinical development strategies, creative trial design, and comprehensive medical safety monitoring across multiple therapeutic areas. During her career, she has launched more than 30 successful drugs. She implemented educational platforms for key opinion leaders, vendors, Pharma co-promotes and key medical societies. Most recently, Dr. Melamed was the Global Cardiovascular and Metabolic Medical Lead at Upjohn, a Pfizer subsidiary, where she maintained and supported the CV portfolio which included Lipitor, Norvasc, Inspra, Caduet and Nitrostat. Dr. Melamed received her Bachelor of Science degree in Chemistry at Brooklyn College of the City University of New York and her Doctor of Medicine (M.D.) degree from New York College of Osteopathic Medicine, internal medicine training at the Brookdale Hospital Medical Center in Brooklyn, New York and her fellowship in endocrinology at the Mount Sinai School of Medicine (now the Ichan School of Medicine at Mount Sinai). Dr. Melamed is licensed to practice medicine in the state of New York.

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We believe that Dr. Melamed is qualified to serve as a member of our board of directors because of her extensive medical background, her executive experience, and her knowledge of our industry.

Gary Wells has accepted nomination to our board of directors and will become a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Gary is the founder of Wells Resources, Inc. and has served as its managing member since its inception in 2015. From June 1970 until sale of the company in 2023, was the owner of Wells Enterprises, Inc., the Wells family owned and managed business located in Le Mars, Iowa, which is the third largest producers of ice cream and novelty products in the United States. The company produces various brands, including Blue Bunny, Bomb Pop, Mini Swirls, Blue Ribbon, and Halo Top. In 2023, the Ferrero Group, a worldwide candy, infections, and ice cream producer, acquired Wells Enterprises, its operations, and its strong ice cream brands. Gary served in numerous positions, including as chief executive officer and member of board of directors of Wells Dairy Inc., and as a board member of Wells Enterprises Inc.

Gary graduated in 1970 from Marquette University in Milwaukee and joined the family company shortly after graduation. Gary obtained his bachelor’s degree in business administration, while at Marquette, and concentrated his studies in marketing and finance. Gary has held various positions in the company over the years as cost accountant, head of a newly formed information services department, sales representative, and vice president of marketing. In 1985 Gary was promoted to executive vice president as his father and second-generation siblings began to retire from the business. Gary held that position acting as the transitional lead officer of the company until January 2001 when he was promoted to chief executive officer.

Gary has held many board seats throughout his 40-year career in industry such as banking and food processing. He has also served on the advisory board of the Chicago federal reserve. Gary is a former chairman of the international ice cream association and International dairy foods association.

Gary was honored as the distinguished alumni of the year in 2006 by Marquette University’s College of Business Administration. In his role as chief executive officer, Gary was responsible for transitioning Wells Resources LLC from a family- run company to a major dairy industry player run by professional management. In January 2023, Wells Resources LLC was sold to Fererro Rocher, a worldwide candy, infections, and ice cream producer and the family exited the business. Since Gary’s retirement in 2008, Gary has remained active in the world of disruptive business technologies by sitting on boards in advisory positions at new companies to advise them on various growth strategies to obtain successful new business ventures.

We believe that Mr. Wells is qualified to serve as a member of our board of directors because of his extensive managerial background, his executive experience, and his knowledge of the consumer products industry.

Fred Zaino has accepted nomination to our board of directors and will become a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Fred is Cofounder and Chief Investment officer at Keystone Capital Partners. Prior to founding Keystone in October 2019, Fred spent more than fifteen years at global investment management firm Millennium Management. Mr. Zaino was a cofounder and board member of Stella Diagnostics, a molecular oncology-based organization, which was sold to ProPhase Labs, Inc. in December of 2022, and was a cofounder of Varian Biopharmaceuticals, a private company focused on precision oncology that was sold to Windtree Therapeutics in April of 2024. Mr. Zaino earned his bachelor’s degree from the State University of New York at Buffalo.

We believe that Mr. Zaino is qualified to serve as a member of our board of directors because of his extensive life science industry background and his life science investment experience.

Key Employees

We conduct our operations primarily by outsourcing significant functions to contract development manufacturing organizations (“CDMO”), clinical research organizations (“CRO”) and consulting firms. Management believes that the outsourced business model provides the Company with significant operating advantages, including reducing and controlling operating costs, improving Company focus and providing access to qualified professionals.

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Recently, the Company has expanded its workforce to include senior professionals to manage our outsourced activities and to begin the transformation to conducting research and development and marketing and promotion activities directly rather than though external contractors.

Harish Pimplaskar has served as Senior Vice President of Chemistry, Manufacturing and Controls (CMC) of the Company since April 2024.  Mr. Pimplaskar brings to Aspargo more than 30 years of experience in pharmaceutical development, clinical manufacturing, technology transfer, regulatory submissions, CDMO oversight, and NDA filings.

From 2018 through 2024, Mr. Pimplaskar served as Vice President, CMC at Milestone Pharmaceuticals Inc. (Nasdaq: MIST), where he managed all aspects of CMC activities for the company’s lead candidate etripamil, a drug-device combination product, and played an instrumental role in submitting its NDA in 2024.  During his tenure at Milestone, Mr. Pimplaskar provided leadership in product development, manufacturing, and regulatory submissions.

From 2015 to 2018, Mr. Pimplaskar served as Executive Director, CMC and Pharmaceutical development at Axsome Therapeutics (Nasdaq: AXSM), where he led various research and development programs through IND and IMPD submissions in CNS indications. From 2008 to 2014, Mr. Pimplaskar led the CMC efforts of Chelsea Therapeutics (Nasdaq: CHTP) (now Lundbeck) for the company’s NDA filing for Northera, a drug for the treatment of Neurogenic Orthostatic Hypotension, an orphan designation. The FDA approved Nothera in 2014.

In his early career, Mr. Pimplaskar served in senior positions in research and development and manufacturing at Upsher-Smith Laboratories (now Bora Pharmaceuticals), Pfizer Consumer Health (NYSE: PFE) and MDRNA Inc.  Mr. Pimplaskar has authored numerous publications and holds multiple patents related to solids, liquids and nasal drug delivery. He is an active member of the American Association of Pharmaceutical Scientists (AAPS) and the American Chemical Society.

Mr. Pimplaskar holds a Bachelor of Pharmacy (B. Pharm.) degree from University of Pune (India), M.S. degree in Pharmaceutics from the University of Rhode Island, and a Master of Business Administration (MBA) degree from Averette University.

Dr. Aruna Murty has served as Vice President, Drug Development of the Company since April 2024. Dr. Murty brings over 20 years of experience in pharmaceutical drug development. From 2016 until 2024, Dr. Murty served as Director of Product Development at Adare Pharmaceuticals, Inc. where she oversaw the development of multiple small molecule programs, including brand, generic and 505(b)(2) products. From 2006 until 2016, Dr. Murty held various scientific positions in Product Development at Mylan Pharmaceutical Inc (now Viatris) where she was responsible for generic drug development for US and global markets. She is a co-inventor on multiple patents. Dr. Murty holds a Bachelor of Pharmacy from the University of Mumbai, and an M.S. and Ph.D. in Pharmaceutical Sciences from University of Rhode Island.

International Country Managers

Our workforce includes senior executives resident in major markets where we market our products. These executives are employed by our wholly owned subsidiary, Aspargo Labs Aspargo, SRL (Rome, Italy),

Dr. Marc van Unen joined Aspargo Labs Italia as General Manager – Germany on November 1, 2024, responsible for marketing, promotion and sales of HEZKUE and future Aspargo products in Germany and neighboring countries. Marc started his career at Bayer AG as a management trainee and has over 25 years of experience in the healthcare industry in various therapeutic fields, such as cardiovascular & central nervous system medicine, urology, hormone, and antibiotic treatments. Marc has international experience in the United States, the United Kingdom, and in Asia where he was responsible for Bayer's General Medicine portfolio. He led the cardiovascular department for BMS in Germany, achieving one billion euros in sales, and launched mavacamten in cardiomyopathy. Marc holds a degree in Economic Sciences from Erasmus University in Rotterdam, the Netherlands, and has a doctorate in International Business Administration from the University of Bradford (UK). Marc is a guest lecturer at the Vienna University of Economics and Business on product launches and alliances and is an active member of the European International Business Academy and Association of Strategic Alliance Professionals.

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Alvaro Fernández joined Aspargo Labs Italia as General Manager – Spain on July 1, 2024, responsible for marketing, promotion and sales of BANDOL and future Aspargo products in Spain. Alvaro has wide experience in leading sales teams in different markets and channels within multinational pharmaceutical and healthcare companies. His expertise includes product launches and management of product promotion and sales teams in therapeutic areas including Anesthesia, Cardiology, Critical Care and Urology. Prior to joining Aspargo, Alvaro served as Commercial Director (Spain and Portugal) of I+Med Pharma, a Canadian pharmaceutical company specializing in dry eye diagnosis and management. Alvaro has served in sales management positions in Ferring Pharmaceuticals, Merck and Angelini Pharma. Mr. Fernández holds a BSc. Biology (sp. Biotechnology) from Universidad Complutense de Madrid.

Medical Advisory Board

Our Medical Advisory Board consists of prominent medical practitioners and medical experts, who practice in their profession in the markets in which we operate and who possess the knowledge and expertise to offer valuable insights and recommendations regarding disease management and who influence physicians through their professional status and affiliations. Dr. Steven Kaplan serves as Chairman of our Medical Advisory Board. Current members are listed below.

Dr. Josep Torremadé Barreda (Spain) is a urologist based in Barcelona. He graduated in Medicine and specialized in Urology at the Hospital Universitari de Bellvitge. He is responsible for the Andrology Unit at Hospital Clínic de Barcelona. His main areas of interest are erectile dysfunction, sexual medicine, and urogenital reconstructive surgery. He conducts his activities in both public and private healthcare sectors. A fellow of the European Board of Urology and the European Committee of Sexual Medicine, he furthered his training at Fundació Puigvert in Barcelona (Spain), Hospices Civil in Lyon (France), and the Memorial Sloan Kettering Cancer Center in New York (USA). Dr. Torremadé Barreda has a special interest in teaching and research. He frequently speaks and moderates at national and international conventions, currently serves as the National Coordinator of Andrology for the Spanish Association of Urology and directs the Course of Prosthetic Surgery for Erectile Dysfunction.

Dr. Juan Ignacio Martínez Salamanca (Spain) is a leader in the field of Urology and research. He combines his work in this center with the position of researcher in institutions such as ANECA, also being part of the Urology service at the University Hospital Puerta de Hierro. He is also dedicated to teaching, directing a chair on Urological Health at the same time that he acts as head of the International Journal of Andrology of ASESA. His training is extensive, having completed postgraduate studies in Urology and surgical leadership at Cornell University and Harvard Medical School. His professional positions and degrees include Founder and Medical Director of Lyx Urology Institute; Chief of Urology Service at Hospital Virgen del Mar; Specialist in Urology at the University Hospital Puerta de Hierro; Doctorate in Medicine and Surgery from the Autonomous University of Madrid; Degree in Medicine and Surgery from the Complutense University of Madrid; Specialty in Urology at the Hospital Universitario Gregorio Marañon;  Master in Administration and Management of Health Services, Pompeu Fabra University; Surgical Leadership Program at the Harvard Medical School; and Fellow in Urology, Robotics and Sexual Medicine at Cornell University

Dr. Ignacio Moncada (Spain) is a certified urologist since 1992. He completed his Urology residency at Hospital Gregorio Marañón in Madrid.  His specific training in andrological surgery was at Boston University Medical Center. His practice is now entirely confined to Andrology and Andrological and Genito-urinary reconstructive surgery, and also to Robotic Urological Oncological Surgery. He is currently President of the Spanish Association of Andrology and Sexual Medicine, Education Chairman of ESGURS (European Society of Genito-Urinary Reconstructive Surgeons) and Director of the International Relationship Office of the Spanish Association of Urology.  He is also Associate Professor of the Francisco de Vitoria University in Madrid. Dr. Moncada has been a member of the Guidelines Office of EAU, Faculty of EUREP and head of the Andrology Section of the Spanish Association of Urology among other responsibilities. Dr. Moncada is Chief of a multidisciplinary urology department at Hospital La Zarzuela, Director of the Robotic Sanitas Institute, and the Male Health Unit. He is heavily involved in postgraduate training, running frequent live surgery courses and being part, together with two other centers in Madrid, of the Spanish hub of the European Training Fellowship in Penile Prosthesis Implantation awarded by the European Society for Sexual Medicine (ESSM). Dr. Moncada is an active member of the AAEU (Association of Academic European Urologists) and has received several awards and recognitions particularly the Nikolay Alekseevic Bogoraz Medal awarded by the Russian Association of Andrology in 2010, the Brantely-Scott Award of Excellence, granted by the Brantley Scott Academy at the AUA in 2013, the Andrology Recognition of Merit by Asociación Española de Urología in 2019 and the prestigious ESSM Career Award 2024.

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Dr. Hartmut Porst (Germany) is the director of the European Institute for Sexual Health (EISH) in Hamburg and holds an associate professorship since 1991 at the Department of Urology of the University Hospital of Bonn. In his private institute in Hamburg, Prof. Porst covers the whole spectrum of Urology, but his main focus is Andrology and Sexual Medicine, in particular male sexual disorders including Peyronie's disease, male hormonal disorders, sexually transmitted diseases, plastic genital surgery and male infertility. In 2002, Professor Dr. Porst was the chairman of the European Annual Congress of the ESSM in Hamburg, Germany, with more than 2,000 participants. Prof. Dr. Porst has been the President of the ESSM from 2010-2014 and has been the Chairman of the Standards Committee for Sexual Medicine of the ISSM from 2004 to 2012. Prof. Dr. Porst has published more than 35 books and book contributions and more than 300 original papers in peer-reviewed journals and served as principal investigator for more than 75 trials in the field of Sexual Medicine, Andrology and Urology.

Dr. Axel Cayetano (Mexico) is a urologist graduated from the Instituto Nacional de Ciencias Médicas y Nutrición "Salvador Zubirán" (INCMNSZ) in Mexico, is certified by the National Mexican Council of Urology. With two fellowships in andrology from University College London and Imperial College Healthcare in London, United Kingdom, he has contributed to both national and international publications in the field of urology and male sexual health. His expertise spans erectile dysfunction, infertility, TRT, and more. Currently practicing at Centro Médico ABC and Hospital Ángeles Pedregal in Mexico City, he is a member of the Mexican Society of Urology (Sociedad Mexicana de Urología), American Urological Association (AUA), International Society for Sexual Medicine (ISSM), European Society for Sexual Medicine (ESSM), and Sexual Medicine Society of North America (SMSNA).

Dr. Reyes Vallejo (Mexico) is a Urologist certified by the Mexican National Council of Urology with studies in Andrology and male infertility at Beth Israel Deaconess Medical Center / Harvard Medical School. He graduated from the Universidad Nacional Autónoma de México (UNAM), Faculty of Medicine as a surgeon with a specialty in Urology at INCMNSZ. Dr. Vallejo was a doctor assigned to the Subdirectorate of Reproductive Medicine of the Instituto Nacional de Perinatología (INPER) (National Institute of Perinatology) and currently works as Clinical Research Manager in Urology at the Lilly Laboratory. He is a member of the Mexican Society of Urology, the National Mexican College of Urology and International associations dedicated to both the field of Urology and Reproduction and Male Sexual Health. He has national and international publications related to the field of male infertility, erectile dysfunction and treatment of low levels of Testosterone.

Scientific Advisory Board

Aspargo has established a Scientific Advisory Board to provide external scientific review of R&D activities and to assist Aspargo management in its responsibility to make significant scientific judgments related to R&D activities and product development. Set forth below is the current membership of our Scientific Advisory Board.

Piyush Patel, Ph.D. - Chairman

Dr. Piyush Patel is an accomplished biotechnology executive with more than 30 years of experience in drug development, including all aspects of nonclinical and product development. Piyush has personally worked on seven approved NDAs, 50 INDs and is a co-inventor on 30 patents. He is well-versed in the following therapeutic areas: Oncology, Cardiovascular, Gastrointestinal Neuroscience and Rare Diseases.

Currently, Piyush is the Chief Development Officer at Tyra Biosciences since 2021, which went public in 2021. Prior to joining Tyra, Piyush was the Chief Scientific Officer at CinRx Pharma from January 2016 until January 2021, where he oversaw the development of multiple small molecule programs. Prior to CinRx, Piyush was a Senior Director at Teva Pharmaceuticals from January 1996 until December 2015, which acquired Cephalon in 2011. During his time at both companies, he was responsible for global formulation development, clinical manufacturing, process development / pharmaceutical operations and CMC.

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Piyush is the founder of PharmDev Consultants, which provides consultation regarding drug development strategies. As principal consultant at PharmDev, Piyush has completed engagements for clients including CinCor Pharma, Noema Pharma, Arbutus Biopharma, Boxer Capital, Sofinnova Partners, 3 Rivers Capital, among others.

Piyush is an Advisory Board member at Seven Star Pharmaceutical Services. He has served as an Executive Board Member of Lehigh Nanotechnology Network, Member of IQ Drug Product Leadership Group and Member of Nanotechnology Consortium.

Piyush holds a B.S. in Pharmacy from The Maharaja Sayajirao University of Baroda, as well as a M.S. and Ph.D. in Pharmaceutical Sciences from Temple University.

Business Advisory Board

Our Business Advisory Board consists of prominent individuals with significant business expertise in the marketing of pharmaceutical and or consumer products and who possess the knowledge and expertise to offer valuable insights and recommendations regarding sales, marketing and distribution activities. The current members of our Business Advisory Board are listed below.

Andrew Wells is a highly accomplished entrepreneur and leader with a diverse career in business development, alliance management, top-tier strategy consulting, and research. With his extensive business expertise and experience, Andrew has successfully supported complex transactions from initial outreach to negotiating term sheets and contracts across various deal structures, companies, and geographies. His domain knowledge spans multiple industries, including the dynamic entertainment sector.

Benjamin Wells is a highly skilled business development professional with over two decades of experience specializing in licensing deal negotiation in various industries, notably biotech. His role has involved identifying, evaluating, implementing and negotiating transactions in a wide range of financial areas. He has gained recognition as a visionary serial entrepreneur for his ability to transform cutting-edge ideas into thriving businesses. Throughout his career, he has founded and co-founded multiple companies spanning diverse sectors such as biotech, medical devices, materials science, internet technology and fashion/clothing.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board of Directors

The number of directors is fixed by our board of directors, subject to the terms of our amended and restated bylaws and amended and restated certificate of incorporation.

Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following election. Our directors will be divided among the three classes as follows:

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●	the Class I directors will be Michael Demurjian and Gary Wells, and their terms will expire at our first annual meeting of stockholders following the effectiveness of the registration statement of which this prospectus forms a part;
●	the Class II directors will be Robert Niecestro and Dr. Shari Melamed, and their terms will expire at our second annual meeting of stockholders following the effectiveness of the registration statement of which this prospectus forms a part; and
●	the Class III director will be Dr. Steven Kaplan and Fred Zaino, and their terms will expire at our third annual meeting of stockholders following the effectiveness of the registration statement of which this prospectus forms a part.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our Board is responsible for the stewardship of the Company, overseeing management and the enhancement of shareholder value. The Board is responsible for:

●	adopting a strategic plan for the Company and reviewing the plan in light of management’s assessment of emerging trends, the competitive environment, the opportunities for the business of the Company, risk issues, and significant business practices and products;
●	ensuring that the risk management of the Company is prudently addressed;
●	reviewing the Company’s approach to human resource management and overseeing succession planning for management
●	reviewing the Company’s approach to corporate governance, including an evaluation of the adequacy of the mandate of the Board, director independence standards and compliance with the Company’s Code of Business Conduct and Ethics to be adopted upon the consummation of this offering and;
●	upholding a comprehensive policy for communications with shareholders and the public at large.

Our Board facilitates its exercise of independent supervision over the Company’s management through meetings of the board held for the purposes of obtaining an update on significant corporate activities and plans, both with and without members of the Company’s management being in attendance. The Board intends to meet at least quarterly.

Director Compensation

Currently, our directors serve without any cash or equity compensation for their services. We anticipate that the board of directors will adopt a compensation plan for officers and directors consistent with standard practice for companies of similar size and similar industry as Aspargo following the effectiveness of the registration statement of which this prospectus forms a part.

Board Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Mr. Gary Wells, Mr. Fred Zaino, Dr. Shari Melamed and Dr. Robert Niecestro do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director.

Board Committees

Our Board directs the management of our business and affairs and conducts its business through meetings of the Board and its standing committees. As of the date hereof, the Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will consist of Gary Wells, Chairman, Fred Zaino, and Dr. Shari Melamed. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the listing standards of the NYSE and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has determined that Mr. Wells, Fred Zaino and Dr. Melamed are each an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience or the nature of his or her employment.

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The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

●	helping our board of directors oversee our corporate accounting and financial reporting processes
●	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing related person transactions;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
●	approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE.

Compensation Committee

Our compensation committee will consist of, Mr. Fred Zaino, Chairman, Dr. Shari Melamed, and Mr. Gary Wells. Our board of directors has determined that each member of the compensation committee is independent under the listing standards of the NYSE, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate.

Specific responsibilities of our compensation committee include:

●	reviewing, approving, and determining, or recommending to our board of directors, the compensation of our chief executive officer and other executive officers;
●	reviewing and recommending to our board of directors the compensation of our directors;
●	administering our equity incentive plans and other benefit programs;
●	reviewing, adopting, amending, and terminating, or recommending to our board of directors, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and
●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy

Our compensation committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE.

Nominating and Governance Committee

Our nominating and corporate governance committee will consist of Dr. Sahri Melamed, Chairperson, Mr. Fred Zaino, and Mr. Gary Wells. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the listing standards of the NYSE.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

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●	considering and making recommendations to our board of directors regarding the composition and leadership of our board of directors and its committees;
●	reviewing, developing, and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that will apply to our directors, officers, and employees, including our principal executive officer, principal financial officer, or persons performing similar functions. Upon the effectiveness of the registration statement of which this prospectus forms a part, our code of business conduct and ethics will be available under the Corporate Governance section of our website at https://aspargolabs.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced an incentive amount previously paid, we can recoup those improper payments from our executive officers. The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results. NYSE has also recently adopted rules to require listed companies to adopt clawback policies. We will adopt a compensation recovery policy prior to the effectiveness of the registration statement of which this prospectus forms a part.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

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 EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is the compensation paid or accrued to our Chief Executive Officer during the years ended December 31, 2023 and 2022. There is no other person(s) who served either as an executive officer, or as a vice president in charge of a principal business unit, division or function, during the years ended 2023 or 2022 who received compensation for his, her or their services. The person listed in the following table is referred to herein as the “Named Executive Officer.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)

Michael Demurjian	2023	$26,000	$550,000	$576,000
Chief Executive Officer	2022	$26,000	$-0-	$26,000

As described more fully below in the section entitled “Principal and Registered Stockholders”, Mr. Demurjian holds 25.5 million of our common stock. In addition, as of September 30, 2024, Mr. Demurjian holds qualified incentive stock options to acquire 5 million shares of our common stock at an exercise price of $0.87 per share, issued pursuant to the Company’s 2020 Equity Incentive Plan.

Employment Agreements

We plan to enter into an employment agreement with Michael Demurjian, Chairman and Chief Executive Officer in the near future, with terms consistent with the terms of employment agreements for Chief Executive Officers at companies comparable to Aspargo.

Employment Agreement with Mr. Chamlin

On July 1, 2024, we entered into an employment agreement with Mr. Chamlin, our Chief Marketing Officer the (“Chamlin Employment Agreement”). Pursuant to the Chamlin Employment Agreement, Mr. Chamlin is entitled to an initial annual base salary of $350,000, an initial target annual incentive bonus of 15% of Mr. Chamlin’s base salary, an initial equity grant, and general eligibility to participate in our employee benefit plans.

The Chamlin Employment Agreement provides that in the event Mr. Chamlin’s employment is terminated by us without “cause” (other than as a result of Mr. Chamlin’s death or disability) or by Mr. Chamlin with “good reason” (each as defined in the Chamlin Employment Agreement) then, Mr. Chamlin will be entitled to: (1) continuation of payment of annual base salary as in effect immediately prior to the termination or resignation for the six month period following Mr. Chamlin’s last day of employment, (2) continued coverage under and contributions towards Mr. Chamlin’s health care, dental and life insurance benefits on the same basis as immediately prior to the termination or resignation for the six month period following Mr. Chamlin’s last day of employment, (3) a lump sum payment equal to the pro rata portion of any annual bonus for the year in which termination occurs and (4) full acceleration of the vesting of all Mr. Chamlin’s outstanding equity awards.

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Mr. Chamlin’s benefits after termination (other than as a result of death or disability) are conditioned, among other things, on him timely signing and not revoking a general release of claims in our favor.

The payments and benefits under the Chamlin Employment Agreement in connection with a change in control may not be eligible for federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Chamlin in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Employment Agreement with Dr. Guralnik

On September 1, 2024, we entered into an employment agreement with Dr. Guralnik, our Chief Marketing Officer the (“Guralnik Employment Agreement”). Pursuant to the Guralnik Employment Agreement, Dr. Guralnik is entitled to an initial annual base salary of $350,000, an initial target annual incentive bonus of 15% of Dr. Guralnik’s base salary, an initial equity grant, and general eligibility to participate in our employee benefit plans.

The Guralnik Employment Agreement provides that in the event Dr. Guralnik’s employment is terminated by us without “cause” (other than as a result of Dr. Guralnik’s death or disability) or by Dr. Guralnik with “good reason” (each as defined in the Guralnik Employment Agreement) then, Dr. Guralnik will be entitled to: (1) continuation of payment of annual base salary as in effect immediately prior to the termination or resignation for the six month period following Dr. Guralnik’s last day of employment, (2) continued coverage under and contributions towards Dr. Guralnik’s health care, dental and life insurance benefits on the same basis as immediately prior to the termination or resignation for the six month period following Dr. Guralnik’s last day of employment, (3) a lump sum payment equal to the pro rata portion of any annual bonus for the year in which termination occurs and (4) full acceleration of the vesting of all Dr. Guralnik’s outstanding equity awards.

Dr. Guralnik’s benefits after termination (other than as a result of death or disability) are conditioned, among other things, on him timely signing and not revoking a general release of claims in our favor.

The payments and benefits under the Guralnik Employment Agreement in connection with a change in control may not be eligible for federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Guralnik in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Aspargo Laboratories, Inc. 2020 Equity Incentive Plan

On January 24, 2020, the Company adopted the Aspargo Laboratories, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan provides for the granting of incentive stock options, nonqualified stock options, stock grants, and stock-based awards.

The maximum number of shares of common stock that may be issued pursuant to the 2020 Plan is 20,000,000. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2020 Plan. As of September 30, 2024, options to purchase 14,027,000 shares of common stock have been granted pursuant to the 2020 Plan and remain outstanding, and 200,000 shares of restricted common stock have been granted under the 2020 Plan. The following summary briefly describes the principal features of the 2020 Plan and is qualified in its entirety by reference to the full text of the 2020 Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purpose of the 2020 Plan. The purpose of the 2020 Plan is to encourage ownership of shares of common stock by employees and directors of and certain consultants to the Company and its affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an affiliate and to provide additional incentive for them to promote the success of the Company or of an affiliate.

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Administration of the Plan. The 2020 Plan is administered by the board of directors, or the committee to which the board of directors delegates the power to act. Among other things, the administrator has the authority to determine persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, restrictions and other provisions of awards.

Eligible Recipients: Persons eligible to receive awards under the 2020 Plan are those employees, directors, and consultants of the Company or an affiliated entity who are selected by the administrator.

Shares Available under the 2020 Plan: The maximum number of shares of our common stock that may be delivered to participants under the 2020 Plan is 20,000,000 shares, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the 2020 Plan for which the award is canceled, forfeited or expires will become available for grants under the 2022 Plan described below.

Stock Options

General. Subject to the provisions of the 2020 Plan, the administrator has the authority to determine all grants of stock options.

Option Price. The exercise price for stock options is determined at the time of grant. The exercise price may not be less than the fair market value on the date of grant. Additionally, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date only if the holder’s service with our Company or an affiliate terminates before the expiration date and the holder is terminated for cause. The option may remain exercisable until the expiration date of the option after terminations of employment for any reason other than for cause, including terminations as a result of death, disability or retirement.

Incentive and Non-Qualified Options. An incentive stock option is an option that is intended to qualify under certain provisions of the Internal Revenue Code for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution and is exercisable during the holder’s lifetime only by the holder.

Stock Grants: Stock grants could have also been granted under the 2020 Plan. A stock grant is a grant by the Company of shares of common stock under the 2020 Plan, which the administrator may, in its sole discretion, structure to qualify in whole or in part as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Other Stock-Based Awards: The Administrator shall have the right to grant other stock-based awards based upon the common stock having such terms and conditions as the administrator may determine, including, without limitation, the grant of shares of common stock based upon certain conditions, the grant of securities convertible into shares of common stock and the grant of stock appreciation rights, phantom stock awards or stock units.

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Other Material Provisions: Awards are evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our Company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. The Plan may be amended by the shareholders of the Company. The 2020 Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding stock rights granted under the 2020 Plan or stock rights to be granted under the 2020 Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Internal Revenue Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the shares of common stock issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers and in order to continue to comply with Section 162(m) of the Internal Revenue Code; provided that any amendment approved by the administrator which the administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval.

Limitations of Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation and Bylaws provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended. The DGCL provides that a certificate of incorporation may not eliminate or limit the liability of a director or an officer:

●	for any breach of the director’s duty of loyalty to us or our stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	pursuant to Section 174 of the DGCL; or
●	for any transaction from which the director derived an improper personal benefit.

We are also authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since inception of the Company, except for the transactions described below, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, in which the amount involved exceeds the lesser of $120,000 or 1% of the total assets at year-end, and with respect to which any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

In May 2024, we entered into a $25.0 million financing agreement with Wells Resources LLC. Gary Wells, who will become a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part, holds one third of the membership interests in Wells Resources LLC. The agreement provides for a senior unsecured term loan facility that expires on December 31, 2026, with an aggregate principal amount of up to $25.0 million, to be used for working capital purposes. Interest will accrue on any outstanding balance at a fixed rate of 10% per annum. Interest shall be payable monthly. No amounts are outstanding under the term loan. As consideration for the grant of the credit facility to the Company, we awarded Wells Resources LLC 1,000,000 options to purchase the common stock of the Company at an exercise price of $0.87 per share. The options vest in full on the grant date and have a term of 5 years.

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PRINCIPAL AND REGISTERED STOCKHOLDERS

The following table sets forth:

●	certain information with respect to the beneficial ownership of our common stock as of December 31, 2024, for: (i) each of our named executive officers; (ii) each of our directors; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; and

●	the number of shares of common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.

The Registered Stockholders include (i) our officers, directors, affiliates and certain other stockholders with “restricted” securities under the applicable securities laws and regulations who, because of their status as affiliates of us pursuant to Rule 144 or because they acquired their capital stock from an affiliate or from us within the prior 12 months from the date of any proposed sale, would otherwise be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days, and (ii) our non-executive officer service providers who acquired shares from us within the prior 12 months under Rule 701 and hold “restricted securities” (as defined in Rule 144 under the Securities Act). See “Shares Eligible for Future Sale” for further information regarding sales of such “restricted” securities if not sold pursuant to this prospectus. The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the NYSE at prevailing market prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur. See “Plan of Distribution.”

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders may sell all, some, or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares of our common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of our common stock that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. See “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.

We currently intend to use our reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of our common stock by the Registered Stockholders. However, we have engaged a financial advisor with respect to certain other matters relating to the listing of our common stock on The New York Stock Exchange. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2024, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

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We have based percentage ownership of our common stock on 137,459,993 shares of our common stock outstanding on December 31, 2024. Unless otherwise indicated, the business address of each person listed is c/o Aspargo Labs, Inc. 17 State Street, Suite 3220, New York, NY 10004.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Total Voting Power (1)	Number of Common Shares being Registered
Named Executive Officers
Michael Demurjian (2)	27,300,000	15.42%	27,300,000
Andrew Chamlin (3)	50,000	*
Mario Guralnik	-
Named Director Nominees
Robert Niecestro	4,000,000	2.26%	4,000,000
Gary Wells (4)	9,641,380	5.45%	9,641,380
Steven Kaplan	300,000	*	300,000
Shari Melamed	200,000	*	200,000
Fred Zaino	-
All executive officers and director nominees as a group (8 persons)	41,491,380	23.13%	41,491,380

5% Stockholders
None

Other Registered Stockholders
Non-Executive Officer and Non-Director Service Providers Holding Common Stock	11,703,907	6.61%	11,703,907
Other Registered Stockholders (5)	123,791,706	69.94%	123,791,706

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Percentage of Total Voting Power is based on 176,986,993 fully diluted outstanding shares of common stock as of December 31, 2024.

(2)	Includes (a) 836,047 shares held of record by the Michael Demurjian 2021 Children’s Trust for the benefit of (“fbo”) Sophia Demurjian, (b) 836,047 shares held of record by the Michael Demurjian 2021 Children’s Trust fbo Ani Demurjian, and (c) 836,047 shares held of record by the Michael Demurjian 2021 Children’s Trust fbo Adam Demurjian. Mr. Demurjian is the trustee of these Trusts and holds voting power and dispositive power over the shares held by these Trusts. The address for these entities is 261 Hubbard Avenue, Red Bank, NJ 07701. Also includes options to acquire 1,800,000 shares of common stock exercisable within 60 days of the date hereof.

(3)	Consists of options to acquire 50,000 shares of common stock exercisable within 60 days of the date hereof.

(4)

Includes (a) 3,793,104 shares held of record by Gary M. Wells Trust 2, (b) 700,000 shares held of record by The Wells Family Irrevocable Trust Dated December 30, 2020, (c) 700,000 shares held of record by The Jackson Wells Irrevocable Trust Dated November 18, 2022, and (d) 1 million options to purchase common stock of the Company granted to Wells Resources, LLC, exercisable within 60 days. Mr. Wells is the trustee of Gary M. Wells Trust 2, the Wells Family Irrevocable Trust Dated December 30, 2020, and the Jackson Wells Irrevocable Trust dated November 18, 2022 and holds voting power and dispositive power over the shares held by these trusts and is the managing member of Wells Resources, LLC. The address for these entities is 2801 Gullpoint Place, Milford, IA 51351. Also includes options to acquire 1,000,000 shares of common stock exercisable by Wells Resources, LLC within 60 days of the date hereof.

(5)	Consists of (a) 87,114,706 shares of our common stock issued to accredited investors in a series of private placement transactions concluded on or prior to September 30, 2024; (b) up to 11,177,000 options to acquire common stock granted to employees and consultants; and (c) up to 25,500,000 shares of our common stock issuable upon conversion of the underlying shares of Series A Convertible Preferred Stock. Under the terms of the Series A Convertible Preferred Stock, the holder may not convert the Series A Preferred Stock to the extent (but only to the extent) such holder or any of its affiliates would beneficially own a number of shares of common stock which would exceed 4.99% of the total number of shares of common stock then outstanding.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in “Description of Capital Stock,” you should refer to our second amended and restated certificate of incorporation, and our amended and restated bylaws, which are or will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of:

●	325,000,000 shares of common stock, $0.0001 par value per share,

●	50,000 shares of preferred stock, $0.001 par value per share, of which 4,000 shares have been designated by our board of directors as Series A Convertible Preferred Stock.

Assuming the conversion of all outstanding shares of our issued and outstanding shares of Series A Convertible Preferred Stock into shares of our common stock, and exercise of all granted options to purchase our common stock as of December 31, 2024, there were 176,986,993 outstanding shares of common stock held by approximately 400 stockholders of record. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy.”

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of our common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law, which could require holders of our common stock to vote separately as a single class in the following circumstances:

●	if we were to seek to amend our second amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

●	if we were to seek to amend our second amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our second amended and restated certificate of incorporation and amended and restated bylaws establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our second amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

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Fully Paid and Non-Assessable

All the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

The Company’s second amended and restated certificate of incorporation provides that the Company is authorized to issue 50,000 shares of Preferred Stock, $0.001 par value per share. Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. The board of directors of the Company has designated 4,000 shares as “Series A Convertible Preferred Stock”, of which 2,550 shares are issued and outstanding as of September 30, 2024.

Series A Convertible Preferred Stock

The Series A Convertible Preferred Stock is non-voting, is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Holders of Series A Convertible Preferred Stock are not entitled to dividends unless and until declared by our board of directors out of funds of the legally available therefor, provided, however, that if the board of directors declares dividends to the holders of the Company’s common stock, the holders of Series A Convertible Preferred Stock shall be entitled to dividends in an amount equal to the amount such holders would have received had their shares of Series A Convertible Preferred Stock been converted into shares of common stock immediately prior to the record date for such declaration.

Each share of Series A Convertible Preferred Stock is convertible into 10,000 shares of common stock (i) at the option of the holder when the Company becomes a reporting company under Section 13 or Section 15(d) of the Exchange Act or upon the completion of one or a series of financing transactions resulting in gross proceeds of $5,000,000 or more, or (ii) automatically upon the occurrence of certain events (e.g., a liquidity event, change in control, liquidation event, etc.) that are outside the control of the Company. The holder of shares of Series A Convertible Preferred Stock may not convert an amount of Series A Convertible Preferred Stock that would result in the sum of (i) the number of shares of common stock beneficially owned by such holder and its affiliates and (ii) the number of shares of common stock issuable upon the conversion, being in excess of 4.99% of the outstanding shares of the Company’s common stock on the conversion date. Subject to the foregoing, the holder of shares of Series A Convertible Preferred Stock is not limited to aggregate conversions of only 4.99%, and aggregate conversion by such holder may exceed 4.99%.

Holders of the Series A Convertible Preferred Stock are entitled to a pro rata share of a liquidation distribution with the holders of shares of the Company’s common stock, in an amount equal to the amount the holders of the Series A Convertible Preferred Stock would have received had their shares been converted into shares of the Company’s common stock immediately prior to the record date of such liquidation distribution (or date of the liquidation distribution if no record date is fixed).

All the outstanding shares of Series A Convertible Preferred Stock are fully paid and non-assessable.

Options

As of December 31, 2024, we had outstanding options to purchase an aggregate of 14,027,000 shares of our common stock, with a weighted-average exercise price of $0.87 per share.

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Registration Rights

Holders of our common stock have certain registration rights as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.

Demand Registration Rights

At any time beginning six months after the effectiveness of the registration statement of which this prospectus forms a part, the holders of our common stock may request that we register all or a portion of their shares. We are obligated to effect only one such registration. Such request for registration must cover shares with an anticipated aggregate offering price of at least $10 million, net of underwriting discounts and commissions.

Piggyback Registration Rights

After the effectiveness of the registration statement of which this prospectus forms a part, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of our common stock will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our second amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Restrictions on Business Combinations under Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

●	Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and promote continuity of management.

●	Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board of directors. See “Management—Board of Directors.”

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●	Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairperson of our board of directors, or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

●	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

●	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.

●	Amendment of Charter Provisions. Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least two-thirds of our then outstanding common stock.

●	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 50,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means., or make such actions more difficult to accomplish.

●	Exclusive Forum. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty, (3) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or (4) any action asserting a claim against us that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Nothing in our amended and restated bylaws preclude stockholders that assert claims under the Securities Act from bringing such claims in state or federal court, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

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Transfer Agent and Registrar

Upon the effectiveness of the registration statement of which this prospectus forms a part, the transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street, 30th Floor, New York, NY 10004.

Listing

We intend to apply to list our shares of common stock on the NYSE under the symbol “AAGO”.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our common stock on the NYSE, there was no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market following our listing on the NYSE, or the perception that such sales could occur, could adversely affect the public price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of common stock or the prices at which any such sales may occur. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time.

Upon the effectiveness of the registration statement of which this prospectus forms a part, based on the number of shares of our capital stock outstanding as of December 31, 2024, we will have a total of 137,459,993 shares of our common stock outstanding.

Shares of our common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Following the listing of our common stock on the NYSE, shares of our common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of common stock for a period of at least one year will be able to sell their shares of common stock under Rule 144, which is expected to include approximately 98.82 million shares of common stock immediately after our registration.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●

1% of the number of shares of our common stock then outstanding, which will equal approximately 1,374,600 shares immediately after the effectiveness of the registration statement of which this prospectus forms a part; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares of common stock may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

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SALE PRICE HISTORY OF OUR COMMON STOCK

We intend to apply to have shares of our common stock listed on the NYSE. Prior to the initial listing, no public market existed for our common stock. However, we have issued shares of our common stock in private transactions. The table below shows the high and low sales prices for our common stock sold in private transactions to our stockholders. While the DMM, in consultation with our financing advisors, is expected to consider this information in connection with setting the opening public price of our common stock, this information may, however, have little or no relation to broader market demand for our common stock and thus the opening public price and subsequent public price of our common stock on the NYSE. As a result, you should not place undue reliance on these historical private sales prices as they may differ materially from the opening public price and subsequent public price of our common stock on the NYSE. See “Risk Factors— Listing and Ownership of Our Common Stock —The public price of our common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our capital stock in private transactions”.

	Per Share Sale Price (1)		Number of Shares Sold in	Weighted Average	Total Shares Outstanding at End of
	High	Low	the Period (2)	Price	Period (3)
Annual
2020	$0.25	$0.25	31,551,601	$0.25	76,751,601
2021	$0.87	$0.87	413,956	$0.87	77,494,147
2022	$0.87	$0.87	4,110,596	$0.87	76,460,150	(4)
2023	$0.87	$0.87	14,464,226	$0.87	104,710,930

Quarterly
First quarter 2024	$0.87	$0.87	4,814,093	$0.87	109,525,026
Second quarter 2024	$0.87	$0.87	6,190,468	$0.87	115,789,272
Third quarter 2024	$0.87	$0.87	20,928,581	$0.87	137,381,941
Fourth quarter 2024	-	-	-		137,459,993

(1) Rounded to nearest penny.

(2) Excludes shares issued to founders, consultants and placement agents.

(3) Includes shares issued to founders, consultants and placement agents.

(4) Reflects cancellations in 2022 of 18,250,000 shares issued to founders.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of shares of our common stock issued pursuant to this offering but is not intended to be a complete analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to a non-U.S. holder that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstance, including the impact of the alternative minimum tax, the special tax accounting rules in Section 451(b) of the Code or the Medicare surtax on net investment income provided by Section 1411 of the Code. In addition, it does not address consequences relevant to non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding shares of our common stock as part of a straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, and other financial institutions;
●	brokers, dealers, or certain electing traders in securities that use a mark-to-market method of tax accounting for their securities positions;
●	“controlled foreign corporations”, “passive foreign investment companies”, as defined in Sections 957 and Section 1297 of the Code, respectively, and corporations that accumulate earnings to avoid U.S. federal income tax under Section 531 and 532 of the Code;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is an individual, corporation, estate or trust and is not a “U.S. person.” A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

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●	an individual who is a citizen or resident of the United States;
●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section of this prospectus entitled “Dividend Policy”, we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a non-taxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero, and any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition”.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate of withholding). A non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax Under FATCA”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or
●	the non-U.S. holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

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Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to a non-U.S. holder whether or not withholding is required. Copies of the information returns reporting such interest, dividends, and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the beneficial owner is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or otherwise establishes an exemption. Proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such beneficial owner is a United States person, or otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Under FATCA

Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and the Treasury Regulations and administrative guidance thereunder impose a 30% withholding tax on certain types of payments made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including, in some cases, when such foreign financial institution or non-financial foreign entity acts as an intermediary, unless (1) the foreign financial institution has entered into an agreement with the U.S. government to withhold on certain payments and to undertake certain diligence and reporting obligations regarding U.S. account holders (including certain account holders that are non-U.S. entities with U.S. owners), (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

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PLAN OF DISTRIBUTION

The Registered Stockholders may sell their shares of common stock covered hereby pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the shares of common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of common stock by the Registered Stockholders, except we have engaged financial advisors with respect to certain other matters relating to our listing, as further described below. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders. We expect to recognize certain non-recurring costs as part of our transition to a publicly traded company, consisting of professional fees and other expenses. As part of our direct listing, these fees will be expensed in the period incurred and not deducted from net proceeds to the issuer as they would be in an initial public offering.

We have engaged Oppenheimer & Co., Inc. as our financial advisors to advise and assist us with respect to certain matters relating to our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of our common stock on the NYSE, the preparation of the registration statement of which this prospectus forms a part, and the preparation of investor communications and presentations in connection with investor education, and to be available to consult with the Designated Market Maker (DMM) who will be setting the opening public price of our common stock on the NYSE. However, the financial advisors have not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our common stock in consultation with us, except as described herein with respect to consultation with the DMM on the opening public price in accordance with NYSE Rule 7.35A.

The DMM, acting pursuant to its obligations under the rules of the NYSE, is responsible for facilitating an orderly market for our common stock. Based on information provided to the NYSE, the opening public price of our common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from various broker-dealers and will be set based on the DMM’s determination of where buy orders can be matched with sell orders at a single price. On the NYSE, buy orders priced equal to or higher than the opening public price and sell orders priced lower than or equal to the opening public price will participate in that opening trade. In accordance with NYSE Rule 7.35A(g), because there has not been a recent sustained history of trading in our common stock in a private placement market prior to listing, the DMM will consult with our financial advisor for the DMM to effect a fair and orderly opening of our common stock on the NYSE, without coordination with us, consistent with the federal securities laws in connection with our direct listing. Pursuant to NYSE Rule 7.35A, and based upon information known to it at that time, Oppenheimer & Co., Inc. is expected to provide input to the DMM regarding its understanding of the ownership of our outstanding common stock and pre-listing selling and buying interest in our common stock that it becomes aware of from potential investors and holders of our common stock, including after consultation with certain institutional investors (which may include certain of the Registered Stockholders), in each case, without coordination with us. Oppenheimer & Co. Inc., in its capacity as a financial advisor to the Company, is expected to provide the DMM with our fair value per share. The DMM, is also expected to consider the information in the section titled “Sale Price History of our Common Stock.”

Similar to how a security being offered in an underwritten initial public offering would open on the first day of trading, before the opening public price of our common stock is determined, the DMM may publish one or more pre-opening indications on the first day of trading, which provides the market with a price range of where the DMM anticipates the opening public price will be, based on the buy and sell orders entered on the NYSE. The pre-opening indications will be available on the consolidated tape and NYSE market data feeds on the first day of trading. As part of this opening process, the DMM will continue to update the pre-opening indication until the buy and sell orders reach equilibrium and can be priced by offsetting one another to determine the opening public price of our common stock.

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In connection with the process described above, a DMM in a direct listing may have less information available to it to determine the opening public price of our common stock than a DMM would in an underwritten initial public offering. For example, because our financial advisors are not acting as underwriters, they will not have engaged in a book building process, and as a result, they will not be able to provide input to the DMM that is based on or informed by that process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact on the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, the public price of our common stock may be more volatile than in an underwritten initial public offering and could, upon listing on the NYSE, decline significantly and rapidly. See “Risk Factors—Risks Related to Listing and Ownership of Our Common Stock.”

In addition to sales made pursuant to this prospectus, the shares of common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act.

Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder, or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Lucosky Brookman LLP.

EXPERTS

The consolidated financial statements of Aspargo Labs, Inc. as of and for the years ended December 31, 2023 and 2022 appearing in this prospectus have been audited by Prager Metis CPAs, LLC, our independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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F-1

ASPARGO LABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2024	December 31, 2023
		(As Restated)

ASSETS
Current assets:
Cash	$18,721,445	$9,736,739
Accounts receivable	245,499	—
Total current assets	$18,966,944	$9,736,739

Non-current assets:
Property and equipment, net	$344,943	$312,500
Bandol intangible assets, net	1,279,346	1,345,528
Right of use assets	94,419	208,629
Security deposit	41,875	1,090
Other assets	744,118	—
Total non-current assets	$2,504,701	$1,867,747

Total Assets	$21,471,645	$11,604,486

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,966,003	$1,488,865
Sildenafil license and patent costs payable - short term	—	350,000
Right of use liability - short term	106,315	146,721
Total current liabilities	$2,072,318	$1,985,586

Long-term liabilities:
Sildenafil license and patent costs payable - long term	1,500,000	1,500,000
Right of use liability - long term	—	61,909
Warrant liability	744,118	—
Total long-term liabilities	$2,244,118	$1,561,909

Total Liabilities	$4,316,436	$3,547,495

Commitments and Contingencies (Note 12)

Mezzanine equity:
Series A Convertible Preferred Stock, $.001 par value - 4,000 shares designated and available for issuance; 2,550 shares issued and outstanding at September 30, 2024 and December 31, 2023, (convertible into 25.5 million common shares at $0.0001 per share)	$380	$380

Total Mezzanine Equity	$380	$380

Stockholders' Equity:
Common stock, par value $0.0001 per share, 325,000,000 shares authorized; 137,381,941 and 104,710,930 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	$13,737	$10,470

Additional paid in capital	68,233,591	38,017,534

Stock subscription receivable	(4,894,714)	-

Accumulated deficit	(46,264,788)	(29,977,673)

Other comprehensive income	67,003	6,280

Total Equity	$17,154,829	$8,056,611

Total Liabilities, Mezzanine Equity and Stockholders' Equity	$21,471,645	$11,604,486

The accompanying notes are an integral part of these condensed consolidated financial statements

F-2

ASPARGO LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Nine Months Ended September 30,
	2024	2023

Total revenue, net	$102,654	$(13,401)

Operating expenses
Research and development expense	$(5,038,801)	$(1,971,612)
Selling, general and administrative expenses	(11,594,048)	(5,062,649)
Total operating expenses	(16,632,849)	(7,034,261)

Loss from operations	$(16,530,195)	$(7,047,662)

Interest income (expense)	309,140	(1,173,076)
Other loss	(66,060)	(91,311)
Total non-operating gain (loss)	243,080	(1,264,387)

Net loss before income taxes	(16,287,115)	(8,312,049)
Income tax provision	—	—
Net loss	$(16,287,115)	$(8,312,049)

Weighted-average common shares outstanding	117,135,066	81,248,455
Net loss per share	$(0.14)	$(0.10)

Comprehensive loss:
Net loss	$(16,287,115)	$(8,312,049)
Unrealized gain on foreign currency translation	60,723	15,304
Total comprehensive loss	$(16,226,392)	$(8,296,745)

The accompanying notes are an integral part of these condensed consolidated financial statements

F-3

ASPARGO LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Common Stock
	Number of Shares	Amount	Additional Paid in Capital	Stock subscription receivable	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balances at January 1, 2024 (As restated)	104,710,930	$10,470	$38,017,534	—	$(29,977,673)	$6,280	$8,056,611

Issuance of common stock to investors, net of issuance costs	26,307,036	2,630	22,884,464	—	—	—	22,887,094
Issuance of common stock for services	737,866	74	641,869	—	—	—	641,943
Stock-based compensation expense	—	—	1,795,573	—	—	—	1,795,573
Issuance of common shares for stock subscription receivable	5,626,109	563	4,894,151	(4,894,714)	—	—	—
Net loss for period	—	—			(16,287,115)	60,723	(16,226,392)
Balances at September 30, 2024	137,381,941	$13,737	$68,233,591	(4,894,714)	(46,264,788)	$67,003	$17,154,829

	Common Stock
	Number of Shares	Amount	Additional Paid in Capital	Stock subscription receivable	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balances at January 1, 2023 (As restated)	76,460,150	$7,645	$13,224,859	—	$(15,588,458)	$11,219	$(2,344,735)

Issuance of common stock to investors, net of issuance costs	7,449,938	745	6,280,387	—	—	—	6,281,132
Issuance of common stock for services	968,852	97	842,804	—	—	—	842,901
Issuance of common stock upon conversion of notes	11,494,253	1,149	9,998,851				10,000,000
Issuance of common stock for the extension of bridge loan	1,269,427	127	1,104,273	—	—	—	1,104,400
Issuance of restricted stock	100,000	10	86,990	—	—	—	87,000
Stock-based compensation expense	—	—	420,465	—	—	—	420,465
Net loss for period	—	—		—	(8,312,049)	15,304	(8,296,745)
Balances at September 30, 2023	97,742,620	$9,773	$31,958,629	—	(23,900,507)	$26,523	$8,094,418

The accompanying notes are an integral part of these condensed consolidated financial statements

F-4

ASPARGO LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,287,115)	$(8,312,049)

Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Common stock issued for services	641,943	842,901
Common stock issued in lieu of interest	—	1,104,400
Issuance of restricted stock	—	87,000
Stock-based compensation	1,795,573	420,465
Amortization of intangible assets	75,379	74,870
Noncash lease expense	11,895	—
Unrealized transaction losses	66,060	91,313
Change in operating assets and liabilities
Accounts receivable	(239,117)	(252,016)
Accounts payable and accrued expenses	432,119	523,844
Sildenafil license and patent costs payable	(350,000)	(1,650,000)
Bandol intangible assets acquisition costs payable	—	(541,822)
Bandol transition service fee payable	—	(433,457)
Accrued interest	—	(38,905)
Security deposit	(40,785)	(1,090)
Net cash used in operating activities	$(13,894,048)	$(8,084,546)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	22,887,094	6,281,132
Repayment of notes payable	—	(969,407)
Proceeds from sale of convertible notes	—	10,000,000
Net cash provided by financing activities	$22,887,094	$15,311,725

NET INCREASE IN CASH	8,993,046	7,227,179

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(8,340)	(20,570)

CASH - BEGINNING OF PERIOD	$9,736,739	$114,918

CASH - END OF PERIOD	$18,721,445	$7,321,527

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	—
Cash paid for income taxes	$—	—

SUMMARY OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of warrants as consideration for loan commitment fees	$744,118	$—
Issuance of common stock upon conversion of notes payable and accrued interest	$—	$11,104,400
Property and equipment purchases included in accounts payable and accrued expenses	$32,443	$—
Issuance of common shares for stock subscription receivable	$4,894,714	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

F-5

ASPARGO LABS, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

1.	Organization and Description of Business

Description of the Business

Aspargo Labs, Inc. (“Aspargo US”) was incorporated as a Delaware corporation on November 8, 2019, under the name VirgaTech, Inc. Amended and Restated Certificate of Incorporations were filed with the Secretary of State of the State of Delaware on June 30, 2020 and March 1, 2024 under the names Aspargo Laboratories, Inc. and Aspargo Labs, Inc., respectively. The Company is headquartered in New York City, New York.

Aspargo US is a commercial stage specialty pharmaceutical and medical device company, which together with its wholly owned subsidiary, Aspargo Labs Italia, SRL (“Aspargo Italia”; and together with Aspargo US, “Aspargo”, the “Company”, “we”, “us, “our”) is focused on designing, developing and distributing oral liquid suspension formulations of leading oral solid dose prescription (Rx) and over-the-counter (OTC) medications for administration in personalized, digitally connected container closure systems and associated mobile apps.

Our first commercial product, Sildenafil Oral Suspension, indicated for the treatment of erectile dysfunction (ED), is an oral liquid suspension formulation of sildenafil citrate, the active pharmaceutical ingredient contained in VIAGRA®, administered through a metered dose container closure system consisting of a 30 ml bottle and mechanical pump. We market Sildenafil Oral Suspension in Spain under the brand name, BANDOL®, and in Germany and the United Kingdom under the brand name, HEZKUE®. Sildenafil Oral Suspension is approved for sale in multiple countries in the European Union (EU) and is undergoing the approval process in the United States.

Our liquid formulation of sildenafil, and formulations of other solid dose drugs that we intend to develop, when administered via our proprietary drug delivery system under development, are designed to improve quality of life, dosing adherence and compliance and overall user experience for patients and their caregivers.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of September 30, 2024, and the condensed consolidated statements of operations and comprehensive loss, cash flows, and stockholders’ equity for the nine months ended September 30, 2024 and 2023 are unaudited. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position as of September 30, 2024 and its results of operations and cash flows for the nine months ended September 30, 2024 and 2023. The financial data and the other financial information disclosed in these notes to the condensed consolidated financial statements related to the nine-month periods are also unaudited. The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024, or for any other future annual or interim period. The condensed consolidated balance sheet as of December 31, 2023 included herein was derived from the audited consolidated financial statements as of that date. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from these unaudited condensed consolidated financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere herein.

Restatement of Previously Issued Financial Statements

The audited consolidated financial statements for the years ended December 31, 2023 and 2022 have been restated to correct errors related to the treatment of license and patent rights acquisition costs and treatment of stock issuance costs.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and accompanying notes. Estimates and assumptions reflected in the condensed consolidated financial statements include, but are not limited to, revenue recognition, the useful lives and carrying value of long-lived assets, stock-based compensation expense, and income taxes. Actual results could differ from those estimates.

F-6

Concentration of Credit Risk

Cash and cash equivalents consist of financial instruments that potentially subject the Company to a concentration of credit risk in the event of a default by the related financial institution holding the cash or securities, to the extent of the value recorded in the condensed consolidated balance sheet. We maintain the Company’s cash accounts in financial institutions with Federal depository insurance coverage (“FDIC”) of $250,000. We have not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Loan Commitment Fees

Loan commitment fees are generally included as a reduction of the proceeds from the outstanding debt. If there were no borrowings drawn on the credit facility, the loan commitment fees are classified as assets until the related debt is drawn. The Company’s loan commitment fee has been recognized in other assets in the condensed consolidated balance sheet. The loan commitment fee will be amortized as expense proportionately as and when the funds are drawn.

Stock Subscription Receivable

Stock subscription receivables are recorded when the shares have been issued, and the Company has a legal right to receive payment from the subscriber. Since the shares had already been issued and the amount was not yet received, the Company recorded the amount as subscriptions receivable in the equity section of the condensed consolidated balance sheets.

Fair Value of Financial Instruments

Fair value is defined under Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The levels are as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities
●	Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data for substantially the full term of the assets or liabilities
●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities

Warrant liability

The Company accounts for its warrants in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Based upon the provisions of ASC 480 and ASC 815, the Company accounts for warrants as current liabilities if the warrant fails the equity classification criteria. Warrants classified as liabilities are initially recorded at fair value on the grant date and remeasured to fair value at each balance sheet date with the offsetting adjustments recorded in change in fair value of warrant liabilities within the condensed consolidated statements of operations and comprehensive loss.

F-7

As of September 30, 2024, the Company has outstanding warrants issued as loan commitment fees, which are classified as a liability within the condensed consolidated balance sheets. The Company estimated the fair value of the warrant liability using the Black-Scholes model which utilizes assumptions regarding volatility of the Company's common share price, expected term of the warrants, expected divided rate, and risk-free interest rates. The valuation of the warrant liability is considered under Level 3 of the fair value hierarchy due to the need to use assumptions in the valuation that are both significant to the fair value measurement and unobservable.

Share based compensation

We account for share based compensation arrangements granted to employees in accordance with ASC 718, Compensation: Stock Compensation, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. The grant date fair value of stock options is determined using a Black-Scholes model which utilizes assumptions regarding volatility of the Company's common share price, expected term of the warrants, expected divided rate, and risk-free interest rates. We account for forfeitures when they occur.

Recent Accounting Pronouncements

Management does not believe that recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) had or have a material impact on the Company's present or future financial statements.

3.	Farmalider and Innovazone License Agreements

US License Agreement

Farmalider S.A. (“Farmalider”) and Innovazone Labs LLC (“Innovazone; Farmalider and Innovazone, together, the “Licensors”) are the joint owners of US and international granted patents and proprietary manufacturing know-how relating to Sildenafil Oral Suspension. The title of the licensed US and corresponding international granted patents is Pharmaceutical Composition of Sildenafil Citrate in The Form of a Suspension For Oral Use (Patent No. US 10,016,428 B2, granted July 10, 2018). The patents extend through 2036.

Effective January 24, 2020, we entered into an agreement (the “US License”) with the Licensors that grants us the exclusive right to develop, manufacture, sell, sub-license, and otherwise commercialize Sildenafil Oral Suspension in the United States, which is protected by the Licensed Patents (as defined in the US License). The US License expires on the date that is ten (10) years from the date of the First Commercial Sale of a Licensed Product in the Territory (as defined in the License Agreement), subject to automatic renewal for continuous five (5) year periods following expiration.

The US License obligates us to make aggregate payments to the Licensors of $3,000,000 as described in the following table, plus a royalty based on product sales:

Milestone Trigger	Amount Due
1. On the effective date of the US License Agreement	$150,000
2. Upon the FDA’s confirmation of the Company’s drug development plan	1,000,000
3. Upon completion of a bioequivalence study necessary for FDA approval	350,000
4. Upon receipt of regulatory approval from the FDA	1,500,000
Total Milestone payments due	$3,000,000

F-8

Effective December 31, 2023, we entered into a Letter Agreement with the Licensors (the “Milestone Letter Agreement”), which amends and modifies the US License by removing the contingencies that trigger Milestone 3 and Milestone 4. The payment date for Milestone 3 was amended to the date that is the earlier of June 30, 2025 or the date that such milestone is achieved. The payment date for Milestone 4 was amended to the date that is the earlier of September 30, 2027 or the date that such milestone is achieved.

We paid Milestone 1 when due. We paid Milestone 2 in installments during 2020 and 2021 following receipt in April 2020 of FDA’s confirmation of our drug development plan. We paid Milestone 3 in May 2024 following completion of an analysis of the data generated in the Sildenafil Oral Suspension Bioavailability Study that we conducted during December 2023 and January 2024.

The outstanding balance with respect to the US license is $1,500,000 and $1,850,000 as of September 30, 2024 and December 31, 2023, respectively.

We acquired the US License for the purpose of obtaining regulatory approval for and distributing Sildenafil Oral Suspension in the United States, which has yet to occur. The rights acquired under the US License have no alternative future uses and therefore no separate economic values. Accordingly, we recorded the amounts paid or accrued pursuant to the US License as Research and Development expense.

International License Agreement

Effective as of September 25, 2020, we entered into an additional license agreement with the Licensors (the “International License”, and together with the US License, the “License Agreements”), which grants us the exclusive right to commercialize Sildenafil Oral Suspension in certain international jurisdictions specified on a list of countries attached as a schedule to the International License. The jurisdictions include the UK, Germany and other European countries, and countries in the Middle East, Asia, Canada, Japan, and South and Central America.

Effective as of June 9, 2021, we amended the International License (the “June 2021 Amendment”) to provide that (i) we are obligated to make aggregate payments to the Licensors of $3 million in equal payments of $1 million, on each of June 9, 2021, June 9, 2022 and December 9, 2022, plus a royalty based on product sales, and (ii) the License Shares are canceled. In addition, pursuant to the June 2021 Amendment, the royalty obligation is eliminated for sales of product in countries where we purchase Sildenafil Oral Suspension for resale from Farmalider.

There is no outstanding balance with respect to the International License as of September 30, 2024 and December 31, 2023.

We acquired the International License for the purpose of obtaining regulatory approval for and distributing Sildenafil Oral Suspension in the countries listed on the schedule attached to the International License, which had not occurred as of the date we executed the International License. The rights acquired under the International License have no alternative future uses and therefore no separate economic values. Accordingly, we recorded the amounts paid or accrued pursuant to the International License as Research and Development expense.

4.	Laboratorios Rubió S.A. Asset Purchase Agreement, Distribution Agreement and Assignment and Assumption Agreement

Effective April 27, 2022, we entered into a series of agreements with Laboratorios S.A (“Rubio”) and Farmalider related to the sale by Rubio to Aspargo Italia of the Bandol Intangible Assets (defined below), which transfer to Aspargo Italia the right to distribute Sildenafil Oral Suspension in Spain under the brand name, Bandol®. There are no outstanding balances with respect to these agreements as of September 30, 2024 and December 31, 2023.

Aspargo Italia received authorization from the Spanish Health Authorities to distribute Bandol in Spain in 2023.

From the effective date of the APA until April 2023, Rubio purchased Bandol units directly from Farmalider and included the cost of the Bandol units in the monthly fees payable by Aspargo Italia to Rubio for distribution services. In April 2023, Aspargo Italia commenced purchases of Bandol units from Farmalider pursuant to the Farmalider Supply Contract and resales of those Bandol units to Rubio pursuant to the Rubio Supply Agreement.

F-9

On October 21, 2024, we provided Rubio notice of termination of the Distribution Agreement and Supply Agreement as we begin to promote and distribute BANDOL with Aspargo resources. We executed a Termination Agreement with Rubio effective as of December 13, 2024, ending all promotional and distribution activities conducted by Rubio with respect to BANDOL. Pursuant to the Termination Agreement, we paid Rubio €200,000, representing the remaining fixed price service fees due to Rubio for the duration of the Distribution Agreement, which was scheduled to expire on April 27, 2025.

Carrying Value of Bandol Intangible Assets

We capitalized the consideration of €1,370,381 paid to Rubio for the Bandol Intangible Assets as the acquisition cost of patent rights and other intangible assets because the Bandol Intangible Assets represent the right to distribute an approved and marketed drug in Spain, which requires minimal additional investment to obtain health authority approval before commencement of sales. We allocated the total purchase price between the Bandol Distribution Rights and the Tradename based on their relative fair market values at the time of acquisition, and determined amortization based on the estimated useful life of the related assets.

The intangible assets identified in the acquisition are the Bandol Distribution Rights and Tradename. The Bandol Distribution Rights will be amortized over the remaining useful life of the underlying Sildenafil Oral Suspension patents, which expire in 2036. The Tradename has an indefinite useful life, and accordingly, is not subject to amortization. We review our intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that their carrying value may not be recoverable.

The carrying value of the Bandol Intangible Assets, reflecting foreign currency translation, is as follows:

Bandol Intangible Assets Carrying Value	Bandol License & Patent Rights	Tradename	Total

Balance December 31, 2022	$1,311,134	$91,898	$1,403,032
Additions	—	—	—
Amortization for the period	(74,870)	—	(74,870)
Translation adjustment	(18,100)	(1,402)	(19,502)
Balance September 30, 2023	$1,218,164	$90,496	$1,308,660
Additions	—	—	—
Amortization for the period	(27,371)	—	(27,371)
Translation adjustment	59,906	4,333	64,239
Balance December 31, 2023	$1,250,699	$94,829	$1,345,528
Additions	—	—	—
Amortization for the period	(75,379)	—	(75,379)
Translation adjustment	8,409	788	9,197
Balance September 30, 2024	$1,183,729	$95,617	$1,279,346

F-10

5.	Revenue Recognition – Bandol Distribution Sales/Billings

The Bandol Distribution License is a limited, non-exclusive, non-sublicensable, non-transferable right to distribute Bandol in Spain and use the Tradename for the purpose of performing and providing BANDOL distribution services. We consider the contractual obligation with Rubio as a single performance obligation to provide BANDOL to Rubio for the distribution in Spain. We recognize net sales revenue at a point in time when we satisfy the performance obligation by transferring control of BANDOL to Rubio, which occurs upon delivery of products to the manufacturer’s delivery site.

The amount of revenue that we recognize is based on the transaction price, which derives from the number of BANDOL units listed on purchase orders submitted by Rubio, and includes our estimate of variable consideration, such as allowance for sales returns and discounts, where applicable. The amount of variable consideration included in the transaction price may be constrained and is included only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized under the contract is unlikely to occur in a future period.

The terms of the Rubio Distribution Agreement provide for the payment by Aspargo Italia to Rubio for certain logistics, sales and marketing services to be performed by Rubio, which include warehouse services, sales office support and marketing services. We determined that these services are not distinct from the distribution rights provided by Aspargo to Rubio, as the only substantive benefits we receive from the logistics, sales and marketing services is derived from sales of BANDOL product. Also, we would not engage Rubio to provide these services absent the distribution arrangement. Accordingly, we recorded the payments to Rubio for the logistics, sales and marketing services as a reduction of the transaction price, thereby reducing the amount of revenue we recognized from the distribution of BANDOL in Spain.

During the nine months ended September 30, 2024 and 2023, sales of BANDOL by Rubio to product wholesalers generated approximately $977,882 and $689,661 of distribution sales/billings, respectively. Aspargo Italia incurred approximately $875,228 and $703,062 of logistics, sales and marketing service fees, respectively, for services performed by Rubio, resulting in net revenue of approximately $102,654 and net negative revenue of $(13,401) respectively. The negative revenue in the nine months ended September 30, 2023 resulted from the underperformance of BANDOL product sales, which did not cover the associated fixed service fees. We presented the excess service fees over distribution income as negative revenue in the revenue section of the condensed consolidated statement of operations and comprehensive loss (unaudited) for the nine months ended September 30, 2023.

6.	Fixed assets

The carrying value of the fixed assets represents our filling equipment as follows:

Balance December 31, 2023	$312,500
Additions	32,443
Impairment	—
Depreciation for the period	—
Balance September 30, 2024	$344,943

No depreciation expense has been incurred related to the equipment because none of the equipment has been placed in service.

F-11

7.	Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following:

	September 30, 2024	December 31, 2023
	(Unaudited)	(As Restated)

Research and development	$1,025,667	$845,716
Equipment	32,443	187,500
Commercial launch costs	519,817	307,017
Product supply costs	33,985	43,104
Product distribution fees	96,802	3,686
Legal fee	178,016	-
Professional fees	49,193	33,147
Consulting fees	16,500	67,793
Others	13,580	902
Total accounts payable and accrued expenses	$1,966,003	$1,488,865

8.	Related party transactions

Financing Agreement

In May 2024, we entered into a term loan facility agreement with Wells Resources LLC that expires on December 31, 2026. The agreement provides for a term loan facility, in an aggregate principal amount of up to $25 million to be used for working capital purposes. We have not drawn down any amounts under the term loan facility as of September 30, 2024.

We issued to Wells Resources LLC options to purchase 1,000,000 shares of our common stock at an exercise price of $0.87 per share and a five year term as a loan commitment fee. The options are fully vested and exercisable on the grant date. We consider the option grant as a loan commitment fee settled through issuance of options to purchase common stock. We recorded the fair value of the option grant as Other Asset and Warrant Liability in the condensed consolidated balance sheet as of September 30, 2024. We determined the fair value of the outstanding liability-classified warrants on September 30, 2024, as $0.74 per share, resulting in a balance of $744,118.

We determined the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions:

Nine months ended September 30, 2024
Risk-free interest rate	4.50%
Expected term	5 years
Dividend yield	0%
Expected volatility	125%

9.	Promissory Notes Payable

In August 2022, we sold promissory notes (the “Promissory Notes”) and shares of Aspargo common stock (the “Shares”) to four investors for an aggregate purchase price and total proceeds of $1,000,000. Each investor purchased a Promissory Note with a face amount of $250,000 and an issue price of $215,200, and 40,000 Shares at a purchase price of $0.87 per share. The Promissory Notes are due in February 2023 and bear interest at 10% per annum, payable at maturity.

F-12

We allocated the $1,000,000 of proceeds to the Promissory Notes and Shares based on the purchase prices specified in the transaction documents related to the sale of the Promissory Notes and Shares. The discount related to the Promissory Notes will be amortized over the term of the Promissory Notes as interest expense, calculated using an effective interest method.

In February 2023, the holders of the Promissory Notes and Shares agreed to a three-month extension of the maturity date of the Promissory Notes in exchange for additional Shares. We issued an aggregate of 120,000 additional Shares to the holders of the Promissory Notes and Shares in consideration of the extension and recorded the value of the Shares as additional interest expense.

We repaid the total amount of outstanding principal and accrued interest with respect to the Notes in May 2023.

10.	Convertible Notes Payable

In May, June and August 2023, we issued and sold Convertible Promissory Notes (the “Convertible Notes”) to investors for an aggregate purchase price of $10,000,000. The Convertible Notes have an aggregate face amount of $10,000,000, are due 12 months from the issue date, bear interest at 10% per annum payable at maturity, and are convertible into shares of our common stock at a conversion price of $0.87 per share.

In September 2023, the holders of the Convertible Notes exercised the conversion feature in the Convertible Notes in exchange for an aggregate of 12,643,680 shares of our common stock, representing aggregate principal amount and accumulated and accelerated interest to the original date of maturity of $11 million.

11.	Convertible Preferred Shares

The Company’s Amended and Restated Certificate of Incorporation filed on June 30, 2020 (the “Restated Certificate”) and amended on March 8, 2024 provides that the Company is authorized to issue 50,000 shares of Preferred Stock, $0.0001 par value per share. Pursuant to the Restated Certificate, the Board of Directors of the Company designated 4,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) as available for issuance.

The Preferred Stock does not carry a dividend and is non-voting. Holders of the Preferred Stock are entitled to share pro rata in a liquidation distribution with the holders of shares of the Company’s common stock, in an amount equal to the amount the holders of the Preferred Stock would have received had their shares of Preferred Stock been converted immediately prior to the record date of such liquidation distribution (or date of the liquidation distribution if no record date is fixed).

Each share of Preferred Stock is convertible into 10,000 shares of the Company’s common stock, based on a fixed conversion price of $0.0001 per common share, upon the occurrence of certain events that are outside the control of the Company and the holder of the Preferred Stock. The holder may not convert shares of the Preferred Stock to the extent that after giving effect to the issuance of common stock upon conversion, such holder would beneficially own in excess of 4.99% of the outstanding shares of the Company’s common stock.

Under ASC 480-10-S99, the outstanding shares of Preferred Stock are classified outside of permanent equity because the Preferred Stock is redeemable only upon the occurrence of certain events not solely within the control of the issuer, and as such, redemption is not certain or predictable. We accounted for the Preferred Stock as temporary equity in the mezzanine section of the condensed Consolidated Balance Sheets, which is presented outside of stockholders’ equity.

As of September 30, 2024 and December 31, 2023, 2,550 shares of Preferred Stock are outstanding, convertible into 25,500,00 shares of the Company’s common stock.

F-13

12.	Contractual Obligations, Commitments and Contingencies

Manufacturing Services Agreement

In March 2020, we entered into a Technical Transfer and Manufacturing Services Agreement (the “PII MSA”) with Pharmaceutics International Inc. (“PII”), which provides for the transfer of the manufacturing process for Sildenafil Oral Suspension from Farmalider to PII and the manufacture of process validation batches necessary to support our FDA submissions. The PII MSA provides for a program initiation payment of approximately $200,000 and further payments due upon achievement of certain manufacturing milestones. We record payments pursuant to the PII MSA as R&D expenses.

In November 2023, we executed a Statement of Work with Pii for the manufacturing of registration and process validation batches of Sildenafil Oral Suspension, and associated activities necessary for FDA submissions. Total cost of the project is $2.33 million, of which $326,350 was due and paid upon signing of the contract, and the balance is due upon completion of the milestones specified in the Statement of Work. We recorded the payment of $326,350 as R&D expense in the quarter ended December 31, 2023.

In July 2024, we terminated the project described in the statement of work with Pharmaceutics International Inc. (“PII”) without any further contractual obligations.

In July 2024, we entered into a statement of work with Saptalis Pharmaceutics LLC for the manufacturing of registration and process validation batches of Sildenafil Oral Suspension, and associated activities necessary for FDA submissions, Total cost of the project is $950,000, of which $237,500 was due and paid upon signing of the contract, the balance is due upon completion of the milestones specified in the Statement of Work. We recorded the payment of $237,500 as R&D expenses in the quarter ended September 30, 2024.

Operating Leases

In November 2023, we entered into a sublease agreement for our corporate headquarters in New York City. The lease expires on April 30, 2025, which is the date of expiration of the primary lease between our sublandlord and the primary landlord. We expect to enter into a direct lease with the primary landlord upon expiration of the sublease. Terms of the lease have yet to be defined.

In May 2023, we renewed the lease agreement for our office space in Englewood Cliffs, NJ, at a recurring monthly rent of $1,665. The lease expires on May 31, 2025. We do not intend to renew this lease agreement.

We recorded operating lease expense of $122,045 and $17,335 for the nine-month periods ended September 30, 2024 and September 30, 2023, respectively. Future lease payments total $108,485 as of September 30, 2024.

The weighted-average remaining lease term and discount rate related to our operating lease liabilities as of September 30, 2024, are 0.62 years and 6%, respectively. The weighted-average remaining lease term and discount rate related to our operating lease liabilities as of September 30, 2023, were 1.67 years and 6% respectively.

Legal

Periodically, we review the status of any significant matters that exist and assess potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, we accrue a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation. As of September 30, 2024 and December 31, 2023, there are no pending claims or litigation that could materially affect our results going forward.

F-14

13.	Shareholders’ Equity

Common Stock

The Company was authorized to issue 225 million shares of common stock upon its incorporation. On March 1, 2024, we filed a Second Amended and Restated Certificate, which authorizes the Company to issue 325 million shares of common stock. Holders of common stock vote together as a single class and maintain identical rights to dividends and proceeds upon liquidation. Holders of common stock are entitled to one vote per share.

As of September 30, 2024, the Company has a subscription receivable of $4,894,714 related to the sale of 5,626,109 shares of common stock in July 2024 at a price of $0.87 per share. The subscription receivable was paid by the subscribers in November and December 2024, and there are no significant conditions or contingencies associated with the collection of the amount.

14.	Stock-based Compensation

Stock Options

The Company has a 2020 Stock Plan (the “2020 Plan”), which was established by the Company to grant stock options and share based awards to employees and consultants and to assist the Company in attracting, retaining, and motivating employees and consultants and to provide incentives to promote the success of our business. The 2020 Plan has 8 million stock options available for issuance as of December 31, 2023. In February 2024, the Plan has been amended to increase the number of stock options available for issuance under the 2020 Plan by an additional 12 million stock options, bringing the total number of stock options available for grant to 20 million. As of September 30, 2024, 14,027,000 stock options were granted, 200,000 were exercised and 5,773,000 remained available for issuance.

Options granted under the 2020 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). ISOs may be granted only to Company employees (including officers and directors who are also employees) who are residents of the United States for tax purposes. NSOs may be granted to any Company employee or consultant. Restricted stock may also be granted under the 2020 Plan. Options under the 2020 Plan may be granted for periods of up to 10 years. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant as determined by our Board of Directors.

Stock-based compensation expense related to stock options is recognized on a straight-line basis over the requisite service period for the award and is allocated to Selling, general and administrative expenses in the condensed consolidated statement of operations and comprehensive loss. The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2024 is $0.77. There were no options granted during the year ended December 31, 2023. Stock-based compensation expense was $1,795,573 and $420,465 for the nine months ended September 30, 2024 and September 30, 2023, respectively. As of September 30, 2024, total compensation cost not yet recognized related to unvested stock options was $6,693,848, which is expected to be recognized over a weighted-average period of 2.83 years.

Because the Company’s stock is not publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. The risk-free interest rate assumption is based on observed U.S. Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted.

Restricted Stock

A restricted stock award is an issuance of shares that cannot be sold or transferred by the recipient until the vesting period lapses. The grant date fair value of the restricted stock is equal to the market price of our common stock on the date of grant as determined by our Board of Directors. There are no outstanding shares of restricted stock as of September 30, 2024 and December 31, 2023. There is no stock-based compensation expense related to restricted stock awards granted during the nine-months ended September 30, 2024. We recorded stock-based expense of $87,000 for restricted stock awards granted during the nine-months ended September 30, 2023.

15.	Net loss per share attributable to common stockholders

The Company was in a net loss position for the nine months ended September 31, 2024 and 2023, respectively. Accordingly, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been antidilutive.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

F-15

	Nine Months Ended September 30
	2024	2023
Numerator:
Net Loss	(16,287,115)	(8,312,049)
Denominator:
Weighted average shares of common stock outstanding, basic and diluted	117,135,066	81,248,455
Net loss per share attributable to common stockholders, basic and diluted	(0.14)	(0.10)

The financial instruments that could potentially dilute basic earnings per share in the future and that have been excluded from the computation of diluted net loss per share because including them would have had an antidilutive effect were as follows:

	As of September 30,
	2024	2023

Convertible preferred stock	25,500,000	25,500,000
Stock options	13,027,000	2,000,000
Warrant liability	1,000,000	-
	39,527,000	27,500,000

16.	Income Taxes

We did not record an income tax provision for the nine month periods ended September 30, 2024 and 2023. We maintain a 100% valuation allowance on total deferred tax assets. Management believes it is more likely than not that the related deferred tax asset will not be realized. As a result, the Company’s effective tax rate will remain at 0% because there are no estimated or discrete items that would affect the tax provision.

17.	Subsequent Events

Subsequent events have been evaluated through January 10, 2025, which is the date these Condensed Consolidated Financial Statements (unaudited) were available for issuance. Other than the items noted below, we are not aware of any subsequent events that would require recognition or disclosure in the Condensed Consolidated Financial Statements (unaudited).

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Aspargo Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aspargo Labs, Inc. (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Restatement

As discussed in Note 2 to the financial statements, the accompanying 2023 and 2022 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2023.
Hackensack, NJ
August 7, 2024

F-17

ASPARGO LABS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022
	(As Restated)	(As Restated)

ASSETS
Current assets:
Cash	$9,736,739	$114,918
Accounts Receivable	—	2,692
Total current assets	$9,736,739	$117,610

Non-current assets:
Property and equipment, net	$312,500	$176,568
BANDOL intangible assets, net	1,345,528	1,403,033
Right of use assets	208,629	10,517
Security deposit	1,090	—
Total non-current assets	$1,867,747	$1,590,117

Total Assets	$11,604,486	$1,707,727

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,488,865	$417,914
Sildenafil license and patent costs payable - short term	350,000	1,650,000
BANDOL intangible assets cost payable - short term	—	536,300
BANDOL transition service fee payable	—	429,040
Notes payable, net of original issue discount	—	969,407
Accrued interest	—	38,904
Right of use liability - short term	146,721	10,517
Total current liabilities	$1,985,586	$4,052,082

Long-term liabilities
Sildenafil license and patent costs payable - long term	1,500,000	—
Right of use liability - long term	61,909	—
Total long-term liabilities	$1,561,909	$—

Total Liabilities	$3,547,495	$4,052,082

Commitments and Contingencies (Note 12)

Mezzanine Equity
Series A Convertible Preferred Stock, $.001 par value - 4,000 shares designated and available for issuance; 2,550 shares issued and outstanding at December 31, 2023 and December 31, 2022, (convertible into 25.5 million common shares at $0.0001 per share)	$380	$380

Total Mezzanine Equity	$380	$380

Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 325,000,000 shares authorized; 104,710,930 and 76,460,150 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	$10,470	$7,645

Additional paid in capital	38,017,534	13,224,859

Accumulated Deficit	(29,977,673)	(15,588,458)

Other comprehensive income (loss)	6,280	11,219

Total Equity (Deficit)	$8,056,611	$(2,344,735)

Total Liabilities, Mezzanine Equity and Stockholders' Equity	$11,604,486	$1,707,727

See notes to consolidated financial statements

F-18

ASPARGO LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022
	(As Restated)	(As Restated)

Total revenue, net	$(64,842)	$(211,554)

Operating expenses
Research and development expense	$(6,448,683)	$(982,659)
Selling, general and administrative expenses	(6,702,614)	(4,384,384)
Total operating expenses	(13,151,297)	(5,367,043)

Loss from operations	$(13,216,139)	$(5,578,597)

Interest expense	(1,173,076)	(147,429)
Total non-operating loss	(1,173,076)	(147,429)

Net loss before income taxes	(14,389,215)	(5,726,026)
Income tax provision	—	—
Net loss	$(14,389,215)	$(5,726,026)

Weighted-average common shares outstanding	86,448,749	92,369,155
Net loss per share	$(0.17)	$(0.06)

Comprehensive loss:
Net loss	$(14,389,215)	$(5,726,026)
Unrealized gain (loss) on foreign currency translation	(4,939)	11,219
Total comprehensive loss	$(14,394,154)	$(5,714,807)

See notes to consolidated financial statements

F-19

ASPARGO LABS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Series A Common Stock		Series B Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balances at December 31, 2022 (As restated)	76,460,150	$7,645	—	$—	$13,224,859	$(15,588,458)	$11,219	$(2,344,735)

Issuance of common stock to investors, net of issuance costs	14,418,251	1,442			12,339,290			12,340,732
Issuance of common stock for services	968,852	97	—	—	842,804			842,901
Issuance of common stock upon conversion of notes	11,494,253	1,149			9,998,851			10,000,000
Issuance of common stock as interest on notes	1,269,425	127			1,104,273			1,104,400
Issuance of restricted stock	100,000	10			86,990			87,000
Stock-based compensation expense	—				420,467			420,467
Net loss for period						(14,389,215)	(4,939)	(14,394,154)
Balances at December 31, 2023 (As restated)	104,710,930	$10,470	—	$—	$38,017,534	(29,977,673)	$6,280	$8,056,611

	Series A Common Stock		Series B Common Stock
`	Number of Shares	Amount	Number of Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balances at December 31, 2021 (As restated)	77,494,147	$7,750	12,500,000	$1,250	$8,744,770	$(9,862,432)	$—	$(1,108,662)

Issuance of common stock to investors, net of issuance costs	4,110,596	410			3,210,300			3,210,710
Issuance of common stock for services	405,407	41			352,664			352,705
Issuance of common stock for license fees	100,000	10			86,990			87,000
Issuance of restricted stock	100,000	10			86,990			87,000
Stock based compensation					741,320			741,320
Exchange of Series B common stock for Series A common stock	12,500,000	1,250	(12,500,000)	(1,250)	—			—
Cancellation of Series A common stock	(18,250,000)	(1,825)			1,825			—
Net loss for period						(5,726,026)	11,219	(5,714,807)
Balances at December 31, 2022 (As restated)	76,460,150	$7,645	—	$—	$13,224,859	$(15,588,458)	$11,219	$(2,344,735)

See notes to consolidated financial statements

F-20

ASPARGO LABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
	(As Restated)	(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,389,215)	$(5,726,026)

Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Common stock issued for services	$842,911	$301,030
Common stock issued in lieu of interest	1,104,400	—
Issuance of restricted stock	86,990	86,990
Vesting of stock options	420,467	741,320
Fixed asset impairment	176,568	—
Amortization of intangible assets	103,169	67,322
Change in operating assets and liabilities
Accounts receivable	2,778	(2,692)
Accounts payable and accrued expenses	881,643	365,176
Sildenafil license and patent costs payable	200,000	(350,000)
BANDOL intangible assets acquisition costs payable	(553,400)	536,300
BANDOL transition service fee payable	(442,720)	429,040
Accrued interest	(38,904)	38,904
Security deposit	(1,090)	—
Net cash used in operating activities	$(11,606,403)	$(3,512,636)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(125,000)	—
Acquisition of BANDOL intangible assets	—	(1,470,353)
Net cash used in investing activities	$(125,000)	$(1,470,353)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	12,340,732	3,349,397
Repayment of notes payable	(969,407)	969,407
Proceeds from sale of convertible notes	10,000,000	—
Net cash provided by financing activities	$21,371,325	$4,318,803

NET INCREASE (DECREASE) IN CASH	9,639,922	(664,186)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(18,101)	11,218

CASH - BEGINNING OF PERIOD	$114,918	$767,886

CASH - END OF PERIOD	$9,736,739	$114,918

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	—
Cash paid for income taxes	$—	—

SUMMARY OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock upon conversion of notes payable and accrued interest	$11,104,400	$—
BANDOL intangible asset purchase included in BANDOL intangible assets cost payable	$—	$536,300
Property and equipment purchases included in accounts payable and accrued expenses	$187,500	$—

See notes to consolidated financial statements

F-21

ASPARGO LABS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

1.	Organization and Description of Business

Description of the Business

Aspargo Labs, Inc. (“Aspargo US”) was incorporated as a Delaware corporation on November 8, 2019, under the name VirgaTech, Inc. Amended and Restated Certificate of Incorporations were filed with the Secretary of State of the State of Delaware on June 30, 2020 and March 1, 2024 under the names Aspargo Laboratories, Inc. and Aspargo Labs, Inc., respectively. The Company is headquartered in New York City, New York.

Aspargo US is a commercial stage specialty pharmaceutical and medical device company, which together with its wholly owned subsidiary, Aspargo Labs Italia, SRL (“Aspargo Italia”; and together with Aspargo US, “Aspargo”, the “Company”, “we”, “us, “our”) is focused on designing, developing and distributing oral liquid suspension formulations of leading oral solid dose prescription (Rx) and over-the-counter (OTC) medications for administration in personalized, digitally connected container closure systems. Our first commercial product, “Sildenafil Oral Suspension”, is an oral liquid suspension formulation of sildenafil citrate, the active pharmaceutical ingredient contained in VIAGRA®, administered through a metered dose container. Sildenafil Oral Suspension is distributed in Spain by our local country distributor and is approved for sale in multiple countries in the European Union (EU) and is currently undergoing the approval process in the United States.

Our liquid formulation of sildenafil, and formulations of other solid dose drugs that we intend to develop, when administered via our proprietary drug delivery system under development, are designed to improve quality of life, dosing adherence and compliance and overall user experience for patients and their caregivers.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the accounts of the Company’s wholly owned subsidiaries. All intercompany transactions and balances have been eliminated on consolidation.

Correction of Immaterial Errors

For the year ended December 31, 2022, the Company’s management determined that the Company calculated the effect of exchange rate changes on cash in the Consolidated Statements of Cash Flows incorrectly. This resulted in an adjustment of $11,218 in the Effect of Exchange Rate Changes on Cash line item for the year ended December 31, 2022.

For the years ended December 31, 2023 and 2022, the Company classified certain BANDOL regulatory assets as assets with an indefinite useful life. Upon further consideration, management determined that the BANDOL regulatory assets are closely connected to the associated license and patent rights acquired with the BANDOL regulatory assets and have a finite useful life coterminous with the life of the BANDOL license and patent rights. Accordingly, management has combined these assets for amortization purposes, resulting in an increase to amortization expense of $45,233 and $29,173 for the years ended December 31, 2023 and 2022, respectively, classified as Research and Development expenses in the Consolidated Statements of Operations (as restated). Also, this change resulted in an increase to accumulated amortization, which reduced the carrying value of the BANDOL Intangible Assets, Net in the Consolidated Balance Sheets (as restated) by $74,405 and $29,173 as of December 31, 2023 and 2022, respectively. The adjustment had a corresponding impact on the financial statement line item, amortization of intangible assets, in the Consolidated Statements of Cash Flows (as restated).

F-22

Management evaluated the materiality of the foregoing errors from a qualitative and quantitative perspective. Based on such evaluation, management concluded that the errors were not material to any individual current or prior period, nor did the errors have an effect on the Company’s trend of financial results. Although the effect of the errors was not material to the current or previously issued consolidated financial statements, the Company has corrected the accompanying Consolidated Balance Sheets (as restated), Consolidated Statements of Operations (as restated), Consolidated Statements of Changes in Equity (as restated), and Consolidated Statements of Cash Flows (as restated) as of and for the years ended December 31, 2023 and 2022. Also, the accompanying applicable Notes to the Consolidated Financial Statements have been updated to reflect the effects of revising the immaterial errors.

Restatement of Previously Issued Financial Statements

Management of the Company has determined that the Company’s previously issued consolidated financial statements as of and for the years ended December 31, 2023 and 2022 should be restated due to two material errors described below.

Treatment of License and Patent Rights acquisition costs.

As described below in Note 3, Farmalider and Innovazone License Agreements, during fiscal year 2020, the Company acquired from Farmalider S.A. and Innovazone Labs LLC exclusive rights to develop, manufacture, sell, sub-license, and otherwise commercialize Sildenafil Oral Suspension in the United States and internationally pursuant to US and International License Agreements. The Company recorded the acquisition costs as amounts paid and incurred for the acquisition of intangible assets, subject to amortization over the life of the underlying US and international patents. Subsequent to the issuance of the Consolidated Financial Statements for the years ended December 31, 2023 and 2022, management determined that the License Agreements have no alternative future use, and accordingly, the acquisition costs are properly recorded as research and development expense. The accompanying consolidated financial statements (as restated) reflect classification of total acquisition costs paid and incurred with respect to the US and International License Agreements as research and development expense, rather than costs to acquire an intangible asset.

As of December 31, 2023, the Company had inappropriately capitalized $5.5 million as Sildenafil License and Patent Rights in the Consolidated Balance Sheets (as restated), which was adjusted by increasing Research and Development expense by $1.5 million in the Consolidated Statements of Operations (as restated) and increasing Accumulated Deficit as of January 1, 2023 by $4.0 million in the Consolidated Balance Sheets (as restated).

As of December 31, 2022, the Company had inappropriately capitalized $4.0 million as Sildenafil License and Patent Rights in the Consolidated Balance Sheets (as restated), which was adjusted by increasing Accumulated Deficit by a corresponding amount as of January 1, 2022 in the Consolidated Balance Sheets (as restated).

Also, the Company incorrectly recognized $0.30 million in amortization expense, classified as Selling, General, and Administrative Expenses in the Consolidated Statement of Operations (as restated) for each of the years ended December 31, 2023 and 2022. The Company has reversed this expense.

Treatment of stock issuance costs

Subsequent to the issuance of the Consolidated Financial Statements for the years ended December 31, 2023 and 2022, management determined that stock issuance costs incurred during the years ended December 31, 2023 and 2022 were recorded improperly as expense, rather than as a reduction in additional paid in capital. The Company has adjusted the Consolidated Financial Statements (as restated) to reduce Additional Paid in Capital in the Consolidated Balance Sheets (as restated) as of December 31, 2023 and 2022 by $0.57 million and $0.37 million, respectively, and to reduce Selling, General, and Administrative Expenses in the Consolidated Statement of Operations (as restated) for the years ended December 31, 2023 and 2022 by $0.20 and $0.37 million, respectively.

F-23

Presentation of certain cash flow activities

For the years ended December 31, 2023 and 2022, the Company identified certain investing and financing cash flow activities that should be presented as non-cash activities in the Consolidated Statements of Cashflows (as restated).

The table below presents the effect of the adjustments from the foregoing restatement errors and immaterial errors on the Company’s previously reported consolidated financial statements for the periods below:

CONSOLIDATED BALANCE SHEETS
	As of December 31, 2023
	As Previously Reported	Adjustments	As Restated
Sildenafil license and patent rights, net	$5,511,342	$(5,511,342)	$—
BANDOL intangible assets, net	$1,419,934	$(74,406)	$1,345,528
Total non-current assets	$7,453,496	$(5,585,749)	$1,867,747
Total Assets	$17,190,234	$(5,585,749)	$11,604,486

Additional paid in capital	$38,583,326	$(565,792)	$38,017,534
Accumulated deficit	$(24,957,717)	$(5,019,956)	$(29,977,673)
Total Equity (Deficit)	$13,642,359	$(5,585,748)	$8,056,611
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$17,190,235	$(5,585,749)	$11,604,486

	As of December 31, 2022
	As Previously Reported	Adjustments	As Restated
Sildenafil license and patent rights, net	$3,960,643	$(3,960,643)	$—
BANDOL intangible assets, net	$1,432,205	$(29,173)	$1,403,032
Total non-current assets	$5,579,932	$(3,989,815)	$1,590,117
Total Assets	$5,697,543	$(3,989,816)	$1,707,727

Additional paid in capital	$13,590,349	$(365,490)	$13,224,859
Accumulated deficit	$(11,964,132)	$(3,624,326)	$(15,588,458)
Total Equity (Deficit)	$1,645,081	$(3,989,816)	$(2,344,735)
Total Liabilities, Mezzanine Equity and Stockholders' Equity	$5,697,543	$(3,989,816)	$1,707,727

CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2023
	As Previously Reported	Adjustments	As Restated
Research and development expense	$(4,553,449)	$(1,895,234)	$(6,448,683)
Selling, general and administrative expenses	$(7,202,220)	$499,606	$(6,702,614)
Loss from operations	$(11,820,511)	$(1,395,628)	$(13,216,139)
Net loss	$(12,993,587)	$(1,395,628)	$(14,389,215)

Weighted-average common shares outstanding	86,448,749	—	86,448,749
Net loss per share	$(0.15)	$(0.02)	$(0.17)

F-24

	For the Year Ended December 31, 2022
	As Previously Reported	Adjustments	As Restated
Research and development expense	$(953,486)	$(29,173)	$(982,659)
Selling, general and administrative expenses	$(5,049,177)	$664,793	$(4,384,384)
Loss from operations	$(6,214,217)	$635,620	$(5,578,597)
Net loss	$(6,361,646)	$635,620	$(5,726,026)

Weighted-average common shares outstanding	92,369,155	—	92,369,155
Net loss per share	$(0.07)	$0.01	$(0.06)

CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2023
	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,993,587)	$(1,395,628)	$(14,389,215)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Amortization of intangible assets	357,238	(254,069)	103,169
Change in operating assets and liabilities
Sildenafil license and patent costs payable	(1,650,000)	1,850,000	200,000
Net cash used in operating activities	$(11,619,206)	$12,803	$(11,606,403)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(312,500)	187,500	(125,000)
Net cash used in investing activities	$(312,500)	$187,500	$(125,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	12,541,035	(200,303)	12,340,732
Net cash provided by financing activities	$21,571,628	$(200,303)	$21,371,325

EFFECT OF EXCHANGE RATE CHANGES ON CASH	$(18,101)	$—	$(18,101)

SUMMARY OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock upon conversion of notes payable and accrued interest	$10,000,000	$1,104,400	$11,104,400
Property and equipment purchases included in accounts payable and accrued expenses	$—	$187,500	$187,500

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	For the Year Ended December 31, 2022
	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,350,428)	$624,402	$(5,726,026)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Amortization of intangible assets	337,452	(270,130)	67,322
Change in operating assets and liabilities
Sildenafil license and patent costs payable	—	(350,000)	(350,000)
Net cash used in operating activities	$(3,516,908)	$4,272	$(3,512,636)

CASH FLOWS FROM INVESTING ACTIVITIES
License and patent acquisition costs	(350,000)	350,000	—
Net cash used in investing activities	$(1,820,353)	$350,000	$(1,470,353)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	3,714,887	(365,490)	3,349,397
Net cash provided by financing activities	$4,684,293	$(365,490)	$4,318,803

EFFECT OF EXCHANGE RATE CHANGES ON CASH	$—	$11,218	$11,218

SUMMARY OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
BANDOL intangible asset purchase included in BANDOL intangible assets cost payable	$—	$536,300	$536,300

The accompanying applicable Notes have been updated to reflect the effects of the restatement.

Fiscal Year

The Company’s fiscal year ends on December 31.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, revenue recognition, the useful lives and carrying value of long-lived assets, stock-based compensation expense, and income taxes. Actual results could differ from those estimates.

Revenue Recognition

During 2022 and 2023, all of our revenue was generated from distribution of Sildenafil Oral Suspension in Spain through an exclusive arrangement with Laboratories Rubio, S.A. (“Rubio”), a national distributor of prescription and OTC products headquartered in Barcelona, Spain, pursuant to which we supply Rubio with Sildenafil Oral Suspension for distribution in Spain under the brand name, BANDOLTM, in return for monthly payments equal to the aggregate net selling price of units to drug product wholesalers in Spain In addition, we pay Rubio for certain distribution and logistics services that they perform in the context of distributing BANDOL in Spain (see Note 4. Laboratorios Rubió S.A. Asset Purchase Agreement, Distribution Agreement and Assignment and Assumption Agreement).

We account for revenue contracts with Rubio by applying the requirements of ASC 606, Revenue from Contracts with Customers, which includes the following steps:

●	Identification of the contract, or contracts, with the customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of the revenues when, or as we satisfy a performance obligation.

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We consider the promise to supply Rubio with BANDOL products for distribution as our single performance obligation and recognize net sales revenue at a point in time when we satisfy the performance obligation by transferring control of BANDOL products to Rubio, which occurs upon delivery of products to the manufacturer’s delivery site. The transaction price is the amount of consideration to which we expect to be entitled in exchange for transferring BANDOL units to Rubio. To determine the transaction price, we consider, among other things, the effect of consideration payable to Rubio.

Consideration payable to a customer includes cash amounts that a company pays or expects to pay to the customer or to other parties that purchase the company’s goods or services from the customer (i.e. a customer’s customers). Under both IFRS Accounting Standards and US GAAP, consideration payable to a customer reduces the transaction price, unless the payment is for a distinct good or service that the customer transfers to the company.

We consider the payments to Rubio for distribution services as related to the revenue from the distribution by Rubio of BANDOL in Spain, rather than as payments for a distinct good or service received from Rubio, and therefore we determined that the consideration payable to Rubio should be recorded as a reduction of the transaction price, thereby reducing the amount of revenue recognized. Accordingly, our policy is to recognize revenue from the distribution arrangement with Rubio on a net basis.

During the years ended December 31, 2023 and 2022, distribution fees paid to Rubio exceeded gross distribution billings to Rubio, resulting in net negative revenue. The guidance in ASC 605-50 does not specifically address how to account for payments to customers that result in negative revenue. In the absence of guidance, the negative revenue for the years ended December 31, 2023 and 2022 has been shown in the revenue section of the Consolidated Statement of Operations to segregate this charge from other Selling, General and Administrative expenses

Product returns and discounts

Net distribution income is recognized net of the allowance for sales returns and discounts allowable to drug product wholesalers that purchase BANDOL from Rubio. These provisions are recorded based on historical data and estimation using the expected value method. We update our estimates quarterly and record necessary adjustments in the period when we identify the adjustments. The amount of variable consideration included in the transaction price may be constrained and is included only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized under the contract will not occur in a future period.

Distribution Fees

Compensation to Rubio that we incur for `distribution related services, such as logistic services, sales office support and marketing services, are recognized as a reduction of the transaction price and a reduction of revenue because we determined that these services are not distinct from the distribution service provided by Rubio. The estimation of these fees is based on contractual terms, historical data and sales forecast, using the expected value method.

See Note 5. BANDOL Distribution Sales/Billings.

License agreements, trademarks, patents, and other intangible assets

We classify our intangible assets as follows: (1) intangible assets with definite lives subject to amortization, and (2) intangible assets with indefinite lives not subject to amortization. We determine the useful lives of definite-lived intangible assets after considering specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives of patents and intangible assets related to patents, such as regulatory assets relying on technologies described in a patent, include the remaining term of the patent, the contractual terms of any agreement related to the patent or to the asset related to the patent, the historical performance of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized, primarily on a straight-line basis, over the remaining useful life of the patent or other estimated useful life. If an intangible asset's economic useful life is deemed indefinite, such as trademarks and brand names, which do not have an expiration date, that asset is not amortized.

We are a party to license agreements granting us exclusive use of patents and distribution rights related to drug products. We record upfront and milestone payments to our licensors under our licensing arrangements as research and development expense if the liability for the payments are incurred before we receive regulatory approval to distribute the drug product. Once a drug product receives regulatory approval, we record any milestone payments as intangible assets, less accumulated amortization and, unless the asset is determined to have an indefinite life, we amortize the payments on a straight-line basis over the remaining agreement term, the remaining life of the related patent, or the expected product life cycle, whichever is shorter. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization.

F-27

Intangible assets that are deemed to have indefinite lives are reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that their carrying value may not be recoverable. We consider whether circumstances or conditions exist that suggest that the carrying value of our other long-lived assets might be impaired. If such circumstances or conditions exist, further steps are required to determine whether the carrying value of each of the individual assets exceeds its fair market value. If the analysis indicates that an individual asset’s carrying value does exceed its fair market value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value. These steps entail significant amounts of judgment and subjectivity. When events and changes in circumstances indicate there may be an impairment, we perform interim testing.

Property and Equipment

Property and Equipment, consisting of filling machine equipment yet to be placed in service, are stated at cost. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged against expense as incurred. No depreciation expense has been incurred related to the equipment shown on the Consolidated Financial Statements because none of the equipment has been placed in service.

We review our equipment portfolio for impairment annually, or more frequently if events or changes in circumstances indicate that their carrying value may not be recoverable. We consider whether circumstances or conditions exist that suggest that the carrying value of our equipment might be impaired. If such circumstances or conditions exist, further steps are required to determine whether the carrying value of each of the individual assets exceeds its fair market value. If the analysis indicates that an individual asset’s carrying value does exceed its fair market value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value. These steps entail significant amounts of judgment and subjectivity.

During the year ended December 31, 2023, we determined that certain filling machines with a carrying value of $176,568 as of December 31, 2023, would likely not be used in the manufacturing and filling process due to a change in the design of the container closure system intended for use with our current and future drug products, We determined that the assets are fully impaired and accounted for the impairment by applying the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Assets, which includes the following steps to identify, recognize and measure the impairment of a long-lived asset:

1.	Indicators of impairment — Consider whether indicators of impairment are present.

2.	Test for recoverability — If indicators are present, perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the long-lived asset (group) in question to its carrying amount.

3.	Measurement of an impairment — If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of the long-lived asset (group), determine the fair value of the long-lived asset (group) and recognize an impairment loss if the carrying amount of the long-lived asset (group) exceeds its fair value.

We determined that (1) indicators of impairment exist as of December 31, 2023; (2) the estimated undiscounted future cash flows attributable to the filling machines are less than the machines’ carrying amounts; and (3) the amount of the impairment is equal to the carrying amount of the machines. Accordingly, property and equipment shown on the Company’s Consolidated Financial Statements as of December 31, 2023 has been reduced by $176,568.

During the year ended December 31, 2023, we entered into a binding contract for the manufacture of a customized filling machine to be delivered in mid-2024 at a total cost of $312,500. See Note 7. Fixed assets – Filling Equipment.

Research and Development Costs

Research and development costs include costs directly attributable to the conduct of research and development programs, including the cost of services provided by outside contractors, the cost of manufacturing drugs for use in research, formulation development costs, consulting costs, and costs related to FDA submissions and clinical trials. All costs associated with research and development are expensed as incurred.

We include in research and development costs all upfront and milestone payments to our licensors under our licensing arrangements if the payments are incurred before we receive regulatory approval to distribute the drug product subject to the licensing arrangement. Upfront payments under licensing arrangements are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved. Royalty expense under our license agreements is recognized as incurred and is included in our consolidated statements of income in SG&A.

F-28

Stock Based Compensation

We have adopted Accounting Standards Update (“ASU’) 2018-07, which substantially aligned the accounting for share-based payments to non-employees and employees. Non-employee share-based payment awards are measured at the grant-date fair value of the equity instruments that the Company is obligated to issue when the goods are delivered, or the service is rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.

Stock-based compensation expense is recorded for all option grants and awards of non-vested stock and recognized in the financial statements based on the grant date fair value of the awards granted. Stock-based compensation is recognized as expense over the requisite service period, which generally represents the vesting period. We calculate the fair value of stock options using the Black-Scholes option-pricing model at grant date.

Foreign Currency Translation and Transactions

The functional currency of each of the Company’s wholly owned subsidiaries is the applicable local currency. The translation of foreign currencies into U.S. dollars is performed for assets and liabilities using current foreign currency exchange rates in effect at the balance sheet date and for revenues and expense accounts using average foreign currency exchange rates during the period. Capital accounts are translated at historical foreign currency exchange rates. Translation gains and losses are included in stockholders’ deficit as a component of accumulated other comprehensive income (loss). Adjustments that arise from foreign currency exchange rate changes on transactions denominated in a currency other than the functional currency are included in other income (expense), net on the consolidated statements of operations.

Segment Information

The Company’s chief operating decision-maker is its Chief Executive Officer (“CEO”), who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. We manage our operations and allocate resources as a single operating segment, which is related to the development and distribution of drug-device combination pharmaceutical products.

Cash and Equivalents

We consider all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist of deposits with commercial banks in checking and interest-bearing accounts. Cash and cash equivalents are stated at cost, which approximates fair value.

Concentration of Credit Risk

Cash and cash equivalents consist of financial instruments that potentially subject the Company to a concentration of credit risk in the event of a default by the related financial institution holding the cash or securities, to the extent of the value recorded in the consolidated balance sheet. We maintain the Company’s cash accounts in financial institutions with Federal depository insurance coverage (“FDIC”) of $250,000. We have not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Debt Issuance Costs and Debt Discount

Debt issuance costs and debt discounts related to a recognized debt liability are presented on the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability, and are amortized to interest expense over the term of the related debt using the effective interest method

Lease Obligations

We lease office space in New York City, NY and Englewood Cliffs, NJ under non-cancelable lease agreements. We apply the accounting guidance in ASC 842, Leases. As such, we assess all arrangements that convey the right to control the use of property, plant and equipment at inception to determine if it is, or contains, a lease based on the unique facts and circumstances present in that arrangement. For those leases identified, we determine the lease classification, recognition, and measurement at the lease commencement date. For arrangements that contain a lease, we: (i) identify lease and non-lease components; (ii) determine the consideration in the contract; (iii) determine whether the lease is an operating or financing lease; and (iv) recognize lease Right of Use (“ROU”) assets and corresponding lease liabilities. Lease liabilities are recorded based on the present value of lease payments over the expected lease term. The corresponding ROU asset is measured from the initial lease liability, adjusted by (i) accrued or prepaid rents; (ii) remaining unamortized initial direct costs and lease incentives; and (iii) any impairments of the ROU asset.

F-29

Fixed lease payments on operating leases are recognized over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are expensed as incurred. Fixed and variable lease expense on operating leases is recognized within operating expenses within the accompanying consolidated statements of operations and comprehensive loss.

The interest rate implicit in the Company’s lease contracts is typically not readily determinable and as such, we use the Company’s incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.

Preferred Stock

Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. We classify as temporary equity preferred shares that include certain features, such as redemption rights that are within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control. At all other times, we classify preferred shares in stockholders’ equity.

Fair Value of Financial Instruments

Fair value is defined under Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The levels are as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities
●	Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data for substantially the full term of the assets or liabilities
●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in the valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

We apply a more-likely-than-not recognition threshold for all tax uncertainties, which allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities.

Net Loss Per Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, stock options, common stock warrants and convertible debt are considered to be potentially dilutive securities but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for all periods presented.

F-30

Risks and Uncertainties

Our future results of operations involve a number of risks and uncertainties. Factors that could affect our future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of regulatory approval and market acceptance of Sildenafil Oral Suspension in the United States and international countries where the product is not yet approved for sale, approval and market acceptance of our digitally connected drug delivery device under development, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers. New risks and uncertainties may develop, and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business.

We depend on third-party suppliers for key materials and services used in our manufacturing processes and we are subject to certain risks related to the loss of these third-party suppliers or their inability to supply adequate materials and services.

Recent Accounting Pronouncements

Management does not believe that recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) had or have a material impact on the Company's present or future financial statements.

3.	Farmalider and Innovazone License Agreements

US License Agreement

Farmalider S.A. (“Farmalider”) and Innovazone Labs LLC (“Innovazone; Farmalider and Innovazone, together, the “Licensors”) are the joint owners of US and international granted patents and proprietary manufacturing know-how relating to Sildenafil Oral Suspension. The title of the licensed US and corresponding international granted patents is Pharmaceutical Composition of Sildenafil Citrate in The Form of a Suspension For Oral Use (Patent No. US 10,016,428 B2, granted July 10, 2018). The patents extend through 2036.

Effective January 24, 2020, we entered into an agreement (the “US License”) with the Licensors that grants us the exclusive right to develop, manufacture, sell, sub-license, and otherwise commercialize Sildenafil Oral Suspension in the United States, which is protected by the Licensed Patents (as defined in the US License). The US License expires on the date that is ten (10) years from the date of the First Commercial Sale of a Licensed Product in the Territory (as defined in the License Agreement), subject to automatic renewal for continuous five (5) year periods following expiration.

The US License obligates us to make aggregate payments to the Licensors of $3,000,000 as described in the following table, plus a royalty based on product sales:

Milestone Trigger		Amount Due
1.	On the effective date of the US License Agreement	$150,000
2.	Upon the FDA’s confirmation of the Company’s drug development plan	1,000,000
3.	Upon completion of a bioequivalence study necessary for FDA approval	350,000
4.	Upon receipt of regulatory approval from the FDA	1,500,000
	Total Milestone payments due	$3,000,000

We paid Milestone 1 when due. We paid Milestone 2 in installments during 2020 and 2021 following receipt in April 2020 of FDA’s confirmation of our drug development plan. We paid Milestone 3 in May 2024 following completion of an analysis of the data generated in the Sildenafil Oral Suspension Bioavailability Study that we conducted during December 2023 and January 2024.

Effective December 31, 2023, we entered into a Letter Agreement with the Licensors (the “Milestone Letter Agreement”), which amends and modifies the US License by removing the contingencies that trigger Milestone 3 and Milestone 4. The payment date for Milestone 3 was amended to the date that is the earlier of June 30, 2025 or the date that such milestone is achieved. The payment date for Milestone 4 was amended to the date that is the earlier of September 30, 2027 or the date that such milestone is achieved (see Note 16. Subsequent Events).

We acquired the US License for the purpose of obtaining regulatory approval for and distributing Sildenafil Oral Suspension in the United States, which has yet to occur. The rights acquired under the US License have no alternative future uses and therefore no separate economic values. Accordingly, we recorded the amounts paid or accrued pursuant to the US License as Research and Development expense.

F-31

The US License is subject to termination as follows:

(i)	We or the Licensors may terminate the US License on written notice if the other Party materially breaches the License.

(ii)	We may terminate the US License at any time without cause, or if we determine that the FDA will require significant non-clinical and/or additional clinical studies as a condition for regulatory approval following substantive discussions with the FDA.

(iii)	We may terminate the US License if we receive notification of any legal claim, suit, or action by a third party alleging any Licensed Patent or Licensed Product (as defined in the US License) violates such third party’s intellectual property rights.

(iv)	The Licensors may terminate the US License Agreement on written notice in the event that: (a) we fail to register Sildenafil Oral Suspension with the FDA within thirty-six (36) months of the effective date of the US License; (b) we fail to Commercialize Sildenafil Oral Suspension within six (6) months of receipt of regulatory approval by the FDA; (c) we cease to actively market Sildenafil Oral Suspension in the Territory after the First Commercial Sale (as defined in the US License), or (d) we fail to pay any amount due under the US License on the due date for payment and the payment remains in default for more than sixty (60) days.

(v)	Upon bankruptcy or insolvency of either Party.

None of the events described above have occurred, excluding the failure to register Sildenafil Oral Suspension within 36 months of the effective date as required by subparagraph (iv)(a) above.

Effective December 31, 2023, we entered into a Letter Agreement with the Licensors (the “Termination Waiver Letter Agreement”), which amends and modifies the US License by extending the time for Aspargo to register Sildenafil Oral Suspension with the FDA until September 30, 2027, thereby eliminating the breach caused by the failure to register with the FDA within 36 months of the effective date of the US License (see Note 16. Subsequent Events).

International License Agreement

Effective as of September 25, 2020, we entered into an additional license agreement with the Licensors (the “International License”, and together with the US License, the “License Agreements”), which grants us the exclusive right to commercialize Sildenafil Oral Suspension in certain international jurisdictions specified on a list of countries attached as a schedule to the International License. The jurisdictions include the UK, Germany and other European countries, and countries in the Middle East, Asia, Canada, Japan, and South and Central America.

We issued 5 million shares of Aspargo’s common stock to the Licensors (the “International License Shares”) as consideration for the international license upon the effective date of the International License. The License Shares are subject to a right of return by the Licensor in the event of our failure to achieve certain milestones related to establishing a public market for our common stock. We determined the fair market value of the License Shares to be $1,250,000 based on contemporaneous sales of our common stock to third party investors at a price of $0.25 per share. We recorded the value of the License Shares as a liability at the time of issuance of the License Shares.

Effective as of June 9, 2021, we amended the International License (the “June 2021 Amendment”) to provide that (i) we are obligated to make aggregate payments to the Licensors of $3 million in equal payments of $1 million, on each of June 9, 2021, June 9, 2022 and December 9, 2022, plus a royalty based on product sales, and (ii) the License Shares are canceled. We recorded a liability for the additional $1,750,000 due pursuant to the June 2021 Amendment.

We paid the Licensors $1 million, due on June 9, 2021, in installments during the year ended December 31, 2021. We paid the Licensors a total of $2 million, due on June 9, 2022 and December 9, 2022, in installments of $350,000 in 2022 and $1,650,000 in 2023.

We acquired the International License for the purpose of obtaining regulatory approval for and distributing Sildenafil Oral Suspension in the countries listed on the schedule attached to the International License, which had not occurred as of the date we executed the International License. The rights acquired under the International License have no alternative future uses and therefore no separate economic values. Accordingly, we recorded the amounts paid or accrued pursuant to the International License as Research and Development expense.

Pursuant to the June 2021Amendment, the royalty obligation is eliminated for sales of product in countries where we purchase Sildenafil Oral Suspension for resale from Laboratories Edefarm, Farmalider’s wholly owned drug product contract manufacturer located in Valencia, Spain

The International License is subject to termination as follows:

(i)	We or the Licensors may terminate the International License on written notice if the other Party materially breaches the License.

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(ii)	We may terminate the International License if we receive notification of any legal claim, suit, or action by a third party alleging any Licensed Patent or Licensed Product (as defined in the International License) violates such third party’s intellectual property rights.

(iii)	The Licensors may terminate the International License on written notice in the event that: (a) we fail to register Sildenafil Oral Suspension in any jurisdiction in the Territory (as defined in the International License) within thirty-six (36) months of the effective date of the International License; (b) we fail to Commercialize Sildenafil Oral Suspension within six (6) months of receipt of regulatory approval; (c) we cease to actively market Sildenafil Oral Suspension in the Territory after the First Commercial Sale (as defined in the International License), or (d) we fail to pay any amount due under the US International License on the due date for payment and the payment remains in default for more than sixty (60) days.

(iv)	Upon bankruptcy or insolvency of a party to the Agreement.

None of the events described above have occurred, excluding the failure to commercialize Sildenafil Oral Suspension in the Territory within 6 months of receipt of regulatory approval as required by subparagraph (iii)(b) above.

We received approval to market Sildenafil Oral Suspension in Ireland and the Netherlands in late 2022 and in Germany in early 2023. We have not commercialized the product in any of those countries. Accordingly, as of Q2 2023 and continuing until December 31, 2023, the Licensors had the right to terminate the International License upon written notice because of our failure to commercialize Sildenafil Oral Suspension within six months of receipt of regulatory approval (the “International Termination Event”). The Termination Waiver Letter Agreement described above amends and modifies the International License by extending the time for commercialization in Germany, Ireland or The Netherlands until December 31, 2024.

Effective as of December 27, 2021, we amended the International License (the “December 2021 Amendment”) to provide that Mexico, Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica, Panama and Dominican Republic are added to the list of countries covered by the International License in exchange for a payment of $400,000. The Licensors received regulatory approval to distribute Sildenafil Oral Suspension in some of these jurisdictions prior to the effective date of the December 2021 Amendment but no distribution had commenced. We recorded the additional $400,000 payment as Research and Development expense because additional investments are required to transfer the existing regulatory approval to us, and the rights acquired under the December 2021 Amendment have no alternative future use.

In June 2022, we issued 100,000 shares of our common stock to the Licensors as consideration for expansion of the International License to Central America as described above, Farmalider’s consent to the assignment to Aspargo Italia of rights to distribute Sildenafil Oral Suspension in Spain as described below in Note 4, and certain price modifications to the supply price of Sildenafil Oral Suspension to be sold by Farmalider to Aspargo Italia (the “Consent Shares”). Management determined the fair market value of the Consent Shares to be $87,000 based on contemporaneous sales of Aspargo common stock to third party investors at a price of $0.87 per share and recorded the value as compensation paid to the Licensors, which is included in SG&A for the year ended December 31, 2022.

4.	Laboratorios Rubió S.A. Asset Purchase Agreement, Distribution Agreement and Assignment and Assumption Agreement

Effective April 27, 2022, we entered into a series of agreements with Laboratorios S.A. (“Rubio”) and Farmalider related to the sale by Rubio to Aspargo Italia of the BANDOL Intangible Assets (defined below), which transfer to Aspargo Italia the right to distribute Sildenafil Oral Suspension in Spain under the brand name, BANDOL®.

●	Asset Purchase Agreement among Laboratorios Rubio S.A., Aspargo Labs Italia SRL, and Aspargo Laboratories, Inc. (the “APA”) providing for the sale by Rubio to Aspargo Italia of the BANDOL Intangible Assets in exchange for aggregate consideration of 1,370,831 Euros. The “BANDOL Intangible Assets” consist of (i) the exclusive right to distribute BANDOL in Spain previously granted by Farmalider to Rubio (the “BANDOL Distribution Rights”) under the Amended License and Supply Contract among Farmalider, Nutra Essential and Rubio, dated March 8, 2016, as amended February 9, 2018 (the “Farmalider Supply Contract”) and the associated Spanish Marketing Authorization Number 82833 (the “BANDOL MA”) issued by the Spanish Health Authorities (AEMPS) to Rubio authorizing the sale of BANDOL in Spain together with the underlying dossier submitted to AEMPS to obtain the BANDOL MA , and (ii) a 50% ownership interest in the brand name, BANDOL® (the “Tradename”).

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●	Assignment and Assumption Agreement among Farmalider, S.A., Innovazone Labs LLC, Nutra Essential OTC, Laboratorios Rubio S.A., Aspargo Labs Italia SRL, and Aspargo Laboratories, Inc. (the “Assignment Agreement”) providing for (i) the assignment by Rubio, consent to assignment by Farmalider, and the assumption by Aspargo Italia of Rubio’s rights and obligations under the Farmalider Supply Contract, (ii) the consent by Farmalider to Aspargo Italia’s utilization of Farmalider’s retained 50% ownership interest in the Tradename, and (iii) the exclusive supply by Farmalider of BANDOL to Aspargo Italia for distribution in Spain.

●	Distribution Agreement between Rubio and Aspargo Italia (the “Rubio Distribution Agreement”) providing for the grant to Rubio of the right to distribute BANDOL in Spain (the “BANDOL Distribution License”) in exchange for monthly payments from Rubio equal to the revenue derived by Rubio from net sales to wholesalers (i.e., gross sales to wholesalers minus trade discounts and sales returns and allowances) and payments by Aspargo Italia to Rubio of monthly distribution fees in exchange for distribution services to be performed by Rubio as described in the Rubio Distribution Agreement.

The APA, as amended, provides that 29,169 Euros, which is an amount equal to the aggregate cost of BANDOL units held by Rubio in inventory on the effective date of the APA, is payable by Aspargo Italia to Rubio as prepaid distribution fees (the “Prepaid Distribution Fees”) and 400,000 Euros is payable by Aspargo Italia to Rubio as a transition service fee related to the transfer of the BANDOL Distribution Rights, including the BANDOL MA, to Aspargo Italia (the “Transition Service Fee”). Accordingly, the total amount due to Rubio pursuant to the APA is 1.8 million Euros, of which 900,000 Euros is payable on the effective date of the APA and 900,000 Euros is payable upon formal approval by AEMPS of the transfer of the BANDOL MA to Aspargo Italia.

We paid Rubio 900,000 Euros shortly following the effective date of the APA. We recorded the liability for the 500,000 Euros due upon the approval of the transfer of the MA by AEMPS and the remaining 400,000 Euros due to Rubio for Transition Service Fees as a liability on our Consolidated Balance Sheets (as restated) for the year ended December 31, 2022. We recorded the Prepaid Distribution Fee of 29,169 Euros and the Transition Service Fee of 400,000 Euros as SG&A expenses during the year ended December 31, 2022.We paid the outstanding amount in full during the year ended December 31, 2023.

Effective as of October 14, 2022, Aspargo Italia and Rubio entered into a Supply Agreement (the “Rubio Supply Agreement”) providing for the supply of BANDOL units by Aspargo Italia to Rubio. Pursuant to the Farmalider Supply Contract and Rubio Supply Agreement, Farmalider sells BANDOL units to Aspargo Italia, and Aspargo Italia immediately resells the BANDOL units to Rubio at cost. The terms of Aspargo Italia’s purchase from Farmalider and resale to Rubio are Ex Works (“EXW”) INCOTERMS 2020, country of origin (Valencia, Spain). Rubio is responsible for risk of loss from the time the products are placed by the manufacturer at the delivery site at the manufacturer’s premises.

Aspargo Italia received formal approval from the Spanish Health Authorities to distribute BANDOL in Spain in late 2022. Following certain additional regulatory filing procedures and revision of the BANDOL packaging to reflect Aspargo Italia’s ownership and responsibility for the brand, Aspargo Italia was authorized to sell BANDOL in Spain in 2023.

From the effective date of the APA until April 2023, Rubio purchased BANDOL units directly from Farmalider and included the cost of the BANDOL units in the monthly fees payable by Aspargo Italia to Rubio for distribution services. In April 2023, Aspargo Italia commenced purchases of BANDOL units from Farmalider pursuant to the Farmalider Supply Contract and resales of those BANDOL units to Rubio pursuant to the Rubio Supply Agreement.

Carrying Value of BANDOL Intangible Assets

We capitalized the consideration of 1,370,381 Euros due to Rubio for the BANDOL Intangible Assets as the acquisition cost of patent rights and other intangible assets because the BANDOL Intangible Assets represent the right to distribute an approved and marketed drug in Spain, which requires minimal additional investment to obtain health authority approval before commencement of sales. We allocated the total purchase price between the BANDOL Distribution Rights and the Tradename based on their relative fair market values at the time of acquisition, and determined amortization based on the estimated useful life of the related assets.

The intangible assets identified in the acquisition are the BANDOL Distribution Rights and the Tradename. The BANDOL Distribution Rights will be amortized over the remaining useful life of the underlying Sildenafil Oral Suspension patents, which expire in 2036. The Tradename has an indefinite useful life, and accordingly, is not subject to amortization. We review our intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that their carrying value may not be recoverable.

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The carrying value of the BANDOL Intangible Assets, reflecting foreign currency translation, is as follows:

BANDOL Intangible Assets Carrying Value	BANDOL License & Patent Rights	Tradename	Total
Balance April 27. 2022	$1,356,480	$90,432	$1,446,912
Additions	—		—
Amortization for the period	(67,321)		(67,321)
Translation adjustment	21,975	1,466	23,441
Balance December 31, 2022	$1,311,134	$91,898	$1,403,032
Additions	—	—	—
Amortization for the period	(102,241)	—	(102,241)
Translation adjustment	41,806	2,931	44,737
Balance December 31. 2023	$1,250,699	$94,829	$1,345,528

5.	Revenue Recognition – BANDOL Distribution Sales/Billings

The Rubio Distribution and Rubio Supply Agreements provide for the distribution of BANDOL units in Spain by Rubio with product supplied exclusively by Aspargo. Also, the Rubio Distribution Agreement provides Rubio with a limited, non-exclusive, non-sublicensable, non-transferable, royalty-free, license to the Trademark solely for the purpose of distributing BANDOL in Spain. We consider the promise to supply Rubio with BANDOL products for distribution as our single performance obligation and recognize net sales revenue at a point in time when we satisfy the performance obligation by transferring control of BANDOL products to Rubio, which occurs upon delivery of products to the manufacturer’s delivery site.

We consider the license and right to use the Trademark as an immaterial promise to Rubio that does not give rise to a separate performance obligation as prescribed in ASC 606-10-25-16A, based on the nature and substance of the rights conveyed to Rubio. The rights were granted without cost to Rubio solely to use for the commercial distribution of BANDOL in Spain, do not grant Rubio the underlying intellectual property (“IP”) related to the proprietary knowledge and manufacturing process of BANDOL, and do not provide any additional economic benefits to Rubio aside from profits derived from distributing BANDOL in the Spanish market. Accordingly, in management’s opinion, the promise to grant Rubio a license solely for the purpose of performing and providing distribution service is immaterial in the context of the agreement and is not accounted for as a separate performance obligation.

The amount of revenue that we recognize is based on the transaction price, which derives from the number of BANDOL units listed on purchase orders submitted by Rubio, and includes our estimate of variable consideration, such as allowance for sales returns and discounts, where applicable. The amount of variable consideration included in the transaction price may be constrained and is included only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized under the contract is unlikely to occur in a future period.

The terms of the Rubio Distribution Agreement provide for the payment by Aspargo Italia to Rubio for certain logistics, sales and marketing services to be performed by Rubio, which include warehouse services, sales office support and marketing services. We determined that these services are not distinct from the distribution rights provided to Aspargo by Rubio and the distribution activities conducted by Rubio, which generate distribution income for the Company, as the only substantive benefit we receive from the logistics, sales and marketing services is derived from sales of BANDOL product. Also, we would not engage Rubio to provide these services absent the distribution arrangement. Accordingly, we recorded the payments to Rubio for the logistics, sales and marketing services as a reduction of the transaction price, thereby reducing the amount of revenue we recognized from the distribution of BANDOL in Spain.

During the years ended December 31, 2023 and 2022, Aspargo Italia generated approximately $953 thousand and $470 thousand of distribution sales/billings, respectively, representing net sales of BANDOL products by Rubio to wholesalers in Spain. Aspargo Italia incurred approximately $1.02 million and $680 thousand of logistics, sales and marketing service fees, respectively, for services performed by Rubio, resulting in negative revenue of approximately $64,842 and $211,554, respectively. The negative revenue resulted from the underperformance of BANDOL product sales, which did not cover the associated fixed service fees. We presented the excess service fees over distribution income as negative revenue in the revenue section of the Consolidated Statement of Operations (as restated) for the years ended December 31, 2023 and 2022.

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6.	International License and Distribution Agreements

Laboratorios Sidus – Argentina

Effective November 27, 2022, we entered into an Exclusive License Agreement (the “Argentina License”) with Laboratorios SIDUS (“SIDUS”), a pharmaceutical group in Argentina, to act as our designated distributor of Sildenafil Oral Suspension in Argentina following formal approval by the National Administration of Drugs, Foods and Medical Devices in Argentina (“ANMAT”). SIDUS currently manufactures and distributes in Argentina the MagnuS® brand of Sildenafil and Tadalafil ED products. Pursuant to the Argentina License, upon approval of Sildenafil Oral Suspension in Argentina, Aspargo and Sidus will enter into a Supply Agreement governing the supply of Sildenafil Oral Suspension from Aspargo to Sidus at a supply price per unit specified in the Argentina License. Sidus will manage product distribution in Argentina and bear all distribution expenses.

7.	Fixed assets – Filling Equipment

During the years ended December 31, 2020 and 2021, we purchased two customized filling machines for a total cost of $176,568 to enable automatic rather than manual filling of drug product into customized containers for use in our planned clinical trials and drug product stability testing necessary for FDA submissions. This equipment has not been placed in service as of December 31, 2023.

During the year ended December 31, 2023, we selected a new design for our customized containers. The filling machines on hand will not accommodate the newly designed containers. Accordingly, we determined that changes in circumstances indicated that the carrying value of our filling machines may not be recoverable. We determined that the recoverable value of the filling machines upon a sale or refurbishment is equal to or greater than the cost of disposal. Accordingly, we recorded an impairment charge of $176,568, which is the full carrying value of the equipment as of December 31, 2023.

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During the year ended December 31, 2023, we executed a purchase contract with a filling machine manufacturer to design and build a custom filling machine that accommodates our newly designed containers. Total contracted price of the new filling machine is $312,500, of which $125,000 was paid upon signing of the contract, and the balance is due upon completion. We recorded the payment of $125,000 and the liability of $187,500 as an addition to fixed assets.

No depreciation expense has been incurred related to the equipment shown on the Consolidated Financial Statements (as restated) because none of the equipment has been placed in service.

The carrying value of our equipment is as follows:

Fixed Assets - Equipment Carrying Value
Balance December 31, 2022	$176,568
Additions	312,500
Impairment	(176,568)
Depreciation for the period	—
Balance December 31, 2023	$312,500

8.	Accrued Expenses

Accrued expenses and other current liabilities consist of the following:

Accrued Expenses
R&D	$845,716
Equipment	187,500
Commercial launch costs	307,017
Product supply costs	43,104
Product distribution fees	3,686
Professional fees	33,147
Consulting fees	67,793
Other G&A	902
Total accrued expenses	$1,488,865

9.	Promissory Notes Payable

In August 2022, we sold promissory notes (the “Promissory Notes”) and shares of Aspargo common stock (the “Shares”) to four investors for an aggregate purchase price and total proceeds of $1,000,000. Each investor purchased a Promissory Note with a face amount of $250,000 and an issue price of $215,200, and 40,000 Shares at a purchase price of $0.87 per share. The Promissory Notes are due in February 2023 and bear interest at 10% per annum, payable at maturity.

We allocated the $1,000,000 of proceeds to the Promissory Notes and Shares based on the purchase prices specified in the transaction documents related to the sale of the Promissory Notes and Shares. The discount related to the Promissory Notes will be amortized over the term of the Promissory Notes as interest expense, calculated using an effective interest method.

In February 2023, the holders of the Promissory Notes and Shares agreed to a three-month extension of the maturity date of the Promissory Notes in exchange for additional Shares. We issued an aggregate of 120,000 additional Shares to the holders of the Promissory Notes and Shares in consideration of the extension and recorded the value of the Shares as additional interest expense. We repaid the total amount of outstanding principal and accrued interest with respect to the Notes in May 2023

10.	Convertible Notes Payable

In May, June and August 2023, we issued and sold Convertible Promissory Notes (the “Convertible Notes”) to investors for an aggregate purchase price of $10,000,000. The Convertible Notes have an aggregate face amount of $10,000,000, are due 12 months from the issue date, bear interest at 10% per annum payable at maturity, and are convertible into shares of our common stock at a conversion price of $0.87 per share.

In September 2023, the holders of the Convertible Notes exercised the conversion feature in the Convertible Notes in exchange for an aggregate of 12,643,680 shares of our common stock, representing aggregate principal amount and accumulated and accelerated interest to the original date of maturity of $11 million.

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11.	Convertible Preferred Shares

The Company’s Amended and Restated Certificate of Incorporation filed on June 30, 2020 (the “Restated Certificate”) and amended on March 8, 2024 provides that the Company is authorized to issue 50,000 shares of Preferred Stock, $0.0001 par value per share. Pursuant to the Restated Certificate, the Board of Directors of the Company designated 4,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) as available for issuance.

The Preferred Stock does not carry a dividend and is non-voting. Holders of the Preferred Stock are entitled to share pro rata in a liquidation distribution with the holders of shares of the Company’s common stock, in an amount equal to the amount the holders of the Preferred Stock would have received had their shares of Preferred Stock been converted immediately prior to the record date of such liquidation distribution (or date of the liquidation distribution if no record date is fixed).

Each share of Preferred Stock is convertible into 10,000 shares of the Company’s common stock, based on a fixed conversion price of $0.0001 per common share, upon the occurrence of certain events that are outside the control of the Company and the holder of the Preferred Stock. The holder may not convert shares of the Preferred Stock to the extent that after giving effect to the issuance of common stock upon conversion, such holder would beneficially own in excess of 4.99% of the outstanding shares of the Company’s common stock.

Under ASC 480-10-S99, the outstanding shares of Preferred Stock are classified outside of permanent equity because the Preferred Stock is redeemable only upon the occurrence of certain events not solely within the control of the issuer, and as such, redemption is not certain or predictable. We accounted for the Preferred Stock as temporary equity in the mezzanine section of the Consolidated Balance Sheet, which is presented outside of stockholders’ equity.

Aso December 31, 2023, 2,550 shares of Preferred Stock are outstanding, convertible into 25,500,000 shares of the Company’s common stock.

12.	Contractual Obligations, Commitments and Contingencies

Manufacturing Services Agreement

In March 2020, we entered into a Technical Transfer and Manufacturing Services Agreement (the “PII MSA”) with Pharmaceutics International Inc. (“PII”), which provides for the transfer of the manufacturing process for Sildenafil Oral Suspension from Farmalider to PII and the manufacture of process validation batches necessary to support our FDA submissions. The PII MSA provides for a program initiation payment of approximately $200,000 and further payments due upon achievement of certain manufacturing milestones. We record payments pursuant to the PII MSA as R&D expenses.

In November 2023, we executed a Statement of Work with Pii for the manufacturing of registration and process validation batches of Sildenafil Oral Suspension, and associated activities necessary for FDA submissions. Total cost of the project is $2.33 million, of which $326,350 was due and paid upon signing of the contract, and the balance is due upon completion of the milestones specified in the Statement of Work. We recorded the payment of $326,350 as R&D expense.

During years ended December 31, 2022 and 2023, total payments to PII for manufacturing expenses were $192,790 and $843,640 , respectively.

Legal

Periodically, we review the status of any significant matters that exist and assess potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, we accrue a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation. As of December 31, 2023, there are no pending claims or litigation that could materially affect our results going forward.

13.	Shareholder’s Equity

Common Stock

The Company’s second amended and restated certificate of incorporation filed on March 1, 2024, provides that the Company is authorized to issue 325 million shares of common stock. Holders of common stock vote together as a single class and maintain identical rights to dividends and proceeds upon liquidation. Holders of common stock are entitled to one vote per share.

In June 2022, we issued 100,000 shares of common stock to our Licensors as described above in Note 3. Farmalider and Innovazone License Agreements.

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In June 2022, restrictions lapsed with respect to 100,000 shares of restricted common stock issued to Dr. Shari Melamed in connection with medical affairs advice provided by Dr. Melamed to the Company.

During the year ended December 31, 2022, we issued an aggregate of 405,407 shares of common stock to financial consultants in consideration for providing financial advisory services to the Company during 2022.

Effective September 1, 2022, two members of our Board of Directors and our Vice President, Regulatory Affairs agreed to the cancellation of 18,250,000 shares in the aggregate of the Company’s common stock for no consideration.

During the year ended December 31, 2022, we issued an aggregate of 4,110,596 shares of common stock to investors in a series of private placement transactions at a purchase price of $0.87 per share, including 160,000 shares issued to purchasers of the Promissory Notes, as described in Note 9 above. We received gross proceeds of $3,576,200 and incurred stock issuance costs of $365,490.

In February 2023, we issued an aggregate of 120,000 shares of our common stock to the holders of the Promissory Notes described in Note 9 above in consideration of the extension of the maturity date of the Promissory Notes.

In June 2023, restrictions lapsed with respect to 100,000 shares of restricted common stock issued to Dr. Shari Melamed in connection with medical affairs advice provided by Dr. Melamed to the Company.

In September 30, 2023, we issued an aggregate of 12,643,680 to holders of the Convertible Notes, as described in Note 10 above upon exercise of the conversion feature contained in the Convertible Notes.

During the year ended December 31, 2023, we issued an aggregate of 968,852 shares of common stock to financial consultants in consideration for providing financial advisory services to the Company during 2023.

During the year ended December 31, 2023, we issued an aggregate of 14,418,251 shares of common stock to investors in a series of private placement transactions at a purchase price of $0.87 per share. We received gross proceeds of $12,541,035 and incurred stock issuance costs of $200,303.

14.	Stock-based Compensation

Stock Options

The Company has a 2020 Stock Plan (the “2020 Plan”), which was established to grant stock options and share based awards to employees and consultants of the Company to assist in attracting, retaining, and motivating employees and consultants and to provide incentives to promote the success of our business.

Options granted under the 2020 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). ISOs may be granted only to Company employees (including officers and directors who are also employees) who are residents of the United States for tax purposes. NSOs may be granted to any Company employee or consultant. Restricted stock may also be granted under the 2020 Plan. Options under the 2020 Plan may be granted for periods of up to 10 years. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant as determined by our Board of Directors. The 2020 Plan restricts the amount of ISOs which may become exercisable in any calendar year so that the aggregate fair market value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the grantee in any calendar year does not exceed $1,000,000.

The following table summarizes stock option activity for the Company for the years ended December 31, 2022 and 2023.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Total Intrinsic Value
Stock options outstanding at December 31, 2022	2,000,000	$0.87	3.75	$0
Granted	—
Exercised	—
Stock options outstanding at December 31, 2023	2,000,000	$0.87	2.75	$0

Determination of Fair Values

The assumptions used in the Black-Scholes pricing model for stock-based compensation for the periods below were as follows:

	Year Ended December 31,
	2023	2022
Risk-free interest rate	3.61%-4.13%	2.4%-4.0%
Expected term	3-3.5 years	3.75-4.5 years
Dividend yield	0%	0%
Expected volatility	150%	150%

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Restricted Stock

A restricted stock award is an issuance of shares that cannot be sold or transferred by the recipient until the vesting period lapses. The grant date fair value of the restricted stock is equal to the market price of our common stock on the date of grant as determined by our Board of Directors. The following table summarizes restricted stock activity for the years ended December 31, 2022 and 2023:

Restricted Stock	Shares	Weighted Average Fair Value
Restricted stock at December 31, 2021	200,000
Released	(100,000)	$0.87
Restricted stock at December 31, 2022	100,000	$0.87
Released	(100,000)	$0.87
Restricted stock at December 31, 2023	—

15.	Income Taxes

The income tax provision (benefit) consists of the following:

Income tax provision (benefit)
Federal:
Current	—
Deferred	$(2,727,536)
State and Local:
Current	—
Deferred	$(855,372)
Change in valuation allowance	$3,582,908
Income tax provision (benefit)	—

The expected tax benefit based on the statutory rate is reconciled with actual tax benefit as follows:

U.S. federal statutory rate	-21%
State income tax, net of federal benefit	-6%
Research credit	-1%
Increase (decrease) in valuation allowance	28%
Income Tax provision (benefit)	0%

Deferred tax assets consisted of the effects of temporary differences attributable to the following:

Deferred Tax Assets
Net Operating Losses	$(3,887,072)
Research and Development Credit	304,164
Total deferred tax assets	$(3,582,908)
Valuation allowance	3,582,908
Deferred tax assets, net of valuation allowance	$—

As of December 31, 2023, the Company had approximately $29.98 million of federal and state net operating loss carryovers (“NOLs”). In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, hawse have established a full valuation allowance against all the deferred tax assets for every period because it is more likely than not that not all the deferred tax assets will be realized.

We file U.S. federal, state of New Jersey and State of New York tax returns that are subject to audit by tax authorities. Our U.S. federal and State of New Jersey tax returns are subject to audit beginning with the year ended December 31, 2020.

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16.	Subsequent Events

Subsequent events have been evaluated through August 7, 2024, which is the date these Consolidated Financial Statements (as restated) were available for issuance. Other than the items noted below, we are not aware of any subsequent events that would require recognition or disclosure in the Consolidated Financial Statements (as restated).

As described above in Note 3 above, on February 7, 2024, we executed Letter Agreements with the Licensors to amend the US and International License Agreements, effective December 31, 2023, as follows:

●	The payment of $350,000 due to the Licensors upon successful completion of a bioequivalence study necessary for FDA approval under Section 4.1(c) of the US License is due and payable no later than June 30, 2025.
●	The payment of $1,500,000 due to the Licensors upon receipt of regulatory approval from the FDA under Section 4.1(d) of the U.S. License is due and payable no later than September 30, 2027.
●	The termination events described in Section 13.2(c)(i) and (ii) of the US License are amended to provide that the Licensors may terminate the US License if we fail to (i) register Sildenafil Oral Suspension with the FDA prior to September 30, 2027 (rather than 36 months from the US License effective date), or (ii) commercialize Sildenafil Oral Suspension within 12 months (rather than 6 months) of receipt of regulatory approval by the FDA.
●	The termination events described in Section 11.2(c)(i) and (ii) of the International License are amended to provide that the Licensors may terminate the International License if we fail to (i) register Sildenafil Oral Suspension in a jurisdiction within the international Territory prior to September 30, 2027, or (ii) commercialize Sildenafil Oral Suspension within 12 months of receipt of regulatory approval. In the case of commercialization in Germany, Ireland or the Netherlands, the jurisdictions in which we received regulatory approval previously, the commercialization period is extended to December 31, 2024.

In May 2024, we entered into a $25.0 million term loan agreement with Wells Resources LLC that expires on December 31, 2026. The agreement provides for an unsecured senior term loan facility, in an aggregate principal amount of up to $25.0 million to be used for working capital purposes. We have not drawn down any amounts under this term loan.

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ASPARGO LABS, INC.

Shares

Common Stock

PROSPECTUS

_________________, 2025

Through and including ___________________, 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates, except for the SEC registration fee and the NYSE listing fee:

Amount
SEC registration fee	*
NYSE listing fee	*
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*
TOTAL	*

* To be filed by amendment

Item 14. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

II-1

Additionally, our amended and restated certificate of incorporation and our bylaws eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against liabilities for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities

During the year ended December 31, 2021, we entered into subscription agreements with approximately 15 investors. Pursuant to the subscription agreements, we issued a total of approximately 413,955 shares of common stock at a price of $0.87 per share, for aggregate proceeds of $360,000.

During the year ended December 31, 2022, we entered into subscription agreements with approximately 50 investors. Pursuant to the subscription agreements, we issued a total of approximately 3,950,595 shares of common stock at a price of $0.87 per share, for aggregate proceeds of approximately $3,437,000.

In August 2022, we entered into securities purchase agreements with 4 investors. Pursuant to the securities purchase agreements, we issued (i) unsecured promissory notes with an aggregate face amount of $1,000,000, an aggregate issue price of $860,800, a maturity of six months and bearing interest at 10% per annum; and (ii) an aggregate of 120,000 shares of common stock at a price of $0.87 per share. We received aggregate proceeds of $1,000,000.

During the year ended December 31, 2023, we entered into subscription agreements with approximately 50 investors. Pursuant to the subscription agreements, we issued a total of approximately 14,418,250 shares of common stock at a price of $0.87 per share, for aggregate proceeds of approximately $12,541,000.

From May through August 2023, we issued unsecured convertible promissory notes with an aggregate principal amount of $10,000,000, maturity of twelve months and bearing interest at 10% per annum to 4 investors. Principal and interest on the notes is convertible into shares of common stock at a price of $0.87 per share. We received aggregate proceeds of $10,000,000. On September 30, 2023, holders of the notes exercised the conversion feature contained in the notes, and we issued an aggregate of 12,643,680 shares of common stock to the holders of the notes in payment of all principal and interest due on the notes through the final maturity date.

During the nine-month period ended September 30, 2024, we entered into subscription agreements with approximately 150 investors. Pursuant to the subscription agreements, we issued a total of approximately 31,933,145 shares of common stock at a price of $0.87 per share, for aggregate proceeds of approximately $27,778,615.

We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about Aspargo.

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Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1*	Second Amended and Restated Certificate of Incorporation
3.2*	Restated By-laws
3.3*	Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock
3.4*	Certificate of Amendment of Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock
4.1**	Specimen certificate evidencing shares of common stock
5.1**	Opinion of Lucosky Brookman LLP
10.1*	Exclusive Patent License Agreement, dated January 24, 2020, by and among Aspargo Labs, Inc., Farmalider S.A., and Innovazone Labs LLC
10.2*	Letter Agreement, dated December 31, 2022, related to the Exclusive Patent License Agreement, dated January 24, 2020, by and among Aspargo Labs, Inc., Farmalider S.A., and Innovazone Labs LLC
10.3*	Exclusive Patent License Agreement, dated September 25, 2020, by and among Aspargo Labs, Inc., Farmalider S.A. and Innovazone LLC
10.4*	Amendment No. 1, dated June 9, 2021, to the Exclusive Patent License Agreement, dated September 25, 2020, by and among Aspargo Labs, Inc., Farmalider S.A. and Innovazone LLC
10.5*	Amendment No. 2, dated December 27, 2021, to the Exclusive Patent License Agreement, dated September 25, 2020, by and among Aspargo Labs, Inc., Farmalider S.A. and Innovazone LLC
10.6*	Letter Agreement, dated December 27, 2021, related to the Exclusive Patent License Agreement, dated September 25, 2020, by and among Aspargo Labs, Inc., Farmalider S.A. and Innovazone LLC
10.7*	Letter Agreement, dated December 31, 2023, related to the Exclusive Patent License Agreement, dated January 24, 2020, by and among Aspargo Labs, Inc., Farmalider S.A., and Innovazone Labs LLC and the Exclusive Patent License Agreement, dated September 25, 2020, by and among Aspargo Labs, Inc., Farmalider S.A. and Innovazone LLC
10.8*	Assignment and Assumption Agreement, dated as of April 27, 2022, by and among Farmalider, S.A., Innovazone Labs LLC, Nutra Essential OTC, Laboratorios Rubió S.A., Aspargo Labs Italia SRL, and Aspargo Labs, Inc.
10.9*	Exclusive License Agreement, dated November 17, 2022, between Aspargo Labs, Inc. and SIDUS S.A.
10.10*	Proposal, dated September 6, 2023, between Aspargo Labs, Inc. and RKS Design, Inc.
10.11*	Agreement, dated September 11, 2023, between Aspargo Labs, Inc. and RKS Design, Inc.
10.12*	Amendment, dated November 27, 2024, to the Proposal, dated September 6, 2023, between Aspargo Labs, Inc. and RKS Design, Inc.
10.13*	Proposal, dated May 17, 2024, between Aspargo Labs, Inc. and RKS Design, Inc.
10.14*	Master Service Agreement, dated July 2, 2024, by and between Aspargo Labs, Inc. and Saptalis Pharmaceutical, LLC
10.15*	Employment Agreement, dated July 1, 2024, between Aspargo Labs, Inc. and Andrew Chamlin
10.16*	Employment Agreement, dated September 1, 2024, between Aspargo Labs, Inc. and Dr. Mario Guralnik
10.17*	2020 Equity Incentive Plan
10.18*	Amendment to 2020 Equity Incentive Plan
14.1**	Code of Business Conduct and Ethics
21.1*	List of Subsidiaries of Registrant
23.1*	Consent of Prager Metis LLP
23.2**	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page)
99.1**	Audit Committee Charter
99.2**	Nominating and Corporate Governance Committee Charter
99.3**	Compensation Committee Charter
99.4**	Insider Trading Policy
99.5**	Related Person Transaction Policy and Procedures
99.6**	Clawback Policy
99.7**	Consent of Steven Kaplan, as director nominee
99.8**	Consent of Shari Aviva Melamed, as director nominee
99.9**	Consent of Gary Wells, as director nominee
107*	Filing Fee Table

* Filed herewith

** To be filed by amendment.

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Item 17. Undertakings

The undersigned Registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this registration statement to be duly signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 10th day of January, 2025.

ASPARGO LABS, INC.

By:	/s/ Michael Demurjian
Michael Demurjian
Chief Executive Officer and Chairman

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